GENERAL INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET INFORMATION
DILUTION
CAPITALIZATION
PENDING TRANSACTIONS
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS
BUSINESS
FEDERAL REGULATION OF RADIO BROADCASTING
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO THE FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 29, 1999

Registration No. 333-91703

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGENT COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4830	31-1492857

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

50 East RiverCenter Boulevard, Suite 180

Covington, Kentucky 41011
(606) 292-0030
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TERRY S. JACOBS

Chairman of the Board
and Chief Executive Officer
Regent Communications, Inc.
50 East RiverCenter Boulevard, Suite 180
Covington, Kentucky 41011
(606) 292-0030
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ALAN C. ROSSER Strauss & Troy 150 East Fourth Street Cincinnati, Ohio 45202-4018 (513) 621-2120	JONATHAN JEWETT Shearman & Sterling 599 Lexington Avenue New York, New York 10022

Approximate Date of Commencement of Proposed Sale to the Public:

As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Regent may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DECEMBER 29, 1999

PROSPECTUS

13,350,000 Shares

[REGENT LOGO]

Common Stock

Regent Communications, Inc. is offering 13,350,000 shares of its common stock in an initial public offering. Prior to this offering, there has been no public market for Regent’s common stock.

Regent is a radio broadcasting company that focuses on acquiring, developing and operating radio stations in small and mid-sized markets.

It is anticipated that the public offering price will be between $6.50 and $8.50 per share. Regent has applied to have the common stock included for quotation in the Nasdaq National Market under the symbol “RGCI”.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to Regent	$	$

See “Risk Factors” on pages 11 to 16 for factors you should consider before investing in the shares of Regent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters may, under certain circumstances, purchase up to 2,002,500 additional shares from Regent at the public offering price, less underwriting discounts and commissions. Delivery and payment for the shares will be on            , 2000.

Prudential Securities

Morgan Stanley Dean Witter

Schroder & Co. Inc.

                 , 2000

[Map depicting station locations and call letters]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

      We operate our radio stations in subsidiaries and hold our radio broadcast licenses in separate subsidiaries that do not conduct any independent business operations. In this prospectus, when we use the term “Regent” and the pronouns “we,” “our” and “us,” we mean Regent Communications, Inc. and all its subsidiaries, unless the context otherwise requires.

GENERAL INFORMATION

Information About Station and Market Data

      As you review the station and market data contained throughout this prospectus, you should note the following:

•	We obtained all metropolitan statistical area rank information, market revenue information and station cluster market rank information for all of our markets (except the Palmdale, California; Victorville, California; and Mansfield, Ohio markets) from Investing in Radio 1999 Market Report (4th ed.) published by BIA Publications, Inc.

•	We obtained all market revenue and station cluster market revenue rank information for the Palmdale market from the November 1999 Miller, Kaplan Market Revenue Report, a publication of Miller, Kaplan, Arase & Co., Certified Public Accountants.

•	Market data are not available for the Victorville and Mansfield markets.

•	All market revenue and station cluster market revenue rank information is for 1998 except information given for the Palmdale market which is for the first 11 months of 1999.

•	We obtained all audience share information from the Spring 1999 Radio Market Report published by The Arbitron Company. In the table in the “Prospectus Summary” section of this prospectus under the heading “Station Portfolio,” we derived station cluster audience share based on persons ages 12 and over, listening Monday through Sunday, 6:00 a.m. to 12:00 midnight.

•	A radio station’s designated market may be different from its community of license.

Information About Financial Data

      As you review the financial information contained in this prospectus, you should note the following:

•	The term “broadcast cash flow” means operating income (loss) before depreciation and amortization and corporate general and administrative expenses, excluding barter activity.

•	The term “EBITDA” means operating income (loss) before depreciation and amortization.

•	The term “after-tax cash flow” means income (loss) from continuing operations, minus net gain (loss) on sale of stations (net of tax), plus depreciation and amortization expense.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

Regent

      We are a radio broadcasting company focused on acquiring, developing and operating radio stations in small and mid-sized markets. Upon completion of the transactions described in the “Pending Transactions” section of this prospectus, we will own 28 FM and 14 AM radio stations in 11 small and mid-sized markets located in California, Michigan, Minnesota, New York, Ohio, Pennsylvania and Texas. We have assembled clusters of radio stations that rank first or second in terms of revenue share in substantially all of our markets. On an historical basis, for the nine months ended September 30, 1999, we had net broadcast revenues of $17.5 million and broadcast cash flow of $4.2 million. After giving pro forma effect to the transactions described in the unaudited pro forma financial statements included elsewhere in this prospectus, we would have had net broadcast revenues of $27.9 million and broadcast cash flow of $10.8 million for the nine months ended September 30, 1999.

      Our overall business strategy is to secure and maintain a leadership position in our existing markets and to expand into additional small and mid-sized markets where we believe we can achieve a leadership position. Relative to the largest radio markets in the United States, we believe that the small and mid-sized markets represent attractive operating environments because they are generally characterized by:

•	a greater use of radio advertising compared to the national average;

•	substantial growth in advertising revenues as national and regional retailers expand into small and mid-sized markets;

•	a weaker competitive environment characterized by small independent operators, many of whom lack the capital to produce locally-originated programming and/or to employ more sophisticated research, marketing, management and sales techniques;

•	less direct format competition due to a smaller number of stations in any given market; and

•	lower overall susceptibility to fluctuations in general economic conditions due to a lower percentage of national versus local advertising revenues.

      We believe that these market characteristics, coupled with the opportunity to establish or expand radio station clusters within a specific market, create the potential for revenue growth and cost efficiencies.

Acquisition Strategy

      Our acquisition strategy is to expand within our existing markets and into new small and mid-sized markets where we believe we can effectively use our operating strategies. In considering new markets, we focus on those markets that have a minimum of $8.0 million in gross radio advertising revenue where we believe we can build a station cluster that will generate at least $1.0 million in annual broadcast cash flow. After entering a market, we seek to acquire additional stations that will allow us to reach a wider range of demographic groups to appeal to advertisers and increase revenue. We also integrate these stations into our existing operations in an effort to achieve substantial cost savings. We have sold or will sell stations in different markets that did not or do not fit within our existing acquisition strategy.

Operating Strategy

      Our operating strategy focuses on maximizing our radio stations’ appeal to listeners and advertisers and, consequently, our net broadcast revenue and broadcast cash flow. To achieve these goals, we:

•	seek to secure and maintain a leadership position by owning multiple stations in the markets we serve;

•	coordinate programming, promotional and sales strategies among each group of local stations to enhance revenue opportunities and maximize cost efficiencies within each market;

•	implement aggressive sales and marketing initiatives in order to maximize our share of local advertising revenue in each of our markets;

•	combine extensive market research with an assessment of our competitors’ vulnerabilities in order to identify significant and sustainable target audiences;

•	tailor the programming, marketing and promotion of each of our stations to maximize its appeal to its target audience; and

•	decentralize operating activities, as we believe that radio, which is primarily a local business, needs to rely on the efforts of regional and local management and staff to achieve success.

Management Team

      Our senior management team has extensive experience in the radio broadcasting industry and has negotiated the acquisition of 119 radio stations, including the 42 stations currently owned or to be acquired by us upon consummation of our pending acquisitions.

      Our Chairman, Chief Executive Officer and Treasurer, Terry S. Jacobs, has 20 years of experience as the founder and chief executive officer of three radio broadcasting companies, including Jacor Communications, Inc. (today a part of Clear Channel Communications Inc.) which, during his tenure, grew to become the ninth largest radio company in the United States.

      William L. Stakelin, our President and Chief Operating Officer, has been nationally recognized for his contributions to the radio broadcasting industry as recipient of the 1999 National Radio Award given by the National Association of Broadcasters. Mr. Stakelin has over 40 years of experience in the radio industry, with over 30 of those years in station and group management.

Corporate History and Recently Completed

and Pending Transactions

      We are a Delaware corporation formed in November 1996 by Mr. Jacobs and Mr. Stakelin. During 1997 and the first half of 1998, we engaged in limited operations consisting principally of the ownership and operation of one AM radio station and the operation of 24 other radio stations under time brokerage agreements.

      On June 15, 1998, we acquired a total of 31 radio stations. One of these acquisitions was accomplished by means of a merger with Faircom Inc. whereby Faircom was merged into one of our subsidiaries. Even though our subsidiary was the surviving entity in the merger, Faircom was deemed to be the “accounting acquirer,” and the historical financial statements of Faircom became our historical financial statements. Accordingly, our results of operations and those of the other entities that merged with or were acquired by us as part of the transactions completed June 15, 1998 have been included in our consolidated financial statements only from June 15, 1998.

      With the completion of additional acquisitions and dispositions during the balance of 1998 and 1999, we currently own and operate a total of 32 radio stations. We have agreements to acquire the assets of seven FM and five AM radio stations for $68.3 million and have an agreement in principle to acquire another FM radio station for $1.4 million. We have entered into an agreement to sell two FM and one AM radio stations for $2.4 million.

      Our principal executive offices are located at 50 East RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011. Our telephone number is (606) 292-0030.

Station Portfolio

      The following table shows the radio stations we will own and operate after giving effect to the pending acquisitions and divestiture described above. See the “General Information” section at the beginning of this prospectus for a discussion of the sources from which we obtained the data included in the table and the method used to calculate the station cluster audience share data.

				Pro Forma Station Portfolio

	Metropolitan	Station	Station
	Statistical	Cluster	Cluster			Acquisition
	Area	Ranking by	12+	Owned		Pending		Total
	Market	Revenue	Audience
Market	Rank	Share	Share	FM	AM	FM	AM	FM	AM

Chico, CA(1)	192	1	16.5	3	–	1	–	4	–

El Paso, TX(1)	70	2	19.0	–	–	2	1	2	1

Erie, PA	155	1	27.4	2	1	–	–	2	1

Flint, MI	116	2	13.1	2	1	–	–	2	1

Mansfield, OH	N/A	N/A	N/A	2	1	–	–	2	1

Palmdale-Lancaster, CA	N/A	1	N/A	2	1	–	–	2	1

Redding, CA	218	1	50.7	4	2	–	–	4	2

St. Cloud, MN	216	1	18.5	2	1	–	–	2	1

Utica-Rome, NY(1)	150	1	40.6	–	–	3	2	3	2

Victorville, CA	N/A	N/A	N/A	3	2	–	–	3	2

Watertown, NY(1)	252	1	46.6	–	–	2	2	2	2

Totals				20	9	8	5	28	14
Number of markets: 11
Number of stations: 42

N/A — information not available

(1)	The completion of each of our pending acquisitions is subject to receipt of a final order of the FCC approving the transaction and the satisfaction of other customary conditions.

Financing and Recapitalization Plan

      Upon completion of this offering and the repayment of our existing bank credit facility with a portion of the net proceeds, we intend to enter into a new bank credit facility. We presently have a commitment for a $125.0 million secured seven-year reducing revolving credit facility with an additional $50.0 million revolving facility that would be available on substantially the same terms to fund future acquisitions.

      On November 24, 1999, we entered into purchase agreements with several investors providing for the purchase of a total of $19.5 million of our equity capital. We completed these transactions on December 14, 1999 with the issuance of 3,545,453 shares of our new Series K convertible preferred stock at $5.50 per share.

      We presently have outstanding 17,050,851 shares of various series of convertible preferred stock. Effective upon completion of this offering, we will redeem all 1,000,000 outstanding shares of our Series B convertible preferred stock at $5.00 per share plus accrued dividends with a portion of the net proceeds of the offering and convert all then outstanding shares of our remaining series of convertible preferred stock into an equal number of shares of our common stock, as permitted by the provisions of our charter or under agreements with the holders.

The Offering

Shares offered by Regent	13,350,000 shares(1)

Total shares outstanding after this offering	29,740,851 shares(1)(2)

Use of proceeds	We intend to use the net proceeds from this offering, together with other funds and equity securities, as follows:
• to fund our pending acquisitions in Utica-Rome and Watertown, New York, El Paso, Texas and Chico, California;
• to pay in full our existing bank credit facility;
• to pay accumulated, unpaid dividends on all series of our convertible preferred stock; and
• to redeem our Series B convertible preferred stock.
See the “Use of Proceeds” section of this prospectus.

Proposed Nasdaq National Market symbol	RGCI

(1)	Does not include up to 2,002,500 shares that the underwriters may purchase if they exercise their over-allotment option in full.

(2)	Includes:

•	16,050,851 shares of common stock that will be issued on conversion of all of our series of convertible preferred stock, with the exception of the Series B, which is being redeemed, upon completion of this offering; and

•	100,000 shares of common stock we expect to issue in connection with one of our pending acquisitions.

      Does not include:

•	990,000 shares of common stock subject to outstanding warrants with a weighted average exercise price of $5.00 per share;

•	1,840,498 shares of common stock subject to outstanding employee stock options with a weighted average exercise price of $4.76 per share, of which shares 635,828 are subject to vested options; and

•	370,834 shares of common stock reserved for issuance under our management stock option plan.

Market Information

      Prior to this offering, there has been no public market for our common stock. Prior to this offering, our Series C convertible preferred stock, which is presently convertible into our common stock on a one-for-one basis, was quoted through the National Quotation Bureau “pink sheet” service and the OTC Bulletin Board under the symbol “RGCIP.OB” and traded in small amounts on a limited and sporadic basis. Effective upon consummation of this offering, the shares of our Series C convertible preferred stock will be converted into an equal number of shares of our common stock. We believe that prior sales prices and quotations for the Series C convertible preferred stock do not provide a meaningful indication of the value of our common stock.

Risk Factors

      You should consider the risk factors and the impact from various events that could adversely affect our business before investing in our common stock. See the “Risk Factors” section of this prospectus for a discussion of these risks.

Summary Historical and Pro Forma Financial Data(1)

	Year Ended December 31,				Nine Months Ended September 30,

				Pro Forma			Pro Forma
				As Adjusted			As Adjusted
				1998(2)	1998	1999	1999(2)
	1996	1997	1998	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	(In thousands, except per share amounts)

Statement of Operations Data:

Net broadcast revenues	$4,874	$5,993	$14,771	$36,261	$9,484	$17,465	$27,925

Station operating expenses	2,993	3,860	11,051	23,602	6,727	13,066	17,275

Depreciation and amortization	321	727	2,281	6,453	1,466	2,838	5,317

Corporate general and administrative expenses	337	391	1,872	5,803	1,360	1,699	3,708

Operating income (loss)	1,223	1,015	(433)	403	(69)	(138)	1,625

Interest expense	(913)	(1,331)	(2,883)	(400)	(2,029)	(2,430)	(302)

Other income, net	7	25	26	68	6	87	91

Income (loss) from continuing operations before income taxes	317	(291)	(3,290)	71	(2,092)	(2,481)	1,414

Income tax expense	(38)	(72)	—	—	—	—	—

Income (loss) from continuing operations	$279	$(363)	$(3,290)	$71	$(2,092)	$(2,481)	$1,414

Income (loss) from continuing operations attributable to common stockholders	$279	$(363)	$(10,243)	$71	$(8,040)	$(6,458)	$1,414

Earnings Per Share Data:

Basic and diluted income (loss) from continuing operations per common share	$1.16	$(1.51)	$(42.67)	$—	$(33.50)	$(26.91)	$0.05

Weighted average common shares used in basic and diluted computations(3)	240	240	240	29,687	240	240	29,687

Other Data:(4)

Broadcast cash flow	$1,881	$2,130	$3,652	$12,707	$2,751	$4,159	$10,823

EBITDA(5)	1,544	1,742	1,848	6,856	1,397	2,700	6,942

After-tax cash flow	600	364	(1,009)	6,524	(626)	257	6,613

Net cash provided by (used in):

Operating activities	378	418	(385)	—	(553)	(1,383)	—

Investing activities	(63)	(7,963)	(32,260)	—	(29,857)	(20,801)	—

Financing activities	(556)	7,957	32,588	—	30,268	23,831	—

				At September 30, 1999
	At December 31,
					Pro Forma
	1996	1997	1998	Actual	As Adjusted(2)

				(Unaudited)	(Unaudited)

Balance Sheet Data:

Cash and cash equivalents	$123	$535	$478	$2,125	$—

Working capital (deficiency)	238	1,060	(1,409)	(5,650)	2,401

Intangible assets, net	1,628	7,701	45,024	59,445	115,220

Total assets	4,326	13,010	67,618	89,143	146,955

Long-term debt, less current portion	7,277	21,912	34,617	28,046	5,878

Redeemable preferred stock(6)	—	—	27,406	52,086	—

Total stockholders’ equity (deficit)(3)(6)	(5,486)	(10,182)	(10,076)	(15,540)	138,025

Footnotes to the above data appear on the following page.

(1)	The summary historical financial data presented above are derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Our financial results are not comparable from year to year because of our acquisition and disposition of various radio stations. The summary financial data presented above should be read in conjunction with our audited and unaudited consolidated financial statements and notes thereto, the “Information About Financial Data” header in “General Information,” “Management’s Discussion and Analysis,” “Unaudited Pro Forma Financial Statements” and “Use of Proceeds” sections included elsewhere in this prospectus.

On June 15, 1998, we merged with Faircom Inc. Even though our subsidiary was the surviving entity in the merger, Faircom was deemed to be the “accounting acquirer,” and the historical financial statements of Faircom became our historical financial statements. Accordingly, our results of operations and those of the other entities that merged with or were acquired by us as part of the transactions completed June 15, 1998 have been included in our consolidated financial statements only from June 15, 1998.

(2)	The summary unaudited pro forma operating data gives effect to transactions as if they had occurred on January 1, 1998, while the summary pro forma balance sheet data as of September 30, 1999 gives effect to transactions as if they had occurred on that date. The summary unaudited pro forma financial data gives effect to (a) all pending and consummated acquisitions and dispositions, except for the acquisitions of radio stations WSWR(FM) in Shelby, Ohio, KIXA(FM) in Lucerne Valley, California, KOSS(FM) in Lancaster, California and KZAP(FM) in Chico, California, the effects of which we consider to be immaterial; (b) the issuance of 3,545,453 shares of our Series K convertible preferred stock; (c) the consummation of our new bank credit facility; (d) the redemption of our Series B convertible preferred stock, including payment of accumulated, unpaid dividends; (e) the payment of all accumulated, unpaid dividends on our other series of convertible preferred stock and the subsequent conversion of such preferred stock to common stock; and (f) this offering of our common stock and use of the estimated net proceeds. The summary unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would actually have been had the transactions described below occurred on the dates indicated or to project our results of operations or financial condition for any future period or date.

(3)	As a result of the Faircom merger, Faircom’s historical stockholder deficit prior to the merger has been retroactively restated to reflect the number of common shares outstanding subsequent to the merger, with the difference between the par value of Faircom’s and our common stock recorded as an offset to additional paid-in capital. Basic and diluted earnings per share are the same for all periods presented due to the effect of potential common stock being antidilutive on an historical basis and immaterial on a pro forma basis.

(4)	Broadcast cash flow, EBITDA and after-tax cash flow should not be considered as an alternative to, or more meaningful than, (1) operating income, as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or (2) cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. Because broadcast cash flow, EBITDA and after-tax cash flow are not calculated identically by all companies, the presentation in this prospectus may not be comparable to similarly titled measures of other companies.

(5)	In 1998, there was a non-recurring stock compensation charge of $530,000. Excluding this charge, EBITDA for the year ended December 31, 1998 and for the nine months ended September 30, 1998 would have been $2,378,000 and $1,927,000, respectively.

(6)	The redeemable Series K convertible preferred shares, issued on December 14, 1999, are deemed to have an embedded beneficial conversion feature valued in the aggregate at $3,545,000. The beneficial conversion feature value is allocated to additional paid in capital and reduces the value assigned to the Series K shares. The beneficial conversion feature is recognized immediately as a charge to additional paid-in capital (since there are no retained earnings) resulting in an adjustment to income (loss) from continuing operations attributable to common stockholders and an increase in the carrying value of the preferred stock.

RISK FACTORS

      You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our common stock.

     Risks Related to Regent

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

      You must consider our prospects in light of the risks and uncertainties encountered by companies in the early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flow or profits in the future. Moreover, variations in our performance may also cause our quarterly operating results to fluctuate significantly in the future. As a result, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. Failure to meet these expectations could impair the price of our common stock.

We have a history of net losses that we expect to continue for the foreseeable future.

      We had a loss from continuing operations of $3.3 million for the year ended December 31, 1998 and $2.5 million for the nine months ended September 30, 1999. We would have had income from continuing operations on a pro forma basis of $71,000 for the year ended December 31, 1998 and net income from continuing operations on a pro forma basis of $1.4 million for the nine months ended September 30, 1999, after giving pro forma effect to the transactions described in the “Unaudited Pro Forma Financial Statements” section of this prospectus as if they had occurred on January 1, 1998.

      The primary reasons for the loss in 1998 and 1999 are significant charges for depreciation and amortization relating to the acquisition of radio stations and interest charges on our outstanding debt. As we acquire additional stations, these charges will probably increase. We expect to continue to experience net losses for the foreseeable future.

Our acquisition strategy may not increase our cash flow or yield other anticipated results.

      We have experienced rapid growth, and intend to continue our aggressive growth strategy, by acquiring radio stations in small and mid-sized markets. This strategy is subject to a variety of risks, including the:

•	inability to obtain financing to fund future acquisitions;

•	failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approval;

•	difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

•	diversion of management’s attention from other business concerns;

•	loss of key employees of acquired stations;

•	reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

•	inability to negotiate definitive purchase agreements on satisfactory terms;

•	increases in prices for radio stations due to increased competition for acquisition opportunities; and

•	inability to sell any non-performing station.

      If we are not able to address successfully these risks, it could materially harm our business and impair the value of our common stock.

Our inability to manage effectively our planned rapid growth could adversely affect our operations.

      We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience rapid growth in the future. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected rapid growth and development and difficulties in managing our radio stations could have a material adverse effect on our business and the value of our common stock.

Additional financing for future acquisitions may be limited.

      Depending upon the nature, size and timing of future acquisitions, we may require financing in excess of that provided under our new bank credit facility. We cannot assure you that our new bank credit facility or any other agreements to which we are a party will permit the additional financing or that the additional financing will be available to use or, if available, that the financing would be on terms acceptable to us. The inability to finance an aggressive growth strategy may adversely affect our ability to compete successfully with larger and better-financed broadcasters and may impair the value of our common stock.

Because the radio broadcasting industry is highly competitive, we may lose audience share and advertising revenue.

      Our radio stations face competition from other radio stations in each market for audience share and advertising revenue. Our advertising revenue is affected primarily by our stations’ audience share in the demographic groups targeted by our advertisers. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue. We also compete with other media such as television, newspapers, direct mail and outdoor advertising for advertising revenue. A decrease in audience share or advertising revenue could result in decreased cash flow, which could impair our ability to, among other things, service potential future debt obligations, and which could adversely affect the value of our common stock.

      The radio broadcasting industry is also facing competition from new media technologies that are being developed such as the following:

•	audio programming by cable television systems, direct broadcasting satellite systems and other digital audio broadcasting formats;

•	satellite-delivered digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

•	in-band-on-channel digital radio, which could provide digital radio services in the same frequency range currently occupied by traditional FM and AM radio services.

We cannot predict either the extent to which this competition will materialize or, if it materializes, the extent of its effect on our business.

A downturn in any of our markets could adversely affect our revenue and cash flow.

      Our stations are located in a limited number of markets. Upon completion of our pending transactions, we will have stations in a total of 11 markets. A significant decline in net broadcasting revenue from our stations in any one of these markets, and particularly in El Paso, Utica-Rome and Flint, our largest markets, could have a material adverse effect on our operations and financial condition.

Antitrust laws and other regulatory considerations could prevent or delay our strategy to expand our business and increase revenue.

      The completion of future transactions we may consider will likely be subject to the notification filing requirements, applicable waiting periods and possible review by the United States Department of Justice or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. All of our pending and future radio station acquisitions and dispositions will be subject to the license transfer approval process of the Federal Communications Commission. Review by the Department of Justice or the FTC may cause delays in completing transactions and, in some cases, result in attempts by these agencies to prevent completion of transactions, negotiate modifications to the proposed terms or require us to dispose of one or more of our existing radio stations or one or more of the stations we are seeking to buy. Review by the FCC, particularly review of concentration of market revenue share, may also cause delays in completing transactions. Any delay, prohibition or modification could adversely affect the terms of a proposed transaction or could require us to abandon an otherwise attractive opportunity.

      For a discussion of the Department of Justice review of our June 1998 acquisition in Redding, California, see the heading “Legal Proceedings” in the “Business” section of this prospectus. For a discussion of the delay we are experiencing in connection with the pending sale of our Flagstaff, Arizona stations because of the FCC’s license transfer approval process, see the “Pending Transactions” section of this prospectus.

The loss of key personnel could disrupt the management of our business.

      Our business depends upon the continued efforts, abilities and expertise of Terry S. Jacobs, William L. Stakelin and our other executive officers and key employees. We believe that the unique combination of skills and experience possessed by these individuals would be difficult to replace and that, in particular, the loss of Mr. Jacobs or Mr. Stakelin would have a material adverse effect on us. These adverse effects could include the impairment of our ability to execute our acquisition and operating strategies and a decline in our standing in the radio broadcast industry. We do not presently have “key man” insurance on the life of Mr. Jacobs or Mr. Stakelin and we cannot assure you that insurance on their lives would be available at affordable rates if at all.

Restrictions and limitations imposed under the new bank credit facility could adversely affect our ability to operate our business and the value of our common stock.

      We expect that our new bank credit facility will restrict, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make certain other restricted payments;

•	enter into certain transactions with affiliates;

•	merge or consolidate with any other person; or

•	sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

      In addition, we expect that the new bank credit facility will restrict our ability to incur liens or to sell certain assets and require us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and financial condition tests could be affected by events beyond our control, and we cannot be sure that we would be able to meet those tests. A breach of any of these restrictions could result in a default under the new bank credit facility. If an event of default occurs, then our new credit facility lenders could declare all amounts outstanding, including accrued interest, immediately due and payable. If we could not repay those amounts, our lenders could proceed against the collateral pledged to them to secure that indebtedness. If our new credit facility indebtedness were accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness. Our ability to comply with the restrictions and covenants imposed by the terms of our indebtedness will depend upon our future performance and various other factors, such as legislative, business and regulatory factors, certain of which are beyond our control. If we fail to comply with these restrictions and covenants, the holders of our indebtedness under the new bank credit facility could declare all amounts owed to them immediately due and payable.

The Year 2000 problem could significantly disrupt our operations, causing a decline in cash flow and revenue and other difficulties.

      We rely on information technology systems to operate our radio stations, including accounting and financial reporting systems and local and wide area networking infrastructure. We also rely on several non-information technology systems, including advertising spot scheduling and billing systems and digital audio systems providing automated broadcasting. Although we believe that our critical systems are substantially Year 2000 ready, we cannot assure you that this will be the case. If we experience significant problems as a result of the Year 2000 problem, our operations, revenue, cash flow and other important aspects of our business and financial well-being may be adversely affected.

      We believe that our greatest potential Year 2000 risk is that third parties with whom we deal will fail to be Year 2000 ready. For example, our operations and revenue may be adversely affected if our programming suppliers or key advertisers experience significant disruptions in their businesses because of the Year 2000 problem. Our broadcast operations are dependent on power supplied by local utilities. If a local utility were not Year 2000 ready, we could experience a loss of power at our stations served by that utility. In such a case, we would not be able to continue broadcasting from the affected stations and would lose all advertising revenue for the period of interruption.

      We have certain anti-takeover provisions that could prevent an acquisition of our company at a premium price.

      Some of the provisions of our charter and bylaws could discourage, delay or prevent an acquisition of our company at a premium price even if our stockholders believe the change in control would be in our and their best interests. These provisions:

•	permit the Board of Directors to increase its own size and fill the resulting vacancies;

•	permit the Board of Directors, without stockholder approval, to issue preferred stock with such dividend, liquidation, conversion, voting and other rights as the Board may determine; and

•	limit the persons who may call special meetings of stockholders.

      In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15.0% or more of our common stock. See the “Description of Capital Stock” section of this prospectus under the heading “Certain Anti-Takeover Effects.”

     Risks Related to This Offering

      Because stockholders holding almost one-half of our voting power will be voting together under an existing stockholders’ agreement for at least seven of our nine directors, it is unlikely that purchasers in this offering will be able to affect the continued control of our existing Board of Directors.

      Our Board of Directors has nine members. A stockholders’ agreement entered into in June 1998 among us and 19 of our stockholders, as amended, provides that all parties to that agreement will vote all of their shares for the election to the Board of Directors of a specific group of seven individuals determined by particular stockholders who are parties to the agreement. Upon the completion of this offering, these stockholders will hold 49.6% of our outstanding voting power. This stockholders’ agreement will make it more difficult for the purchasers in this offering to elect a member to our Board of Directors and more likely that our existing Board will remain in place. This stockholders’ agreement also could delay or prevent a change of control of Regent, even when a change of control might be in the best interests of other stockholders.

      Upon completion of the offering, certain existing stockholders and their affiliates will beneficially own a substantial amount of our common stock and could significantly affect matters requiring a stockholder vote.

      Immediately following the completion of this offering, the 19 stockholders who are parties to the stockholders’ agreement will together beneficially own 49.6% of our common stock, or 46.5% if the underwriters exercise their over-allotment option in full. This concentration of ownership will mean that these stockholders will have the ability to significantly affect matters that require a stockholder vote.

Shares are restricted from immediate resale but may be resold into the market in the near future. This could cause the market price of our common stock to drop significantly.

      As restrictions on resale end, the market price of our common stock could drop significantly if the holders of the restricted shares sell them or if the market perceives they may sell them. After this offering, we will have outstanding 29,740,851 shares of common stock, or 31,743,351 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 13,350,000 shares sold in this offering, or 15,352,500 shares if the underwriters exercise their over-allotment option in full, plus 1,066,871 shares of common stock issued on conversion of shares of our convertible preferred stock, may be immediately resold in the public market. Of the remaining 15,323,980 of our total outstanding shares, 15,223,980 shares will become available for resale in the public market as shown in the chart below.

Date of availability for resale
Number of shares	into the public market

10,078,820	180 days after the date of this prospectus due to a lock-up agreement these stockholders have with Prudential Securities; however, Prudential Securities can waive this restriction at any time and without notice.

5,326,069	Between 181 and 365 days after the date of this prospectus due to the requirements of federal securities laws.

      The 100,000 shares to be issued in connection with the Utica-Rome and Watertown acquisition will be available for resale into the public market one year after the completion of the transaction, which is anticipated to take place in the first quarter of 2000.

      As of December 15, 1999, 990,000 shares of our common stock were subject to immediately exercisable warrants and 1,840,498 shares were subject to outstanding employee stock options, of which 635,828 shares were subject to vested options. An additional 370,834 shares of common stock were reserved for issuance under our Management Stock Option Plan.

You will incur immediate and substantial dilution.

      If you purchase our shares in this offering, you will experience immediate and substantial dilution of $6.73 per share, assuming an initial public offering price of $7.50 per share, in net tangible book value of your shares as a result of this offering. You will experience further dilution to the extent we issue additional shares of our stock in the future, including shares issuable on exercise of outstanding options and warrants.

Our common stock has never been publicly traded and a market may not develop or be liquid, or if one develops, our stock price may fluctuate.

      Prior to this offering, there has not been a public market for our common stock. We have applied to include the common stock for quotation on the Nasdaq National Market. After this offering, an active trading market might not develop or, if developed, continue. The public offering price will be determined by negotiations between us and the representatives of the underwriters. You may not be able to resell your shares at or above the initial public offering price. If an active trading market does develop following completion of this offering, the market price of our common stock will be subject to fluctuations in response to various factors and events, including:

•	variations in our operating results;

•	regulatory and technological developments;

•	announcements of business developments by us or our competitors;

•	our ability or failure to implement our growth strategy;

•	analysts’ reports or projections;

•	changes in key personnel;

•	changes in market value of radio broadcasting companies;

•	stock market price and volume fluctuations generally; and

•	sales of our common stock by us or our stockholders.

Fluctuations in the market price of our common stock may, in turn, adversely affect our ability to complete targeted acquisitions, to access capital and financing and to attract and retain qualified personnel.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

•	general economic and business conditions, both nationally and in our markets;

•	our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

•	anticipated trends in the radio business;

•	existing and future regulations affecting the radio business;

•	our acquisition opportunities; and

•	other risk factors set forth in the “Risk Factors” section of this prospectus.

      In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

      The net proceeds to us from this offering are estimated to be approximately $91.5 million, or $105.5 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds, together with the other funds and equity securities listed below, for the following purposes. The following table assumes that this offering is completed on January 26, 2000.

Amount

(In thousands)

Sources:

Net proceeds from this offering	$91,500

Proceeds drawn under new bank credit facility	13,921

Net proceeds from sale of Series K convertible preferred stock	19,100

Equity portion of purchase price for pending acquisition	750
Net proceeds from sale of stations in Kingman, Arizona and Lake Tahoe,

California	6,395

Total	$131,666

Uses:

Total cost of pending acquisitions	$69,650

Pay off existing bank credit facility and new bank credit facility fees	48,935

Payment of accumulated, unpaid dividends accrued through January 26, 2000 on all series of our convertible preferred stock (excluding Series B) upon conversion to common stock	7,228

Redemption of our outstanding Series B convertible preferred stock and payment of accumulated, unpaid dividends on the shares redeemed	5,853

Total	$131,666

      We have entered into asset purchase agreements to acquire: (a) five FM and four AM radio stations in the Utica-Rome, New York and Watertown, New York markets for a purchase price of $44.0 million in cash and 100,000 shares of our convertible preferred or common stock; and (b) two FM and one AM radio stations in the El Paso, Texas market for a purchase price of $23.5 million in cash. We have an agreement in principle to acquire one FM station in the Chico, California market for a purchase price of $1.4 million in cash. We have an agreement to sell our two FM and one AM radio stations in Flagstaff, Arizona for $2.4 million, which is not included as a source of funds in the table above.

      Borrowings under our existing bank credit facility mature on March 31, 2005, subject to certain conditions, and bore interest at an effective blended rate of 9.06% per annum on September 30, 1999. Approximately $14.8 million of such borrowings were incurred in 1999 in connection with our acquisitions of stations in St. Cloud, Minnesota and Erie, Pennsylvania.

      We may need to change the use of proceeds set forth above in the event that any of our pending acquisitions does not close. The completion of each of these pending acquisitions is subject to conditions, including those more specifically discussed in the “Pending Transactions” section of this prospectus. If any of our pending acquisitions does not close, we will likely use the excess proceeds from this offering to fund future acquisitions or for working capital and general corporate purposes. Pending use of the net proceeds as set forth above, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities or securities issued by or constituting guaranteed obligations of the U.S. government.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Our Board of Directors has discretion to declare future dividends after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our Board of Directors deems relevant. The terms of the various documents that will govern our indebtedness will impose significant restrictions on the payment of dividends.

MARKET INFORMATION

      Prior to this offering, our Series C convertible preferred stock, which is presently convertible into our common stock on a one-for-one basis, was quoted through the National Quotation Bureau “pink sheet” service and the OTC Bulletin Board under the symbol “RGCIP.OB” and traded in small amounts on a limited and sporadic basis. Effective upon consummation of this offering, the shares of our Series C convertible preferred stock will be converted into an equal number of shares of our common stock. During the period from the closing of the Faircom merger through November 15, 1999, the closing sales price of our Series C convertible preferred stock ranged between $3.88 and $8.75 per share, except that the closing sales price ranged between $9.00 and $9.25 per share on four days during the summer of 1998. From November 16 through December 27, 1999, the closing sales price of the Series C convertible preferred stock ranged from $9.38 to $12.88 per share. We believe that the prior sales prices and quotations for the Series C convertible preferred stock do not provide a meaningful indication of the value of our common stock. The initial public offering price for our common stock will be determined through negotiations between us and representatives of the underwriters and may not be indicative of the market price of our common stock after this offering.

DILUTION

      Purchasers of our common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of common stock in this offering will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of September 30, 1999, we had a pro forma negative tangible book value of $68.7 million or $4.21 per share after giving effect to the pro forma transactions described in the “Unaudited Pro Forma Financial Statements” section of this prospectus, excluding this offering. Assuming the sale of 13,350,000 shares at an initial public offering price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma tangible book value as of September 30, 1999 would have been $22.8 million or $0.77 per share. This represents an immediate and substantial increase in pro forma net tangible book value to existing stockholders of $4.98 per share and an immediate and substantial dilution to new investors of $6.73 per share. The following table illustrates this per share dilution:

		Per
		Share

Assumed initial public offering price		$7.50

Pro forma net negative tangible book value before this offering	$(4.21)

Increase in net tangible book value attributable to this offering	4.98

Pro forma net tangible book value after this offering		0.77

Dilution to new investors		$6.73

      As of December 15, 1999, there were outstanding warrants and options for the purchase of 2,830,498 shares of our preferred stock, convertible on a one-for-one basis into our common stock, or our common stock with a weighted average exercise price of $4.84 per share, of which options and warrants for 1,625,828 shares are currently exercisable. An additional 370,834 shares are reserved for issuance under our management stock option plan. To the extent these warrants and options are exercised, you may suffer further dilution.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 1999 on:

•	an historical basis; and

•	a pro forma basis, giving effect to this offering and the other transactions described in the “Unaudited Pro Forma Financial Statements” section of this prospectus.

      You should read this table in conjunction with our consolidated financial statements and related notes, the information included in the “Unaudited Pro Forma Financial Statements” section and other information included elsewhere in this prospectus.

	September 30, 1999

		Pro forma
	Actual	as adjusted

	(Unaudited)	(Unaudited)

	(In thousands)

Cash and cash equivalents	$2,125	$—

Current portion of long-term debt	$18,889	$—

Long-term debt, excluding current portion	$28,046	$5,878

Other long-term liabilities	2,989	379

Redeemable preferred stock, 9,674,864 outstanding and no shares outstanding on a pro forma basis	52,086	—

Stockholders’ equity (deficit):

Preferred stock, 3,776,282 outstanding and no shares outstanding on a pro forma basis	3,371	—

Common stock par value $.01 per share, 240,000 shares outstanding and 29,686,600 shares outstanding on a pro forma basis	2	297

Additional paid-in capital	890	159,131

Retained deficit(1)	(19,803)	(21,403)

Total stockholders’ equity (deficit)	(15,540)	138,025

Total capitalization	$67,581	$144,282

(1)	The increase in the retained deficit reflects the write-off of $1.6 million in deferred financing costs related to the termination of our existing bank credit facility. This write-off will be accounted for as an extraordinary item during the first quarter of 2000.

PENDING TRANSACTIONS

      We have several transactions currently pending which, if completed, will result in the purchase by us of eight FM and five AM radio stations and the sale by us of two FM and one AM radio stations. The parties intend to complete the pending acquisitions and disposition in each case after the order from the FCC approving the transfer becomes a final order. Until the order becomes final, third parties may file a request for reconsideration or judicial review or the FCC may reconsider the initial grant on its own motion. Such action could expose us to a modification or set aside of the initial approval. There can be no assurance that a modification or set aside will not occur. See the discussion in the “Federal Regulation of Radio Broadcasting” section of this prospectus.

Pending Acquisitions

      The table below sets forth information regarding each of the pending acquisitions.

		No. of
Seller	Market	Stations	Call Letters	Purchase Price

				(in millions)
Forever of NY, Inc. and	Utica-Rome, NY	5	WODZ(FM)	$44.8
related entities			WLZW(FM)
			WFRG(FM)
			WIBX(AM)
			WRUN(AM)
	Watertown, NY	4	WCIZ(FM)
			WFRY(FM)
			WTNY(AM)
			WUZZ(AM)

New Wave Broadcasting, L.P.	El Paso, TX	3	KLAQ(FM)	23.5
			KSII(FM)
			KROD(AM)

KZAP, Inc.	Chico, CA	1	KZAP(FM)	1.4

      Utica - Rome and Watertown Acquisition. On July 29, 1999, we entered into an asset purchase agreement with Forever of NY, Inc. and related entities to acquire substantially all of the assets of Forever’s five FM and four AM radio stations serving the Utica-Rome and Watertown, New York markets for an aggregate purchase price consisting of $44.0 million in cash and 100,000 shares of our convertible preferred stock at a stated value of $7.50 per share. In the event that we have required conversion of all shares of our convertible preferred stock in connection with this offering, these shares would be issued as common stock. We have delivered an irrevocable letter of credit in favor of the sellers in the amount of $2.2 million to secure our obligations under the asset purchase agreement.

      El Paso Acquisition. On September 13, 1999, we entered into an asset purchase agreement with New Wave Broadcasting, L.P. to acquire substantially all of the assets of two FM and one AM radio stations in El Paso, Texas for an aggregate purchase price of $23.5 million in cash. We have delivered an irrevocable letter of credit in favor of the seller in the amount of $1.5 million to secure our obligations under the asset purchase agreement.

      Chico Acquisition. On November 8, 1999, we signed a letter of intent to purchase all of the outstanding capital stock of KZAP, Inc., owner of radio station KZAP(FM) located in Chico, California for a purchase price of $1.4 million. The purchase price for the stock will be payable, in whole or in part, at the option of the seller, in cash or in shares of our common stock at a stated value of $6.00 per share.

Pending Disposition

      On March 30, 1999, we entered into an asset purchase agreement with The Guyann Corporation, under which Guyann has agreed to acquire from us substantially all of the assets of radio stations KZGL(FM), KVNA(FM) and KVNA(AM) serving the Flagstaff, Arizona area for an aggregate purchase price of approximately $2.4 million in cash. Guyann deposited $100,000 cash into escrow to secure its obligations under the asset purchase agreement.

      Closing of the sale of our Flagstaff stations is subject to conditions including (1) the receipt of FCC consent to the assignment of the station licenses to Guyann, and (2) the receipt of consents to the assignment to Guyann of certain contracts relating to the stations. The parties filed an application seeking FCC approval on March 22, 1999. In May 1999, an owner of competing stations in the Flagstaff market filed an objection to the application asserting that the proposed transfer to Guyann, which owns or operates other stations in the Flagstaff market, raises material issues of fact as to whether the transaction is anticompetitive. Action on the FCC application has been delayed by the filing of this objection and the FCC’s analysis of ownership concentration in Flagstaff. For a discussion of the effects that this may have on the closing of the transaction, see the “Business” section of this prospectus under the heading “Legal Matters.” We do not own any other radio stations serving the Flagstaff market.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements reflect our results of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 and our balance sheet as of September 30, 1999, after giving effect to the transactions described below. The unaudited pro forma statements of operations give effect to the following transactions as if they had occurred on January 1, 1998, and the unaudited pro forma balance sheet as of September 30, 1999 gives effect to the following transactions as if they had occurred as of that date. The unaudited pro forma financial statements give effect to:

•	all radio station acquisitions that we have completed since January 1, 1998, except for the acquisitions of radio stations WSWR(FM) in Shelby, Ohio, KIXA(FM) in Lucerne Valley, California, and KOSS (FM) in Lancaster, California, the combined effect of which we consider to be immaterial;

•	the pending acquisitions of five radio stations in Utica-Rome, New York, four radio stations in Watertown, New York and three radio stations in El Paso, Texas; the pending acquisition of KZAP(FM) in Chico, California is immaterial and therefore not included in the pro forma financial statements;

•	all radio station dispositions that we have completed since January 1, 1998 and all pending dispositions;

•	the payment of accumulated, unpaid dividends on all series of preferred stock through September 30, 1999;

•	the private placement of our Series K convertible preferred stock;

•	the redemption of our Series B convertible preferred stock and the conversion of our other series of convertible preferred stock into common stock;

•	the repayment of all borrowings under the existing bank credit facility;

•	the amounts drawn under the new bank credit facility; and

•	this offering of our common stock and use of the estimated net proceeds.

      The unaudited pro forma financial statements are based on our historical consolidated financial statements and the historical financial statements of those entities acquired or to be acquired in our consummated and pending acquisitions. They reflect the use of the purchase method of accounting for all acquisitions but do not reflect any estimated cost savings that we believe will be realized. The final allocation of the relative purchase prices of the stations acquired or to be acquired will not be determined until after consummation of the transactions when it can be based on complete evaluations of the assets acquired and liabilities assumed. Accordingly, the information presented may differ from the final purchase price allocations; however, in our opinion, the final purchase price allocation will not differ significantly from the information presented. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.

      The unaudited pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results or financial position if the transactions described above are completed. We cannot predict whether the completion of the pending acquisitions or the pending disposition will conform to the assumptions used in the preparation of the unaudited pro forma financial statements.

      You should read the unaudited pro forma financial statements presented below together with our consolidated financial statements and notes thereto, as well as those of the entities acquired or to be acquired, and the information contained in the “Pending Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis” sections included elsewhere in this prospectus.

REGENT COMMUNICATIONS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 1998

		Historical	Historical	Adjustments		As Adjusted
		1998	1999	for		for
	Historical	Completed	Completed	Completed		Completed
	Regent	Transactions(1)	Transactions(2)	Transactions		Transactions

	(In thousands, except per share amounts)

Net broadcast revenues	$14,771	$5,969	$5,722			$26,462

Station operating expenses	11,051	5,256	3,106			19,413

Depreciation and amortization	2,281	668	1,121	$(327	)(5)	3,743

Corporate general and administrative expenses	1,872	689	1,441	—		4,002

Operating income (loss)	(433)	(644)	54	327		(696)

Interest expense	(2,883)	(750)	(757)	(380	)(6)	(4,770)

Other income, net	26	11	16	—		53

Income (loss) from continuing operations, before income taxes	(3,290)	(1,383)	(687)	(53)		(5,413)

Income tax expense(7)	—	—	—	—		—

Income (loss) from continuing operations	(3,290)	(1,383)	(687)	(53)		(5,413)

Preferred stock dividends and accretion	(6,953)	—	—	(6,361	)(8)	(13,314)

Income (loss) from continuing operations attributable to common stockholders	$(10,243)	$(1,383)	$(687)	$(6,414)		$(18,727)

Basic and diluted loss per common share	$(42.67)

Weighted average common shares used in basic and diluted computations	240

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Adjustments
	for	Historical	Adjustments
	Financing	Pending	for Pending	Pro Forma
	Transactions(3)	Transactions(4)	Transactions	As Adjusted

	(In thousands, except per share amounts)

Net broadcast revenues		$9,799		$36,261

Station operating expenses		4,189		23,602

Depreciation and amortization		1,396	$1,314 (5)	6,453

Corporate general and administrative expenses		1,801		5,803

Operating income (loss)		2,413	(1,314)	403

Interest expense	$6,321 (3)	(1,951)	—	(400)

Other income, net	—	15	—	68

Income (loss) from continuing operations, before income taxes	6,321	477	(1,314)	71

Income tax expense(7)	—	—	—	—

Income (loss) from continuing operations	6,321	477	(1,314)	71

Preferred stock dividends and accretion	13,314 (9)	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$19,635	$477	$(1,314)	$71

Basic and diluted loss per common share				$—

Weighted average common shares used in basic and diluted computations				29,687	(10)

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

REGENT COMMUNICATIONS, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 1999

					Pro Forma
		Historical	Adjustments		As Adjusted
		1999	for		for
	Historical	Completed	Completed		Completed
	Regent	Transactions(2)	Transactions		Transactions

	(In thousands, except per share amounts)

Net broadcast revenues	$17,465	$2,794			$20,259

Station operating expenses	13,066	1,452			14,518

Depreciation and amortization	2,838	681	$(104	)(5)	3,415

Corporate general and administrative expenses	1,699	593	—		2,292

Operating income (loss)	(138)	68	104		34

Interest expense	(2,430)	(419)	(490	)(6)	(3,339)

Other income, net	87	13	—		100

Income (loss) from continuing operations, before income taxes	(2,481)	(338)	(386)		(3,205)

Income tax expense(7)	—	—	—		—

Income (loss) from continuing operations	(2,481)	(338)	(386)		(3,205)

Preferred stock dividends and accretion	(3,977)	—	(371	)(8)	(4,348)

Income (loss) from continuing operations attributable to common stockholders	$(6,458)	$(338)	$(757)		$(7,553)

Basic and diluted income (loss) per common share	$(26.91)

Weighted average common shares used in basic and diluted computations	240

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Adjustments
	for	Historical	Adjustments
	Financing	Pending	for Pending	Pro Forma
	Transactions(3)	Transactions(4)	Transactions	As Adjusted

	(In thousands, except per share amounts)

Net broadcast revenues		$7,666		$27,925

Station operating expenses		2,757		17,275

Depreciation and amortization		900	$1,002 (5)	5,317

Corporate general and administrative expenses		1,416	—	3,708

Operating income (loss)		2,593	(1,002)	1,625

Interest expense	$4,285 (3)	(1,248)		(302)

Other income, net	—	(9)	—	91

Income (loss) from continuing operations, before income taxes	4,285	1,336	(1,002)	1,414

Income tax expense(7)	—	—	—	—

Income (loss) from continuing operations	4,285	1,336	(1,002)	1,414

Preferred stock dividends and accretion	4,348 (9)	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$8,633	$1,336	$(1,002)	$1,414

Basic and diluted income (loss) per common share				$0.05

Weighted average common shares used in basic and diluted computations				29,687	(10)

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

REGENT COMMUNICATIONS, INC.

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Adjusts for historical revenues and expenses of our radio stations owned and operated prior to our reverse merger with Faircom on June 15, 1998, as well as historical revenues and expenses of stations acquired by us in 1998 up through the date the acquisitions were consummated. The adjustment reflects our acquisitions of:

•	all of the outstanding capital stock of The Park Lane Group and its 16 radio stations in California and Arizona;

•	one radio station KZXY(FM) in Apple Valley, California;

•	two radio stations in Bullhead City, Arizona from Continental Radio Broadcasting LLC; and

•	all of the outstanding capital stock of Alta California Broadcasting, Inc. and its four radio stations in California.

The following table summarizes the historical revenues and expenses of the stations acquired by us during 1998 from January 1, 1998 through the date they were acquired:

Historical 1998 Completed Transactions

						Total
						Historical
			Continental	Alta	Radio	1998
			Radio	California	Station	Completed
	Regent	Park Lane	Broadcasting	Broadcasting	KZXY (FM)	Transactions

	(In thousands)

Net broadcast revenues	$5,194	$260	$445	$13	$57	$5,969

Station operating expenses	5,031	—	185	35	5	5,256

Depreciation and amortization	6	499	93	57	13	668

Corporate general and administrative expenses	455	93	141	—	—	689

Operating income (loss)	(298)	(332)	26	(79)	39	(644)

Interest expense	(510)	(148)	(82)	(10)	—	(750)

Other income (expense), net	7	19	(13)	(2)	—	11

Income (loss) from continuing operations before income taxes	(801)	(461)	(69)	(91)	39	(1,383)

Income tax expense	—	—	—	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$(801)	$(461)	$(69)	$(91)	$39	$(1,383)

(2)	Adjusts for historical revenues and expenses for the year ended December 31, 1998 of stations acquired or disposed by us in 1999. The adjustment reflects our acquisitions of three radio stations in the St. Cloud, Minnesota market and three radio stations in the Erie, Pennsylvania market and our dispositions of one radio station in Charleston, South Carolina and one radio station in San Diego, California.

The following table summarizes the historical revenues and expenses for the year ended December 31, 1998 of the stations acquired by us in 1999 and eliminates the historical revenues and expenses for the year ended December 31, 1998 of the stations we divested in 1999:

Historical 1999 Completed Transactions

For the Year Ended December 31, 1998

				Historical
				1999
	Historical	Historical	Historical	Completed
	Erie	St. Cloud	Dispositions	Transactions

	(Dollars in thousands)

Net broadcast revenues	$2,976	$3,236	$(490)	$5,722

Station operating expenses	1,660	1,951	(505)	3,106

Depreciation and amortization	918	227	(24)	1,121

Corporate general and administrative expenses	931	510	—	1,441

Operating income (loss)	(533)	548	39	54

Interest expense	(630)	(127)	—	(757)

Other income, net	16	—	—	16

Income (loss) from continuing operations before income taxes	(1,147)	421	39	(687)

Income tax expense	—	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$(1,147)	$421	$39	$(687)

The following table summarizes the historical revenues and expenses of the stations acquired by us during 1999 for the period from January 1, 1999 through the date they were acquired by us and eliminates the historical revenues and expenses we divested during 1999 for the period from January 1, 1999 through the date we divested the stations:

Historical 1999 Completed Transactions

For the Nine Months Ended September 30, 1999

				Historical
				1999
	Historical	Historical	Historical	Completed
	Erie	St. Cloud	Dispositions	Transactions

	(Dollars in thousands)

Net broadcast revenues	$2,077	$1,007	$(290)	$2,794

Station operating expenses	1,081	657	(286)	1,452

Depreciation and amortization	609	72	—	681

Corporate general and administrative expenses	376	217	—	593

Operating income (loss)	11	61	(4)	68

Interest expense	(380)	(39)	—	(419)

Other income, net	13	—	—	13

Income (loss) from continuing operations before income taxes	(356)	22	(4)	(338)

Income tax expense	—	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$(356)	22	(4)	(338)

(3)	Adjustments for Financing Transactions reflects decrease in interest expense related to the use of proceeds from the private and public offerings to finance the cash portion of our pending acquisitions, redeem our Series B convertible preferred stock, pay all accumulated, unpaid dividends on all series of preferred stock and repay a portion of our borrowings under an existing bank credit facility, net of additional borrowings of $5,878,000 under the new bank credit facility, using an assumed rate of 6.81%. The variable interest rate used to calculate pro forma interest expense is based on the rate that would have been in effect at September 30, 1999. A 0.125% change in the interest rate on the new bank credit facility would result in a $7,000 and $6,000 change in the pro forma interest expense for the year ended December 30, 1998 and for the nine months ended September 30, 1999, respectively. A non-recurring charge of $1,600,000 to write-off deferred financing costs related to the existing bank credit facility has not been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(4)	Adjusts for historical revenues and expenses of stations we intend to acquire subsequent to September 30, 1999. The adjustment contemplates our pending acquisitions of five radio stations in Utica-Rome, New York, four radio stations in Watertown, New York and three radio stations in El Paso, Texas. Adjustment also contemplates our dispositions of four radio stations in the Kingman, Arizona market and two radio stations in Lake Tahoe, California, which were consummated subsequent to September 30, 1999 and our pending disposition of three radio stations in Flagstaff, Arizona. See the “Pending Transactions” section of this prospectus.

The following table summarizes the historical revenues and expenses for the year ended December 31, 1998 of the stations we intend to acquire subsequent to September 30, 1999 and eliminates the historical revenues and expenses for the year ended December 31, 1998 of the stations we intend to divest subsequent to September 30, 1999:

Historical Pending Transactions

For the Year Ended December 31, 1998

				Historical
	Historical	Historical	Historical	Pending
	Forever	El Paso	Dispositions	Transactions

	(In thousands)

Net broadcast revenues	$7,597	$5,172	$(2,970)	$9,799

Station operating expenses	3,700	3,347	(2,858)	4,189

Depreciation and amortization	1,020	620	(244)	1,396

Corporate general and administrative expenses	1,139	662	—	1,801

Operating income	1,738	543	132	2,413

Interest expense	(977)	(974)	—	(1,951)

Other income, net	20	—	(5)	15

Income (loss) from continuing operations before income taxes	781	(431)	127	477

Income tax expense	—	—	—	—

Income (loss) from continuing operations attributable to common stockholders	$781	$(431)	$127	$477

The following table summarizes the historical revenues and expenses for the nine months ended September 30, 1999 of the stations we intend to acquire subsequent to September 30, 1999 and eliminates the historical revenues and expenses for the nine months ended September 30, 1999 of the stations we intend to divest subsequent to September 30, 1999:

Historical Pending Transactions

For the Nine Months Ended September 30, 1999

				Historical
	Historical	Historical	Historical	Pending
	Forever	El Paso	Dispositions	Transactions

	(In thousands)

Net broadcast revenues	$6,163	$4,078	$(2,575)	$7,666

Station operating expenses	2,692	2,431	(2,366)	2,757

Depreciation and amortization	748	465	(313)	900

Corporate general and administrative expenses	866	550	—	1,416

Operating income	1,857	632	104	2,593

Interest expense	(648)	(601)	1	(1,248)

Other expense, net	(9)	—	—	(9)

Income from continuing operations before income taxes	1,200	31	105	1,336

Income tax expense	—	—	—	—

Income from continuing operations attributable to common stockholders	$1,200	$31	$105	$1,336

(5)	Adjustment gives effect to the depreciation and amortization of assets acquired in our transactions completed in 1998 and 1999, as well as the assets we intend to acquire subsequent to September 30, 1999. Assigned lives for the acquired assets are as follows: FCC licenses and goodwill, 40 years; buildings, 40 years; broadcasting equipment, 6 to 13 years; furniture and fixtures, 5 years; and other intangibles, 5 to 15 years. Depreciation expense has been calculated on a straight-line basis.

(6)	Adjustment to reflect increased interest expense resulting from:

		Nine Months
	Year ended	Ended
	December 31, 1998	September 30, 1999

	(In thousands)

Interest on the $49,218,000 indebtedness under our existing bank credit facility as if borrowed from January 1, 1998 at 9.06% (variable)	$4,771	$3,272

Less: historical interest expense recorded by us and the businesses acquired in connection with our completed transactions	(4,391)	(2,782)

Net adjustment	$380	$490

The variable interest rate used to calculate pro forma interest expense on our existing bank credit facility is 9.06%. The rate is based on the rate in effect at September 30, 1999. A 0.125% change in the interest rate on our existing bank credit facility results in a $68,000 and $46,000 change in the pro forma interest expense for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

(7)	No deferred income tax assets and related tax benefits have been recorded due to the uncertainty of the ultimate realization of future benefits from such assets.

(8)	To reflect additional dividend requirements and accretion related to convertible preferred stock that was issued in conjunction with our transactions completed in 1998 and 1999:

		Nine Months
	Year Ended	Ended
	December 31, 1998	September 30, 1999

	(In thousands)

Dividend and accretion requirements related to our convertible preferred stock (and beneficial conversion feature) as if issued on January 1, 1998	$13,314	$4,348

Less: Historical dividends and accretion	(6,953)	(3,977)

Net adjustment	$6,361	$371

The redeemable Series K convertible preferred shares issued on December 14, 1999 are deemed to have an embedded beneficial conversion feature valued in the aggregate at $3,545,000. The beneficial conversion feature value is allocated to additional paid-in capital and reduces the value assigned to the Series K shares. The beneficial conversion feature is recognized immediately as a charge to additional paid-in capital (since there are no retained earnings) resulting in an adjustment to income (loss) from continuing operations attributable to common stockholders, and an increase in the carrying value of the preferred stock.

(9)	Adjustment reflects the elimination of preferred stock dividends and accretion (see Note 3).

(10)	Historical weighted average common shares have been adjusted to reflect the issuance of 13,350,000 common shares in conjunction with this offering and the conversion of 16,096,600 shares of convertible preferred shares. Basic and diluted earnings per share are the same for all periods presented due to the effect of potential common stock being antidilutive on a historical basis and immaterial on a pro forma basis.

REGENT COMMUNICATIONS, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

at September 30, 1999

		Adjustments		Adjustments
		for		for		Pro Forma
	Historical	Financing		Pending		As
	Regent	Transactions		Transactions		Adjusted

	(In Thousands)

ASSETS

Current assets:

Cash and cash equivalents	$2,125	$65,375	(1)	$(67,500	)(3)	$—

Accounts receivable, net	4,657	—		—		4,657

Other current assets	417	—		—		417

Assets held for sale	8,713	—		(8,713	)(4)	—

Total current assets	15,912	65,375		(76,213)		5,074

Property and equipment, net	12,182	—		12,475	(3)	24,657

Intangible assets, net	59,445	—		55,775	(3)	115,220

Other assets, net	1,604	400	(1)	—		2,004

Total assets	$89,143	$65,775		$(7,963)		$146,955

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Current portion of long-term debt	$18,889	$(10,176	)(1)	$(8,713	)(4)	$—

Other current liabilities	2,673	—		—		2,673

Total current liabilities	21,562	(10,176)		(8,713)		2,673

Long-term debt, less current portion	28,046	(22,168	)(1)	—		5,878

Other long-term liabilities	2,989	(2,610	)(2)	—		379

Total liabilities	52,597	(34,954)		(8,713)		8,930

Redeemable preferred stock	52,086	(62,415	)(2)	—		—
		10,329	(1)

Stockholders’ equity (deficit):

Preferred stock	3,371	(3,371	)(2)	—		—

Common stock	2	134	(1)	1	(3)	297
		160	(2)	—		—

Additional paid-in capital	890	89,256	(1)	749	(3)	159,131
		68,236	(2)	—		—

Deficit	(19,803)	(1,600	)(1)	—		(21,403)

Total stockholders’ equity (deficit)	(15,540)	152,815		750		138,025

Total liabilities and stockholders’ equity (deficit)	$89,143	$65,775		$(7,963)		$146,955

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

REGENT COMMUNICATIONS, INC.

Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Records the net proceeds from the private sale of Series K convertible preferred stock (assumed converted to common stock in conjunction with the public offering) of $19,100,000, the assumed net borrowings under the new bank credit facility of $5,878,000, the estimated net proceeds from this offering of our common stock of $91,500,000 and the use of $51,103,000 in estimated net proceeds to:

(In thousands)

Reduce borrowings on our existing bank credit facility and other	$40,222

Redeem our Series B convertible preferred stock and pay all accumulated, unpaid dividends on all series of preferred stock	10,881

$51,103

This adjustment also includes the deferral in estimated financing costs related to our new bank credit facility, net of the write-off of $1,600,000 in deferred financing costs and reduction to equity related to the termination of our existing bank credit facility.

(2)	Records the reclassification of common stock warrants from other long-term liabilities to stockholders’ equity due to assumed recission of certain put rights in conjunction with the public offering. This adjustment also records the conversion of all outstanding shares of convertible preferred stock to common stock, except the Series B shares which are being redeemed. Immediately prior to their conversion, the redeemable Series C convertible preferred shares will be adjusted to the fair value of the underlying common shares resulting in an adjustment to income (loss) from continuing operations attributable to common stockholders and additional paid-in capital.

(3)	Records the $44,750,000 purchase price for the five radio stations in Utica-Rome, New York and the four radio stations in Watertown, New York and the $23,500,000 purchase price for the three radio stations in El Paso, Texas. This adjustment also includes the issuance of 100,000 shares of common stock in conjunction with the acquisition of the stations in Utica-Rome and Watertown, New York. Our allocation of the combined purchase price of $68,250,000 is as follows:

	Utica-Rome &
	Watertown	El Paso
	Stations	Stations	Total

	(In thousands)

FCC licenses	$35,700	$19,925	$55,625

Property and equipment, net	8,950	3,525	12,475

Other intangibles, net	100	50	150

	$44,750	$23,500	$68,250

The cash portion of the purchase price of $67,500,000 will be funded through the use of borrowings under our new bank credit facility and the issuance of additional equity securities (see Note 1).

(4)	Records the effects of our divestitures of our radio stations in the Kingman, Arizona and Lake Tahoe, California markets consummated in the fourth quarter of 1999 and our pending divestiture of our radio stations in the Flagstaff, Arizona market. The $8,713,000 in estimated net proceeds will be used to reduce outstanding borrowings under our existing bank credit facility.

SELECTED HISTORICAL FINANCIAL DATA

      The following sets forth our selected historical financial data as of and for each of the years in the five-year period ended December 31, 1998 and as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999. The selected consolidated historical financial data presented below as of and for the year ended December 31, 1998 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated historical data presented below as of and for each of the four years ended December 31, 1997 are derived from our consolidated financial statements, which have been audited by BDO Seidman, LLP, independent accountants.

      On June 15, 1998, we merged with Faircom, Inc. Even though our subsidiary was the surviving entity in the merger, Faircom was deemed to be the “accounting acquirer,” and the historical financial statements of Faircom became our historical financial statements. Accordingly, our results of operations and the other entities that merged with or were acquired by us as part of the transactions completed on June 15, 1998 have been included in our consolidated financial statements only from June 15, 1998.

      Our selected historical financial data presented below as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are derived from our unaudited condensed consolidated financial statements. In our opinion, these unaudited condensed consolidated financial statements contain all necessary adjustments of a normal recurring nature to present the financial statements in accordance with generally accepted accounting principles. Our consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 and the independent auditors’ reports on those consolidated financial statements, as well as our unaudited consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, are included elsewhere in this prospectus. Our financial results are not comparable from year to year because of our acquisitions and dispositions of various radio stations.

      You should read the selected historical financial data presented below together with our audited and unaudited consolidated financial statements and notes thereto and the information contained in the “General Information” and “Management’s Discussion and Analysis” sections included elsewhere in this prospectus.

						Nine Months Ended
						September 30,
	Year Ended December 31,					(unaudited)

	1994	1995	1996	1997	1998	1998	1999

	(In thousands, except per share amounts)

Statement of Operations Data:

Net broadcast revenues	$4,983	$5,113	$4,874	$5,993	$14,771	$9,484	$17,465

Station operating expenses	2,853	2,946	2,993	3,860	11,051	6,727	13,066

Depreciation and amortization	389	351	321	727	2,281	1,466	2,838

Corporate general and administrative expenses	271	305	337	391	1,872	1,360	1,699

Operating income (loss)	1,470	1,511	1,223	1,015	(433)	(69)	(138)

Interest expense	(1,172)	(1,249)	(913)	(1,331)	(2,883)	(2,029)	(2,430)

Other income, net	981	11	7	25	26	6	87

Income (loss) from continuing operations before income taxes	1,279	273	317	(291)	(3,290)	(2,092)	(2,481)

Income tax expense	(138)	(28)	(38)	(72)	—	—	—

Income (loss) from continuing operations	$1,141	$245	$279	$(363)	$(3,290)	$(2,092)	$(2,481)

Income (loss) from continuing operations attributable to common stockholders	$992	$245	$279	$(363)	$(10,243)	$(8,040)	$(6,458)

Earnings Per Share Data:

Basic and diluted income (loss) from continuing operations per common share(1)	$4.13	$1.02	$1.16	$(1.51)	$(42.67)	$(33.50)	$(26.91)

Weighted average common shares used in basic and diluted computations(1)	240	240	240	240	240	240	240

						Nine Months Ended
						September 30,
	Year Ended December 31,					(unaudited)

	1994	1995	1996	1997	1998	1998	1999

	(In thousands, except per share amounts)

Other Data:(2)

Broadcast cash flow	$2,130	$2,167	$1,881	$2,130	$3,652	$2,751	$4,159

EBITDA(3)	1,859	1,862	1,544	1,742	1,848	1,397	2,700

After-tax cash flow	566	596	600	364	(1,009)	(626)	257

Net cash provided by (used in):

Operating activities	621	820	378	418	(385)	(553)	(1,383)

Investing activities	1,171	(173)	(63)	(7,963)	(32,260)	(29,857)	(20,801)

Financing activities	(1,751)	(535)	(556)	7,957	32,588	30,268	23,831

						At
	At December 31,					September
						30,
	1994	1995	1996	1997	1998	1999

						(unaudited)
	(In thousands)

Balance Sheet Data:

Cash and cash equivalents	$252	$364	$123	$535	$478	$2,125

Working capital (deficiency)	96	275	238	1,060	(1,409)	(5,650)

Intangible assets, net	1,742	1,685	1,628	7,701	45,024	59,445

Total assets	4,489	4,547	4,326	13,010	67,618	89,143

Long-term debt, less current portion	8,367	7,829	7,277	21,912	34,617	28,046

Redeemable preferred stock(4)	—	—	—	—	27,406	52,086

Total stockholders’ deficit(4)	(6,010)	(5,765)	(5,486)	(10,182)	(10,076)	(15,540)

(1)	As a result of the Faircom merger, Faircom’s historical stockholders’ deficit prior to the merger has been retroactively restated to reflect the number of common shares outstanding subsequent to the merger, with the difference between the par value of Faircom’s and our common stock recorded as an offset to additional paid-in capital. Basic and diluted earnings per share are the same for all periods presented due to the effect of potential common stock being antidilutive.

(2)	Broadcast cash flow, EBITDA and after-tax cash flow should not be considered as an alternative to, or more meaningful than (1) operating income, as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or (2) cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. Because broadcast cash flow, EBITDA and after-tax cash flow are not calculated identically by all companies, the presentation in this prospectus may not be comparable to similarly titled measures of other companies.

(3)	In 1998, there was a non-recurring stock compensation charge of $530,000. Excluding this charge, EBITDA for the year ended December 31, 1998 and for the nine months ended September 30, 1998 would have been $2,378,000 and $1,927,000, respectively.

(4)	Effective upon completion of this offering, we will redeem all 1,000,000 outstanding shares of our Series B convertible preferred stock and convert all then outstanding shares of our remaining series of convertible preferred stock into an equal number of shares of common stock.

Prior to their conversion, the redeemable Series C convertible preferred stock will be adjusted to the fair value of the underlying common shares resulting in an adjustment to income (loss) applicable to common shares and additional paid-in capital. The redeemable Series C convertible preferred shares have not been adjusted to fair value on a historical basis because the redemption rights are triggered only upon conversion which will occur in conjunction with the initial public offering. This adjustment will have no effect on the pro forma financial information.

The redeemable Series K convertible preferred shares issued on December 14, 1999 are deemed to have an embedded beneficial conversion feature valued in the aggregate at $3,545,000. The beneficial conversion feature value is allocated to additional paid-in capital and reduces the value assigned to the Series K shares. The beneficial conversion feature is recognized immediately as a charge to additional paid-in capital (since there are no retained earnings) resulting in an adjustment in income (loss) from continuing operations attributable to common stockholders, and an increase in the carrying value of the preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Introduction

      Our company was formed in November 1996 to acquire, own and operate clusters of radio stations in small and mid-sized markets. During 1997, we acquired our first radio station and entered into agreements to acquire 32 additional stations in ten additional markets. Also during 1997, we provided programming and other services to 24 of the radio stations we had agreed to acquire.

      Effective June 15, 1998, we consummated a number of mergers, acquisitions, borrowings and issuances of additional equity. One of these June 15, 1998 transactions was a merger with Faircom Inc. in which Faircom merged into one of our subsidiaries. Even though our subsidiary was the surviving entity in the merger, Faircom was deemed to be the “accounting acquirer,” and the historical financial statements of Faircom became our historical financial statements. Accordingly, our results of operations and those of the other entities that merged with or were acquired by us as part of the transactions completed June 15, 1998 have been included in our consolidated financial statements only from June 15, 1998. This affects the comparability of the different periods.

      The principal source of our revenue is the sale of broadcasting time on our radio stations for advertising. As a result, our revenue is affected primarily by the advertising rates our radio stations charge. Correspondingly, the rates are based upon the station’s ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by periodic Arbitron Radio Market Reports. The number of advertisements that can be broadcast without jeopardizing listening levels, and the resulting ratings, are limited in part by the format of a particular station. Each of our stations has a general pre-determined level of on-air inventory that it makes available for advertising. Available inventory may vary at different times of the day but tends to remain stable over time. Much of our selling activity is based on demand for our radio stations’ on-air inventory and, in general, we respond to this demand by varying prices rather than by changing the available inventory.

      In the broadcasting industry, radio stations often utilize trade, or barter, agreements to exchange advertising time for goods or services, such as other media advertising, travel or lodging, in lieu of cash. In order to preserve most of our on-air inventory for cash advertising, we generally enter into trade agreements only if the goods or services bartered to us will be used in our business. We have minimized our use of trade agreements and have generally sold over 91.0% of our advertising time for cash. In addition, we generally do not preempt advertising spots paid for in cash with advertising spots paid for in trade.

      Historically, our broadcast revenues have varied through the year. As is typical in the radio broadcasting industry, our first calendar quarter will be expected to produce the lowest revenues for the year, and the fourth calendar quarter will be expected to produce the highest revenues for the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

      The primary operating expenses incurred in the ownership and operation of radio stations include employee salaries and commissions, programming expenses and advertising and promotional expenses. We strive to control these expenses by working closely with local station management. We also incur and will continue to incur significant depreciation and amortization expense as a result of completed and future acquisitions of stations.

      In 1998, our radio stations derived approximately 83.0% of their net broadcast revenues from local and regional advertising in the markets in which they operated, and the remainder resulted principally from the sale of national advertising. Local and regional advertising is sold primarily by each station’s sales staff. To generate national advertising sales, we engage national advertising representative firms. We believe that the volume of national advertising revenue tends to adjust to shifts in a station’s audience share position more rapidly than does the volume of local and regional advertising revenue. Therefore, we focus on sales of local and regional advertising. During the year ended December 31, 1998 and the nine months ended September 30, 1999, no single advertiser accounted for as much as 1.0% of our net broadcasting revenue.

      Our advertising revenue is typically collected within 120 days of the date on which the related advertisement is aired. Most accrued expenses, however, are paid within 45 to 60 days. As a result of this time lag, working capital requirements have increased as we have grown and will likely increase in the future.

      Historically, we have generated net losses primarily as a result of significant charges for depreciation and amortization relating to the acquisition of radio stations and interest charges on outstanding debt. We amortize FCC licenses and goodwill attributable to the acquisition of radio stations over a 40-year period. Based upon the large number of acquisitions we consummated within the last 18 months, we anticipate that depreciation and amortization charges will continue to be significant for several years. To the extent that we complete additional acquisitions, our interest expense and depreciation and amortization charges are likely to increase. If this occurs, we would expect to continue to incur net losses.

      Our financial results are dependent on a number of factors, including the general strength of the local and national economies, population growth, the ability to provide popular programming, local market and regional competition, relative efficiency of radio broadcasting compared to other advertising media, signal strength and government regulation and policies. From time to time the markets in which we operate experience weak economic conditions that may negatively affect our revenue. We believe, however, that this impact is somewhat mitigated by our diverse geographical presence.

      The performance of a radio station group, such as ours, is customarily measured by its ability to generate broadcast cash flow. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that broadcast cash flow is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

Results of Operations

  Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

      As a result of the June 15, 1998 transactions, we expanded from a small broadcaster (represented, from an accounting standpoint, by Faircom’s six stations in two markets) to a group broadcaster operating 33 stations in ten different markets. Because of our June 1998 acquisitions and, to a lesser extent, our acquisitions of stations in St. Cloud, Minnesota and Erie, Pennsylvania in 1999, we experienced substantial increases in net broadcast revenues, station operating expenses, depreciation and amortization, corporate general and administrative expenses, and interest expense in the first nine months of 1999 compared to the comparable 1998 period. Accordingly, the results of our operations in the first nine months of 1999 are not comparable to those of the prior nine-month period, nor are they necessarily indicative of results in the future.

      For the first nine months of 1999 compared to the comparable 1998 period, net broadcast revenues increased 84.2% from $9,484,000 to $17,465,000, station operating expenses increased 94.2% from $6,727,000 to $13,066,000, and depreciation and amortization increased 93.6% from $1,466,000 to $2,838,000. We experienced a 25.0% increase from $1,360,000 to $1,699,000 in corporate general and administrative expenses in the first nine months of 1999 compared to the 1998 period. This increase was comparatively less because these expenses in 1998 included $530,000 in additional compensation expense resulting from our issuance of stock options in the Faircom merger to two officers of Faircom, as provided in the merger agreement. Interest expense increased 19.7% from $2,029,000 to $2,430,000 as a result of increased borrowings used to finance the various acquisitions.

      While acquisitions have affected the comparability of our operating results for the nine-month periods, we believe meaningful quarter-to-quarter comparisons can be made for results of operation for those markets in which we have been operating for the five full quarters since the June 1998 acquisitions, exclusive of any markets held for sale. This group of comparable markets is currently represented by six markets and 23 stations. In these comparable markets, for the three months ended September 30, 1999 as compared to the same period in 1998, our net broadcast revenues, excluding barter revenues, increased 3.8% and broadcast cash flow increased by 2.0%.

      These comparative results were adversely affected by circumstances in our Flint, Michigan market. The competitive environment in Flint changed in late 1997 with the addition of a new commercial FM radio station. The Flint school system previously owned this station and operated it as a non-commercial facility. The school board sold the station at auction to an experienced commercial broadcaster. In 1998, and shortly before we took control of Faircom’s cluster of three stations in the Flint market, the new commercial station changed format and in 18 months became the top station in the marketplace in terms of adult listenership. Its success impacted advertising market rates and the distribution of advertising dollars to stations in the market, adversely affecting our market share of revenues, along with that of other competitors. It is estimated by an industry source that in 1999, its first full year of commercial operation, the new station will capture approximately 17% of the market revenue. In January 1999, we made significant changes in the management structure and personnel at our Flint stations, which had been delayed due to certain contractual arrangements. The acclimation of the new management team and related operational changes have taken most of 1999 to have effect. For these reasons, we do not believe the results of our Flint stations will be comparable until the end of the first quarter of 2000.

      For the 20 stations in our other five comparable markets, net broadcast revenues, excluding barter revenues, increased 8.6% and broadcast cash flow increased 21.3% for the third quarter of 1999 as compared to the same period in 1998.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      As a result of the significant change in the size of our operations brought about by the acquisitions made by us on June 15, 1998, our net broadcast revenues grew from $5,993,000 to $14,771,000. Our key focus in 1998 was developing the platform from which we could carry out our operating strategies as a much larger radio company. Development of the platform required significant expenditures. We viewed these costs as investment costs that would provide returns to us in future years. Operationally, we replaced general managers in eight of our markets and added or replaced general sales managers in six markets in order to implement aggressive sales programs. We invested significantly in the hiring and training of sales personnel and in increased promotional spending in all markets. Finally, we developed a corporate staff designed to support a much larger operation. In 1997, the Faircom corporate office was a very small operation. While that facility and expense have been maintained, our primary administrative offices are now located in Covington, Kentucky. The cost of additional executive personnel and administrative expense amounted to $940,000 from June 16, 1998 through December 31, 1998 as a result of the Faircom merger. Additionally, the issuance of stock options granted as of June 15, 1998 to two officers of Faircom under the terms of the merger agreement with Faircom resulted in the recognition, as of such date of grant, of approximately $530,000 in additional compensation expense which is included in corporate general and administrative expense for 1998. Consequently, our 1998 operating loss of $433,000 compared unfavorably with operating income of $1,015,000 in 1997.

      Interest expense was $2,883,000 in 1998 as compared with $1,331,000 in 1997 principally due to the debt incurred in connection with the June 15, 1998 transactions and, to a lesser extent, to debt incurred in connection with Faircom’s acquisition of the stations in Mansfield and Shelby, Ohio.

      There were no federal, state or local income taxes in 1998 as a result of a net loss.

      In 1998, net loss declined to $4,460,000 from $4,696,000 in 1997 as a result of the increase in operating losses and the increase in interest expense being offset by lower net extraordinary losses from debt extinguishment.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

      The results of Faircom’s operations for the year ended December 31, 1997 compared to the year ended December 31, 1996 are not comparable or necessarily indicative of results in the future due to the significance of acquisitions.

      As of June 30, 1997, Faircom, through a wholly-owned subsidiary, Faircom Mansfield Inc., acquired the assets and operations of two radio stations, WMAN(AM) and WYHT(FM), both located in Mansfield, Ohio for aggregate cash consideration of $7,650,000. The acquisition was accounted for as a purchase, and accordingly, the operating results of the Mansfield stations were included in the Consolidated Statements of operations from the date of acquisition.

      The increase in Faircom’s net broadcast revenues in 1997 as compared with 1996 resulted principally from the ownership and operation of the Mansfield stations during 1997. Net broadcast revenues increased to $5,993,000 from $4,874,000, or 23.0%, in 1997 as compared with 1996.

      Station operating expenses increased in 1997 as compared with 1996, primarily as a result of the acquisition of the Mansfield stations. Such increase was to $3,860,000 from $2,993,000, or 29.0%, in 1997 as compared with 1996.

      Depreciation and amortization and interest expense increased in 1997 as compared with 1996 as a result of the addition of assets and debt incurred in connection with the acquisition of the Mansfield stations.

      Taxes on income for both 1997 and 1996 related principally to state income taxes. There were no current federal income taxes in 1997, as a result of a net loss. Current federal income taxes in 1996 were offset in full by the utilization of net operating loss carryforwards. Faircom has provided valuation allowances equal to its deferred tax assets because of uncertainty as to their future utilization. The deferred tax assets relate principally to net operating loss carryforwards. Although Faircom was marginally profitable in 1994 through 1996, the loss in 1997 along with substantial historical losses caused management to conclude that it was still premature to reduce the valuation allowance.

      As a result principally of an extraordinary loss from debt extinguishment of $4,703,000, offset in part by an extraordinary gain from debt extinguishment of $370,000, net loss was $4,696,000 for 1997 compared to net income of $279,000 in 1996.

Liquidity and Capital Resources

      In the nine months ended September 30, 1999, we used net cash in operating activities of $1,383,000 compared with $553,000 for 1998. In the nine months ended September 30, 1999, proceeds of $22,112,000 from the issuance of convertible preferred stock and $16,500,000 from long-term borrowings, together with $7,600,000 of proceeds from the sale of radio stations, provided substantially all of the funds used in operating activities, and for acquisitions, capital expenditures, principal payments on long-term debt, payment of professional fees (which were mostly incurred in connection with the June 15, 1998 transactions), and other investing and financing activity cash requirements. We experienced a net increase in cash of $1,647,000 in the nine months ended September 30, 1999 compared with a net decrease of $142,000 in the same period in 1998.

      Our borrowings are made under our existing bank credit facility with a group of lenders, which provides for a senior reducing revolving credit facility with an original commitment of up to $55,000,000 expiring March 31, 2005 (the commitment was $52,937,500 at September 30, 1999). This facility permits the borrowing of available credit for working capital and acquisitions, including related acquisition expenses. In addition, subject to available credit, we may request from time to time that our lenders issue letters of credit on the same terms as the credit facility. At September 30, 1999, we had borrowed $46,935,000 under this facility. The remaining unused portion of this facility of $6,002,500 was available to finance other acquisitions, subject to restrictions contained in the facility. Due to the intended retirement of debt under our existing bank credit facility in the first fiscal quarter of 2000, we anticipate taking a one-time charge of $1.6 million to reflect the write-off of deferred financing fees.

      Under our existing bank credit facility, we are required to maintain an interest rate coverage ratio (EBITDA to annual interest expense), a fixed charge coverage ratio (EBITDA to annual fixed charges), and a financial leverage ratio (total debt to Adjusted EBITDA, as defined in the facility). To maintain compliance with these covenants, we reduced our outstanding borrowings during the fourth quarter of 1999.

      Interest under our existing bank credit facility is payable, at our option, at alternative rates equal to the LIBOR rate plus 1.50% to 3.50%, or the base rate announced by the Bank of Montreal plus 0.25% to 2.25%. As of September 30, 1999, borrowings under the existing bank credit facility bore interest at a blended rate of 9.06% per annum.

      In November 1999, we amended our existing bank credit facility in order to cure our non-compliance with certain covenants as of September 30, 1999 and agreed to (a) borrow no additional funds during the balance of 1999, (b) obtain by no later than November 30, 1999 satisfactory written commitments for the issuance of additional equity with net proceeds of at least $10,000,000 and (c) issue this equity no later than December 30, 1999. In order to satisfy these requirements, on November 24, 1999 we entered into purchase agreements with several investors under which the investors agreed to purchase a total of $19,500,000 of our equity capital. Commitments for this equity capital were originally in the amount of $22,000,000 and were reduced to $19,500,000 because of legal restrictions applicable to one of the investors. This equity purchase was completed on December 14, 1999 with the issuance of 3,545,453 shares of our new Series K convertible preferred stock at $5.50 per share. From the net proceeds, we reduced our borrowings under our existing bank credit facility by $15,775,000.

      We currently also have a commitment for (a) a new $125,000,000 senior secured seven-year reducing revolving bank credit facility and (b) an additional $50,000,000 revolving facility available on substantially the same terms to fund future acquisitions, which would be available for 24 months and thereafter would convert to a term loan maturing December 31, 2006. This new bank credit facility would permit the borrowing of available credit for working capital requirements and general corporate purposes, including transaction fees and expenses, to repay our existing bank credit facility and to fund pending and permitted future acquisitions. The new facility would permit us to request from time to time that the lenders issue letters of credit in an amount up to $25,000,000 in accordance with the same lending provisions. The commitment, and our maximum borrowings, would reduce over five years beginning in 2002 as follows:

December 31,	Commitment Amount

2001	$125,000,000

2002	106,250,000

2003	87,500,000

2004	62,500,000

2005	37,500,000

2006	—

The $25,000,000 letter of credit sub-limit would also reduce proportionately but not below $15,000,000. Mandatory prepayments and commitment reductions would also be required from certain asset sales, subordinated debt proceeds, excess cash flow amounts and sales of equity securities.

      Under the new bank credit facility, we would be required to maintain a minimum interest rate coverage ratio, minimum fixed charge coverage ratio, maximum corporate overhead and maximum financial leverage ratio and to observe negative covenants customary for facilities of this type. Borrowings under the new credit facility would bear interest at a rate equal to (a) the higher of the rate announced or published publicly from time to time by the agent as its corporate base rate of interest or the Overnight Federal Funds Rate plus 0.5%, in either case plus the applicable margin determined under the credit facility, or (b) the reserve-adjusted Eurodollar Rate plus the applicable margin. We would be required to pay certain fees to the agent and the lenders for the underwriting commitment, administration and use of the credit facility. Our indebtedness under the new bank credit facility would be collateralized by liens on substantially all of our assets and by a pledge of our operating and license subsidiaries’ stock and would be guaranteed by those subsidiaries.

      In the first quarter of 1999, we received $5,030,000 in gross proceeds from the issuance of shares of our Series F and G convertible preferred stock at $5.00 per share. In the second quarter of 1999, the holders of the Series F convertible preferred stock purchased an additional $5,082,000 of our Series F convertible preferred stock at $5.00 per share to finance a portion of the acquisition price of the St. Cloud stations. In May 1999, we borrowed $8,500,000 under the credit agreement to finance the balance of the purchase price of the St. Cloud stations and related transaction fees. In June 1999, three existing shareholders purchased $3,500,000 of a new series of convertible preferred stock, Series H convertible preferred stock, at $5.50 per share. We used the proceeds to reduce bank debt and fund working capital requirements. Additionally, certain existing investors and two new investors purchased an additional $8,500,000 of Series H convertible preferred stock in August 1999. We used $1,000,000 of the proceeds to pay down borrowings under our credit facility. We used the balance of the proceeds, along with additional borrowings under our existing bank credit facility, to finance the acquisition and the initial capital expenditure and working capital needs of the Erie stations.

      Consummation of our pending acquisitions in El Paso, Texas and Utica-Rome and Watertown, New York, anticipated to take place in the first quarter of 2000, will require cash of $67,500,000, not including transaction fees and costs. Our pending acquisition of KZAP(FM) in Chico, California for $1,400,000 is not expected to occur until late in the first quarter or early in the second quarter of 2000. We expect this offering will close at the same time as, or before, we close the El Paso, Texas and Utica-Rome and Watertown, New York acquisitions. In that case, we expect the funds required to complete these acquisitions and to fulfill additional working capital needs of the new stations will be provided through borrowings under the new bank credit facility, net proceeds from the sale of our Series K convertible preferred stock and net proceeds of this offering. If, however, we are required to close these pending acquisitions before we close this offering, we would require additional financing. To cover this contingency, we expect to obtain a bridge loan commitment from Prudential Securities Credit Corp., an affiliate of Prudential Securities Incorporated, one of the underwriters in this offering. Under this commitment, we could borrow up to $25.5 million to pay part of the purchase price for one or both of the El Paso or Utica-Rome and Watertown acquisitions. The bridge loan would be repaid with the proceeds of this offering.

      We expect over the next 12 months to incur up to $1,900,000 of capital expenditures to upgrade our equipment and facilities, primarily at stations recently acquired and at those in the process of being acquired, in order to remain competitive and create cost savings over the long term.

      We believe the net proceeds from this offering, from the issuance of shares of our Series K convertible preferred stock and from the sales of our Kingman stations and Lake Tahoe stations will be sufficient to pay off our existing bank credit facility, to redeem our outstanding Series B convertible preferred stock; to pay all accumulated and unpaid preferred stock dividends, to meet our requirements for corporate expenses and capital expenditures for at least one year, based on our projected operations and indebtedness, and, when combined with borrowings available under the new bank credit facility, to consummate our pending acquisitions.

Year 2000 Computer System Compliance

      The “Year 2000” issue results from the fact that many computer programs were written with date-sensitive codes that utilize only the last two digits (rather than all four digits) to refer to a particular year. As the year 2000 approaches, these computer programs may be unable to process accurately certain date-based information, as the program may interpret the year 2000 as 1900.

      We utilize various information technology (IT) systems in the operation of our business, including accounting and financial reporting systems and local and wide area networking infrastructure. In addition to IT systems, we also rely on several non-information technology (non-IT) systems that could potentially pose Year 2000 issues, including traffic scheduling and billing systems and digital audio systems providing automated broadcasting. Finally, in addition to the risks posed by Year 2000 issues involving our own IT and non-IT systems, we could also be affected by any Year 2000 problems experienced by our key business partners, which include local and national advertisers, suppliers of communications services, financial institutions and suppliers of utilities. We have addressed the Year 2000 issue in our existing properties in four phases: (a) assessment of the existence, nature and risk of Year 2000 problems affecting our systems; (b) remediation of our systems, whether through repair, replacement or upgrade, based on the findings of the assessment phase; (c) testing of the enhanced or upgraded systems; and (d) contingency planning.

      In the fourth quarter of 1998, we engaged the services of an independent Year 2000 consultant in order to analyze the scope of our Year 2000 compliance issues and to initiate formal communications with our advertisers, suppliers, lenders and other key business partners to determine their exposure to the Year 2000 issue.

      During the first quarter of 1999, we completed the assessment phase with respect to the IT-systems and non-IT systems. Based on the findings of the assessment phase, we developed a detailed plan for the remaining three phases.

      The following is a summary of the status of our Year 2000 plans in the IT and non-IT areas relative to the stations we currently own and expect to continue to own on January 1, 2000:

  IT Systems

      During the assessment phase, we evaluated the level of Year 2000 compliance of IT systems and hardware in our executive offices and all markets. All financial and networking systems that had been determined to be non-compliant were upgraded and tested. We determined that several of our personal computers are not year 2000 compliant. Several of the noncompliant personal computers are either upgradable at a minimal cost or are used for tasks where their noncompliance will not impact their functionality. We have completed all necessary upgrades of our personal computers. There are personal computers we were required to replace in 1999, and the cost of replacement is included in our capital plan. We have made all necessary replacements. Costs associated with our IT system upgrades were immaterial.

  Non-IT Systems

      We acquired all of our currently-owned radio stations on or after June 15, 1998 from several independent operators. As part of our ongoing plan to provide our stations with a standardized digital audio broadcast system and, thus, to realize certain of the efficiencies of operating as a larger broadcast group, we have systematically upgraded the broadcast systems and other technical equipment at our stations. Although this upgrading plan has had a business purpose independent of Year 2000 compliance, we have required, as a matter of course, written assurance from our suppliers that the new broadcast systems are Year 2000 compliant. With respect to those currently-owned properties that we expect to own on January 1, 2000, we have completed the upgrading project. We have included the costs of the upgrade project in capital expenditures. We have conducted and completed our own testing of the broadcast systems at all of our stations. Costs associated with this testing were immaterial. The traffic scheduling and billing systems currently utilized at our stations are provided to us by three suppliers on a Year 2000 compliant basis, as confirmed by our tests of these systems.

      During the first quarter of 1999, we compiled a detailed inventory of key business partners and prioritized the list based on potential impact on our company in the event that the business partners experienced severe operational or financial hardship as a result of Year 2000 non-compliance. We contacted our business partners and asked them to complete a detailed questionnaire regarding their own Year 2000 assessment. We focused this review on our most critical business partners and following this review, established contingency plans. For the stations acquired after the first quarter of 1999, we identified the most critical business partners where Year 2000 noncompliance could create an impact on us. We incorporated these business partners into our contingency planning.

      With respect to the stations that we have agreed to acquire, we believe the Year 2000 assessment phase has commenced and is continuing. Our agreement to acquire stations in Utica-Rome and Watertown, New York, signed on July 29, 1999, and our agreement to acquire stations in El Paso, Texas, signed on

September 14, 1999, will not be closed until after January 1, 2000. We believe the Year 2000 assessment of these stations by the seller is underway, and we plan to monitor all remediation and testing activities, which the seller has agreed to complete. We have no reason to believe that all systems at these stations will not be able to be brought into Year 2000 compliance in a timely manner.

      We have budgeted $100,000 in 1999 for capital expenditures and $50,000 for expenses involved in Year 2000 remediation of our existing stations. We do not expect total expenditures to exceed the total budgeted amount. To the extent that any material Year 2000 problems are discovered at the Utica-Rome, Watertown or El Paso stations, we will have a contractual claim against the seller for any material losses suffered as a result.

      Although we have not received any information to date that would lead us to believe that our internal Year 2000 compliance will not be completed on a timely basis or that the related costs will have a material adverse effect on our operations, cash flows or financial condition, our work relative to our business partner interfaces is ongoing. Accordingly, unexpected costs associated with the interruption of operation of our stations could occur and, if significant, could have a material adverse effect on our operations, cash flows and financial condition. The most reasonably likely worst-case scenarios include loss of power and communications links. The impact of these uncertainties on our results of operations, liquidity and financial condition is not determinable. We have completed the assessment of external and non-IT system risks and our related Year 2000 testing and have established contingency plans for all critical systems.

Market Risk

      We are exposed to the impact of interest rate changes because of borrowings under our existing bank credit facility. It is our policy to enter into interest rate transactions only to the extent considered necessary to meet our objectives and to comply with the requirements of this facility. We have not entered into interest rate transactions for trading purposes.

      To satisfy the requirements imposed under the terms of our existing credit facility, we entered into a two-year collar agreement with the Bank of Montreal effective August 17, 1998 for a notional amount of $34.4 million to mitigate the risk of interest rates increasing under this facility. This agreement is based on the three-month LIBOR rate, has a Cap Rate, as defined, of 6.50% and a Floor Rate, as defined, of 5.28%. These rates are exclusive of additional spreads over the LIBOR rate depending upon our financial leverage. Of the $46.9 million principal amount outstanding under our existing bank credit facility at September 30, 1999, the annual interest expense would fluctuate by a maximum of $420,000 on $34.4 million based on the defined Cap and Floor rates. Fluctuation in interest expense on the remaining $12.5 million would not be material.

BUSINESS

General

      We are a radio broadcasting company focused on acquiring, developing and operating radio stations in small and mid-sized markets. Upon completion of the transactions described under the heading “Pending Transactions” in this prospectus, we will own and operate 28 FM and 14 AM radio stations in 11 markets. We have assembled clusters of radio stations that rank first or second in terms of revenue share in substantially all of our markets. On an historical basis, for the nine months ended September 30, 1999, we had net broadcast revenues of $17.5 million and broadcast cash flow of $4.2 million. After giving pro forma effect to the transactions described in the unaudited pro forma financial statements included elsewhere in this prospectus, we would have had net broadcast revenues of $27.9 million and broadcast cash flow of $10.8 million for the nine months ended September 30, 1999.

      Our primary strategy is to secure and maintain a leadership position in the markets we serve and to expand into additional small and mid-sized markets where we believe we can achieve a leadership position. After we enter a market, we seek to acquire stations that, when integrated with our existing operations, will allow us to reach a wider range of demographic groups that appeal to advertisers, increase revenue and achieve substantial cost savings. Additionally, we believe that our advertising pricing on the basis of cost per thousand impressions, combined with the added reach of our radio station clusters, allows us to compete successfully for advertising revenue against non-traditional competitors such as print media, television and outdoor advertising.

      Relative to the largest radio markets in the United States, we believe that the small and mid-sized markets represent attractive operating environments because they are generally characterized by:

•	a greater use of radio advertising compared to the national average;

•	substantial growth in advertising revenues as national and regional retailers expand into small and mid-sized markets;

•	a weaker competitive environment characterized by small independent operators, many of whom lack the capital to produce locally-originated programming and/or to employ more sophisticated research, marketing, management and sales techniques;

•	less direct format competition due to a smaller number of stations in any given market; and

•	lower overall susceptibility to fluctuations in general economic conditions due to a lower percentage of national versus local advertising revenues.

      We believe that these operating characteristics, coupled with the opportunity to establish or expand radio station clusters within a specific market, create the potential for revenue growth and cost efficiencies.

      Our portfolio of radio stations is diversified in terms of geographic location, target demographics and format. We believe that this diversity helps insulate us from downturns in specific markets and changes in format preferences.

Corporate History and Recently Completed Transactions

      We were formed in November 1996 by Terry S. Jacobs and William L. Stakelin. During 1997 and the first half of 1998, we engaged in limited operations consisting principally of the ownership and operation of one AM radio station in San Diego, California and the operation of 24 other radio stations in eight California, Arizona and South Carolina markets under time brokerage agreements. On June 15, 1998, we acquired a total of 31 radio stations in nine markets, including the 24 stations operated under time brokerage agreements. With the completion of additional acquisitions and dispositions during the balance of 1998 and 1999, we currently own and operate a total of 32 radio stations in nine markets located in California, Arizona, Minnesota, Michigan, Ohio and Pennsylvania.

      The table below sets forth information regarding our completed acquisitions and dispositions from June 15, 1998:

				Purchase
		No. of		Price (1)
Acquisitions	Market	Stations	Call Letters	(in millions)		Date Completed

Faircom Inc.	Flint, MI	3	WCRZ(FM) WFNT(AM) WWBN(FM)		(2)	6/15/98
	Mansfield, OH	3	WYHT(FM) WMAN(AM) WSWR(FM)

The Park Lane Group	Redding, CA	2	KQMS(AM) KSHA(FM)	$24.2		6/15/98
	Chico, CA	3	KPPL(FM) KFMF(FM) KALF(FM)
	Palmdale, CA	2	KVOY(AM) KTPI(FM)
	Victorville, CA	2	KROY(AM) KATJ(FM)
	Kingman, AZ	2	KAAA(AM) KZZZ(FM)
	So. Lake Tahoe, CA	2	KOWL(AM) KRLT(FM)
	Flagstaff, AZ	3	KVNA(AM) KVNA(FM) KZGL(FM)

Alta California Broadcasting, Inc.	Redding, CA	4	KRDG(FM) KNNN(FM) KRRX(FM) KNRO(AM)	3.7	(3)	6/15/98

Continental Radio Broadcasting, L.L.C	Kingman, AZ	2	KFLG(AM) KFLG(FM)	3.9	(4)	6/15/98

Ruby Broadcasting/ Topaz Broadcasting, Inc.	Victorville, CA	3	KIXW(AM) KZXY(FM)	7.4	(5)	6/15/98
			KIXA(FM)

Oasis Radio, Inc.	Palmdale-Lancaster, CA	1	KOSS(FM)	1.6		11/30/98

WJON Broadcasting Company	St. Cloud, MN	3	KMXK(FM) WJON(AM) WWJO(FM)	12.7		5/6/99

Media One Group-Erie, Ltd.	Erie, PA	3	WXKC(FM) WRIE(AM) WXTA(FM)	13.5		9/1/99

				Purchase
		No. of		Price (1)
Dispositions	Market	Stations	Call Letters	(in millions)	Date Completed

	Charleston, SC	1	WSSP(FM)	$1.6	3/15/99
	San Diego, CA	1	KCBQ(AM)	6.0	8/1/99
	Kingman, AZ	4	KFLG(AM) KFLG(FM) KZZZ(FM) KAAA(AM)	5.4	10/15/99
	Lake Tahoe, CA	2	KRLT(FM) KOWL(AM)	1.2	11/1/99

(1)	The purchase price includes, in certain cases, amounts paid under consulting or noncompetition agreements.

(2)	We acquired our six stations serving the Flint, Michigan and Mansfield, Ohio areas through a merger with Faircom Inc. in which we issued 3,720,620 shares of our Series C convertible preferred stock.

(3)	We acquired all of the outstanding capital stock of Alta California Broadcasting, Inc. for $2.6 million in cash and assumed liabilities and 205,250 shares of our Series E convertible preferred stock.

(4)	We acquired the FCC licenses and related assets of these two stations for $3.7 million in cash. We separately acquired the accounts receivable of these stations for an additional purchase price of $130,000.

(5)	We acquired two of these stations from Ruby Broadcasting, Inc., an affiliate of Topaz Broadcasting, Inc. We acquired all of the outstanding capital stock of Topaz Broadcasting, Inc. for 242,592 shares of our Series E convertible preferred stock and immediately thereafter acquired a third station for $215,000 in cash and assumed liabilities under an asset purchase agreement between Topaz and Rasa Communications Corp.

Acquisition Strategy

      Our acquisition strategy is to expand within our existing markets and into new small and mid-sized markets where we believe we can effectively use our operating strategies. In considering new markets, we focus on those markets that have a minimum of $8.0 million in gross radio advertising revenue where we believe we can build a station cluster that will generate at least $1.0 million in annual broadcast cash flow. Although significant competition exists among potential purchasers for suitable radio station acquisitions throughout the United States, we believe that there is currently less competition, particularly from the larger radio operators, in the small and mid-sized markets. This has afforded us relatively more attractive acquisition opportunities in these markets. After entering a market, we seek to acquire additional stations that will allow us to reach a wider range of demographic groups to appeal to advertisers and increase revenue. We also integrate these stations into our existing operations in an effort to achieve substantial cost savings. We have sold or will sell stations in different markets that did not or do not fit within our existing acquisition strategy. Risks and uncertainties related to our acquisition strategy are discussed in the “Federal Regulation of Radio Broadcasting” and “Risk Factors” sections of this prospectus.

      We believe that the creation of strong station clusters in our local markets is essential to our operating success. In evaluating an acquisition opportunity in a new market, we assess our potential to build a leading radio station cluster in that market over time. We will not consider entering a new market unless we can acquire multiple stations in that market. We also analyze a number of additional factors we believe are important to success, including the number and quality of commercial radio signals broadcasting in the market, the nature of the competition in the market, our ability to improve the operating performance of the radio station or stations under consideration and the general economic conditions of the market.

      We believe that our acquisition strategy, if properly implemented, could have a number of benefits, including:

•	greater revenue and broadcast cash flow diversity;

•	improved broadcast cash flow margins through the consolidation of facilities and the elimination of redundant expenses;

•	enhanced revenue by offering advertisers a broader range of advertising packages;

•	improved negotiating leverage with various key vendors;

•	enhanced appeal to top industry management talent; and

•	increased overall scale, which should facilitate our capital raising activities.

      We have developed a process for integrating newly acquired properties into our overall culture and operating philosophy, which involves the following key elements:

•	assess format quality and effectiveness so that we can refine station formats in order to increase audience and revenue share;

•	upgrade transmission, audio processing and studio facilities;

•	expand and strengthen the sales staff through active recruiting and in-depth training;

•	convert acquired stations to our communications network and centralized networked accounting system; and

•	establish revenue and expense budgets consistent with the programming and sales strategy and corresponding cost adjustments.

      From time to time, in compliance with applicable law, we enter into a local marketing agreement (under which separately owned and licensed stations agree to function cooperatively in terms of programming, advertising, sales and other matters), or a similar arrangement, with a target property prior to FCC final approval and the consummation of the acquisition, in order to gain a head start on the integration process.

Operating Strategy

      Our operating strategy focuses on maximizing our radio stations’ appeal to listeners and advertisers and, consequently, increasing our revenue and cash flow. To achieve these goals, we have implemented the following strategies:

      Ownership of Strong Radio Station Clusters. We seek to secure and maintain a leadership position in the markets we serve by owning multiple stations in those markets. By coordinating programming, promotional and sales strategies within each local station cluster, we attempt to capture a wider range of demographic listeners to appeal to advertisers. We believe that the diversification of our programming formats and inventory of available advertising time strengthen relationships with advertisers, increasing our ability to maximize the value of our inventory. We believe that operating multiple stations in a market enhances our ability to market the advantages of advertising on radio versus other media, such as newspapers and television.

      We believe that our ability to utilize the existing programming and sales resources of our radio station clusters enhances the growth potential of both new and underperforming stations while reducing the risks associated with the implementation of station performance improvements such as new format launches. We believe that operating leading station clusters allows us to attract and retain talented local personnel, who are essential to our operating success. Furthermore, we seek to achieve cost savings within a market through the consolidation of facilities, sales and administrative personnel, management and operating resources, such as on-air talent, programming and music research, and the reduction of other redundant expenses.

      Aggressive Sales and Marketing. We seek to maximize our share of local advertising revenue in each of our markets through aggressive sales and marketing initiatives. We provide extensive training through in-house sales and time management programs and independent consultants who hold frequent seminars and are available for consultation with our sales personnel. We emphasize regular, informal exchanges of ideas among our management and sales personnel across our various markets. We seek to maximize our revenue by utilizing sophisticated inventory management techniques to provide our sales personnel with frequent price adjustments based on regional and local market conditions. We further strengthen our relationship with some advertisers by offering the ability to create customer traffic through an on-site event staged at, and broadcast from, the advertiser’s business location. We believe that, prior to their acquisition, many of our newly acquired stations had underperformed in sales, due primarily to undersized sales staffs. Accordingly, we have significantly expanded the sales forces of many of our acquired stations.

      Targeted Programming and Promotion. To maintain or improve our position in each market, we combine extensive market research with an assessment of our competitors’ vulnerabilities in order to identify significant and sustainable target audiences. We then tailor the programming, marketing and promotion of each radio station to maximize its appeal to the targeted audience. We attempt to build strong markets by:

•	creating distinct, highly visible profiles for our on-air personalities, particularly those broadcasting during morning drive time, which traditionally airs between 6:00 a.m. and 10:00 a.m.;

•	formulating recognizable brand names for select stations; and

•	actively participating in community events and charities.

      Decentralized Operations. We believe that radio is primarily a local business and that much of our success will be the result of the efforts of regional and local management and staff. Accordingly, we decentralize much of our operations at these levels. Each of our station clusters is managed by a team of experienced broadcasters who understand the musical tastes, demographics and competitive opportunities of their particular market. Local managers are responsible for preparing annual operating budgets and a portion of their compensation is linked to meeting or surpassing their operating targets. Corporate management approves each station cluster’s annual operating budget and imposes strict financial reporting requirements to track station performance. Corporate management is responsible for long range planning, establishing corporate policies and serving as a resource to local management.

Management Team

      Our senior management team, as a group, has over 85 years of experience in the radio broadcasting industry and has negotiated the acquisition of 119 radio stations, including, since 1998, the 42 stations currently owned or to be acquired by us upon consummation of our pending acquisitions.

      Our Chairman, Chief Executive Officer and Treasurer, Terry S. Jacobs, has 20 years of experience as the founder and chief executive officer of three radio broadcasting companies, including Jacor Communications, Inc. (today a part of Clear Channel Communications Inc.) which, during his tenure, grew to become the ninth largest radio company in the United States and which also owned Eastman Radio, Inc., one of the leading national radio sales representation firms (today a part of Katz Communications). Mr. Jacobs served as President and Chief Executive Officer of a privately held radio broadcast company which he co-founded in 1993 under the name “Regent Communications, Inc.” (Regent I) and which acquired and operated 16 radio stations until its merger into Jacor Communications, Inc. in February 1997.

      William L. Stakelin, our President and Chief Operating Officer, has been nationally recognized for his contributions to the radio broadcasting industry, having received the 1999 National Radio Award given by the National Association of Broadcasters. Mr. Stakelin, who co-founded Apollo Radio, Ltd. in 1988, has over 40 years of experience in the radio industry, with over 30 of those years in station and group management. Mr. Stakelin has served as Chairman of the National Association of Broadcasters, the industry’s primary lobbying voice, and as President and Chief Executive Officer of the Radio Advertising Bureau, the industry’s sales and marketing association.

      Our Senior Vice President, Fred L. Murr, who assists Mr. Stakelin in the management of our broadcasting operations, has over 27 years of experience in the radio industry as a successful general manager of stations in small, mid-sized and large markets. Mr. Murr has particular expertise in sales aspects of the radio business and is a recognized industry expert in pricing and inventory control.

      Anthony A. Vasconcellos, our Vice President and Chief Financial Officer, joined us in September 1998 after serving seven years as a senior financial and accounting manager for LensCrafters. He also has four years of auditing experience with Coopers & Lybrand, and is a certified public accountant.

Station Portfolio

      If all of the pending transactions described in the “Pending Transactions” section of this prospectus are completed, we will own 28 FM and 14 AM radio stations in 11 small and mid-sized markets. The following table sets forth information about the stations that would be owned by us after giving effect to our pending transactions.

      As you review the information in the following table, you should refer to the “General Information” section of this prospectus, and you should note the following:

•	The abbreviation “MSA” in the table means the market’s rank among the largest metropolitan statistical areas in the United States.

•	The symbol “*” indicates a station that is the subject of one of our pending transactions. The completion of each of the pending transactions is subject to conditions. Although we believe these conditions are customary for transactions of this type, there can be no assurance that these conditions will be satisfied in any particular case.

•	In the Primary Demographic Target column, the letter “A” designates adults, the letter “W” designates women and the letter “M” designates men. The numbers following each letter designate the range of ages included within the demographic group.

•	Cluster Rank in Market Revenue in the table is the ranking, by radio cluster market revenue, of each of our radio clusters in its market among all other radio clusters in that market.

		Station		Cluster Rank
Radio Market/		Programming	Primary	in Market
Station Call Letters	MSA Rank	Format	Demographic Target	Revenue

Chico, CA	192			1
KFMF(FM)		Album Oriented Rock	M 18-49
KALF(FM)		Country	A 25-54
KPPL(FM)		Lite Rock	A 25-54
KZAP(FM)*		Rock	M 18-34

El Paso, TX	70			2
KSII(FM)*		Hot Adult Contemporary	A 18-34
KLAQ(FM)*		Rock	M 18-49
KROD(AM)*		News/ Talk	A 35+

Erie, PA	155			1
WXKC(FM)		Adult Contemporary	W 25-54
WRIE(AM)		Nostalgia	A 35+
WXTA(FM)		Country	A 25-54

Flint, MI	116			2
WFNT(AM)		News/ Talk/ Sports	A 35+
WCRZ(FM)		Adult Contemporary	W 25-54
WWBN(FM)		Album Oriented Rock	M 18-49

Mansfield, OH	N/ A			1
WMAN(AM)		News/ Talk/ Sports	A 35+
WYHT(FM)		Adult Contemporary	W 25-54
WSWR(FM)		Oldies	A 35-54

		Station		Cluster Rank
Radio Market/		Programming	Primary	in Market
Station Call Letters	MSA Rank	Format	Demographic Target	Revenue

Palmdale, CA	N/ A			1
KAVC(AM)		Religion	A 35+
KTIP(FM)		Country	A 25-54
KOSS(FM)		Adult Contemporary	W 25-54

Redding, CA	218			1
KQMS(AM)		News/ Talk/ Sports	A 35+
KSHA(FM)		Soft Adult Contemporary	W 25-54
KNNN(FM)		Current Hit Radio	A 18-34
KRDG(FM)		Oldies	A 35-54
KRRX(FM)		Rock	M 18-49
KNRO(AM)		Classic Country	M 35+

St. Cloud, MN	216			1
KMXK(FM)		Oldies	A 35-54
WJON(AM)		News	A 35+
WWJO(FM)		Country	A 25-54

Utica-Rome, NY	150			1
WODZ(FM)*		Oldies	A 35-54
WLZW(FM)*		Adult Contemporary	W 25-54
WFRG(FM)*		Country	A 25-54
WIBX(AM)*		News/ Talk	A 35+
WRUN(AM)*		Sports	M 35+

Victorville, CA	N/ A			1
KZXY(FM)		Adult Contemporary	A 18-49
KIXW(AM)		Spanish	A 25-54
KATJ(FM)		Country	A 25-54
KIXA(FM)		Rock	M 18-49
KROY(AM)		News/ Talk	A 35+

Watertown, NY	252			1
WCIZ(FM)*		Classic Hits	A 25-54
WFRY(FM)*		Country	A 25-54
WTNY(AM)*		Talk	A 35+
WUZZ(AM)*		R&B Oldies	A 35+

Advertising Sales

      Virtually all of our revenue is generated from the sale of local, regional and national advertising for broadcast on our radio stations. In 1998, approximately 83.0% of our net broadcast revenue was generated from the sale of local and regional advertising. Additional broadcast revenue is generated from the sale of national advertising, network compensation payments and other miscellaneous transactions. See the “Management’s Discussion and Analysis” section of this prospectus. The major categories of our advertisers include telephone companies, restaurants, fast food chains, automotive companies and grocery stores.

      Each station’s local sales staff solicits advertising either directly from the local advertiser or indirectly through an advertising agency. We pay a higher commission rate to our sales staff for direct advertising sales. Through direct advertiser relationships, we can better understand the advertiser’s business needs and more effectively design advertising campaigns to sell the advertiser’s products. We employ personnel in each of our markets to produce commercials for the advertiser. In-house production combined with effectively designed advertising establishes a stronger relationship between the advertiser and the station cluster. National sales are made by a firm specializing in radio advertising sales on the national level in exchange for a commission based on gross revenue. Regional sales, which we define as sales in regions surrounding our markets to companies that advertise in our markets, are generally made by our local sales staff.

      Depending on the programming format of a particular station, we estimate the optimum number of advertising spots available. The number of advertisements that can be broadcast without jeopardizing listening levels is limited in part by the format of a particular station. Our stations strive to maximize revenue by managing advertising inventory. Our stations adjust pricing based on local market conditions and the ability to provide advertisers with an effective means of reaching a targeted demographic group. Each of our stations has a general target level of on-air inventory. This target level of inventory may be different at different times of the day but tends to remain stable over time. Much of our selling activity is based on demand for our radio stations’ on-air inventory and, in general, we respond to this demand by varying prices rather than our target inventory level for a particular station. Therefore, most changes in revenue can be explained by demand-driven pricing changes.

      A station’s listenership is reflected in ratings surveys that estimate the number of listeners tuned to the station and the time they spend listening. Each station’s ratings are used by its advertisers and advertising representatives to consider advertising with the station and are used by us to chart audience levels, set advertising rates and adjust programming. The radio broadcast industry’s principal ratings service is The Arbitron Company, which publishes periodic ratings surveys for significant domestic radio markets. These surveys are our primary source of audience ratings data.

      We believe that radio is one of the most efficient and cost-effective means for advertisers to reach specific demographic groups. Advertising rates charged by radio stations are based primarily on:

•	the supply of, and demand for, radio advertising time;

•	a station’s share of audiences in the demographic groups targeted by advertisers, as measured by ratings surveys estimating the number of listeners tuned to the station at various times; and

•	the number of stations in the market competing for the same demographic groups.

      Rates are generally highest during morning and afternoon commuting hours.

Competition

      The radio broadcasting industry is highly competitive. The success of each station depends largely upon audience ratings and its share of the overall advertising revenue within its market. Stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. Building a strong listener base consisting of a specific demographic group in a market enables an operator to attract advertisers seeking to reach those listeners. Companies that operate radio stations must be alert to the possibility of another station changing format to compete directly for listeners and advertisers. A station’s decision to convert to a format similar to that of another radio station in the same geographic area may result in lower ratings and advertising revenue, increased promotion and other expenses and, consequently, lower broadcast cash flow.

      Factors that are material to a radio station’s competitive position include management experience, the station’s local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. Recent changes in FCC policies and rules permit increased ownership and operation of multiple local radio stations. Management believes that radio stations that elect to take advantage of joint arrangements such as local marketing agreements or joint sales agreements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services.

      Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC, and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC’s multiple ownership rules regulating the number of stations that may be owned and controlled by a single entity. The FCC’s multiple ownership rules have changed significantly as a result of the Telecommunications Act. For more information about FCC regulation and the provisions of the Telecommunications Act, see the discussion in the “Federal Regulation of Radio Broadcasting” section of this prospectus.

      Stations compete for advertising revenue with other media, including newspapers, broadcast television, cable television, magazines, direct mail, coupons and outdoor advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by digital audio broadcasting. Digital audio broadcasting may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The delivery of information through the Internet also could create a new form of competition.

      The FCC has recently authorized spectrum for the use of a new technology, satellite digital audio radio services, to deliver audio programming. Digital audio radio services may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. It is not known at this time whether this digital technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. There are proposals before the FCC to permit a new low power radio service that could open up opportunities for low cost neighborhood service on frequencies that would not interfere with existing stations. No FCC action has been taken on this proposal to date. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth.

Employees

      At December 15, 1999, we employed 371 persons. None of these employees is covered by collective bargaining agreements. At our pending acquisition in Watertown, New York, two employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Properties and Facilities

      The types of properties required to support each of our radio stations include offices, studios, transmitter sites and antenna sites. A station’s studios are generally housed with its offices in business districts. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage.

      We currently own studio facilities in Redding, California; Burton (Flint), Michigan; St. Cloud, Minnesota; and Mansfield, Ohio. We own transmitter and antenna sites in Mojave (Palmdale), Redding and Victorville, California; Burton (Flint), Michigan; St. Cloud, Stearns County and Graham Township (St. Cloud), Minnesota; and Mansfield, Ohio. We expect to acquire additional real estate and to dispose of certain real estate in connection with our pending transactions. We lease our remaining studio and office facilities, including corporate office space in Covington, Kentucky and Old Brookville, New York, and our remaining transmitter and antenna sites. We do not anticipate any difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment.

      We believe that our properties are generally in good condition and suitable for our operations. However, we continually look for opportunities to upgrade our properties and intend to upgrade studios, office space and transmission facilities in several markets.

      Substantially all of our properties and equipment serve as collateral for our obligations under our existing credit facility and will serve as collateral under the new bank credit facility.

Legal Proceedings

      We currently and from time to time are involved in litigation incidental to the conduct of our business, but we are not a party to any lawsuit or proceeding that, in our opinion, is likely to have a material adverse effect on us.

      On July 29, 1998, we received a civil investigative demand from the Department of Justice in which the Department of Justice requested information from us to determine whether we violated particular antitrust laws by our acquisitions of stations in Redding, California on June 15, 1998. The demand requested written answers to interrogatories and the production of documents concerning the radio station market in Redding, in general, and our acquisitions there, in particular, to enable the Department of Justice to determine, among other things, whether the Redding acquisitions would result in excessive concentration in the market. We responded to the demand and the matter remains open. If the Department of Justice were to proceed with and successfully challenge the Redding acquisitions, we could be required to divest one or more radio stations in Redding.

      On March 30, 1999, we entered into an agreement to sell the assets of our two FM and one AM radio stations in Flagstaff, Arizona. In May 1999, an owner of competing stations in the Flagstaff, Arizona market filed an objection to the application asserting that the proposed transfer raises material issues of fact as to whether the transaction is anticompetitive. Action on the FCC application has been delayed by the filing of this objection and the FCC’s analysis of ownership concentration in Flagstaff. See the “Pending Transactions” section of this prospectus.

FEDERAL REGULATION OF RADIO BROADCASTING

      Introduction. The ownership, operation and sale of broadcast stations, including those licensed to us, are subject to the jurisdiction of the FCC, which acts under authority derived from the Communications Act of 1934, as amended, which is referred to in this prospectus as the Communications Act. The Telecommunications Act of 1996 made changes in several broadcast laws. Among other things, the FCC:

•	assigns frequency bands for broadcasting;

•	determines whether to approve changes in ownership or control of station licenses;

•	regulates equipment used by stations;

•	adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and

•	has the power to impose penalties for violations of its rules under the Communications Act.

      The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including fines, the grant of abbreviated license renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of FCC consent to acquire additional broadcast properties.

      License Grant and Renewal. Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. Licenses are renewed through an application to the FCC. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet certain requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed.

      We are not currently aware of any facts that would prevent the timely renewal of our licenses to operate our radio stations, although there can be no assurance that all of our licenses will be renewed.

      The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

      The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C.

      The following table sets forth the market, call letters, FCC license classification, antenna height above average terrain (HAAT), power and frequency of each of the stations owned and operated by us, after the completion of the pending transactions described in the “Pending Transactions” section of this prospectus, and the date on which each station’s FCC license expires.

							Expiration
	Station		HAAT in				Date of
Market	Call Letters	FCC Class	Meters	Power in Kilowatts	Frequency		FCC License

Chico, CA	KFMF(FM)	B1	344	2.0	93.9	MHz	12/01/05
	KPPL(FM)	B	193	28.0	107.5	MHz	12/01/05
	KALF(FM)	B	386	7.0	95.7	MHz	12/01/05
	KZAP(FM)*	B1	393	1.5	96.7	MHz	12/01/05

El Paso, TX	KSII(FM)*	C	433	98.0	93.1	MHz	08/01/05
	KLAQ(FM)*	C	424	88.0	95.5	MHz	08/01/05
	KROD(AM)*	B	N/ A	5.0	600	kHz	08/01/05

Erie, PA	WXKC(FM)	B	150	50.0	99.9	MHz	08/01/06
	WRIE(AM)	B	N/ A	5.0	1260	kHz	08/01/06
	WXTA(FM)	B1	154	10.0	97.9	MHz	08/01/06

Flint, MI	WCRZ(FM)	B	331	50.0	107.9	MHz	10/01/04
	WFNT(AM)	B	N/ A	daytime: 5.0	1470	kHz	10/01/04
				night: 1.0
	WWBN(FM)	A	328	6.0	101.7	MHz	10/01/04

Mansfield, OH	WYHT(FM)	B	67	17.5	105.3	MHz	10/01/04
	WMAN(AM)	C	N/ A	0.92	1400	kHz	10/01/04
	WSWR(FM)	A	91	3.0	100.1	MHz	10/01/04

Palmdale, CA	KAVC(AM)	C	N/ A	1.0	1340	kHz	12/01/05
	KOSS(FM)	A	94	2.9	105.5	MHz	12/01/05
	KTPI(FM)	A	176	1.9	103.1	MHz	12/01/05

Redding, CA	KRRX(FM)	C	600	100.0	106.1	MHz	12/01/05
	KNNN(FM)	A	100	5.3	99.3	MHz	12/01/05
	KNRO(AM)	B	N/ A	1.0	600	kHz	12/01/05
	KQMS(AM)	C	N/ A	1.0	1400	kHz	12/01/05
	KSHA(FM)	C	475	100.0	104.3	MHz	12/01/05
	KRDG(FM)	C2	325	9.9	105.3	MHz	12/01/05

St. Cloud, MN	KMXK(FM)	C2	150	50.0	94.9	MHz	04/01/05
	WJON(AM)	C	N/ A	1.0	1240	kHz	04/01/05
	WWJO(FM)	C	305	97.0	98.1	MHz	04/01/05

Utica-Rome, NY	WODZ(FM)*	B1	184	7.4	96.1	MHz	06/01/06
	WLZW(FM)*	B	201	25.0	98.7	MHz	06/01/06
	WFRG(FM)*	B	151	100.0	104.3	MHz	06/01/06
	WIBX(AM)*	B	N/ A	5.0	950	kHz	06/01/06
	WRUN(AM)*	B	N/ A	daytime: 5.0	1150	kHz	06/01/06
				night: 1.0

Victorville, CA	KZXY(FM)	A	100	6.0	102.3	MHz	12/01/05
	KIXW(AM)	D	N/ A	daytime: 5.0	960	kHz	12/01/05
				night: 0.029
	KATJ(FM)	A	472	0.26	100.7	MHz	12/01/05
	KIXA(FM)	A	325	0.56	106.5	MHz	12/01/05
	KROY(AM)	D	N/ A	daytime: 0.5	1590	kHz	12/01/05
				night: 0.131

Watertown, NY	WCIZ(FM)*	A	100	6.0	93.3	MHz	06/01/06
	WFRY(FM)*	C1	145	97.0	97.5	MHz	06/01/06
	WTNY(AM)*	B	N/ A	1.0	790	kHz	06/01/06
	WUZZ(AM)*	B	N/ A	daytime: 5.0	1410	kHz	06/01/06
				night: 1.0

*	Stations indicated with an asterisk (*) are subject to acquisition by us.

      Transfers or Assignment of Licenses. The Communications Act prohibits the assignment or transfer of a broadcast license without the prior approval of the FCC. In determining whether to grant approval, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including:

•	compliance with the various rules limiting common ownership of media properties in a given market;

•	the “character” of the licensee and those persons holding “attributable” interests in the licensee; and

•	compliance with the Communications Act’s limitations on alien ownership as well as compliance with other FCC regulations and policies.

      To obtain FCC consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a “substantial change” in ownership or control, the application must be placed on public notice for not less than 30 days during which time period petitions to deny or other objections against the application may be filed by interested parties, including members of the public. If the application does not involve a “substantial change” in ownership or control, it is a “pro forma” application. The “pro forma” application is nevertheless subject to having informal objections filed against it. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

      Multiple Ownership Rules. The Communications Act and FCC rules impose specific limits on the number of commercial radio stations an entity can own in a single market. These rules preclude us from acquiring certain stations we might otherwise seek to acquire. The rules also effectively prevent us from selling stations in a market to a buyer that has reached its ownership limit in the market. The local radio ownership rules are as follows:

•	in markets with 45 or more commercial radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;

•	in markets with 30 to 44 commercial radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;

•	in markets with 15 to 29 commercial radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and

•	in markets with 14 or fewer commercial radio stations, ownership is limited to five commercial stations or no more than 50.0% of the market’s total, whichever is lower, and no more than three of which can be either AM or FM.

      The FCC is also reportedly considering proposing a policy that would review a proposed transaction if it would enable a single owner to attain a high degree of revenue concentration in a market.

      In addition to the limits on the number of radio stations that a single owner may own, the FCC’s radio/television cross-ownership rule prohibits, absent a waiver, the same owner from owning a radio broadcasting station and a television broadcast station in the same geographic market, and the FCC’s broadcast/newspaper cross-ownership rule prohibits the same owner from owning a broadcast station and a daily newspaper in the same geographic market. The FCC recently revised its radio/television cross-ownership rule to allow for greater common ownership of television and radio stations. The revised rule is not yet in effect. When it is effective, the revised radio/television cross-ownership rule will permit a single owner to own up to two television stations, consistent with the FCC’s rules on common ownership of television stations, and one radio station in all markets. In addition, an owner can own additional radio stations, subject to local ownership limits for the market, as follows:

•	in markets where 20 media voices will remain, an owner may own an additional 5 radio stations, or, if the owner only has one television station, an additional 6 radio stations; and

•	in markets where 10 media voices will remain, an owner may own an additional 3 radio stations.

      A “media voice” includes each independently-owned, full power television and radio stations and each newspaper, plus one voice for all cable television systems operating in the market.

      The FCC generally applies its ownership limits to “attributable” interests held by an individual, corporation, partnership or other association. In the case of corporations directly or indirectly controlling broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5.0% or more of the corporation’s voting stock are generally attributable. In addition, certain passive investors are attributable if they hold 10.0% or more of the corporation’s voting stock, although recent FCC rule changes, when they go into effect, will increase the threshold for these passive investors to 20.0%. If a single individual or entity controls more than 50.0% of a corporation’s voting stock, however, the interests of other shareholders are generally not attributable unless the shareholders are also officers or directors of the corporation.

      The FCC recently adopted a new rule (known as the EDP rule) that causes certain creditors or investors to be attributable owners of a station, regardless of whether there is a single majority shareholder. Under this new rule, a major programming supplier or a same-market owner will be an attributable owner of a station if the supplier or owner holds debt or equity, or both, in the station that is greater than 33.0% of the value of the station’s total debt plus equity. A major programming supplier includes any programming supplier that provides more than 15.0% of the station’s weekly programming hours. A same-market owner includes any attributable owner of a media company, including broadcast stations, cable television, and newspapers, located in the same market as the station, but only if the owner is attributable under a FCC attribution rule other than the EDP rule. Both the current and the revised attribution rules limit the number of radio stations we may acquire or own in any market.

      The Communications Act prohibits the issuance or holding of broadcast licenses by aliens, including any corporation if more than 20.0% of its capital stock is owned or voted by aliens. In addition, the FCC may prohibit any corporation from holding a broadcast license if the corporation is directly or indirectly controlled by any other corporation of which more than 25.0% of the capital stock is owned of record or voted by aliens, if the FCC finds that the prohibition is in the public interest. Our charter provides that our capital stock is subject to redemption by us by action of the Board of Directors to the extent necessary to prevent the loss of any license held by us (including any FCC license). See the “Description of Capital Stock” section of this prospectus.

      Time Brokerage Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to as time brokerage agreements. While these agreements may take varying forms, under a typical time brokerage agreement, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC’s rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of time brokerage agreement is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station provides substantial portions of the broadcast programming for airing on the other licensee’s station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments.

      The FCC’s rules provide that a radio station that brokers more than 15.0% of its weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC’s local radio ownership limits. The FCC has recently revised this rule so that, when the revised rule takes effect, the attribution for time brokerage agreements will apply for all of the FCC’s multiple ownership rules. As a result, in a market where we own a radio station, we would not be permitted to enter into a time brokerage agreement with another local radio station in the same market that we could not own under the local ownership rules, unless our programming on the brokered station constituted 15.0% or less of the other local station’s programming time on a weekly basis. FCC rules also prohibit a broadcast station from duplicating more than 25.0% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage agreement where the brokered and brokering stations which it owns or programs serve substantially the same area.

      Programming and Operation. The Communications Act requires broadcasters to serve the public interest. Since 1981, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of types of programming responsive to the needs of a station’s community of license. However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain records demonstrating such responsiveness. Complaints from listeners concerning a station’s programming will be considered by the FCC when it evaluates the licensee’s renewal application, but such complaints may be filed and considered at any time.

      Stations also must pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification and technical operations, including limits on radio frequency radiation. In addition, the FCC formerly required that licensees develop and implement programs designed to promote equal employment opportunities and submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. The U.S. Court of Appeals for the District of Columbia has declared some of these employment rules unconstitutional. The FCC recently initiated a rulemaking proceeding to reestablish its employment regulations.

      Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary fines, the grant of short (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

      In 1985, the FCC adopted rules regarding human exposures to levels of radio frequency radiation. These rules require applicants for new broadcast stations, renewals of broadcast licenses or modifications of existing licenses to inform the FCC at the time of filing such applications whether a new or existing broadcast facility would expose people to radio frequency radiation in excess of FCC guidelines. In August 1996, the FCC adopted more restrictive radiation limits. These limits became effective on September 1, 1997 and govern applications filed after that date. We anticipate that such regulations will not have a material effect on our business.

      Congress and the FCC from time to time have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of our radio stations, result in the loss of audience share and advertising revenue for our radio stations, and affect our ability to acquire additional radio stations or finance such acquisitions. Such matters include:

•	proposals to impose spectrum use or other fees on FCC licensees, the FCC’s equal employment opportunity rules and matters relating to political broadcasting;

•	technical and frequency allocation matters;

•	proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

•	changes in the FCC’s multiple ownership and cross-ownership policies;

•	changes to broadcast technical requirements;

•	proposals to allow telephone or cable television companies to deliver audio and video programming to the home through existing phone, cable television or other communication lines;

•	proposals to limit the tax deductibility of advertising expenses by advertisers; and

•	proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals without such bidding.

      In January 1995, the FCC adopted rules to allocate spectrum for satellite digital audio radio service. Satellite digital audio radio service systems potentially could provide for regional or nationwide distribution of radio programming with fidelity comparable to compact discs. The FCC has issued two authorizations to launch and operate satellite digital audio radio service. The FCC also has undertaken an inquiry into the terrestrial broadcast of digital audio radio service signals, addressing, among other things, the need for spectrum outside the existing FM band and the role of existing broadcasters.

      In January 1999, the FCC proposed to license new 1000 watt and 100 watt low-power FM radio stations, and also sought comment on establishing a third micro-radio class at power levels from one to ten watts. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and on March 17, 1997, adopted an allotment plan for the expanded band, which identified the 88 AM radio stations selected to move into the band. At the end of a five-year transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

      We cannot predict whether any proposed changes will be adopted or what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

      Finally, the FCC has adopted procedures for the auction of broadcast spectrum in circumstances where two or more parties have filed for new or major change applications which are mutually exclusive. Such procedures may limit our efforts to modify or expand the broadcast signals of our stations.

      Federal Antitrust Considerations. The Federal Trade Commission and the United States Department of Justice, which evaluate transactions to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active recently in their review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets.

      For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, require the parties to file Notification and Report Forms with the Federal Trade Commission and the Department of Justice and to observe specified waiting period requirements before consummating the acquisition. During the initial 30-day period after the filing, the agencies decide which of them will investigate the transaction. If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if the agency determines that the transaction requires a more detailed investigation, then, at the conclusion of the initial 30-day period, it will issue a formal request for additional information. The issuance of a formal request extends the waiting period until the 20th calendar day after the date of substantial compliance by all parties to the acquisition. Thereafter, the waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a formal request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. These discussions and negotiations can be time consuming, and the parties may agree to delay completion of the acquisition during their pendency.

      At any time before or after the completion of a proposed acquisition, the Federal Trade Commission or the Department of Justice could take such action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business or other assets acquired. Acquisitions that are not required to be reported under the Hart-Scott-Rodino Act may be investigated by the Federal Trade Commission or the Department of Justice under the antitrust laws before or after completion. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

      In June 1998, we received a civil investigative demand from the Antitrust Division of the Department of Justice requesting certain information regarding our acquisition of radio stations in Redding, California. We have responded to the information request and the matter is still pending. See the “Legal Proceedings” section of this prospectus.

      As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that commencement of operations under time brokerage agreements, local marketing agreements, joint sales agreements and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the Hart-Scott-Rodino Act could violate the Hart-Scott-Rodino Act. In connection with acquisitions subject to the waiting period under the Hart-Scott-Rodino Act, we will not commence operation of any affected station to be acquired under time brokerage agreement, local marketing agreement or similar agreement until the waiting period has expired or been terminated.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the names, ages and positions of our directors and executive officers:

	Age as of
	December 15,
Name	1999	Position

Terry S. Jacobs	57	Chairman of the Board, Chief Executive Officer, Treasurer and director

William L. Stakelin	57	President, Chief Operating Officer, Secretary and director

Joel M. Fairman	70	Vice Chairman and director

Fred L. Murr	52	Senior Vice President

Anthony A. Vasconcellos	34	Vice President and Chief Financial Officer

Matthew A. Yeoman	34	Vice President-Finance

William H. Ingram	60	director

R. Glen Mayfield	58	director

Richard H. Patterson	41	director

John H. Wyant	53	director

Kenneth J. Hanau	34	director

William P. Sutter, Jr.	42	director

      Terry S. Jacobs has been our Chairman of the Board, Chief Executive Officer, Treasurer and a director since our incorporation in November 1996. Mr. Jacobs served as president and chief executive officer of a privately-held radio broadcast company which he co-founded in 1993 under the name “Regent Communications, Inc.” (Regent I) and which acquired and operated 16 radio stations until its merger into Jacor Communications, Inc. in February 1997. Mr. Jacobs currently serves as a director of National Grange Mutual Insurance Company.

      William L. Stakelin has been our President, Chief Operating Officer, Secretary and a director since our incorporation in November 1996. He served as executive vice president and chief operating officer of Regent I from 1995 until its merger into Jacor Communications, Inc. in February 1997. Mr. Stakelin served as president and chief executive officer of Apollo Radio, Ltd., a privately-held radio broadcast company which he co-founded in 1988 and which acquired and operated nine radio stations until its sale to Regent I in 1995. He currently serves as a director of the Associated Press and the Radio Advertising Bureau.

      Joel M. Fairman has been our Vice Chairman of the Board of Directors since our merger with Faircom in June 1998. Mr. Fairman founded and organized Faircom in April 1984 and was its chairman of the board, chief executive officer and treasurer from its inception to the date of the merger with us. Prior to 1984, he was an investment banking executive, and a practicing attorney focusing on corporate transactions.

      Fred L. Murr has been employed by us as Senior Vice President since August 1997. Mr. Murr entered broadcasting in 1972 as a sales representative for radio station WINN in Louisville, Kentucky, which at that time was owned by Bluegrass Broadcasting Co., a company operated by Mr. Stakelin. Mr. Murr joined Apollo Radio Ltd. when that company was formed by Mr. Stakelin in 1988, serving in the capacity as vice president/ general manager of KUDL/ KMXV in Kansas City, Missouri. In October 1995, he joined Regent I upon the sale of Apollo to that company and became vice president/ general manager of a five-station group in Las Vegas, where he served until Regent I was acquired by Jacor Communications, Inc. in February 1997.

      Anthony A. Vasconcellos, a certified public accountant, joined us in September 1998 as Vice President and Chief Financial Officer. Mr. Vasconcellos served as an auditor for the international accounting firm of Coopers & Lybrand from July 1987 to September 1991. In October 1991, he joined LensCrafters, Inc., a company which by 1998 had 800 retail stores and $1.2 billion in revenues. From February 1992 to March 1994, Mr. Vasconcellos served as controller of LensCrafters’ Canadian subsidiary, and from 1994 to 1998, he served as a senior financial and accounting manager for LensCrafters. His duties included oversight of the general accounting function, external and internal reporting and analysis, and development and maintenance of financial systems.

      Matthew A. Yeoman has been our Vice President-Finance and Assistant Secretary since March 1997. In 1993, he left his position with Jacor Communications, Inc. to assist Mr. Jacobs in the formation and operation of Regent I, where he held the position of controller until its merger into Jacor Communications, Inc. in February 1997.

      William H. Ingram has served as chairman of the board of directors of Waller-Sutton Management Group, Inc. since its formation in early 1997. Waller-Sutton Management Group, Inc. manages Waller-Sutton Media Partners, L.P., an investment partnership focused on the media, communications, and entertainment industries. Mr. Ingram has also served since 1973 as president and chief executive officer of Sutton Capital Associates, Inc., an investment management firm co-founded by him, specializing in cable television, wireless telephony and related industries. Mr. Ingram has served as a member of our Board of Directors since June 1998. He is also a director of Access Television Network, Inc.

      R. Glen Mayfield has served as a member of our Board of Directors since May 1997, elected under the terms of our Series A convertible preferred stock to represent the holders of that stock. From 1978 to 1997, he served as president of Mayfield & Robinson, Inc., a management and financial consulting firm in Cincinnati, Ohio and from 1997 to the present he has served as chairman of Mayfield & Robinson, Inc. Since August 1994, Mr. Mayfield has served as vice president and a director of Mayson, Inc., a corporation 50% owned by him which serves as the general partner of River Cities Management Limited Partnership, the general partner of River Cities Capital Fund Limited Partnership, which holds 50.0% of the outstanding shares of our Series A convertible preferred stock. Mr. Mayfield is also a director of NS Group, Inc.

      Richard H. Patterson has served as a vice president of Waller-Sutton Management Group, Inc. since its formation in early 1997. Since January 1999, he has served as a principal of Fairway Advisers, LLC, a firm providing advisory services. From 1986 through 1998, Mr. Patterson was a partner of Waller Capital Corporation, a privately-owned cable television brokerage firm. Mr. Patterson has served as a member of our Board of Directors since June 1998. He also serves as a director of KMC Telecom, Inc. and a number of privately-held companies.

      John H. Wyant has served as president of Blue Chip Venture Company, a venture capital investment firm, since its formation in 1990. Blue Chip Venture Company, together with its affiliates, manages an aggregate of approximately $400 million of committed capital for investment in privately held high growth companies. He has served as a member of our Board of Directors since June 1998. Mr. Wyant is also a director of Zaring National Corporation, Delicious Brands, Inc., USinternetworking, Inc., @plan, Inc. and a number of privately-held companies.

      Kenneth J. Hanau has served as a member of our Board of Directors since August 1999, elected under the terms of our Series H convertible preferred stock to represent the holders of that stock. He is a vice president of Weiss, Peck & Greer, L.L.C. and a principal of WPG Private Equity Partners, II, L.L.C. During portions of 1992 and 1994, he worked for Morgan Stanley & Co. in their mergers and acquisitions department. Mr. Hanau is a certified public accountant and began his career with Coopers & Lybrand. He also serves as a director of Color Associates, Inc., Lionheart Newspapers, Inc., Richelieu Foods, Inc. and Shelter Distribution, Inc.

      William P. Sutter, Jr. has served since 1984 as a vice president of Mesirow Financial Services, Inc., a Chicago-based financial services firm and the general partner of Mesirow Capital Partners VII, which holds shares of our Series K convertible preferred stock. He also has served as senior managing director of Mesirow Private Equity Investments, Inc. since July 1997. He previously served as a director of Citadel Communications and currently serves as a director of a number of privately-held companies.

Board Composition

      The terms of our Series K convertible preferred stock provide for the election of a Series K director by the holders of those shares voting as a class. Accordingly, on December 16, 1999, following the issuance of the Series K convertible preferred stock, the number of directors on our Board was increased from eight to nine individuals, and William P. Sutter, Jr. was added as a member of the Board.

      As of December 13, 1999, all holders of our Series K convertible preferred stock were added as parties to a stockholders’ agreement dated as of June 15, 1998. The parties to this agreement have agreed to vote all of their shares for the election to our Board of Directors of a specific group of seven individuals to be determined from time to time by particular stockholders who are parties to the agreement. This particular part of the stockholders’ agreement is expected to continue in effect beyond the closing of this offering for a period of up to five years. As a result, upon completion of this offering, holders of almost one-half of our outstanding voting power will vote all of their shares for the election of at least seven of the nine individuals to be elected to our Board of Directors. This stockholders’ agreement will make it more difficult for the purchasers in this offering to elect a member to our Board of Directors.

      This stockholders’ agreement provides that certain corporate matters, such as amendments to our charter or by-laws, mergers, acquisitions and sales of assets out of the ordinary course of business, issuance of equity or debt securities, and any change of control require the approval of an investors committee of five individuals, each of whom is designated by a particular stockholder. This investors committee currently consists of Messrs. Ingram, Patterson, Wyant, Sutter and Hanau. Effective upon completion of this offering, several of the matters that are now subject to approval rights of the investors committee will be referred by management to a committee of non-management directors for action. These matters will include acquisitions, sales of less than substantially all of our assets out of the ordinary course of business, issuance of equity and debt securities, and the incurrence or assumption of various forms of indebtedness.

      The members of this committee of directors will be selected by particular stockholders under the stockholders’ agreement and will initially be Messrs. Hanau, Ingram, Patterson, Sutter and Wyant. The full Board of Directors will act on all actions recommended by the committee. If, however, the committee votes not to recommend any such action or fails to provide any recommendation, or if the Board decides to act on any matter identified in the stockholders’ agreement for committee review without first seeking the recommendation of the committee, the Board may only approve such action or matter with the affirmative vote of two-thirds of the entire Board.

      Each of our directors holds office until the next annual meeting of stockholders and until his successor has been elected and qualified. Officers are elected by the Board of Directors and serve at its discretion.

Executive Compensation

      The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, our Chief Executive Officer and each of our other four most highly compensated executive officers during each of the last two fiscal years (three fiscal years in the case of Mr. Fairman).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

				Other Annual	Securities
Name and		Salary		Compensation	Underlying	All Other
Principal Position	Year	(a)	Bonus	(b)	Options	Compensation

Terry S. Jacobs	1998	$214,038	$—	$—	608,244 (c)	$—
Chairman and Chief	1997	10,500	—	—	—	—
Executive Officer

William L. Stakelin	1998	192,884	—	—	608,244 (c)	—
President and Chief	1997	10,500	—	—	—	—
Operating Officer

	Annual Compensation				Long-Term Compensation

				Other Annual	Securities
Name and		Salary		Compensation	Underlying		All Other
Principal Position	Year	(a)	Bonus	(b)	Options		Compensation

Joel M. Fairman(d)	1998	224,928	—	—	177,492	(e)	13,905	(f)
Vice Chairman	1997	125,438	28,000	—	—		29,574	(f)
	1996	102,672	28,000	—	—		26,639	(f)

Fred L. Murr(g)	1998	110,692	—	—	25,000	(c)	—
Senior Vice President	1997	34,615	—	—	—		—

Matthew A. Yeoman	1998	81,154	25,000	—	15,000	(c)	—
Vice President — Finance	1997	56,539	—	—	—		—

(a)	Includes amounts deferred at the election of the recipient under our 401(k) plan.

(b)	Management believes that the aggregate amount of perquisites and other personal benefits for each year for each named executive did not exceed the lesser of $50,000 or 10.0% of his total salary and bonus for that year.

(c)	Represents the number of shares of our common stock issuable upon exercise of options granted to the named executive under our 1998 Management Stock Option Plan.

(d)	Mr. Fairman became one of our executive officers in June 1998 at the time of our merger with Faircom Inc. Compensation set forth for Mr. Fairman includes his total 1998 compensation both from us and from Faircom Inc. Compensation set forth for Mr. Fairman for 1997 and 1996 was paid by Faircom.

(e)	Represents the number of shares of our Series C convertible preferred stock issuable upon exercise of options granted to Mr. Fairman under the Regent Communications, Inc. Faircom Conversion Stock Option Plan in connection with the merger with Faircom Inc. in June 1998.

(f)	Represents premiums paid by us or Faircom with respect to a term life insurance policy owned by Mr. Fairman and tax “gross-up” amounts with respect thereto.

(g)	Mr. Murr joined us in June 1997.

      The following table sets forth certain information with respect to stock options to purchase shares of our common stock awarded during 1998 to the executive officers listed in the Summary Compensation Table.

Options Granted in Fiscal 1998

	Individual Grants

			Percent of
			Total
	Number of		Options			Potential Realizable Value at Assumed
	Securities		Granted to			Annual Rates of Stock Price Appreciation for
	Underlying		Employees	Exercise		Option Term
	Options		in Fiscal	Price	Expiration
Name	Granted		Year(a)	($/sh)	Date	5%	10%	0%(e)

Terry S. Jacobs	608,244	(b)	46.0%	$5.00	6/15/08	$1,912,606	$4,846,921	$—

William L. Stakelin	608,244	(b)	46.0%	5.00	6/15/08	1,912,606	4,846,921	—

Joel M. Fairman	25,635	(c)	1.9%	1.10	5/23/00	112,950	126,729	99,812
	16,662	(c)	1.3%	1.20	12/04/01	76,352	90,796	63,221
	135,195	(c)	10.2%	3.73	7/01/02	317,307	485,350	171,630

Fred L. Murr	25,000	(d)	1.9%	5.00	8/10/08	78,612	199,218	—

Matthew A. Yeoman	15,000	(d)	1.1%	5.00	8/10/08	47,167	119,531	—

(a)	Total options granted to all of our executive officers and other employees in 1998 were for an aggregate of 1,321,488 shares of our common stock, excluding 274,045 options exercisable for our Series C convertible preferred stock issued to employees of Faircom Inc. in replacement of their outstanding Faircom stock options upon our merger with Faircom in June 1998.

(b)	Represents the number of shares of our common stock issuable upon the exercise of options granted to the named executive effective June 15, 1998 under our 1998 Management Stock Option Plan. The options are exercisable in three annual installments (up to one third each year) commencing on June 15, 1999 or, if deemed to be incentive stock options, in ten annual installments (up to one tenth each year) commencing on June 15, 1998.

(c)	Represents the number of shares of our Series C convertible preferred stock issuable upon the exercise of options granted under the Regent Communications, Inc. Faircom Conversion Stock Option Plan in connection with our merger with Faircom in June 1998. All of these options are currently exercisable.

(d)	Represents the number of shares of our common stock issuable upon the exercise of options granted to the named executive on August 11, 1998 under our 1998 Management Stock Option Plan. The options are exercisable in five annual installments (up to one fifth each year) commencing on August 11, 1999.

(e)	Represents the value of options at grant-date market price.

Employment Agreements

      We have employment agreements with Terry S. Jacobs and William L. Stakelin, under which Mr. Jacobs is employed as our Chairman and Chief Executive Officer and Mr. Stakelin is employed as our President and Chief Operating Officer, each for an initial term commencing March 1, 1998 and ending April 30, 2001. Thereafter, the agreements will extend for additional three-year periods unless either party gives 60 days notice of its intent to terminate. Under their employment agreements, Mr. Jacobs is entitled to a base salary of $250,000 and Mr. Stakelin is entitled to a base salary of $225,000, which amounts are subject each 12-month period to an increase at the discretion of the Board of Directors and to a mandatory cost-of-living increase tied to the Consumer Price Index-All Items. The employment agreements also provide for Messrs. Jacobs and Stakelin to receive discretionary annual bonuses. These bonuses, if any, will be determined by our Board of Directors and based on our performance, the employee’s performance and the achievement of certain goals established for each year. In addition, the employment agreements entitle Messrs. Jacobs and Stakelin each to receive, at the discretion of the Board of Directors, grants of incentive and non-qualified options to purchase 5.5% of our common stock on a fully diluted basis; provided, however, that the aggregate number of options granted to each may not exceed 733,333 without further approval of our Board of Directors. All options have an exercise price per share determined by our Board of Directors (but not less than the greater of the per share fair market value of the underlying common stock on the date of grant and $5.00 per share). Grants of incentive stock options vest over a period of ten years (10.0% per year) and are exercisable for ten years from the date of grant. Grants of non-qualified stock options are to vest over a period of three years (33.0% per year) and have an exercise period of ten years from the date of grant. All unvested options will fully vest immediately upon a change of corporate control of Regent or a sale of substantially all of our assets. The employment agreements also provide for Messrs. Jacobs and Stakelin to receive use of an automobile, parking and automobile insurance coverage at our expense and other benefits generally available to key management employees.

      Messrs. Jacobs and Stakelin may terminate their agreements for any reason upon 90 days notice and we may terminate their agreements at any time. In the event of a termination by reason of the employee’s death or disability or in the event of a termination by us without cause, then (a) we are required to purchase, and the employee is required to sell to us, (i) all shares of our stock owned by him at a price equal to its fair market value as of the date of termination and (ii) all vested stock options held by him at a price equal to the excess of the fair market value of the underlying stock over the exercise price, or, if there is no such excess, then for $100, (b) all unvested options will terminate, and (c) the employee is entitled to receive his base salary through the termination date and, in the event of disability, for up to one year after termination during the continuation of disability. In the case of termination due to death or disability, the employee is also entitled to a prorated portion of any bonus to which he otherwise would have been entitled. If employment is terminated by us without cause, the employment agreements entitle Mr. Jacobs or Mr. Stakelin, as the case may be, to receive, in addition to base salary and bonus prorated through the date of termination, the greater of his current base salary for an additional 12-month period or his current base salary throughout the remaining portion of the current three-year term of the employment agreement. Messrs. Jacobs and Stakelin are subject to customary non-competition and non-solicitation covenants during their period of employment with us and for an 18-month period thereafter (12 months in the case of a termination of employment by us without cause where severance is being paid) as well as customary confidentiality covenants.

      Joel M. Fairman is currently employed by us as Vice Chairman of our Board of Directors under a two-year employment agreement, commencing on June 15, 1998. As part of the merger with Faircom Inc. in June 1998, we agreed to continue to engage Mr. Fairman as a consultant for the one-year period thereafter in accordance with the terms of a standard consulting agreement to be entered into between Mr. Fairman and us at that time. During the term of the employment agreement and the one-year consultancy period, Mr. Fairman is entitled to receive annual base compensation equal to $190,000.

      The employment agreement provides for Mr. Fairman to receive a discretionary annual bonus in an amount as may be determined by our Board of Directors based on our performance, Mr. Fairman’s performance and the achievement of certain goals established each year. In addition, Mr. Fairman is eligible to receive grants of incentive or non-qualified options to acquire our capital stock under our 1998 Management Stock Option Plan at the discretion of the Compensation Committee of the Board of Directors. Under the agreement, we are also obligated to continue the lease formerly utilized by Faircom at Suite 220, Old Brookville, New York, under the existing lease terms through the end of the employment and consultation periods. The agreement also provides for a term life insurance policy paid for by us. The employment agreement also contains our agreement to seek to cause Mr. Fairman to be elected and re-elected to our Board of Directors to serve throughout the term of his employment and consultancy with us and for two years thereafter, except if his employment has been terminated for cause.

      Mr. Fairman’s employment agreement is terminable by him upon 90 days prior written notice and is terminable by us at any time. In the event of a termination by reason of Mr. Fairman’s death or disability or in the event of a termination by us without cause, Mr. Fairman would be entitled to receive his base salary through the termination date and, in the event of disability, for up to one year after termination during the continuation of disability. In the case of termination due to death or disability, Mr. Fairman would also be entitled to a pro-rated portion of any bonus to which he otherwise would have been entitled. If employment is terminated by us without cause, the employment agreement entitles Mr. Fairman to receive, in addition to his base salary and any bonus pro-rated through the date of termination, the greater of his base salary for an additional 12-month period or his base salary throughout the remaining portion of his employment term and consultancy period. Mr. Fairman is subject to customary non-competition and non-solicitation covenants during his period of employment and consultancy with us and for an 18-month period thereafter (except in the case of a termination of employment by us without cause), as well as customary confidentiality covenants.

Stock Options

      An employee stock option plan known as the Regent Communications, Inc. 1998 Management Stock Option Plan (the “Management Plan”) was adopted by our Board of Directors and approved by our stockholders, effective January 1, 1998. The Management Plan provides for the issuance of options to purchase up to 2,000,000 shares of our common stock to those of our full-time, salaried employees and our subsidiaries who are determined by the Compensation Committee of the Board of Directors to be key management employees whose performance merits special recognition. As of December 15, 1999, 17 employees were eligible to participate in the plan and a total of 1,629,166 stock options were outstanding under the plan.

      The Management Plan permits the granting of incentive stock options under Section 422 of the Internal Revenue Code, as well as non-qualified stock options. The exercise price of the stock options are determined by the Compensation Committee but in no case may the exercise price be less than the fair market value of the underlying stock on the date of grant (110.0% of the fair market value for incentive stock options granted to any 10.0% stockholder). Regent common stock underlying options that expire or are surrendered unexercised become available for reissuance under the plan. Options granted under the Management Plan may be exercisable for up to ten years following the date of grant, except that incentive stock options granted to employees who own more than 10.0% of our voting shares may not be exercisable beyond five years from the date of grant. The Compensation Committee is authorized to determine all other terms of the options under the Management Plan including vesting and termination. Upon a participant’s termination of employment for any reason other than death or disability vested options will remain exercisable for up to three months. Upon a participant’s termination due to disability, the vested options will remain exercisable for one year and upon a participant’s death, vested options will remain exercisable for up to six months. Unvested options will be forfeited upon a termination for any reason. Unless earlier terminated by the Board of Directors, the Management Plan will terminate December 31, 2007.

      Effective June 15, 1998, our Board of Directors adopted the Regent Communications, Inc. Faircom Conversion Stock Option Plan (the “Conversion Plan”), which provides substitute options for those previously granted under the Faircom Inc. Stock Option Plan (the “Faircom Plan”). In exchange for relinquishing their rights in the Faircom Plan, five former officers and members of Faircom’s Board of Directors were granted options to purchase an aggregate of 274,045 shares our Series C convertible preferred stock at exercise prices determined under Section 424 of the Internal Revenue Code to preserve the relative value of the previously granted option. Options granted under the Conversion Plan are fully vested and are exercisable for the same period as those previously granted under the Faircom Plan, the latest of which expires on July 1, 2002, whereupon the Conversion Plan will terminate. Following completion of this offering, upon an exercise of these options the holders will receive shares of our common stock instead of Series C convertible preferred stock.

Retirement Plans

      Effective January 1, 1997, we established the Regent Communications, Inc. 401(k) Profit Sharing Plan and Trust, a cash or deferred profit sharing plan, for the benefit of our nonunion employees. For the initial plan year, eligible employees age 21 or older on December 15, 1997 became participants in the plan. For all subsequent years, eligible employees who meet the minimum eligibility requirements of age 21, 12 consecutive months of employment and 1,000 hours of service in such 12-month period will become participants. The retirement plan is a qualified plan under Section 401(a) of the Internal Revenue Code. Employees may defer up to 15% of their compensation under the plan and we have the discretion, but are not obligated, to make non-elective contributions and profit sharing contributions. As of December 31, 1998, no non-elective or profit sharing contributions had been made to the plan and none of our officers or directors had made any salary deferral elections under the plan.

      Effective June 15, 1998, we assumed the sponsorship of the Regent Communications, Inc. Merger Employee 401(k) Retirement Plan (formerly known as the Faircom Inc. Employee 401(k) Retirement Plan), a cash or deferred profit sharing plan, for the benefit of our nonunion employees on the payroll of Regent Broadcasting of Flint, Inc. and Regent Broadcasting of Mansfield, Inc. Eligible employees who meet the minimum eligibility requirements of age 21, 12 consecutive months of employment and 1,000 hours of service in such 12-month period will become participants. The retirement plan is a qualified plan under Section 401(a) of the Internal Revenue Code. Employees may defer up to 15% of their compensation under the plan and we have the discretion, but are not obligated, to make non-elective contributions and profit sharing contributions. As of December 31, 1998, no non-elective or profit sharing contributions had been made to the plan and none of our officers or directors had made any salary deferral elections under the plan. Effective January 1, 2000, this plan will no longer accept new participants and all further contributions to the plan will cease. This plan will be maintained for the benefit of the existing participants until such time as all participant accounts are transferred to an existing plan or distributed to participants under the terms of the plan. Current participants and those employees who would otherwise have become eligible to participate in this plan are instead eligible to participate in the Regent 401(k) Plan.

Director Compensation

      Each of our directors is either one of our employees or serves as a director under the terms of a series of our convertible preferred stock representing the holders thereof and, as such, does not receive compensation for his services as a director; however, each director is reimbursed for the reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of our Board and any committees thereof.

Compensation Committee Interlocks And Insider Participation

      In August 1998, our Board of Directors established the Compensation Committee, consisting of three members, Messrs. Ingram, Patterson and Wyant. Prior to August 1998, our Board of Directors as a whole served the function of a compensation committee. None of the members of the Compensation Committee is an employee.

      Series F Convertible Preferred Stock. Under the terms of a stock purchase agreement dated as of June 15, 1998 to which we, Waller-Sutton Media Partners, L.P., Mr. Ingram and the other purchasers named therein are parties, we have issued a total of 4,100,000 shares of our Series F convertible preferred stock at a purchase price of $5.00 per share. Of these shares, 2,000,005 shares were issued to Waller-Sutton Media Partners, L.P. and 100,000 shares were issued to Mr. Ingram. Messrs. Ingram and Patterson, who are members of our Board of Directors, are managing members of the general partner of Waller-Sutton Media Partners, L.P. and directors and executive officers of the managing agent of Waller-Sutton Media Partners, L.P.

      Under the terms of the Series F stock purchase agreement, Waller-Sutton Management Group, Inc. receives an annual monitoring fee of $75,000. Mr. Ingram is a stockholder of Waller-Sutton Management Group, Inc.

      Series G Convertible Preferred Stock. On January 11, 1999, we issued an aggregate of 372,406 shares of our Series G convertible preferred stock at a purchase price of $5.00 per share to the following existing stockholders:

Stockholder	No. of Shares

Blue Chip Capital Fund II Limited Partnership	315,887

Terry S. Jacobs	50,000

William L. Stakelin	3,200

Joel M. Fairman	3,319

      Messrs. Jacobs, Stakelin and Fairman are executive officers and members of our Board of Directors. Mr. Wyant, a member of our Board of Directors and of our Compensation Committee, is a beneficial owner and manager of the general partner of Blue Chip Capital Fund II Limited Partnership. Our Board of Directors, with Messrs. Jacobs, Stakelin, Fairman and Wyant abstaining, determined the fair market value of the shares of Series G convertible preferred stock on January 11, 1999 to be $5.00 per share.

      Series H Convertible Preferred Stock. As of June 21, 1999, we entered into stock purchase agreements with certain of our existing stockholders for the sale of a total of 1,999,999 shares of our Series H convertible preferred stock at $5.50 per share. Of the shares issued under these agreements, 363,636 shares were issued to Blue Chip Capital Fund II Limited Partnership and 90,909 shares were issued to Waller-Sutton Media Partners, L.P.

      Series K Convertible Preferred Stock. On November 24, 1999, we entered into stock purchase agreements with certain of our existing stockholders and several new investors for the sale of a total of 3,545,453 shares of our Series K convertible preferred stock at $5.50 per share. Of the shares issued under these agreements, 363,636 shares were issued to Blue Chip Capital Fund III Limited Partnership. Mr. Wyant is a beneficial owner and member of the general partner of Blue Chip Capital Fund III Limited Partnership.

      Registration Rights Agreement. We are a party to a registration rights agreement dated as of June 15, 1998, as amended, with Waller-Sutton Media Partners, L.P., William H. Ingram, Terry S. Jacobs, William L. Stakelin, River Cities Capital Fund Limited Partnership, Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund L.P. and others. Under this agreement, upon a demand made by Waller-Sutton Media Partners, L.P. at any time (or, after July 1, 2000, Waller-Sutton or the holders of at least 10.0% of our outstanding common stock), we are required to register under the Securities Act the shares of our common stock owned by these holders. In addition, the parties to the agreement have the right to join in any registration of our equity securities. In connection with this offering, the time period, within which any party to this registration rights agreement who wished to exercise its registration rights was required to do so, has expired or such rights have been waived.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect to beneficial ownership of our capital stock as of December 15, 1999 and after giving effect to this offering by (i) persons known to us to be beneficial owners of more than 5.0% of a class of our securities, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our named executive officers and all directors, as a group.

      Our outstanding capital stock consists of 240,000 shares of common stock and 17,050,851 shares of convertible preferred stock designated in nine separate series. Immediately upon completion of this offering, all shares of our convertible preferred stock will be redeemed or converted into shares of our common stock on a one-for-one basis, and all outstanding warrants and options exercisable for shares of our convertible preferred stock will become exercisable for the same number of shares of our common stock. Accordingly, the share numbers and percentages set forth below assume the conversion of all outstanding shares of convertible preferred stock into shares of common stock on a one-for-one basis, other than the Series B convertible preferred stock, which is convertible on a one-half-for-one basis, and which will be redeemed for cash upon completion of this offering.

			Percentage
			of Common Stock(b)
	Total Shares of
	Common Stock		Before	After
	Beneficially Owned(a)		Offering	Offering

Waller-Sutton Media Partners, L.P.	3,141,554	(c)	18.0%	10.3%

Blue Chip Venture Company, Ltd.	3,046,356	(d)	18.1	10.2

WPG Corporate Development Associates V, L.L.C. and affiliated fund	2,975,352	(e)	17.6	10.0

Mesirow Capital Partners VII	1,818,181	(f)	10.8	6.1

General Electric Capital Corporation	1,099,998	(g)	6.5	2.0

The Prudential Insurance Company of America	1,181,818	(h)	7.0	3.4

BMO Financial, Inc.	1,000,000	(i)	6.0	4.0

River Cities Capital Fund Limited Partnership	599,999	(j)	3.6	2.0

Terry S. Jacobs	646,081	(k)	3.8	2.2

William L. Stakelin	319,281	(l)	1.9	1.1

Joel M. Fairman	350,000	(m)	2.1	1.2

John H. Wyant	3,046,356	(d)	18.1	10.2

Kenneth J. Hanau	2,975,352	(e)	17.6	10.0

William H. Ingram	3,251,554	(c)(n)	18.6	10.7

Richard H. Patterson	3,141,554	(c)	18.0	10.3

R. Glen Mayfield	599,999	(j)	3.6	2.0

William P. Sutter, Jr.	1,818,181	(f)	10.8	6.1

Fred L. Murr	5,000	(o)	*	*

Anthony A. Vasconcellos	5,000	(o)	*	*

Matthew A. Yeoman	3,000	(o)	*	*

All named executive officers and directors as a group (12 persons)	13,019,804	(p)	71.4	41.8

*	Less than 1.0%.

(a)	The Securities and Exchange Commission has defined “beneficial ownership” to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of affiliated companies as to which beneficial ownership may be disclaimed. Addresses of 5.0% beneficial owners appear in the notes below.

(b)	Shares issuable upon exercise of options or warrants within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to own beneficially those securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. In other words, the percent of common stock specified for each beneficial owner represents the highest percentage of common stock that owner could own, assuming that owner exercises all options and warrants that are exercisable by him within 60 days and assuming that no other beneficial owner exercises options or warrants.

(c)	Represents 2,491,554 shares and warrants currently exercisable for 650,000 shares held in the name of Waller-Sutton Media Partners, L.P. William H. Ingram and Richard H. Patterson, two of our directors, are managing members of Waller-Sutton Media, LLC, the general partner of Waller-Sutton Media Partners, L.P., and are directors, executive officers and stockholders of Waller-Sutton Management Group, Inc., the managing agent of Waller-Sutton Media Partners, L.P. Messrs. Ingram and Patterson have advised us that they share voting power with respect to the securities held by Waller-Sutton Media Partners, L.P. The address of Waller-Sutton Media Partners, L.P. and Mr. Ingram is One Rockefeller Plaza, New York, New York, 10112. Mr. Patterson’s address is 10 Town Square, Suite 200, Chatham, New Jersey 07928.

(d)	Represents 2,382,241 shares held by Blue Chip Capital Fund II Limited Partnership; 300,479 shares held by Miami Valley Venture Fund L.P.; and 363,636 shares held by Blue Chip Capital Fund III Limited Partnership. Blue Chip Venture Company, Ltd. is the general partner of Blue Chip Capital Fund II Limited Partnership and Blue Chip Capital Fund III Limited Partnership and is an affiliate of a special limited partner and portfolio manager of Miami Valley Venture Fund L.P. Blue Chip Venture Company, Ltd. has indicated that it exercises sole voting and dispositive power over the indicated shares. John H. Wyant, one of our directors, is a beneficial owner and manager of Blue Chip Venture Company, Ltd. Mr. Wyant exercises shared voting and investment powers with respect to the securities beneficially owned by Blue Chip Venture Company, Ltd., but disclaims beneficial ownership of those securities. The address of these entities and Mr. Wyant is 1100 Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202.

(e)	Represents 2,464,162 shares and warrants currently exercisable for 112,580 shares held by WPG Corporate Development Associates V, L.L.C. and 381,190 shares and warrants currently exercisable for 17,420 shares held by WPG Corporate Development Associates (Overseas) V, L.P. WPG Corporate Development Associates V, L.L.C. and WPG Corporate Development Associates (Overseas) V, L.P. are private equity funds sponsored by Weiss, Peck & Greer LLC. WPG Private Equity Partners II (Overseas), L.L.C. and WPG CDA V (Overseas), Ltd. are the sole general partners of WPG Corporate Development Associates (Overseas) V, L.P. WPG Private Equity Partners II (Overseas), L.L.C. and WPG CDA V (Overseas), Ltd. have indicated that they share voting and dispositive power over the indicated shares held by WPG Corporate Development Associates (Overseas) V, L.P. Kenneth J. Hanau, one of our directors, is a beneficial owner of both WPG Private Equity Partners II (Overseas), L.L.C. and WPG CDA V (Overseas), Ltd. WPGPE Fund Advisor II, L.L.C. is the Fund Investment Advisor Member of WPG Corporate Development Associates V, L.L.C. WPGPE Fund Advisor II, L.L.C. has indicated that it exercises sole voting and dispositive power over the indicated shares held by WPG Corporate Development Associates V, L.L.C. Mr. Hanau is a member and beneficial owner of WPGPE Fund Advisor II, L.L.C. Mr. Hanau exercises shared voting and investment powers with respect to the securities beneficially owned by WPG Corporate Development Associates V, L.L.C. and WPG Corporate Development Associates (Overseas) V, L.P., but disclaims beneficial ownership of those securities. The address of these entities and Mr. Hanau is One New York Plaza, New York, New York 10004.

(f)	Represents 1,818,181 shares held by Mesirow Capital Partners VII. William P. Sutter, Jr., one of our directors, is a vice president of Mesirow Financial Services, Inc., the general partner of Mesirow Capital Partners VII. Mr. Sutter exercises shared voting and investment powers with respect to the securities beneficially owned by Mesirow Capital Partners VII, but disclaims beneficial ownership of those securities. The address of Mesirow Capital Partners VII and Mr. Sutter is 350 N. Clark, Chicago, Illinois 60610.

(g)	Represents: (A) 1,000,000 shares of Series B senior convertible preferred stock, convertible at any time into a total of 500,000 shares of common stock, which will be redeemed in full upon the closing of this offering; (B) 499,998 shares of Series F convertible preferred stock, convertible at any time into common stock on a one-for-one basis; and (C) warrants to purchase 100,000 shares of common stock. The address of General Electric Capital Corporation is 3379 Peachtree Road N.E., Suite 600, Atlanta, Georgia 30326.

(h)	Represents 1,000,000 shares held by The Prudential Insurance Company of America, 109,091 shares held by The Roman Arch Fund L.P. and 72,727 shares held by The Roman Arch Fund II L.P. The Roman Arch Funds are investment funds for the benefit of senior officers of Prudential Securities, Inc., a subsidiary of The Prudential Insurance Company of America. The address of The Prudential Insurance Company of America is One Gateway Center, 11th Floor, Newark, New Jersey 07102. The address for The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. is One New York Plaza, 18th Floor, New York, New York 10292.

(i)	In certain limited circumstances, the shares of common stock held by BMO Financial, Inc. would not have voting rights in excess of 4.9% of our aggregate voting power. The address of BMO Financial, Inc. is 430 Park Avenue, New York, New York 10022.

(j)	Represents 499,999 shares and warrants currently exercisable for 100,000 shares held by River Cities Capital Fund Limited Partnership. R. Glen Mayfield, one of our directors, is the vice president, a director and a 50.0% stockholder of Mayson, Inc., the general partner of River Cities Management Limited Partnership, which is the general partner of River Cities Capital Fund Limited Partnership. Mr. Mayfield exercises sole voting and investment powers over the securities held by River Cities Capital Fund Limited Partnership, but disclaims beneficial ownership of those securities. The address of River Cities Capital Fund Limited Partnership and Mr. Mayfield is 221 E. Fourth Street, Suite 1900, Cincinnati, Ohio 45202.

(k)	Includes options exercisable within 60 days for up to 176,081 shares. Mr. Jacobs’s address is c/o Regent Communications, Inc., 50 E. RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011.

(l)	Includes options exercisable within 60 days for up to 176,081 shares. Mr. Stakelin’s address is c/o Regent Communications, Inc., 50 E. RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011.

(m)	Includes options exercisable within 60 days for up to 177,492 shares. Mr. Fairman’s address is c/o Regent Communications, Inc., 333 Glen Head Road, Old Brookville, New York 11545.

(n)	Includes 100,000 shares and warrants currently exercisable for 10,000 shares held by Mr. Ingram, one of our directors.

(o)	Represents options exercisable within 60 days for up to the number of shares indicated. The address for each of Messrs. Murr, Vasconcellos and Yeoman is c/o Regent Communications, Inc., 50 E. RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011.

(p)	See Notes (c), (d), (e), (f), (j), (k), (l), (m) and (n) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On January 6, 1999, Terry S. Jacobs, our Chairman and Chief Executive Officer and a director, made a $250,000 unsecured loan to us. The promissory note evidencing the loan provided for interest on the unpaid principal balance to be paid to Mr. Jacobs at the annual rate equal to the effective annual percentage rate paid by Mr. Jacobs to third parties for such funds. The purpose of the loan was to provide us with funds on a short-term basis to cash collateralize a letter of credit used by us as an escrow deposit in connection with our pending acquisition of radio stations in the St. Cloud, Minnesota market. The principal amount of the loan was repaid in full on February 26, 1999, with interest of $4,125.

      We obtain all of our property and casualty insurance and director and officer liability insurance coverages through Jacobs Insurance Agency, Inc., an insurance brokerage firm owned by Mr. Jacobs and members of his immediate family. In 1998, we paid $221,500 in insurance premiums to Jacobs Insurance Agency, Inc. Of that amount, $37,500 constituted commission income retained by the agency. We believe that our insurance cost is comparable to or less than the cost of insurance which we would be able to obtain through unaffiliated third parties for comparable coverages.

      As part of the merger with Faircom Inc. in June 1998, River Cities Capital Fund Limited Partnership purchased from us 100,000 shares of our Series F convertible preferred stock for $5.00 per share and received, in connection therewith, a five-year warrant to purchase 20,000 shares of our common stock at an exercise price of $5.00 per share. River Cities’ acquisition on June 15, 1998 of the Series F convertible preferred stock and related warrant was part of the placement of a total of 2,050,000 shares of the Series F convertible preferred stock made under the terms of a certain stock purchase agreement dated as of June 15, 1998 among River Cities, Waller-Sutton Media Partners, L.P., William H. Ingram, the other purchasers named therein and us, and was on the same terms as the other purchasers under that agreement.

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 100,000,000 shares of capital stock, consisting of 60,000,000 shares of common stock, par value $.01 per share, and 40,000,000 shares of preferred stock, par value $.01 per share. We currently have issued and outstanding 240,000 shares of common stock and 17,050,851 shares of convertible preferred stock, classified in nine different series. All the shares of preferred stock are being either redeemed or converted into an equal number of shares of common stock concurrently with this offering.

      Immediately following the offering and the conversion or redemption of all convertible preferred stock, there will be 29,740,851 shares of common stock and no shares of preferred stock outstanding.

      We hold, directly or indirectly, licenses from the FCC to conduct our business and these licenses are conditioned upon some or all of the holders of our capital stock possessing prescribed qualifications. Under the provisions of our charter, our capital stock is subject to redemption by us, to the extent necessary to prevent the loss of or to reinstate any of these licenses. Such redemption would be for cash, property or rights, including other securities issued by us, at such time or times as our Board of Directors should determine upon notice, and would follow the same procedures as are applicable to redemption of our preferred stock. The redemption price would be equal to the greater of the amount of its liquidation preference or its fair market value.

Voting Rights of Common Stock

      Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Dividends on Common Stock

      The holders of our common stock are entitled to receive, pro rata, dividends as may be declared by our Board of Directors out of funds legally available for the payment of dividends.

Other Provisions Applicable to the Common Stock

      There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to our common stock, nor is our common stock subject to calls or assessments by us.

      In the event of any liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations and liquidation payments to holders of any outstanding shares of presently undesignated preferred stock that has a liquidation preference.

Undesignated Preferred Stock

      Our Board of Directors has the authority, subject to the limitations prescribed by law and the provisions of our charter, to provide for the issuance of up to 40,000,000 shares of undesignated shares of preferred stock in series, to establish from time to time the number of shares to be included in each of these series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Among the specific matters that may be determined by the Board of Directors are the number of shares constituting each series and the distinctive designation thereof; the dividend rate, whether dividends will be cumulative, and the relative rights of priority, if any, on the payment of dividends; whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of those voting rights; whether the series will have conversion privileges, and if so, the terms of the conversion, including provision for adjustment of the conversion rate; redemption rights and the terms thereof; whether the series will have a sinking fund and if so, the terms and amount of the sinking fund; and the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of these series. Any undesignated preferred stock issued by us may:

•	rank prior to the common stock as to dividend rights, liquidation preference or both;

•	have full or limited voting rights; and

•	be convertible into shares of common stock.

      The issuance of undesignated preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of our outstanding common stock.

Certain Anti-Takeover Effects

      Bylaws. The provisions of our bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but that individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

      Number of Directors and Filling Vacancies. Our bylaws provide that the number of directors shall be fixed from time to time by the vote of a majority of the Board of Directors. Our bylaws further allow a majority of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors are elected.

      Meetings of Stockholders. Our bylaws provide that a special meeting of stockholders may be called only by the Chairman, President, or the Board of Directors or at the request of stockholders holding 20.0% or more of the outstanding voting stock, unless otherwise required by law. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Delaware General Corporation Law

      The following provisions of Title 8 of the Delaware General Corporation Law may delay or make more difficult acquisitions or changes of control of us and may make it more difficult to accomplish transactions that stockholders may otherwise believe to be in their best interests. These provisions may also have the effect of preventing changes in our management. Our charter and bylaws do not exclude us from these provisions.

      Certain Business Combinations. In general, section 203 of Title 8 of the Delaware General Corporation Law restricts the ability of a Delaware corporation whose stock is traded publicly or that has more than 2,000 stockholders to engage in any combination with an interested stockholder for three years following the date of the transaction in which the stockholder became an interested stockholder, unless: (1) the combination or triggering purchase of shares is approved by the board of directors prior to the date of the triggering purchase; (2) the combination or triggering purchase of shares is approved by the board of directors and two-thirds of the disinterested voting shares at or after the date of the triggering purchase; or (3) the triggering purchase of shares results in the interested stockholder owning at least 85.0% of the outstanding voting stock (exclusive of shares owned by directors, officers or certain employee stock plans). Interested stockholder means any person, other than the corporation and its subsidiaries, who is:

•	the beneficial owner, directly or indirectly, of 15.0% or more of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 15.0% or more of the then outstanding voting shares of the corporation.

The provisions described do not apply to corporations that so elect in a charter amendment approved by a majority of the shares entitled to vote. Such a charter amendment, however, would not become effective for 12 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our charter does not exclude us from the restrictions imposed by these provisions. The provisions also excuse transactions in which one who does not otherwise qualify as an interested shareholder for three years prior to the business combination, inadvertently becomes an interested shareholder so long as sufficient ownership is divested as soon as practicable.

Limitations on Liabilities and Indemnification of Directors and Officers

      Limitations on Liabilities. As permitted by the General Corporation Law of Delaware, our charter contains a provision eliminating liability of directors to us and our stockholders for damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director for:

•	acts or omissions which constitute a breach of the duty of loyalty;

•	acts or omissions which involve intentional misconduct, bad faith or a knowing violation of law;

•	unlawful distributions in violation of Section 174 of the Delaware General Corporation Law; or

•	transactions from which the director derived an improper personal benefit.

      This provision offers persons who serve on the Board of Directors protection against awards of monetary damages resulting from breaches of their fiduciary duty, except as indicated above. As a result of this provision, our ability or that of one of our stockholders to successfully prosecute an action against a director for a breach of his fiduciary duty is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his fiduciary duty. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

      Indemnification. Our charter and bylaws provide for mandatory indemnification rights to the maximum extent permitted by applicable law, subject to limited exceptions, to any of our directors or officers who, by reason of the fact that he or she is a director or officer is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by a director or officer in advance of the final disposition of the proceeding in accordance with the applicable provisions of Chapter 145 of the Delaware General Corporation Law. We also maintain directors’ and officers’ liability insurance.

Transfer Agent and Registrar

      Fifth Third Bank, Cincinnati, Ohio is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

      After this offering, 29,740,851 shares of common stock will be outstanding, 31,743,351 shares if the underwriters exercise their over-allotment option in full. Of these shares, the 13,350,000 shares sold in this offering, 15,352,500 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act except for any shares purchased by “affiliates” of Regent as defined in Rule 144 under the Securities Act. Of the remaining 16,390,851, a total of 15,323,980 shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act. An aggregate of 15,223,980 of these shares will become available for resale in the public market as shown in the chart below:

Date of availability for resale
Number of shares	into public market

10,078,820	180 days after the date of this prospectus due to a lock-up agreement these stockholders have with Prudential Securities. However, Prudential Securities can waive this restriction at any time and without notice.
5,326,069	Between 181 and 365 days after the date of this prospectus due to the requirements of the federal securities laws.

      The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

      We, our officers and directors and their affiliates, the holders of a majority of our common stock issued upon conversion of our Series C convertible preferred stock and substantially all holders of common stock issued upon conversion of all other series of our convertible preferred stock will have entered into lock-up agreements under which we and they agree not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below.

      As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them, or are perceived by the market as intending to sell them.

      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1.0% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of the sale on Form 144 is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us.

      In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. The foregoing summary of Rule 144 is not intended to be a complete description.

      Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

UNDERWRITING

      We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. are acting as representatives. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions in the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

Number
of Shares
Underwriters
Prudential Securities Incorporated

Morgan Stanley & Co. Incorporated

Schroder & Co. Inc.

Total	13,350,000

      The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up to 2,002,500 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

      The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a concession not in excess of $     per share and these dealers may allow a concession not in excess of $     per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

      We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares:

Total Fees

	Fee	Without Exercise of	Full Exercise of
	Per Share	Over-Allotment Option	Over-Allotment Option

Fees paid by us	$	$	$

      In addition, we estimate that we will spend approximately $1,616,250 in expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

      We, our officers and directors and their affiliates, the holders of a majority of our common stock issued upon conversion of our Series C convertible preferred stock and all holders of common stock issued upon conversion of all other series of our convertible preferred stock will have entered into lock-up agreements under which we and they agree not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements.

      Prior to this offering, there has been no public market for our common stock. The public offering price, negotiated between us and the representatives of the underwriters, is based upon various factors such as our financial and operating history and condition, our prospects, the prospects for the industry we are in and prevailing market conditions.

      Prudential Securities, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

•	Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment option.

•	Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

•	Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

      These activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

•	the Public Offers of Securities Regulations 1995;

•	the Financial Services Act 1986; and

•	the Financial Services Act 1986, (Investment Advertisements) (Exemptions) Order 1996 (as amended).

      Prudential Securities and its affiliates also provide or have provided investment banking and other financial services to us, for which they have received customary compensation. Prudential Securities Credit Corp., an affiliate of Prudential Securities, is expected to provide us with a $25.5 million bridge loan commitment, which we may draw upon prior to this offering. See “Management’s Discussion and Analysis-Liquidity and Capital Resources”. In addition, affiliates of Prudential Securities are investors in shares of our Series H and Series K convertible preferred stock.

      We have asked the underwriters to reserve shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares.

      Prudential Securities facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

LEGAL MATTERS

      The validity of the common stock we are offering under this prospectus will be passed upon for us by Strauss & Troy, a Legal Professional Association, Cincinnati, Ohio and for the underwriters by Shearman & Sterling, New York, New York.

EXPERTS

      The consolidated balance sheet of Regent as of December 31, 1998 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the year ended December 31, 1998; the consolidated statements of operations, cash flows and stockholders’ equity of Regent for the year ended December 31, 1997 and the period from November 5, 1996 (inception) through December 31, 1996, the consolidated statements of operations, stockholders’ deficit and cash flows of The Park Lane Group and its subsidiaries for each of the two years in the period ended December 31, 1997; the statements of operations, partner’s deficit and cash flows of Continental Radio Broadcasting, L.L.C. for the year ended December 31, 1997; the combined balance sheets of Forever of NY, Inc. as of December 31, 1998 and 1997 and September 30, 1999 and the related combined statements of operations, cash flows and stockholders’ equity for each of the two years in the period ended December 31, 1998 and the nine months ended September 30, 1999; the statements of operations, cash flows and shareholders’ deficit of Media One Group — Erie, Ltd. for the year ended December 31, 1998; the combined balance sheets of New Wave Broadcasting, L.P. as of December 31, 1998 and September 30, 1999 and the related combined statements of operations, cash flows and partners’ net investment for the year ended December 31, 1998 and the nine months ended September 30, 1999, included in this Prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The consolidated balance sheets of Regent (formerly Faircom Inc.) as of December 31, 1997 and the related consolidated statements of operations, cash flows and stockholders’ deficit for the years ended December 31, 1997 and 1996, included in this prospectus, have been included herein in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The consolidated statements of operations, stockholder’s deficit and cash flows of Alta California Broadcasting, Inc. and its subsidiary for the year ended March 31, 1998, included in this prospectus, have been audited by Stockman Kast Ryan & Company, LLP, independent auditors, as stated in their report herein, and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act concerning the shares of common stock being offered. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and our common stock, we refer you to the registration statement and the documents filed as exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document listed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file annual, quarterly and special reports and other information with the SEC.

      The registration statement and any document we file with the SEC can be read and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and any document we file with the SEC can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      We file our reports and have filed the registration statement with the SEC electronically. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that web site is http://www.sec.gov.

INDEX TO THE FINANCIAL STATEMENTS

REGENT COMMUNICATIONS, INC. (Formerly Faircom Inc.)

Report of Independent Accountants	F-3

Consolidated Balance Sheets at September 30, 1999 (Unaudited) and December 31, 1998 and 1997	F-5

Consolidated Statements of Operations for the nine months ended September 30, 1999 (Unaudited) and 1998 (Unaudited) and for the years ended December 31, 1998, 1997 and 1996	F-7

Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 (Unaudited) and 1998 (Unaudited) and for the years ended December 31, 1998, 1997 and 1996	F-8

Consolidated Statement of Changes in Stockholders’ Deficit for the years ended December 31, 1998, 1997 and 1996	F-10

Notes to Consolidated Financial Statements	F-11

REGENT COMMUNICATIONS, INC.

Report of Independent Accountants	F-28

Consolidated Statements of Operations for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the year ended December 31, 1997 and the period from November 5, 1996 (inception) through December 31, 1996	F-29

Consolidated Statements of Cash Flows for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the year ended December 31, 1997 and the period from November 5, 1996 (inception) through December 31, 1996	F-30

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 1997 and the period from November 5, 1996 (inception) through December 31, 1996	F-31

Notes to Consolidated Financial Statements	F-32

FOREVER OF NY, INC.

Report of Independent Accountants	F-40

Combined Balance Sheets at September 30, 1999 and December 31, 1998 and 1997	F-41

Combined Statements of Operations for the nine months ended September 30, 1999 and 1998 (Unaudited) and for the years ended December 31, 1998 and 1997	F-42

Combined Statements of Cash Flows for the nine months ended September 30, 1999 and 1998 (Unaudited) and for the years ended December 31, 1998 and 1997	F-43

Combined Statements of Stockholders’ Equity for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997	F-44

Notes to Combined Financial Statements	F-45

NEW WAVE BROADCASTING, L.P., RADIO STATIONS KLAQ(FM), KSII(FM) AND KROD(AM)

Report of Independent Accountants	F-50

Combined Balance Sheets at September 30, 1999 and December 31, 1998	F-51

Combined Statements of Operations for the nine months ended September 30, 1999 and 1998 (Unaudited) and for the year ended December 31, 1998	F-52

Combined Statements of Partners’ Net Investment for the nine months ended September 30, 1999 and the year ended December 31, 1998	F-53

Combined Statements of Cash Flows for the nine months ended September 30, 1999 and 1998 (Unaudited) and for the year ended December 31, 1998	F-54

Notes to Combined Financial Statements	F-55

MEDIA ONE GROUP — ERIE, LTD.

Report of Independent Accountants	F-59

Statements of Financial Position at June 30, 1999 (Unaudited) and December 31, 1998	F-60

Statements of Operations for the six months ended June 30, 1999 (Unaudited) and 1998 (Unaudited) and for the year ended December 31, 1998	F-61

Statements of Cash Flows for the six months ended June 30, 1999 (Unaudited) and 1998 (Unaudited) and for the year ended December 31, 1998	F-62

Statement of Members’ Deficit for the year ended December 31, 1998	F-63

Notes to Financial Statements	F-64

THE PARK LANE GROUP AND SUBSIDIARIES

Report of Independent Accountants	F-69

Consolidated Statements of Operations for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the years ended December 31, 1997 and 1996	F-70

Consolidated Statements of Shareholders’ Deficit for the years ended December 31, 1997 and 1996	F-71

Consolidated Statements of Cash Flows for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the years ended December 31, 1997 and 1996	F-72

Notes to Consolidated Financial Statements	F-73

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY

Independent Auditors’ Report	F-82

Consolidated Statement of Operations for the year ended March 31, 1998	F-83

Consolidated Statement of Stockholder’s Deficit for the year ended March 31, 1998	F-84

Consolidated Statement of Cash Flows for the year ended March 31, 1998	F-85

Notes to Consolidated Financial Statements	F-86

CONTINENTAL RADIO BROADCASTING, L.L.C.

Report of Independent Accountants	F-89

Statement of Operations for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the year ended December 31, 1997	F-90

Statement of Partner’s Deficit for the year ended December 31, 1997	F-91

Statement of Cash Flows for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the year ended December 31, 1997	F-92

Notes to Financial Statements	F-93

RADIO STATION KZXY(FM)

Report of Independent Accountants	F-96

Statement of Revenues and Direct Expenses for the three months ended March 31, 1998 (Unaudited) and 1997 (Unaudited) and for the years ended December 31, 1997 and 1996	F-97

Notes to Statement of Revenues and Direct Expenses	F-98

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP (WYHT(FM) AND WMAN(AM))

Statement of Income for the six months ended May 31, 1997 (Unaudited) and 1996 (Unaudited) and for the year ended November 30, 1996 (Unaudited)	F-99

Statement of Cash Flows for the six months ended May 31, 1997 (Unaudited) and 1996 (Unaudited) and for the year ended November 30, 1996 (Unaudited)	F-100

Statement of Partners’ Deficit for the year ended November 30, 1996 (Unaudited)	F-101

Notes to Unaudited Financial Statements	F-102

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of

Regent Communications, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows, and changes in stockholders’ deficit present fairly, in all material respects, the financial position of Regent Communications, Inc. (the “Company”) at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of the Company, prior to the retroactive adjustments referred to below, as of December 31, 1997 and for each of the two years in the period then ended were audited by other independent accountants whose report dated January 21, 1998 expressed an unqualified opinion on those statements.

We also audited the adjustments described in Note 1 to the consolidated financial statements that were applied to retroactively adjust the 1997 and 1996 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

PricewaterhouseCoopers LLP

Cincinnati, Ohio
March 30, 1999

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

Faircom Inc.

We have audited the consolidated balance sheet of Faircom Inc. as of December 31, 1997 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 1997 and 1996 (see Note 1). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Faircom Inc. at December 31, 1997 and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Melville, New York
January 21, 1998

REGENT COMMUNICATIONS, INC.

Consolidated Balance Sheets

(In Thousands, except Per Share Data)

		December 31,
	September 30,
	1999	1998	1997

	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$2,125	$478	$535

Accounts receivable, less allowance for doubtful accounts of $203, $268 and $32 at September 30, 1999, December 31, 1998 and 1997, respectively	4,657	3,439	1,358

Other current assets	417	201	26

Assets held for sale	8,713	7,500	—

Total current assets	15,912	11,618	1,919

Property and equipment, net	12,182	9,304	2,156

Intangible assets, net	59,445	45,024	7,701

Other assets, net	1,604	1,672	1,234

Total assets	$89,143	$67,618	$13,010

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:

Accounts payable	$834	$1,005	$87

Accrued expenses	1,566	2,773	234

Interest payable	273	769	108

Current portion of long-term debt	18,889	980	430

Notes payable	—	7,500	—

Total current liabilities	21,562	13,027	859

Long-term debt, less current portion	28,046	34,617	21,912

Other long-term liabilities	2,989	2,644	421

Total liabilities	52,597	50,288	23,192

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Consolidated Balance Sheets (continued)

(In Thousands, except Per Share Data)

		December 31,
	September 30,
	1999	1998	1997

	(Unaudited)

Redeemable preferred stock:

Series A convertible preferred stock, $5.00 stated value, 620 shares authorized; 620 shares issued and outstanding-liquidation value: $3,595 and $3,433 at September 30, 1999 and December 31, 1998, respectively	3,595	3,433	—

Series B senior convertible preferred stock, $5.00 stated value, 1,000 shares authorized; 1,000 shares issued and outstanding-liquidation value: $5,709 and $5,372 at September 30, 1999 and December 31, 1998, respectively	5,709	5,372	—

Series C convertible preferred stock, $5.00 stated value, 400 shares issued and outstanding-liquidation value: $2,185 and $2,079 at September 30, 1999 and December 31, 1998, respectively	635	530	—

Series D convertible preferred stock, $5.00 stated value, 1,000 shares authorized; 1,000 shares issued and outstanding-liquidation value: $5,493 and $5,231 at September 30, 1999 and December 31, 1998, respectively	5,493	5,231	—

Series F convertible preferred stock, $5.00 stated value, 4,100 shares authorized; 4,100 and 2,450 shares issued and outstanding at September 30, 1999 and December 31, 1998, respectively-liquidation value: $22,485 and $12,839 at September 30, 1999 and December 31, 1998 respectively	22,485	12,840	—

Series G convertible preferred stock, $5.00 stated value, 1,800 shares authorized, 372 shares issued and outstanding-liquidation value: $1,999	1,999	—	—

Series H convertible preferred stock, $5.50 stated value, 2,200 shares authorized; 2,182 shares issued and outstanding – liquidation value: $12,170	12,170	—	—

Total redeemable preferred stock	52,086	27,406	—

Stockholders’ deficit:

Preferred stock:

Series C convertible preferred stock, $5.00 stated value, 4,000 shares authorized; 3,328 and 3,319 shares issued and outstanding at September 30, 1999 and December 31, 1998, respectively-liquidation value: $18,149 and $17,232 at September 30, 1999 and December 31, 1998, respectively	1,132	1,132	—

Series E convertible preferred stock, $5.00 stated value, 5,000 shares authorized; 448 shares issued and outstanding-liquidation value: $2,442 and $2,324 at September 30, 1999 and December 31, 1998, respectively	2,239	2,239	—

Common stock, $.01 par value, 30,000 shares authorized; 240 shares issued and outstanding (Note 1)	2	2	2

Additional paid-in capital	890	3,872	2,677

Retained deficit	(19,803)	(17,321)	(12,861)

Total stockholders’ deficit	(15,540)	(10,076)	(10,182)

Total liabilities and stockholders’ deficit	$89,143	$67,618	$13,010

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Operations

(In Thousands, except Per Share Data)

	Nine Months Ended		Year Ended
	September 30,		December 31,

	1999	1998	1998	1997	1996

	(Unaudited)

Gross broadcast revenues	$18,747	$10,340	$16,046	$6,696	$5,517

Less agency commissions	(1,282)	(856)	(1,275)	(703)	(643)

Net broadcast revenues	17,465	9,484	14,771	5,993	4,874

Station operating expenses	13,066	6,727	11,051	3,860	2,993

Depreciation and amortization	2,838	1,466	2,281	727	321

Corporate general and administrative expenses	1,699	1,360	1,872	391	337

Operating income (loss)	(138)	(69)	(433)	1,015	1,223

Interest expense	(2,430)	(2,029)	(2,883)	(1,331)	(913)

Other income (expense), net	87	6	26	25	7

Income (loss) before income taxes and extraordinary items	(2,481)	(2,092)	(3,290)	(291)	317

Income tax expense	—	—	—	(72)	(38)

Income (loss) before extraordinary items	(2,481)	(2,092)	(3,290)	(363)	279

Extraordinary gain from debt extinguishment, net of taxes	—	—	—	370	—

Extraordinary loss from debt extinguishment, net of taxes	—	(1,170)	(1,170)	(4,703)	—

Net income (loss)	$(2,481)	$(3,262)	$(4,460)	$(4,696)	$279

Income (loss) applicable to common shares:

Net income (loss)	$(2,481)	$(3,262)	$(4,460)	$(4,696)	$279

Preferred stock dividend requirements	(3,554)	(1,291)	(2,166)	—	—

Preferred stock accretion	(423)	(4,657)	(4,787)	—	—

Income (loss) applicable to common shares	$(6,458)	$(9,210)	$(11,413)	$(4,696)	$279

Basic and diluted net income (loss) per common share:

Before extraordinary items	$(26.91)	$(33.50)	$(42.67)	$(1.51)	$1.16

Extraordinary items	—	(4.88)	(4.88)	(18.06)	—

Net income (loss) per common share	$(26.91)	$(38.38)	$(47.55)	$(19.57)	$1.16

Weighted average number of common shares used in basic and diluted calculation	240	240	240	240	240

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended		Year Ended
	September 30,		December 31,

	1999	1998	1998	1997	1996

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net income (loss)	$(2,481)	$(3,262)	$(4,460)	$(4,696)	$279

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	2,838	1,466	2,281	727	321

Barter revenue over expense	(271)	(5)	—	—	—

Amortization of deferred rental income	(78)	(26)	(34)	(34)	(34)

Provision for doubtful accounts	(65)	—	174	46	25

Amortization of deferred financing costs	245	57	235	—	—

Noncash charge for debt extinguishments	—	804	804	4,333

Provision for appraisal rights	—	—	—	—	215

Noncash charge for corporate option compensation	—	530	530	—	—

Noncash charge for financing costs	(443)	157	—	—	—

Gain on sale of radio station	(100)	—	—	—	—

Increase (decrease) in cash flows from changes in operating assets and liabilities:

Accounts receivable	(1,152)	35	(344)	(235)	(251)

Prepaid expenses	—	—	336	(13)	(7)

Other assets	(179)	(478)	—	—	(1)

Accounts payable	(282)	(434)	(401)	10	18

Accrued expenses	1,082	603	(167)	25	(20)

Interest payable	(497)	—	661	255	(167)

Net cash (used in) provided by operating activities	(1,383)	(553)	(385)	418	378

Cash flows from investing activities:

Acquisitions of radio stations, net of cash acquired	(27,074)	(29,264)	(31,441)	(7,831)	—

Escrow deposit	—	(160)	—	—	—

Capital expenditures	(1,327)	(433)	(819)	(132)	(63)

Proceeds from sale of radio stations	7,600	—	—	—	—

Net cash used in investing activities	$(20,801)	$(29,857)	$(32,260)	$(7,963)	$(63)

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows (continued)

(In Thousands)

	Nine Months Ended		Year Ended
	September 30,		December 31,

	1999	1998	1998	1997	1996

	(Unaudited)	(Unaudited)

Cash flows from financing activities:

Proceeds from issuance of redeemable preferred stock	$22,112	$18,150	$20,150	$—	$—

Proceeds from long-term debt	16,500	35,500	36,000	23,000	—

Payment of notes payable	(7,500)	—	—	—	—

Principal payments on long-term debt	(5,163)	(20,733)	(20,749)	(13,194)	(511)

Payment for deferred financing costs	(274)	(1,292)	(1,292)	(834)	(45)

Payment of issuance costs	(1,844)	(1,357)	(1,521)	—	—

Payment of appraisal right liability	—	—	—	(1,015)	—

Net cash (used in) provided by financing activities	23,831	30,268	32,588	7,957	(556)

Net increase (decrease) in cash and cash equivalents	1,647	(142)	(57)	412	(241)

Cash and cash equivalents at beginning of period	478	535	535	123	364

Cash and cash equivalents at end of period	$2,125	$393	$478	$535	$123

Supplemental schedule of non-cash investing and financing activities:

Conversion of Faircom Inc.’s convertible subordinated promissory notes to Faircom Inc. common stock		$10,000	$10,000

Liabilities assumed in acquisitions		$11,680	$11,680

Series E convertible preferred stock issued in conjunction with the acquisition of Alta California Broadcasting, Inc. and Topaz Broadcasting, Inc.		$2,239	$2,239

Series C convertible preferred stock issued in conjunction with the merger between Faircom Inc. and the Company		$1,619	$1,619

Series A and B convertible preferred stock warrants		$310	$310

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Statement of Changes in Stockholders’ Deficit

(In Thousands)

	Series C	Series E
	Convertible	Convertible		Additional		Total
	Preferred	Preferred	Common	Paid-In	Retained	Stockholders’
	Stock	Stock	Stock	Capital	Deficit	Deficit

Balance, December 31, 1995 (retroactively restated)			$2	$2,677	$(8,444)	$(5,765)

Net income					279	279

Balance, December 31, 1996			2	2,677	(8,165)	(5,486)

Net loss					(4,696)	(4,696)

Balance, December 31, 1997			2	2,677	(12,861)	(10,182)

Conversion of Faircom Inc.’s Class A and Class B convertible subordinated promissory notes				10,000		10,000

Issuance of 3,720,620 shares of Series C convertible preferred stock and retirement of 26,390,199 shares of Faircom Inc. common stock and recordation of the effect of recapitalization due to the reverse merger with Faircom Inc.	$1,585			(3,000)		(1,415)

Reclassification of Series C convertible preferred stock to outside of shareholders’ deficit	(453)					(453)

Issuance of Faircom Inc. employee stock options immediately converted into options to purchase 157,727 shares of Series C convertible preferred stock in conjunction with the merger				530		530

Issuance of Series A redeemable preferred stock warrants exercisable for 80,000 shares of common stock				160		160

Issuance of 205,250 shares of Series E convertible preferred stock in connection with the acquisition of Alta California Broadcasting, Inc.		$1,026				1,026

Issuance of 242,592 shares of Series E convertible preferred stock in connection with the acquisition of Topaz Broadcasting, Inc.		1,213				1,213

Dividends and accretion on Series A, B, C, D, and F redeemable convertible preferred stock				(6,495)		(6,495)

Net loss					(4,460)	(4,460)

Balance, December 31, 1998	$1,132	$2,239	$2	$3,872	$(17,321)	$(10,076)

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

1.  Basis of Presentation

      Regent Communications, Inc. (including its wholly-owned subsidiaries, the “Company”) was formed to acquire, own and operate radio stations in small and medium-sized markets in the United States. The Company acquired, pursuant to an agreement of merger, all of the outstanding common stock of Faircom Inc. (“Faircom”) for 3,720,620 shares of the Company’s Series C Convertible Preferred Stock. Approximately 400,000 of those shares, upon conversion to common stock and subject to certain other conditions, may be put back to the Company at the option of the holder subsequent to June 15, 2003 for an amount equal to the fair value of the Company’s common stock. The acquisition has been treated for accounting purposes as the acquisition of the Company by Faircom under the purchase method of accounting, with Faircom as the accounting acquirer. Consequently, the historical financial statements prior to June 15, 1998, the date of merger, are those of Faircom. Faircom operated radio stations through its wholly-owned subsidiaries in Flint, Michigan and, effective June 30, 1997, in Mansfield, Ohio (see Note 2). As a result of the Faircom merger, Faircom’s historical shareholder deficit prior to the merger has been retroactively restated to reflect the number of common shares outstanding subsequent to the merger, with the difference between the par value of the Company’s and Faircom’s common stock recorded as an offset to additional paid-in capital.

      The financial statements for the nine months ended September 30, 1999 and 1998, are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

2.  Consummated Acquisitions

      On June 30, 1997, Faircom acquired the assets and operations of two commercial radio stations located in Mansfield, Ohio (the “Mansfield Stations”), pursuant to the terms of an asset purchase agreement dated May 20, 1997, for $7,350,000 in cash. In addition, Faircom paid $300,000 in cash to one of the sellers in consideration of a five year non-compete agreement. The acquisition was accounted for under the purchase method of accounting and was financed with borrowings under Faircom’s senior secured term notes (see Note 4). Faircom allocated approximately $1,089,000 of the purchase price to property and equipment and approximately $6,261,000 to the related Federal Communication Commission (“FCC”) licenses. The fair values of the acquired assets were determined by an independent valuation. The excess cost over the fair market value of the net assets acquired and the FCC licenses related to this acquisition are being amortized over three to 15-year periods.

      On January 21, 1998, Faircom acquired substantially all of the assets and operations of radio station WSWR(FM) in Shelby, Ohio (the “Shelby Station”) for $1,125,000 in cash. The acquisition was accounted for under the purchase method of accounting and was principally financed through the borrowing of $1,100,000 represented by a subordinated promissory note. The fair values of the acquired assets were determined by an independent valuation. Faircom allocated substantially all of the purchase price to the related FCC licenses. The excess cost over the fair market value of net assets acquired and the FCC licenses related to this acquisition are being amortized over a 15 year period.

      On June 15, 1998, concurrent with the Faircom merger, the following acquisitions (the “June 15 Acquisitions”) were consummated. The acquisitions were accounted for under the purchase method of accounting and the fair value of the acquired assets were determined by independent valuations.

      The Company acquired all of the outstanding capital stock of The Park Lane Group (“Park Lane”) for approximately $24,038,000 in cash and assumed liabilities. Park Lane owned 16 radio stations in California and Arizona. At the time of the acquisition, the Company entered into a one-year consulting and non-competition agreement with the President of Park Lane, providing for the payment of a fee of $200,000.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      The Company acquired the FCC licenses and related assets used in the operation of radio stations KIXW(AM) and KZWY(FM) in Apple Valley, California from Ruby Broadcasting, Inc. (the “Ruby Stations”), an affiliate of Topaz Broadcasting, Inc. (“Topaz”), for $5,985,000 in cash.

      The Company acquired the FCC licenses and related assets used in the operation of radio stations KFLG(AM) and KFLG(FM) in Bullhead City, Arizona from Continental Radio Broadcasting, L.L.C. (the “Continental Stations”) for approximately $3,747,000 in cash. The Company separately acquired the accounts receivables of these stations for an additional purchase price of approximately $130,000.

      The Company acquired all of the outstanding capital stock of Alta California Broadcasting, Inc. (“Alta”) for $2,635,000 in cash and assumed liabilities and 205,250 shares of the Company’s Series E Convertible Preferred Stock. Alta owned four radio stations in California.

      The Company acquired all of the outstanding capital stock of Topaz for 242,592 shares of the Company’s Series E Convertible Preferred Stock. Immediately following the acquisition of Topaz, the Company acquired the FCC licenses and operating assets of radio station KIXA(FM) in Lucerne Valley, California for $215,000 in cash and assumed liabilities, pursuant to an Asset Purchase Agreement between Topaz and RASA Communications Corp.

      The Company allocated the aggregate purchase price for the June 15 Acquisitions as follows:

(Dollars in
Thousands)

Accounts receivable	$143

Broadcasting equipment and furniture and fixtures	6,503

FCC licenses	30,328

Goodwill	1,853

Other	360

$39,187

      Goodwill and FCC licenses related to the June 15 Acquisitions are being amortized over a 40-year period.

      The sources for the cash portion of the consideration paid by the Company for the June 15 Acquisitions and the Faircom merger, aggregating approximately $52,900,000 (including approximately $21,100,000 of debt assumed and refinanced with borrowings under the Company’s senior reducing revolving credit facility and $3,700,000 of transaction costs) were $34,400,000 borrowed under the Company’s senior reducing revolving credit Facility (see Note 4), $18,150,000 in additional equity from the sale of the Company’s convertible preferred stock (see Note 5) and approximately $350,000 of the Company’s funds.

      On November 30, 1998, the Company purchased substantially all of the assets of radio station KOSS(FM) (formerly KAVC(FM)) located in Lancaster, California from Oasis Radio, Inc. for $1,600,000 in cash. The acquisition was financed through the issuance of additional shares of Series F convertible preferred stock (see Note 5). The acquisition was accounted for under the purchase method of accounting. The excess cost over the fair market value of net assets acquired and FCC licenses related to this acquisition are being amortized over a 40-year period.

      The results of operations of the acquired businesses are included in the Company’s financial statements since the respective dates of acquisition.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      The following unaudited pro forma data summarizes the combined results of operations of the Company, Faircom, the Mansfield Stations, the June 15 Acquisitions and KOSS(FM) as though the acquisitions had occurred at the beginning of each year ended December 31:

	1998	1997

	(Dollars in Thousands)

Net broadcast revenues	$20,018	$20,675

Net loss before extraordinary items	(8,027)	(6,795)

Net loss	(9,197)	(11,128)

Net loss per common share before extraordinary items:

Basic and diluted	$(62.41)	$(28.31)

Net loss per common share:

Basic and diluted	$(67.29)	$(46.37)

      These unaudited pro forma amounts do not purport to be indicative of the results that might have occurred if the foregoing transactions had been consummated on the indicated dates. The acquisition of the Shelby Station has not been included in the above pro forma information, due to it not having a material effect on the operating results of the Company.

3.  Summary of Accounting Policies

  a.  Consolidation:

      The consolidated financial statements include the accounts of all of the Company’s wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts and balances have been reclassified to conform to the current classifications with no effect on financial results.

  b.  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  c.  Cash and Cash Equivalents:

      For purposes of the statement of cash flows, the Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

  d.  Property and Equipment:

      Property and equipment are stated at cost and depreciated on the straight-line basis over the estimated useful life of the assets. Buildings are depreciated over 40-years, broadcasting equipment over a six-to-thirteen year life and furniture and fixtures generally over a five-year life. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. For property and equipment retired or sold, the gain or loss is recognized in other income.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

  e.  Intangible Assets:

      Intangible assets consist principally of the value of FCC licenses and the excess of the purchase price (including related acquisition costs) over the fair value of net assets of acquired radio stations. These assets are amortized on a straight-line basis over lives ranging from 15- to 40-years. Intangible assets are evaluated periodically if events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flows and profitability projections. If future expected undiscounted cash flows are insufficient to recover the carrying amounts of the asset, then an impairment loss is recognized based upon the excess of the carrying value of the asset over the anticipated cash flows on a discounted basis.

  f.  Deferred Financing Costs and Other Assets:

      Deferred financing costs are amortized on a straight-line basis over the term of the related debt. Non-compete agreements are amortized over the terms of the related agreements.

  g.  Barter Transactions:

      Barter transactions (advertising provided in exchange for goods and services) are reported at the estimated fair value of the products or services received. Revenue from barter transactions is recognized when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the advertising, a liability (deferred barter revenue) is recorded. If advertising is broadcast before the receipt of the goods or services, a receivable is recorded. For the year ended December 31, 1998, barter revenue was approximately $731,000, and barter expense was approximately $800,000.

  h.  Concentrations of Credit Risk:

      Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The credit risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across several different geographic areas of the Company.

  i.  Broadcast Revenue:

      Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

  j.  Fair Value of Financial Instruments:

     Long-term debt

      The fair value of the Company’s long-term debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. Based on borrowing rates currently available, the fair value of long-term debt approximates its carrying value at December 31, 1998.

     Redeemable preferred stock

      The fair value of the Company’s redeemable preferred stock is estimated based on the market price of a similar financial instrument that has a more readily determinable market value, adjusted as appropriate for any difference in rights. Based on transactions consummated recently, the fair value of the redeemable preferred stock approximates its carrying value at December 31, 1998.

  k.  Reclassification:

      Certain balances in the December 31, 1997 statements have been reclassified to conform with December 31, 1998 presentation. These changes had no impact on previously reported results of operations.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

4.  Long-Term Debt

      Long-term debt consists of the following as of December 31:

	1998	1997

	(Dollars in Thousands)

Senior Secured Term Notes (a)	$—	$12,342

Convertible Subordinated Promissory Notes (b)	—	10,000

Senior Reducing Revolving Credit Facility (c)	34,900	—

Subordinated Promissory Note (d)	600	—

Non-compete Agreements (e)	97	—

	35,597	22,342

Less: Current Portion of Long-Term Debt	(980)	(430)

	$34,617	$21,912

      Repayment of long-term debt required over each of the years following December 31, 1998 consists of:

(Dollars in
Thousands)

1999	$980

2000	63

2001	60

2002	6,545

2003	9,685

Thereafter	18,265

$35,598

  a.  Senior Secured Term Notes:

      During 1997, Faircom borrowed $12,500,000 under an amended and restated loan agreement (the “1997 Loan Agreement”). The term notes under the 1997 Loan Agreement would have matured on July 1, 2002. Interest on the term notes was at the rate of 4.5% over 30 day commercial paper rates. As of the date that Faircom entered into the 1997 Loan Agreement, certain accrued interest was extinguished, resulting in an extraordinary gain, net of income taxes, of $370,060. On June 15, 1998, the Company terminated the 1997 Loan Agreement using funds obtained from the Company’s senior reducing revolving credit facility. As a result of the extinguishment of debt, the Company recognized an extraordinary loss of $1,170,080, net of income taxes, in 1998 consisting of a $366,000 prepayment penalty and the write-off of $804,080 of related deferred financing costs. The effective tax rate applied to the extraordinary gain and loss was zero due to the Company’s cumulative loss carryforward position.

  b.  Convertible Subordinated Promissory Notes:

      During 1997, Faircom completed the sale of $10,000,000 aggregate principal amount of its convertible subordinated promissory notes due July 1, 2002 (the “Faircom Notes”). The Faircom Notes consisted of Class A and Class B convertible subordinated promissory notes, each in the aggregate principal amount of $5,000,000, with interest payable at the rate of 7.0% per annum, compounded quarterly. The proceeds from the sale of the Faircom Notes were used to extinguish existing debt obligations and to pay a portion of the purchase price for the Mansfield Stations. The debt extinguishments resulted in an extraordinary loss of $4,703,370, net of income taxes. The effective tax rate applied to the extraordinary loss were zero due to the

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

Company’s cumulative loss carryforward position. The Faircom Notes were converted into a total of 19,012,000 shares of Faircom common stock immediately preceding the merger between the Company and Faircom (see Note 1).

  c.  Senior Reducing Revolving Credit Facility:

      The Company has an agreement with a group of lenders (as amended, the “Credit Agreement”), which provides for a senior reducing revolving credit facility with a commitment of up to $55,000,000 expiring in March 2005 (the “Revolver”). In addition, the Company may request from time to time that the lenders issue letters of credit in accordance with the same provisions as the Revolver. During 1998, in conjunction with financing the June 15 Acquisitions, refinancing certain existing debt and providing for additional working capital, the Company borrowed $34,900,000 under the Credit Agreement.

      The Credit Agreement provides for the reduction of the commitment under the Revolver for each of the four quarters ending December 31, 1999 and by increasing quarterly amounts thereafter, and, under certain circumstances, requires mandatory prepayments of any outstanding loans and further commitment reductions. The indebtedness of the Company under the Credit Agreement is collateralized by liens on substantially all of the assets of the Company and its operating and license subsidiaries and by a pledge of the operating and license subsidiaries’ stock, and is guaranteed by these subsidiaries. The Credit Agreement contains restrictions pertaining to the maintenance of financial ratios, capital expenditures, payment of dividends or distributions of capital stock and incurrence of additional indebtedness.

      Interest under the Credit Agreement is payable, at the option of the Company, at alternative rates equal to the LIBOR rate (established October 1, 1998 at 5.31% and effective at that same rate at December 31, 1998) plus 1.25% to 2.75% or the base rate announced by the Bank of Montreal (7.75% at December 31, 1998) plus 0.0% to 1.50%. The spreads over the LIBOR rate and such base rate vary from time to time, depending upon the Company’s financial leverage. The Company must pay quarterly commitment fees equal to  3/8% to  1/2% per annum, depending upon the Company’s financial leverage, on the unused portion of the commitment under the Credit Agreement. The Company is also required to pay certain other fees to the agent and the lenders for the administration of the facilities and the use of the credit facility. At December 31, 1998, the Company had paid non-refundable fees totaling approximately $1,671,000 which are classified as other assets in the accompanying consolidated balance sheet and are being amortized over the initial seven-year term of the Revolver.

      As a condition of the Credit Agreement, the Company entered into a two-year collar agreement (the “Collar Agreement”) with the Bank of Montreal on August 17, 1998 for a notional amount of $34,400,000. The Collar Agreement is based on the three-month LIBOR rate, provides for a CAP Rate, as defined, of 6.5% and a Floor Rate, as defined, of 5.28% plus, in each case, the additional spread stipulated under the Credit Agreement.

      Effective January 1, 1999, the Company amended the Credit Agreement in order to cure violations of certain restrictive covenants that existed as of December 31, 1998. The amended Credit Agreement stipulates that the Company must reduce the outstanding amount under the Credit Agreement by $915,000 during the first quarter of 1999; consequently, such amount has been classified as current portion of long-term debt at December 31, 1998. The Company also must consummate the sale of its properties located in Flagstaff and Kingman, Arizona within a specified period of time (see Note 13), divest one other non-strategic market in 1999 and make certain capital expenditures according to an agreed-upon timetable. In addition, the amended Credit Agreement increases the spread applied to the LIBOR rate from 1.25% to 2.75% to 1.50% to 3.50% and the spread applied to the base rate announced by the Bank of Montreal from 0.0% to 1.50% to 0.25% to 2.25%.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

  d.  Subordinated Promissory Note:

      In conjunction with the June 15 Acquisitions, the Company assumed a subordinated promissory note (the “McNulty Note”) to McNulty Broadcasting, Inc. (“McNulty”) for $600,000. The McNulty Note provides for quarterly principal payments of $15,000 beginning on August 1, 2000. The remaining principal is due May 1, 2005. Interest on the McNulty Note is payable quarterly at a rate of 8.0%.

  e.  Non-Compete Agreements:

      In conjunction with the June 15 Acquisitions, the Company assumed five-year non-compete agreements with McNulty and Island Broadcasting Associates, L.P. in the amounts of $125,000 and $200,000, respectively (the “Non-Compete Agreements”). The Non-Compete Agreements bear no interest and require quarterly payments of $16,250 through May 2000.

5.  Capital Stock and Redeemable Preferred Stock

      The Company’s Amended and Restated Certificate of Incorporation authorizes 30,000,000 shares of common stock and 20,000,000 shares of preferred stock and designates 620,000 shares as Series A Convertible Preferred Stock (“Series A”), 1,000,000 shares as Series B Senior Convertible Preferred Stock (“Series B”), 4,000,000 shares as Series C Convertible Preferred Stock (“Series C”), 1,000,000 shares as Series D Convertible Preferred Stock (“Series D”), 5,000,000 shares as Series E Convertible Preferred Stock (“Series E”), 4,100,000 as Series F Convertible Preferred Stock (“Series F”) and, effective January 11, 1999, 4,000,000 shares as Series G Convertible Preferred Stock (“Series G”). The stated value of all series of preferred stock is $5.00 per share.

      Series A, Series C, Series E, Series F and Series G generally have the same voting rights as common stock and each share may be converted at the option of the holder into one share of common stock, subject to adjustment. Series B has no voting power except for specific events and ranks senior to all other series of preferred stock. Each Series B share may be converted at the option of the holder into one-half share of common stock, subject to adjustment. Series D has limited voting power and each share may be converted at the option of the holder into one share of common stock, which would also have the same limited voting power in certain circumstances. The Company’s Board of Directors also has the right to require conversion of all shares of Series A, B, C, D, E, F and G upon the occurrence of certain events. Series A, Series C, Series D, Series E, Series F and Series G have equal rights for the payment of dividends and the distribution of assets and rights upon liquidation, dissolution or winding up of the Company.

      Upon liquidation of the Company, no distribution shall be made (a) to holders of stock ranking junior to the Series B unless the holder of the Series B has received the stated value per share, plus an amount equal to all unpaid dividends or (b) to the holders of stock ranking on a parity with the Series B, except distributions made ratably on the Series B and all other such parity stock. Dividends accrue cumulatively on all series of preferred stock, except Series F and Series G, at an annual rate of $0.35 per share. Dividends accrue cumulatively on Series F and Series G at an annual rate of $0.50 per share and, to the extent not paid in cash, are compounded quarterly at a rate of 10.0% per annum. The Company may redeem Series A, B and D at the stated value, plus an amount equal to all unpaid dividends to the date of redemption, whether or not declared. Undeclared dividends in arrears on all outstanding series of preferred stock amounted to approximately $2,327,000 or $0.54, $0.37, $0.19, $0.23, $0.19 and $0.24 per share for Series A, Series B, Series C, Series D, Series E and Series F, respectively, at December 31, 1998.

      In conjunction with the closing of the Faircom merger and the June 15 Acquisitions, BMO Financial, Inc., an existing shareholder of the Company, purchased 780,000 shares of Series D for $3,900,000, General Electric Capital Corporation (“GE Capital”) paid $3,900,000 to complete its purchase of 1,000,000 shares of Series B and the Chief Operating Officer of the Company purchased 20,000 shares of Series A for $100,000.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      On June 15, 1998, pursuant to a stock purchase agreement with the Company (the “Series F Stock Purchase Agreement”), Waller-Sutton Media Partners, L.P. (“Waller-Sutton”) purchased 1,000,000 shares of Series F for $5,000,000. Also on that date, WPG Corporate Development Associates V, L.L.C. and WPG Corporate Development Associates V (Overseas), L.P. purchased a total of 650,000 shares of Series F for $3,250,000; the Chairman of Waller-Sutton Management Group, which manages Waller-Sutton, purchased 50,000 shares of Series F for $250,000; GE Capital purchased 250,000 shares of Series F for $1,250,000; and River Cities Capital Fund Limited Partnership (“River Cities”) purchased 100,000 shares of Series F for $500,000. In connection with these purchases, the purchasers acquired 10-year warrants to purchase an aggregate of 860,000 shares of the Company’s common stock for $5.00 per share. Such warrants can be “put” back to the Company after five years. The 860,000 warrants issued in conjunction with the Series F have been assigned a fair value of $2,459,000 and have been classified under other long-term liability due to the associated “put” rights.

      The Series F Stock Purchase Agreement provides that the terms of the Series F include the right of the holders to require the Company to repurchase the Series F at any time after five years at a price equal to the greater of its fair market value, as defined, or the sum of its stated value of $5.00 per share and all accrued but unpaid dividends thereon, as well as any warrants held by such holders at a price equal to the fair market value of the Company’s common stock less the exercise price of such warrants. Holders of the Series A, Series B, certain Series C, Series D and Series G would have similar “put” rights only if the holders of the Series F were to exercise their “put” rights. As of December 31, 1998, Series A, Series B, a portion of Series C, Series D and Series F (but not the remaining Series C and Series E) have been reclassified and excluded from the equity to reflect such anticipated “put” rights. Issuance costs of approximately $2,070,000 for these reclassified shares have been netted against the proceeds.

      In order to induce River Cities, as a holder of Series A, to approve the merger with Faircom, the Company issued to River Cities, upon consummation of the merger, five-year warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $5.00 per share. R. Glen Mayfield, a member of the Company’s Board of Directors, serves as the general partner of River Cities Management Limited Partnership, which is the general partner of River Cities. The warrants issued to the holders of Series A have been assigned a value of $160,000 and have been classified as additional paid-in capital.

      In order to induce GE Capital, the holder of the Company’s Series B, to approve the addition of mandatory conversion rights to the terms of the Series B in conjunction with the issuance of the Series F, the Company issued to GE Capital, upon issuance of the Series F, five-year warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants issued to the holder of Series B have been assigned a fair value of $150,000 and have been classified as a long-term liability due to associated “put” rights. These “put” rights are subject to the prior exercise of the warrants and exercise of the “put” rights associated with warrants issued to the Series F holders.

      In November 1998, the Company issued 400,000 shares of Series F for $5.00 per share to existing Series F holders on a pro rata basis. The proceeds were used to complete the purchase of KOSS(FM) (see Note 2), finance capital expenditures and meet initial working capital requirements of KOSS(FM).

      In January 1999, the Company issued 372,406 shares of Series G for $5.00 per share to certain executive officers of the Company and Blue Chip Capital Fund II Limited Partnership, an existing holder of Series C. The proceeds were used to pay down existing debt under the Credit Agreement and fund working capital needs of the Company.

      In February 1999, the Company issued 633,652 shares of Series F for $5.00 per share to existing Series F holders. The proceeds were used to finance certain capital improvements, fund deferred transaction costs related to the June 15 Acquisitions and the Faircom merger and fund working capital needs of the Company.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      In addition, the holders of Series F committed an additional $5,082,000 through the purchase of an additional 1,016,000 shares of Series F at $5.00 to fund acquisitions by the Company.

6.  Stock-Based Compensation Plan

      The Regent Communications, Inc. 1998 Management Stock Option Plan (the “1998 Stock Option Plan”) provides for the issuance of up to an aggregate of 2,000,000 common shares in connection with the issuance of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”). The Compensation Committee of the Company’s Board of Directors determines eligibility. The exercise price of the options is to be not less than the fair market value of the underlying common stock at the grant date, except in the case of ISOs granted to a 10.0% owner (as defined), for which the option share price must be at least 110.0% of the fair market value of the underlying common stock at the grant date. Under the terms of the 1998 Stock Option Plan, the options expire no later than ten years from the date of grant in the case of ISO’s (five years in the case of ISOs granted to a 10.0% owner), no later than ten years and one day in the case of NQSOs, or earlier in either case in the event a participant ceases to be an employee of the Company.

      Effective with the consummation of the Faircom merger, the Board of Directors authorized a grant of incentive stock options to the Chief Executive Officer and Chief Operating Officer of the Company, providing each of the holders the right to acquire 608,244 shares of the Company’s common stock at an exercise price per share of $5.00. Of the options granted, the maximum allowable will be treated as ISO’s which vest in equal 10.0% increments beginning on the grant date and on each of the following nine anniversary dates of the grants.

      The balance of the options will become exercisable in equal one-third increments at the end of each of the first three years following the grant. All options expire on June 15, 2008.

      Upon consummation of the Faircom merger, the Board of Directors of the Company adopted the Regent Communications, Inc. Faircom Conversion Stock Option Plan (“Conversion Stock Option Plan”) which applies to those individuals previously participating in the Faircom Inc. Stock Option Plan (“Faircom Plan”). In exchange for relinquishing their options under the Faircom Plan, five former officers and members of Faircom’s Board of Directors were given, in total, the right to acquire 274,045 shares of the Company’s Series C Convertible Preferred stock at exercise prices ranging from $0.89 to $3.73 per share and expiring from May 11, 1999 to July 1, 2002 (the “Converted Options”). Additional expenses were also incurred as a consequence of stock options being granted as of June 15, 1998 to two officers of Faircom pursuant to the terms of the merger agreement between the Company and Faircom, resulting in the recognition, as of such date of grant, of approximately $530,000 in additional compensation expense.

      Subsequent to the consummation of the Faircom merger, the Company issued 105,000 stock options under the 1998 Stock Option Plan to certain key employees. Each of the options has an exercise price per share of $5.00 and expires 10 years from the date of grant. The options become exercisable in equal one-fifth increments over the first five years following the grant. As of December 31, 1998, none of the options issued under the 1998 Stock Options Plan or Conversion Stock Option Plan had been exercised or forfeited.

      The Company intends to apply the provisions of APB Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”), in accounting for the 1998 Stock Option Plan. Under APB 25, no compensation expense is recognized for options granted to employees at exercise prices that are equal to or greater than the fair market value of the underlying common stock at the grant date. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), requires the Company to provide, beginning with 1995 grants, pro forma information regarding net income and net income per common share as if compensation costs for the Company’s stock option plans had been determined in

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

accordance with the fair value based method prescribed in SFAS 123. Such pro forma information is as follows for the year ended December 31:

Net income (loss):	1998	1997	1996

	(Dollars in Thousands, except Per
	Share Data)

As reported	$(4,460)	$(4,696)	$279

Pro forma compensation expense, net of tax benefit	(600)	(170)	(22)

Pro forma	$(5,060)	$(4,866)	$257

Basic and diluted net income (loss) per common share:

As reported:

Basic	$(47.55)	$(19.57)	$1.16

Diluted	$(47.55)	$(19.57)	$1.16

Pro forma:

Basic	$(50.05)	$(20.27)	$1.07

Diluted	$(50.05)	$(20.27)	$1.07

      The weighted-average fair value per share for options granted under the 1998 Stock Option Plan was $2.88 for ISOs and $2.00 for NQSOs. The weighted-average fair value for options granted under the Conversion Stock Option Plan was approximately $230,000, and such amount was recognized at the time of conversion since the Converted Options are fully vested. The weighted average fair value per share for options granted in 1997 and 1996 were $.08 and $.09, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	1998			1997	1996

			Converted
	ISOs	NQSOs	Options

Dividends	None	None	None	None	None

Volatility	35.0%	35.0%	35.0%	46.5%	46.5%

Risk-free interest rate	5.55%	5.43%	5.38%	6.28%	6.28%

Expected term	10 years	5 years	2 years	5 years	5 years

      The following table summarizes the status of Company options outstanding and exercisable at December 31, 1998, under the 1998 Stock Option Plan and the Conversion Stock Option Plan:

	Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Exercise		Life	Exercise		Exercise
Price	Shares(1)	(Years)	Price	Shares	Price

$5.00	1,321,488	9.5	$5.00	40,000	$5.00

$0.89-$3.73	274,045	3.5	$2.73	274,045	$2.73

	1,595,533			314,045

      Of the options outstanding at December 31, 1998, it is anticipated that no more than 1,195,533 will be treated as NQSOs and at least 400,000 will be treated as ISOs.

      (1)  As of December 31, 1998, the stock options granted under the 1998 Stock Option Plan entitle the holders to purchase 1,321,488 shares of the Company’s common stock. Stock options granted under the

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

Conversion Stock Option Plan entitle the holders to purchase 274,045 shares of the Company’s Series C Convertible Preferred Stock.

7.  Earnings Per Share:

      The Company has adopted the provisions of SFAS 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 calls for the dual presentation of basic and diluted earnings per share (“EPS”). Basic EPS is based upon the weighted average common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if common stock equivalents were exercised. Basic EPS and diluted EPS are the same for all periods presented, since the effect of the Company’s common stock equivalents would be antidilutive.

      Basic and diluted EPS for all periods presented have been calculated using the 240,000 common shares that were outstanding subsequent to the merger with Faircom (see Note 1).

8.  Income Taxes:

      The Company’s provision for income taxes consists of the following for the year ended December 31:

	1998	1997	1996

	(Dollars in Thousands)

Current federal	$—	$—	$—

Current state	—	72	38

Total	$—	$72	$38

      The components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	1998	1997

	(Dollars in Thousands)

Deferred tax assets:

Net operating loss carryforward	$4,528	$2,448

Miscellaneous accruals and credits	79	35

Accounts receivable reserve	107	—

Total deferred tax assets	4,714	2,483

Deferred tax liabilities:

Property and equipment	(296)	—

Intangible assets	(170)	—

Total deferred tax liabilities	$(466)	$—

Valuation allowance	(4,248)	(2,483)

Net deferred tax assets	$—	$—

      The Company has cumulative federal and state tax loss carryforwards of approximately $11,320,000 at December 31, 1998. These loss carryforwards will expire in years 2011 through 2019. The utilization of the aforementioned operating losses for federal income tax purposes is limited pursuant to the annual utilization limitations provided under the provisions of Internal Revenue Code Section 382.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      The difference between the Company’s effective tax rate on income before taxes on income and the federal statutory tax rate arise from the following:

	1998	1997	1996

Federal tax expense at statutory rate	34.0%	34.0%	34.0%

Loss from debt extinguishment — non-deductible	—	(34.6)	—

Amortization of intangibles and other non-deductible expenses	(12.0)	(1.0)	31.9

Benefit of net operating losses	—	—	(48.0)

Establishment of valuation allowance	(28.0)	1.1	(13.9)

State tax, net of federal tax benefit	6.0	(1.0)	7.9

Effective tax rate	0%	(1.5)%	11.9%

9.  Savings Plans:

      The Company sponsors defined contribution plans covering substantially all employees. The Company did not make contributions to the defined contribution plan during the years ended December 31, 1998 and 1997. Faircom made a contribution in the amount of $6,800 during the year ended December 31, 1996.

10.  Notes Payable:

      Notes payable at December 31, 1998 consist of the following:

(Dollars in
Thousands)

Promissory note	$6,000

Promissory note	1,500

$7,500

      In connection with the acquisition of radio station KCBQ(FM), the Company issued to the seller a promissory note for $6,000,000, which is collateralized by the assets of the station. The terms of the promissory note obligate the Company to pay the lesser of $6,000,000 or the net proceeds from a commercially reasonable sale of the KCBQ(AM) assets (with any such net sale proceeds in excess of $6,000,000 to be split between the Company and the holder of the note in accordance with the terms of the asset purchase agreement) on the earlier of June 4, 2002 or upon the sale of the KCBQ(AM) assets to an unrelated third party. The note does not bear interest prior to the maturity date, as defined. Interest on the unpaid principal of the note after maturity is at the rate of 10.0% per annum. The Company is currently seeking a buyer for this station and anticipates the sale of the station will occur during 1999. As a result, the unpaid principal balance of $6,000,000 has been classified as a current liability at December 31, 1998 in the accompanying Consolidated Balance Sheet.

      In connection with the acquisition of an option to acquire radio station WSSP(FM), the Company issued a five-year term promissory note for $1,500,000 to a third party. The terms of the promissory note obligate the Company to pay the lesser of $1,500,000 or the net proceeds from a commercially reasonable sale of the option or the station’s assets (with any such net sale proceeds in excess of $1,500,000 to be retained by the Company). The note is collateralized by a security interest in the proceeds of a $1,500,000 note payable to the Company by the owner of WSSP(FM) and matures on the earlier of December 3, 2002 or upon the sale of the WSSP(FM) assets to an unrelated third party. The note does not bear interest prior to the maturity date, as defined. Interest on the unpaid principal of the note after maturity is at the rate of 10.0% per annum. In March 1999, the Company sold WSSP(FM) for $1,600,000 and repaid the promissory note. Because the Company intended to sell this property during 1999, the unpaid principal balance of $1,500,000 has been classified as a current liability at December 31, 1998 in the accompanying Consolidated Balance Sheet.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

11.  Other Financial Information:

      Property and equipment consists of the following as of December 31:

	1998	1997

	(Dollars in Thousands)

Equipment	$11,926	$5,277

Furniture and fixtures	1,659	1,044

Building and improvements	1,443	958

Land	761	285

	15,789	7,564

Less accumulated depreciation	(6,485)	(5,408)

Net property and equipment	$9,304	$2,156

      Intangible assets consists of the following as of December 31:

	1998	1997

	(Dollars in Thousands)

FCC broadcast licenses	$40,768	$6,673

Goodwill	6,545	1,813

	47,313	8,486

Less accumulated amortization	(2,289)	(785)

Net intangible assets	$45,024	$7,701

      Supplemental cash flow information for the year ended December 31:

	1998	1997	1996

	(Dollars in Thousands)

Cash paid for interest	$2,974	$1,076	$866

Income taxes paid, net of refunds	—	72	44

12.  Recently Issued Accounting Pronouncements:

      In June 1997, the Financial Accounting Standard Board issued SFAS 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. SFAS 130 became effective in 1998. Company management has determined that comprehensive income equals the Company’s net loss as of December 31, 1998.

      In June 1998, the Financial Accounting Standards Board issued SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 prescribes the accounting treatment for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company may employ financial instruments to manage its exposure to fluctuations in interest rates (see Note 4(c)). The Company does not hold or issue such financial instruments for trading purposes. The Company will adopt SFAS 133, as required in the year 2000, and does not expect that the impact of adoption will have a material impact on the Company’s results of operations and statement of position.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      In March 1998, the AICPA issued SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed for use in the business. The Company elected to adopt SOP 98-1 in 1998. The impact of its adoption was immaterial to the Company’s results of operations and statement of position.

      In April 1998, the AICPA issued SOP 98-5, “Reporting on the Costs of Start-up Activities” (“SOP 98-5”). The SOP provides guidance on financial reporting of costs of start-up activities. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the implementation of SOP 98-5 in 1999 will not have a material impact on its financial reporting.

13.  Pending Transactions:

      On January 6, 1999, the Company entered into an asset purchase agreement to acquire the FCC licenses and related assets used in the operations of radio stations WJON(AM), WWJO(FM) and KMXK(FM) in St. Cloud, Minnesota (the “St. Cloud Stations”) from WJON Broadcasting Company, for approximately $12,700,000 in cash. The transaction is subject to FCC consent.

      On March 5, 1999, the Company entered into an asset purchase agreement to sell the FCC licenses and related assets used in the operations of radio stations KAAA(AM), and KZZZ(FM) in Kingman, Arizona and KFLG(AM) and KFLG(FM) in Bullhead, Arizona (the “Kingman Stations”) for approximately $5,400,000 in cash to an unrelated third party. The transaction is subject to FCC consent. In addition, the Company entered into a local programming and marketing agreement with the purchaser effective April 1, 1999, which will end upon consummation of the sale or transaction of the asset purchase agreement.

      On March 30, 1999, the Company entered into an asset purchase agreement to sell the FCC licenses and related assets used in the operation of radio stations KZGL(FM), KVNA(AM) and KVNA(FM) in Flagstaff, Arizona (the “Flagstaff Stations”) for approximately $2,425,000 in cash to an unrelated third party. The transaction is subject to FCC consent.

14.  Commitments and Contingencies:

      In the normal course of business, the Company is subject to various regulatory proceedings, lawsuits, claims and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. However, the Company believes that the resolution of such matters for amounts above those reflected in the consolidated financial statements would not likely have a materially adverse effect on the Company’s results of operations or statement of position.

  Lease Commitments:

      The Company leases certain facilities and equipment used in its operations. Total rental expenses were approximately $502,000, $56,000 and $46,000 in 1998, 1997 and 1996, respectively.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

      At December 31, 1998, the total minimum annual rental commitments under noncancelable leases are as follows:

(Dollars in
Thousands)

1999	$730

2000	596

2001	503

2002	334

2003	260

Thereafter	1,476

Total	$3,899

15.  Related Party Transactions:

      The Company obtains all of its property and casualty insurance and director and officer liability insurance coverages through a firm 90.0% owned by the Company’s Chief Executive Officer and members of his immediate family. In 1998, the Company paid approximately $221,500 in insurance premiums.

16.  Subsequent Events (Unaudited):

  a.  Consummated and Pending Transactions:

      On March 1, 1999, the Company sold the FCC licenses and related assets used in the operations of WSSP(FM) in Charleston, South Carolina for approximately $1,600,000 in cash. The Company had previously issued a note for $1,500,000 to a third party which was collateralized by the assets of the station (See Note 10). Upon consummation of the sale, the note was repaid. The sale resulted in a $100,000 gain to the Company which has been included in other income in the accompanying unaudited condensed consolidated statement of operations for the nine months ended September 30, 1999.

      On May 6, 1999, the Company consummated the acquisition of the FCC licenses and related assets of the St. Cloud Stations for approximately $12,700,000 in cash (See Note 13). The purchase was financed by approximately $5,082,000 in proceeds from the issuance of Series F Convertible Preferred Stock and borrowings under the Company’s senior reducing credit facility. Based on an independent valuation, approximately $9,033,000 of the purchase price was allocated to the FCC licenses and is being amortized over a 40-year period, and the remaining $3,667,000 was allocated to property and equipment.

      On July 29, 1999, the Company entered into an agreement to purchase from an unrelated third party the FCC licenses and related assets used in the operations of radio stations WODZ(FM), WLZW(FM), WFRG(FM), WIBX(AM) and WRUN(AM) licensed to Utica/ Rome, New York and WCIZ(FM), WFRY(FM), WTNY(AM), and WUZZ(AM) licensed to Watertown, New York (the “Forever Stations”) for approximately $44,000,000 in cash and 100,000 shares of the Company’s $7.50 Series I Convertible Preferred Stock. The transaction has been approved by the FCC. The Company provided a $2,200,000 letter of credit as an escrow deposit in this transaction.

      On August 1, 1999, the Company sold the FCC licenses and related assets used in the operations of KCBQ(AM) in San Diego, California for approximately $6,000,000 in cash (See Note 10). The Company had previously issued a note for $6,000,000 to a third party which was collateralized by the assets of the station. Upon consummation of the sale, the note was repaid.

      On September 1, 1999, the Company purchased from an unrelated third party the FCC licenses and related assets used in the operations of radio stations WXKC(FM) and WRIE(AM) licensed to Erie, Pennsylvania and WXTA(FM) licensed to Edinboro, Pennsylvania (the “Erie Stations”) for approximately

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

$13,500,000 in cash. The purchase was financed by approximately $6,300,000 in proceeds from the issuance of Series H Convertible Preferred Stock and borrowings under the Company’s senior reducing credit facility. Approximately $12,350,000 of the purchase price has been allocated to the FCC licenses and is being amortized over a 40-year period. The remaining $1,150,000 was allocated to property and equipment and non-compete agreement.

      On September 13, 1999, the Company entered into an agreement to purchase from an unrelated third party the FCC licenses and related assets used in the operations of radio stations KLAQ(FM), KSII(FM) and KROD(AM) licensed to El Paso, Texas (the “El Paso Stations”) for approximately $23,500,000 in cash. The transaction is subject to FCC consent. The Company provided a $1,500,000 letter of credit as an escrow deposit in this transaction.

      On October 15, 1999, the Company consummated the sale of the FCC licenses and related assets of the Kingman Stations for approximately $5,400,000 in cash (See Note 13).

      On November 5, 1999, the Company sold the FCC licenses and related assets used in the operations of radio stations KRLT(FM) and KOWL(AM) in Lake Tahoe, California (the “Lake Tahoe Stations”) for approximately $1,250,000 in cash to an unrelated third party.

      On November 8, 1999 we signed a letter of intent to purchase all of the outstanding capital stock of KZAP, Inc., owner of radio station KZAP(FM) located in Chico, California for a purchase price of $1.4 million. The purchase price for the stock will be payable, in whole or in part, at the option of the seller, in cash or in shares of our common stock at a stated value of $6.00 per share.

  b.  Capital Stock:

      In April 1999, the Company issued 1,016,348 shares of Series F Convertible Preferred Stock at $5.00 per share to fund its purchase of the St. Cloud Stations.

      In April 1999, the Company’s shareholders voted to increase the number of authorized shares of common stock for 30,000,000 to 60,000,000 and increase the number of authorized shares of preferred stock from 20,000,000 to 40,000,000. These increases have not yet been implemented by an amendment to the Company’s Certificate of Incorporation, and the additional shares of preferred stock have not been designated as a specific series.

      In June 1999, the Company issued 636,363 shares of Series H Convertible Preferred Stock at $5.50 per share to certain existing preferred stockholders to fund a reduction in bank debt and working capital requirements. The Series H Convertible Preferred Stock was issued with similar terms as the Series G Convertible Preferred Stock. In addition, holders of the Series H Convertible Preferred Stock were granted the right to elect one individual to the Company’s Board of Directors upon and subject to certain conditions.

      In August 1999, the Company issued an additional 1,545,454 of Series H Convertible Preferred Stock at $5.50 per share to certain existing preferred stockholders and two new investors to fund in part the purchase of the Erie Stations as well as working capital requirements.

      On November 12, 1999, the Company had commitments for the purchase of $19,500,000 of Series K Convertible Preferred Stock (or a new series of convertible preferred stock with terms substantially similar to the terms of the Series H Convertible Preferred Stock) at $5.50 per share, subject to certain conditions being met. The net proceeds are to be used to reduce debt and to fund a portion of the purchase price of the Company’s pending acquisitions of the El Paso Stations and Forever Stations. The Company completed these transactions on December 14, 1999 with the issuance of 3,545,453 shares of Series K convertible preferred stock at $5.50 per share. The redeemable Series K convertible preferred shares issued on December 14, 1999 are deemed to have an embedded beneficial conversion feature valued in aggregate at $3,545,000. The beneficial conversion feature is allocated to additional paid in capital and reduces the value assigned to the Series K shares. The beneficial conversion feature is recognized immediately as a charge to additional paid-in

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements (continued)

capital (since there is no returned earnings) resulting in an adjustment to income (loss) from continuing operations attributable to common stockholders and an increase in the carrying value of the preferred stock.

  c.  Assets Held for Sale:

      As of September 30, 1999, the Company had signed definitive agreements to sell the Flagstaff Stations, the Kingman Stations and the Lake Tahoe Stations. Pursuant to the terms of its credit agreement, when debt is above certain levels, the Company is required to reduce its outstanding borrowings under its credit agreement by an amount equal to the net proceeds received from any stations sold. As a result, approximately $8,824,000 of long-term debt are classified as current debt and approximately $8,713,000 in long-term assets are classified as assets held for sale in the accompanying September 30, 1999 unaudited condensed consolidated balance sheet. The assets classified as assets held for sale as of September 30, 1999 were recorded at the lower of their carrying value or estimated fair market value less anticipated disposition costs. The results from operations related to these properties are immaterial.

  d.  Long-term Debt:

      On November 11, 1999, the Company and its senior lenders amended the Credit Agreement in order to cure non-compliance by the Company as of September 30, 1999 with certain restrictive covenants. Under the amendment, the Company agreed that it will (a) borrow no additional funds during the balance of 1999, (b) obtain by no later than November 30, 1999, written commitments in form and substance satisfactory to the lenders for the issuance of at least $10,000,000 of additional net equity and (c) issue such equity no later than December 30, 1999. Of the net proceeds raised, subject to the provisions of the Credit Agreement, the first $10,000,000 must be applied to reduce permanently the senior debt. To the extent Regent raises more than $10,000,000, a substantial portion of the additional proceeds must be applied to reduce permanently the senior debt. The Company has written equity commitments dated November 12, 1999 in the total amount of $19,500,000, with funding contemplated prior to December 30, 1999.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
of Regent Communications, Inc.

We have audited the consolidated statements of operations, stockholders’ equity, and cash flows of Regent Communications, Inc. and Subsidiaries (the “Company”) for the year ended December 31, 1997 and for the period from November 5, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Regent Communications, Inc. and Subsidiaries for the year ended December 31, 1997 and for the period from November 5, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
Cincinnati, Ohio
January 30, 1998

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Operations

				Period from
	Three Months Ended			November 5,
	March 31,		Year Ended	to
			December 31,	December 31,
	1998	1997	1997	1996

	(Unaudited)	(Unaudited)

Broadcast revenues	$2,564,175	$12,536	$5,302,603	$—

Less agency commissions	(148,417)	—	(386,598)	—

Net revenues	2,415,758	12,536	4,916,005	—

Station operating expenses	2,374,202	12,536	4,167,002	—

Time brokerage agreement fees, net	235,000		1,223,054	—

Depreciation and amortization expense	2,364	—	655	—

Corporate general and administrative expenses	231,095	16,838	517,486	12,406

Operating loss	(426,903)	(16,838)	(992,192)	(12,406)

Interest expense, net	(203,928)	—	(73,901)	—

Other income (expense), net	1,908	4,105	(37,332)	—

Net loss	$(628,923)	$(12,733)	$(1,103,425)	$(12,406)

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Cash Flows

				Period from
	Three Months Ended			November 5,
	March 31,		Year Ended	to
			December 31,	December 31,
	1998	1997	1997	1996

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(628,923)	$(12,733)	$(1,103,425)	$(12,406)

Adjustments to reconcile net loss to net cash used in operating activities:

Provision for bad debts	—	—	86,000	—

Net barter expense	4,331	—	25,976	—

Depreciation expense	2,364	—	361	—

Amortization expense	—	—	294	—

Changes in operating assets and liabilities:

Accounts receivable	132,373	(16,536)	(1,593,623)	—

Other receivables and other current assets	(132,559)	500	(252,395)	—

Accounts payable	61,014	3,596	513,598	12,406

Accrued expenses	385,727	1,509	655,078	—

Net cash used in operating activities	(175,673)	(23,664)	(1,668,136)	—

Cash flows used in investing activities:

Cash paid for acquisitions costs	(559,718)	(2,106)	(774,762)	—

Cash paid for organizational costs	—	—	(17,637)	—

Deposits held in escrow for station acquisitions	—	—	(1,975,000)	—

Capital expenditures	(54,288)	—	(54,153)	—

Net cash used in investing activities	(614,006)	(2,106)	(2,821,552)	—

Cash flows from financing activities:

Proceeds from the issuance of preferred stock	—	—	5,200,000	—

Proceeds from the issuance of common stock	—	50,000	—	592

Contributions from common shareholders	—	—	600,000	—

Payments for financing costs	—	—	(297,357)	—

Net cash provided by financing activities	—	50,000	5,502,643	592

Net increase in cash and cash equivalents	(789,679)	24,230	1,012,955	592

Cash, beginning of period	1,013,547	—	592	—

Cash, end of period	$223,868	$24,230	$1,013,547	$592

Cash paid for interest	$—	$—	$35,000	$—

Cash paid for fees under time brokerage agreements	$—	$—	$1,287,808	$—

Noncash investing and financing activities:

Issuance of notes payable for acquisitions	$423,000	$—	$7,500,000	$—

Issuance of preferred stock for note receivable	$—	$—	$3,900,000	$—

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Consolidated Statements of Stockholders’ Equity

					Additional
			Series A		Paid-In
	Common Stock		Preferred Stock		Capital	Deficit	Total

	Shares	Amount	Shares	Amount

Balance, November 5, 1996 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of common stock	240,000	2,400			(1,808)		592

Net loss						(12,406)	(12,406)

Balance December 31, 1996	240,000	2,400			(1,808)	(12,406)	(11,814)

Contribution from common shareholders					600,000		600,000

Issuance of Series A preferred stock			600,000	3,000,000			3,000,000

Preferred dividends on Series B and D redeemable stock					(26,907)		(26,907)

Net loss						(1,103,425)	(1,103,425)

Balances, December 31, 1997	240,000	$2,400	600,000	$3,000,000	$571,285	$(1,115,831)	$2,457,854

The accompanying notes are an integral part of these financial statements.

REGENT COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

1.  Accounting Policies and Description of Business:

  a.  Organization:

      JS Communications, Inc., a Delaware corporation, was established in November 1996. In March 1997, JS Communications, Inc. changed its name to Regent Communications, Inc. (“Regent” or the “Company”). The Company was formed to acquire, own and operate radio stations in small and medium-sized markets in the United States. At December 31, 1997, the Company owned one radio station and provided programming and other services to 21 radio stations located in nine markets. See Note 2.

      The Company began its broadcasting activities on March 1, 1997 by providing programming and other services to radio station KBCQ(FM) in San Diego under a time brokerage agreement and has continued to operate it as an owned station from and after June 6, 1997. Throughout the year, the Company also provided programming to 26 other stations over different periods of time: WEZL(FM) and WXLY(FM) in Charleston, South Carolina from June 1 to August 31; WXZZ(FM) in Lexington, Kentucky from July 1 to August 22; WLRO(FM) and WLTO(FM) in Lexington, Kentucky from September 1 to November 18; the 16 stations of The Park Lane Group from August 18 to December 31; KRDG(FM), KNNN(FM), KRRX(FM), and KNRO(FM) in Redding, California from October 10 to December 31; and WSSP(FM) in Charleston, South Carolina from December 5 to December 31.

  b.  Basis of Presentation:

      The accompanying consolidated financial statements include the accounts of Regent Communications, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  c.  Broadcast Revenue:

      Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

  d.  Barter Transactions:

      Barter transactions (advertising provided in exchange for goods and services) are reported at the estimated fair value of the product or services received. Revenue from barter transactions is recognized when advertisements are broadcast and merchandise or services received are charged to expense when received or used. For the year ended December 31, 1997, barter revenue was approximately $492,000, and barter expense was approximately $518,000.

  e.  Concentrations of Credit Risk:

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The credit risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across several different geographic areas of the country.

  f.  Property, Plant and Equipment:

      Property and equipment are stated at cost and depreciated on the straight-line basis over five to ten years for equipment and six years for furniture.

  g.  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

  h.  Time Brokerage Agreements:

      At December 31, 1997, the Company operated 21 radio stations under the terms of time brokerage agreements (“TBA’s”). Revenues and expenses related to such stations are included in operations since the effective dates of the agreements. Fees paid and received under such agreements are included in time brokerage agreement fees in the accompanying Consolidated Statements of Operations.

2.  Station Transactions and Pending Acquisitions:

      On June 6, 1997, the Company acquired substantially all of the assets of radio station KCBQ(AM) in San Diego, California for $6,000,000, subject to a five-year term note payable to the seller. Upon completion of the purchase, the Company’s TBA with the seller, effective since March 1, 1997, was terminated. Pursuant to the TBA and the Asset Purchase Agreement, the seller has agreed to reimburse the Company for operating losses incurred by KCBQ(AM) from March 1, 1997 through December 31, 1997. Such operating losses amounted to approximately $136,000. Additionally, the seller has agreed to reimburse the Company for all operating losses subsequent to December 31, 1997, while the station is held for sale. See Note 3. The results of operations of the acquired business is included in the Company’s financial statements since the date of acquisition.

      On June 16, 1997, the Company entered into a stock purchase agreement to acquire all of the outstanding capital stock of The Park Lane Group (“Park Lane”), a California corporation which owns 16 radio stations. The purchase price for the stock is $23,075,000 in cash, subject to adjustment as defined in the agreement. In addition, the Company entered into a TBA with Park Lane, effective August 18, 1997, which will end upon consummation of the acquisition described above or upon termination of the related stock purchase agreement. The Company paid approximately, $827,000 in TBA fees related to Park Lane during 1997. The Company received Federal Communications Commission (“FCC”) approval in November 1997 and expects to close the transaction prior to May 1998. At December 31, 1997, the Company has placed a $1,175,000 deposit held in escrow pending the closing of the Park Lane transaction.

      On June 1, 1997, the Company entered into a TBA with WEZL(FM) and WXLY(FM) located in Charleston, South Carolina. The TBA was terminated on August 31, 1997. The Company paid TBA fees of approximately $413,009 related to these stations.

      On August 22, 1997, the Company entered into an asset purchase agreement to acquire substantially all of the assets of radio stations WLRO(FM) and WLTO(FM) located in Richmond and Nicholasville, Kentucky, respectively, for $4,500,000 in cash. Simultaneously with the execution of the asset purchase agreement, the Company entered into a TBA with respect to WLRO(FM) and WLTO(FM), whereby the Company operated the stations from September 1, 1997 through November 18, 1997 and the Company paid TBA fees of approximately $45,000 related to these stations. Simultaneously with the previously mentioned agreements, the Company entered into an Assignment and Assumption Agreement with HMH Broadcasting (“HMH”), whereby the Company assigned to HMH all of its rights, title and interest in, to and under the original asset purchase agreement for WLRO(FM) and WLTO(FM).

      In August 1997, the Company entered into an agreement to acquire the assets of two radio stations, WRFQ(FM) and WSUY(FM) (collectively, “Charleston/ FMs”) in Charleston, South Carolina for $4,500,000. In December 1997, after it was determined that the Company would be unable to purchase additional stations in the market, the Company consummated the acquisitions of the Charleston/ FMs subject to a note payable, and immediately sold the two radio stations to a third-party at no gain or loss, in exchange for cancellation of the note payable.

      On August 22, 1997, the Company acquired substantially all of the assets of WXZZ(FM) located in Georgetown, Kentucky for $3,450,000, subject to a note payable from a third party. A TBA effective July 1, 1997, with WXZZ(FM) was terminated upon consummation of the purchase. On August 22, 1997, the

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

Company entered into an agreement to sell WXZZ(FM) to HMH for $3,450,000, in exchange for cancellation of the previously mentioned $3,450,000 note payable. In conjunction with this agreement, the Company also entered into a TBA with HMH effective August 22, 1997, with respect to WXZZ(FM) which was terminated on November 12, 1997, upon consummation of the sale of the station by the Company to HMH. The Company received TBA fees of approximately $62,254 related to the HMH TBA.

      On October 10, 1997, the Company entered into an Agreement of Merger, pursuant to which the Company will acquire all of the outstanding capital stock of Alta California Broadcasting, Inc. (“Alta”) (a wholly-owned subsidiary of Redwood Broadcasting, Inc.), which owns and operates radio stations KRDG(FM) and KNNN(FM) located in Redding, California. The purchase price for the stock consists of $1,000,000 in cash and 200,000 shares of the Company’s Series E Preferred Stock at a stated value of $1,000,000, subject to adjustment as defined in the agreement. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals. Additionally, Alta holds an option to purchase, and is required to purchase prior to closing, all of the assets held by Power Surge, Inc. for use in the operation of radio stations KRRX(FM) and KNRO(AM) located in Redding, California. In conjunction with this agreement and effective October 10, 1997, the Company entered into a TBA with Redwood Broadcasting, Inc. related to radio stations KRDG(FM), KNNN(FM), KRRX(FM) and KNRO(AM); payments under the TBA approximated $2,500 during 1997. The TBA will end upon closing of the merger described above or upon termination of the Agreement of Merger. At December 31, 1997, the Company has placed a $175,000 deposit held in escrow pending the closing of the Alta transaction.

      On December 5, 1997, the Company entered into an Agreement of Merger with Faircom, Inc. (“Faircom”), pursuant to which Faircom will be merged with and into the Company. At the effective date of the merger, each then outstanding share of Faircom common stock will be exchanged for approximately 3,850,000 shares of the Company’s Series C preferred stock, subject to adjustment as defined in the agreement. Approximately 300,000 shares of such Series C stock will be subject to the right of the holder to put such shares to the Company for redemption. Additionally, the holders of Faircom common stock options at the time of the merger will receive substitute stock options for the Company’s Series C stock under the Regent Communications, Inc. Faircom Conversion Stock Option Plan. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals, Faircom shareholder approval, closing of the Park Lane acquisition previously discussed, effectiveness of a Registration Statement to be filed by the Company, and the conversion of certain Faircom Subordinated Notes into Faircom Common Stock.

      On December 8, 1997, the Company entered into an asset purchase agreement with Continental Radio Broadcasting, L.L.C. to acquire substantially all of the assets of radio stations KFLG(AM) and KFLG(FM) located in Bullhead City, Arizona for $3,600,000 in cash, subject to adjustment as defined in the agreement. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals. At December 31, 1997, the Company has placed a $175,000 deposit held in escrow pending the closing of the transaction.

      On December 17, 1997, the Company entered into an asset purchase agreement to acquire substantially all of the assets of radio stations KIXW(AM) and KZXY(FM) located in Apple Valley, California for $6,000,000 in cash, subject to adjustment as defined in the agreement. The stations are owned by Ruby Broadcasting, Inc. (“Ruby”), a sister corporation and affiliate of Topaz Broadcasting, Inc. (“Topaz”). The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals. The closing is also conditioned on the prior occurrence of a closing between the Company and Topaz (see below). Effective January 1, 1998, the Company entered into a TBA with respect to radio stations KIXW(AM) and KZXY(FM), which will end upon closing of the acquisition described above or upon the termination of the asset purchase agreement.

      On December 17, 1997, the Company entered into an Agreement of Merger, pursuant to which the Company will acquire all of the outstanding capital stock of Topaz. The purchase price for the stock consists

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

of 400,000 shares of the Company’s Series E preferred stock at a stated value of $2,000,000, subject to adjustment as defined in the agreement. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals. Additionally, Topaz is a party to an asset purchase agreement, and is required to purchase the assets of radio station KIXA(FM) located in Lucerne Valley, California, prior to closing of the Agreement of Merger with the Company. In conjunction with this agreement and effective January 1, 1998, the Company entered into a TBA with Topaz, including radio station KIXA(FM), which will end upon closing of the merger described above or upon termination of the Agreement of Merger. At December 31, 1997, the Company has placed a $400,000 deposit held in escrow pending the closing of the Ruby and Topaz transactions.

      In December 1997, the Company acquired an option to purchase substantially all of the assets of radio station WSSP(FM) located in Goose Creek, South Carolina. The purchase price for the option was $1,500,000, subject to a five year term note payable to a third party. See Note 9. The term of the option is one year. Due to a lack of complimentary stations in the market, the Company is currently seeking a buyer for the option. The Company also entered into a TBA with respect to WSSP(FM) effective December 5, 1997.

3.  Pending Disposition:

      On December 16, 1997, the Company signed a Letter of Intent with a third party to sell substantially all of the assets of radio station KCBQ(AM) located in San Diego, California for $6,500,000 in cash. The Company is currently involved in negotiating a definitive agreement and anticipates the sale will close prior to July 31, 1998. Net broadcast revenue of approximately $66,000 and broadcast expenses of approximately $202,000 related to KCBQ(AM) were included in the Consolidated Statement of Operations for the year ended December 31, 1997.

4.  Capital Stock:

      The Company’s Amended and Restated Certificate of Incorporation authorizes 30,000,000 shares of common stock and 20,000,000 shares of preferred stock and designates 620,000 shares as Series A Convertible Preferred Stock (“Series A”), 1,000,000 shares as Series B Senior Convertible Preferred Stock (“Series B”), 4,300,000 shares as Series C Convertible Preferred Stock (“Series C”), 1,000,000 shares as Series D Convertible Preferred Stock (“Series D”) and 5,000,000 shares as Series E Convertible Preferred Stock (“Series E”). The stated value of all series of preferred stock is $5.00 per share.

      Series A, Series C, and Series E have the same voting rights as common stock and may be converted at the option of the holder into one share of common stock, subject to adjustment, as defined. The Company’s Board of Directors also has the right to require conversion of all shares of Series A, C and E upon the occurrence of certain events, as defined. Series B and Series D have no voting power except for specific events, as defined. Series A, Series C, Series D and Series E have equal rights for the payment of dividends and the distribution of assets and rights upon liquidation, dissolution or winding up of the Company. Series B ranks senior to all other series of preferred stock and may be converted at the option of the holder into one-half share of common stock, subject to adjustment, as defined. The Company’s Board of Directors also has the right to require conversion of all shares of Series B upon the occurrence of certain events, as defined.

      Upon liquidation of the Company, no distribution shall be made (a) to holders of stock ranking junior to the Series B unless the holders of the Series B have received the stated value per share, plus an amount equal to all unpaid dividends or (b) to the holders of stock ranking on a parity with the Series B, except distributions made ratably on the Series B and all other such parity stock. Dividends accrue on all series of preferred stock at a cumulative annual rate of $0.35 per share. The Company may redeem Series A, B and D at the stated value, plus an amount equal to all unpaid dividends to the date of redemption, whether or not declared. The Company is also required to redeem all shares of Series B and D in the event the closing of

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

the Faircom merger and the Park Lane acquisition has not occurred on or before June 30, 1998, at the stated value plus an amount equal to all unpaid dividends to the date of redemption, whether or not declared. Undeclared dividends in arrears on all outstanding series of preferred stock amounted to $146,175 at December 31, 1997.

      In connection with the issuance of 1,000,000 shares of Series B, the Company received cash proceeds of $1,100,000 and a promissory note for $3,900,000. The note is due upon consummation of the Faircom merger as described in Note 2. The note bears interest at 7.0%; provided that to the extent dividends have accrued on the Series B shares but have not been paid, such interest will be offset against the amount of such accrued but unpaid dividends.

      Under the terms of a Stock Purchase Agreement dated December 1, 1997, the Chief Operating Officer of the Company has agreed to purchase 20,000 shares of Series A for $100,000 on or before the closing of the Company’s Park Lane acquisition. See Note 2.

      Under the terms of a Stock Purchase Agreement dated December 8, 1997, an existing shareholder of the Company has agreed to purchase 780,000 shares of Series D for $3,900,000 on or before the closing of the merger with Faircom discussed in Note 2.

5.  Income Taxes:

      The Company recorded no income tax expense or benefit for the years ended December 31, 1997 and 1996.

      The Company has cumulative federal and state tax loss carryforwards of approximately $1,163,000 at December 31, 1997. The loss carryforwards will expire in the year 2012.

6.  Bank Credit Facility:

      In November 1997, the Company entered into an agreement with a group of lenders (the “Credit Agreement”) which provides for a senior reducing revolving credit facility with a commitment of up to $55,000,000 expiring in March 2005 (the “Revolver”). The Credit Agreement is available for working capital and acquisitions, including related acquisition expenses. In addition, the Company may request from time to time that the lenders issue Letters of Credit in accordance with the same provisions as the Revolver. At December 31, 1997, no amounts were outstanding under the Credit Agreement.

      The Credit Agreement requires that the commitment under the Revolver be reduced quarterly for each of the four quarters ending December 31, 1999 and by increasing quarterly amounts thereafter, and, under certain circumstances, requires mandatory prepayments of any outstanding loans and further commitment reductions. The indebtedness of the Company under the Credit Agreement is collateralized by liens on substantially all of the assets of the Company and its operating and license subsidiaries and by a pledge of the operating and license subsidiaries’ stock, and is guaranteed by those subsidiaries. The Credit Agreement contains restrictions pertaining to the maintenance of financial ratios, capital expenditures, payment of dividends or distributions of capital stock and incurrence of additional indebtedness.

      Interest under the Credit Agreement is payable, at the option of the Company, at alternative rates equal to the LIBOR rate (5.75% at December 31, 1997) plus 1.25% to 2.50% or the base rate announced by the Bank of Montreal plus 0% to 1.25%. The spreads over the LIBOR rate and such base rate vary from time to time, depending upon the Company’s financial leverage. The Company will pay quarterly commitment fees equal to 0.375% to 0.50% per annum, depending upon the Company’s financial leverage, and the aggregate unused portion of the aggregate commitment under the Credit Agreement. The Company also is required to pay certain other fees to the agent and the lenders for the administration of the facilities and the use of the credit facility. At December 31, 1997, the Company had paid nonrefundable fees totaling approximately

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

$275,000. In addition, the Company is committed to pay the remaining facility fee in the amount of approximately $500,000 upon the execution of the merger between the Company and Faircom. See Note 2.

7.  Leases:

      The Company and its subsidiaries lease certain equipment and facilities used in their operations. Future minimum rentals under all noncancelable operating leases as of December 31, 1997 are payable as follows:

1998	$557,208

1999	185,594

2000	104,210

2001	96,135

2002	47,868

Thereafter	120,799

$1,111,814

      Rental expense was approximately $214,692 and $0.0 for the years ended December 31, 1997 and 1996, respectively, including lease rental payment sunder time brokerage agreements.

8.  Recent Pronouncements:

      In June, 1997 the Financial Accounting Standards Board issued Statement No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. It is effective for the Company in 1998.

9.  Subsequent Events:

      In January 1998, the Board of Directors of the Company adopted the Regent Communications, Inc. 1998 Management Stock Option Plan (the “1998 Plan”). The 1998 Plan provides for the issuance of up to 2,000,000 common shares in connection with the issuance of nonqualified and incentive stock options and eligibility is determined by the Company’s Board of Directors. The exercise price of the options is to be not less than the fair market value at the grant date, except for any 10.0% owner (as defined), for whom the option share price must be at least 110.0% of fair market value at the grant date. The options expire no later than ten years from the date of grant, or earlier in the event a participant ceases to be an employee of the Company. The Company intends to apply the provisions of APB Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”), in accounting for the 1998 Plan. Under APB 25, no compensation expense is recognized for options granted to employees at exercise prices which are equal to the fair market value of the underlying common stock at the grant date.

      In February 1998 and effective upon consummation of the Faircom merger, the Board of Directors authorized a grant of incentive stock options to the Chief Executive Officer and Chief Operating Officer of the Company. The options will provide each of the holders with the right to acquire approximately 733,333 shares of the Company’s common stock at an expected price per share of $5.00. Of these options, that portion providing for the purchase of shares having a total fair market value on the date of grant of $1,000,000 will be exercisable by each holder in equal 10.0% increments beginning on the grant date and on each of the following nine anniversary dates of the grants. The balance of the options will be exercisable in equal one-third increments at the end of each of the first three years following the grant. All options expire on February 28, 2008.

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

10.  Subsequent Events (Unaudited):

      On June 15, 1998 the following acquisitions were consummated:

      The Company acquired all of the outstanding common stock of Faircom for 3,720,620 shares of Series C. The acquisition has been treated for accounting purposes as the acquisition of the Company by Faircom under the purchase method of accounting, with Faircom as the accounting acquirer (reverse acquisition).

      The Company acquired all of the outstanding capital stock of Park Lane for approximately $17,468,000 in cash. The acquisition was accounted for under the purchase method of accounting and was financed through borrowing under the Company’s credit facility. The excess cost over the fair market value of net assets acquired and FCC licenses related to this acquisition will be amortized over a 40-year period. Park Lane owned 16 radio stations in California and Arizona. At the time of the acquisition, the Company entered into a one-year consulting and non-competition agreement with the President of Park Lane, providing for the payment of a fee of $200,000.

      The Company acquired the FCC licenses and related assets used in the operation of radio stations KIXW(AM) and KZXY(FM) in Apple Valley, California from Ruby, and affiliate of Topaz, for $5,985,000 in cash. The acquisition was financed through borrowings under the Company’s credit facility. The FCC licenses acquired will be amortized over a 40-year period.

      The Company acquired the FCC licenses and related assets used in the operation of radio stations KFLG(AM) and KFLG(FM) in Bullhead City, Arizona from Continental Radio Broadcasting, L.L.C. (“Continental”) for approximately $3,622,000 in cash. The Company separately acquired the accounts receivables of these stations for an additional cash purchase price of approximately $130,000. The acquisitions were financed through borrowings under the Company’s credit facility. The FCC licenses acquired will be amortized over a 40-year period.

      The Company acquired all of the outstanding capital stock of Alta for $1,000,000 in cash and 200,000 shares of Series E at a stated value of $5.00 per share. The acquisition was accounted for under the purchase method of accounting and was financed through borrowings under the Company’s credit facility. The excess cost over the fair market value of net assets acquired and FCC licenses related to this acquisition will be amortized over a 40-year period. Alta owned four radio stations in California.

      The Company acquired all of the outstanding capital stock of Topaz and the FCC licenses and operating assets of radio station KIXA(FM) in Lucerne Valley, California for 242,592 shares of Series E at a stated value of $5.00 per share. The Topaz acquisition was accounted for under the purchase method of accounting. The excess cost over the fair market value of net assets acquired and FCC licenses related to this acquisition will be amortized over a 40-year period. Topaz operated one radio station in California and owned the right to purchase the station from RASA Communications. The Company, immediately following the acquisition of Topaz, exercised this purchase option for $275,000 cash, adjusted as defined in the agreement.

      In order to finance the foregoing acquisitions and to provide additional working capital, the Company borrowed $34,400,000 under its Credit Agreement on June 15, 1998. Also on June 15, 1998, the Company issued additional equity as follows, the proceeds of which were used to fund the aforementioned acquisitions:

      The Company issued 2,050,000 shares of its Series F at a purchase price of $5.00 per share, and in conjunction therewith, issued warrants to purchase a total of 860,000 shares of the Company’s common stock at $5.00 per share.

      The purchasers of the Company’s Series F have committed to purchase, on a pro rata basis, an additional 2,050,000 shares of Series F at $5.00 per share to fund future acquisitions by the Company.

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

      G.E. Capital paid $3,900,000 cash to complete its purchase of shares of the Company’s Series B, pursuant to the terms of its Stock Purchase Agreement and Promissory Note dated December 8, 1997. In addition, the Company issued to GE Capital a warrant to purchase 50,000 shares of the Company’s Common Stock at $5.00 per share.

      BMO Financial, Inc. paid $3,900 cash for 780,000 shares of the Company’s Series D.

      The Company’s President, Chief Operating Officer and Secretary, purchased 20,000 shares of Series A at a purchase price of $5.00 per share.

      The Company issued to River Cities on June 15, 1998 a five-year warrant to purchase 80,000 shares of the Company’s Common Stock at an exercise price of $5.00 per share, as an inducement for River Cities, as an existing holder of Series A, to approve the Company’s merger with Faircom and the issuance of the Series C in connection therewith.

      Total costs associated with the above transactions were approximately $6,000,000.

REGENT COMMUNICATIONS, INC.
Notes to Consolidated Financial Statements (continued)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

of Regent Communications, Inc.

In our opinion, the accompanying combined balance sheets and the related statements of operations, cash flows, and stockholders’ equity present fairly, in all material respects, the financial position of Forever of NY, Inc., Forever of NY, LLC, and related assets of Forever Broadcasting LLC at September 30, 1999 and December 31, 1998 and 1997, and the results of their operations and their cash flows for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 13 to the Financial Statements, the Company adopted statement of Position 98-5 “Reporting on the Costs of Start-up Activities” in 1999.

PricewaterhouseCoopers LLP

Cincinnati, Ohio
December 17, 1999

FOREVER OF NY, INC.

Combined Balance Sheets

		December 31,
	September 30,
	1999	1998	1997

ASSETS

Current assets:

Cash	$1,505,389	$473,245	$120,939

Accounts receivable, less allowance for doubtful accounts of $231,541 in 1999, $206,088 in 1998, and $135,340 in 1997	1,597,784	1,977,904	1,681,541

Other current assets	11,731	8,168	22,508

Total current assets	3,114,904	2,459,317	1,824,988

Receivable from affiliates	2,370,048	1,427,281	620,265

Property and equipment, net	2,870,868	3,054,723	3,417,838

Intangible assets, net	5,084,337	5,646,308	6,299,056

Total assets	$13,440,157	$12,587,629	$12,162,147

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$1,211,794	$1,195,850	$755,009

Current portion of non-compete agreements	100,000	120,000	120,000

Accounts payable	107,189	355,857	175,503

Accrued expenses	85,036	53,560	48,183

Total current liabilities	1,504,019	1,725,267	1,098,695

Long-term debt	8,355,002	8,370,946	9,311,787

Notes payable to stockholders	948,338	948,338	948,338

Accrued interest	399,765	328,638	233,804

Non-compete agreements	200,000	300,000	420,000

Other liabilities	—	—	15,958

Total liabilities	11,407,124	11,673,189	12,028,582

Commitments and Contingencies:
Stockholders’ equity
Common stock $1 par value, 50,000 shares authorized;

1,000 shares issued and outstanding	1,000	1,000	1,000

Retained earnings	2,032,033	913,440	132,565

Total stockholders’ equity	$2,033,033	$914,440	$133,565

Total liabilities and stockholders’ equity	$13,440,157	$12,587,629	$12,162,147

The accompanying notes are an integral part of these financial statements.

FOREVER OF NY, INC.

Combined Statements of Operations

	Nine Months Ended		Year Ended
	September 30,		December 31,

	1999	1998	1998	1997

		(Unaudited)

Gross broadcast revenues	$6,917,882	$6,169,866	$8,589,590	$7,623,458

Less: Agency commissions	(755,129)	(649,948)	(992,345)	(703,086)

Net broadcast revenues	6,162,753	5,519,918	7,597,245	6,920,372

Station operating expenses	2,692,419	2,772,972	3,699,967	3,942,233

Depreciation and amortization	747,782	772,774	1,019,905	1,059,398

General and administrative expenses	865,507	855,051	1,139,119	1,303,431

Operating income	1,857,045	1,119,121	1,738,254	615,310

Interest expense	(648,438)	(739,702)	(976,988)	(989,737)

Other income (expense), net	(8,479)	99,593	19,609	113,836

Income (loss) before cumulative effect of change in accounting principle	1,200,128	479,012	780,875	(260,591)

Cumulative effect of change in accounting principle (Note 13)	(81,535)	—	—	—

Net income (loss)	1,118,593	$479,012	$780,875	$(260,591)

The accompanying notes are an integral part of these financial statements.

FOREVER OF NY, INC.

Combined Statements of Cash Flows

	Nine Months Ended		Year Ended
	September 30,		December 31,

	1999	1998	1998	1997

		(Unaudited)

Cash flows from operating activities:

Net income (loss)	$1,118,593	$479,012	$780,875	$(260,591)

Adjustments to reconcile net income (loss) to cash flows from operating activities:

Depreciation and amortization	747,782	772,774	1,019,905	1,059,398

Loss on impairment of assets	—	—	182,918

Cumulative effect of accounting change	81,535	—	—	—

Gain on involuntary conversion of non-monetary assets	—	(82,308)	(82,308)	—

Barter, net	(40,273)	61,456	12,704	(21,894)

Changes in operating assets and liabilities:

Accounts receivable	420,393	(153,417)	(133,773)	(24,751)

Other assets	(3,563)	(5,996)	4,005	(2,399)

Accounts payable	(248,668)	57,092	10,701	(36,332)

Accrued expenses	31,476	8,715	5,377	(63,822)

Accrued interest	71,127	71,127	94,834	107,333

Net cash flows provided by operating activities	2,178,402	1,208,455	1,895,238	756,942

Cash flows from investing activities:

Purchase of property and equipment	(133,491)	(40,134)	(430,986)	(178,085)

Proceeds from insurance claim	—	331,028	331,028	—

Proceeds from sale of station	50,000	—	—	—

Net cash flows used in investing activities	(83,491)	290,894	(99,958)	(178,085)

Cash flows from financing activities:

Principal payments on long-term debt	—	(50,000)	(515,958)	(34,042)

Principal payments on non-compete agreements	(120,000)	(120,000)	(120,000)	(120,000)

Principal payments on notes payable to stockholders	—	—	—	(133,685)

Change in intercompany receivable from affiliates	(942,767)	(1,165,130)	(807,016)	(501,056)

Net cash flows used in financing activities	(1,062,767)	(1,335,130)	(1,442,974)	(788,783)

Net increase (decrease) in cash	1,032,144	164,219	352,306	(209,926)

Cash at the beginning of the period	473,245	120,939	120,939	330,865

Cash at the end of the period	$1,505,389	$285,158	$473,245	$120,939

Supplemental disclosure:

Interest paid	$597,299	$668,575	$882,154	$891,307

The accompanying notes are an integral part of these financial statements.

FOREVER OF NY, INC.

Combined Statements of Stockholders’ Equity

	Common Stock			Total
			Retained	Stockholders’
	Shares	Value	Earnings	Equity

Balance at December 31, 1996	1,000	$1,000	$393,156	$394,156

Net loss	—	—	(260,591)	(260,591)

Balance at December 31, 1997	1,000	1,000	132,565	133,565

Net income	—	—	780,875	780,875

Balance at December 31, 1998	1,000	1,000	913,440	914,440

Net income	—	—	1,118,593	1,118,593

Balance at September 30, 1999	1,000	$1,000	$2,032,033	$2,033,033

The accompanying notes are an integral part of these financial statements.

FOREVER OF NY, INC.

Notes to Combined Financial Statements

1.  Basis of Presentation:

      These financial statements of Forever of NY, Inc., an S-Corporation, its wholly-owned subsidiary Forever of NY, LLC, and certain related operating assets (principally intangibles), of Forever Broadcasting, LLC (collectively referred to as the “Company”) have been prepared in connection with the proposed sale of the Company (see Note 14). The Company owns and operates radio stations WCIZ(FM), WFRY(FM), WUZZ(AM) and WTNY(AM) in Watertown, New York and WFRG(FM), WRUN(AM), WODZ(AM) and (FM), WIBX(AM), and WLZW(FM) in Utica-Rome, New York. The Company is affiliated with Forever of PA, Inc., Forever of Ohio, Inc., Forever Broadcasting, LLC and their respective wholly-owned subsidiaries (the “Affiliates” or “Affiliated Group”) due to such companies being under common control.

      The accompanying combined financial statements reflect the financial position, results of operations, cash flows and changes in stockholders’ equity as if the Company were a separate entity for the periods presented. The combined financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company. All material intercompany transactions and balances have been eliminated.

      The liabilities of the Company include outstanding third-party indebtedness and certain amounts owed to the stockholders and related interest expense determined based upon the borrowings that were necessary to complete the acquisitions of the properties owned and operated by the Company (see Notes 6 and 9). Interest expense shown in the combined financial statements reflects the interest expense associated with the allocated borrowings for each period presented using the weighted average interest rate of the Company and the Affiliates.

      The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in stockholder’s equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

      The financial statements for the nine months ended September 30, 1998, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

2.  Summary of Significant Accounting Policies:

  a.  Broadcast Revenues:

      Broadcast revenues for commercial broadcasting advertisements are recognized when the commercials are broadcast.

  b.  Barter Transactions:

      The Company engages in the bartering of commercial airtime for various goods and services. Revenues are recognized at such time as the commercial spots are aired and merchandise or services received are charged to expense when used or received.

  c.  Property and Equipment:

      Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment is sold or disposed of, the asset and related accumulated depreciation are removed from the accounts and a gain or loss is recorded in the statement of operations as a component of other income, net.

FOREVER OF NY, INC.
Notes to Combined Financial Statements (continued)

      Depreciation of property and equipment is computed on the straight-line basis over the estimated useful lives of the related assets, as follows:

Building and improvements	40 years

Broadcast equipment	5-15 years

Furniture and fixtures	5-15 years

  d.  Intangible Assets:

      Intangible assets are stated at cost and amortized on the straight-line basis over the following lives:

FCC licenses, goodwill and organization costs	15 years

Deferred financing costs	8 years

Non-compete agreements	4-5 years

      Goodwill and other intangibles are evaluated periodically if events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections. If future expected undiscounted cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized based upon the excess of the carrying value of the asset over the anticipated cash flows on a discounted basis.

  e.  Operating leases:

      The Company leases a portion of their towers to various entities. The rental income of $71,000, $93,504 and $88,258 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 is included in other income.

  f.  Financial Instruments:

      Financial instruments as of September 30, 1999 and December 31, 1998 and December 31, 1997, consist of cash, accounts receivable, accounts payable, and all of which the carrying amounts approximate fair value.

  g.  Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the amounts reported. Actual results could differ from those estimates.

FOREVER OF NY, INC.
Notes to Combined Financial Statements (continued)

3.  Property and Equipment:

      Property and equipment at September 30, 1999 and December 31, 1998 and 1997 consisted of the following:

		December 31
	September 30
	1999	1998	1997

Land	$305,700	$305,700	$330,700

Building and improvements	1,199,556	1,183,970	1,307,969

Broadcast equipment	2,232,252	2,192,764	2,238,537

Furniture and fixtures	418,926	371,940	394,329

Construction in progress	31,188	31,188	—

	4,187,622	4,085,562	4,271,535

Less: accumulated depreciation	(1,316,754)	(1,030,839)	(853,697)

Property and equipment, net	$2,870,868	$3,054,723	$3,417,838

4.  Intangible Assets:

      Intangible Assets at September 30, 1999 and December 31, 1998 and 1997 consisted of the following:

		December
	September 30
	1999	1998	1997

FCC licenses and goodwill	$6,288,675	$6,288,675	$6,363,418

Non-compete agreements	747,200	747,200	747,200

Deferred financing costs	534,260	532,126	532,126

Organization costs	—	125,601	125,601

	7,570,135	7,693,602	7,768,345

Less: accumulated amortization	(2,485,798)	(2,047,294)	(1,469,289)

Intangible assets, net	$5,084,337	$5,646,308	$6,299,056

5.  Impairment of Assets:

      In May 1999, the Company sold to Bible Broadcasting Network, Inc. the FCC licenses and related assets of WODZ(AM) in Utica, New York for $50,000 in cash. In accordance with Financial Accounting Standards Board No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, the Company recorded an impairment loss of approximately $183,000 included in other expense in December 1998.

6.  Long-term Debt:

      The Bank of Montreal is the agent for a note payable requiring quarterly principal payments, with a maturity date of December 2004. This agreement was entered into by the Company and the Affiliates and provides for a total commitment of $24,000,000. As of September 30, 1999 and December 31, 1998 and 1997 the balance due under the note payable was $22,500,000 , $22,500,000 and $20,700,000, respectively. Approximately $9,567,000, $9,567,000 and $10,067,000 of the total balance due has been allocated to the Company for each period respectively, based on the fair value of assets acquired by each of the affiliates at September 30, 1999 and December 31, 1998 and December 31, 1997, respectively.

FOREVER OF NY, INC.
Notes to Combined Financial Statements (continued)

      The Company and the Affiliates are jointly and severely liable for the entire balance of the note payable. The loan agreement contains certain financial covenants and restrictions including limitations on additional indebtedness and capital expenditures and a requirement to maintain minimum financial ratios and operating cash flows. It also requires a mandatory prepayment of principal based on excess operating cash flows, as defined by the agreement. Certain stockholders of the Company and the Affiliates are obligors of the loan which is collateralized by all equipment of the Company and the Affiliates (See Note 12).

      Interest expense of approximately $597,000, $880,000 and $891,000 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively, was determined based on the weighted average interest rate for the Company and the Affiliates of 8.3%, 8.9% and 8.8% for each of the respective years. The Company believes these allocations are reasonable estimates of the cost of financing the Company’s assets and operations in the past.

      Principal maturities of long-term debt as of September 30, 1999 are as follows:

Remaining 1999 and 2000	$1,530,687

2001	1,530,687

2002	1,785,802

2003	2,040,916

2004	2,678,704

$9,566,796

7.  Income Taxes:

      Income taxes on the income of a S-Corporation and a LLC is the responsibility of its stockholders. Therefore, no provision for federal or state corporate income taxes was recorded for the Company.

8.  Commitments:

      The Company leased office space, located in Ontario, Canada, under an operating lease which expired on November 30, 1998. Rent expense for the years ended December 31, 1998 and 1997 was approximately $6,600 and $6,800 respectively.

9.  Related Party Transactions:

      The Company has notes payable due to the stockholders of the Company for approximately $948,000 as of September 30, 1999 and December 31, 1998 and 1997. These notes are payable fifteen days after the bank borrowings have been paid in full (see Note 6). The stockholders’ notes payable bear interest at a rate that ranges from 2.0% plus a bank’s prime rate to a 10.0% fixed rate. The weighted average interest rate at September 30, 1999 and December 31, 1998 and December 31, 1997 was 10.25%, 9.75% and 10.5%, respectively. The Company had approximately $400,000, $329,000 and $234,000 of accrued interest outstanding on the notes as of September 30, 1999 and December 31, 1998 and 1997, respectively. The notes are subordinate to the bank borrowings.

      Receivables from affiliates represent advances to Affiliates for operating activities.

10.  Profit Sharing Plan:

      Effective November 1996, the Company adopted a qualified 401(k) profit sharing plan. All employees are eligible to participate in the plan as long as age and service requirements are met. The Plan provides for matching contributions by the Company in such amounts as management may determine. Contributions for

FOREVER OF NY, INC.
Notes to Combined Financial Statements (continued)

the nine months ended September 30, 1999 and years ended December 31, 1998 and 1997 were approximately $9,600, $16,000 and $21,000, respectively.

11.  Non-compete Agreements:

      The Company has entered into several non-compete agreements, through various acquisitions. During 1999, 1998 and 1997, the Company recognized expense of $96,000, $134,000 and $115,000 respectively.

      The following is a summary of the non-compete agreements to be paid:

2000	$100,000

2001	100,000

2002	100,000

$300,000

12.  Ice Storm Damage:

      In January 1998, the Company sustained damage to certain of its towers and antennas from a severe ice storm. The Company recognized a gain for the excess of insurance proceeds over the net book value of the assets destroyed of approximately $82,000 included in other income.

13.  Recently Issued Accounting Pronouncements:

      In June 1997, the Financial Accounting Standard Board issued SFAS 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. SFAS 130 became effective in 1998. Company management has determined that comprehensive income equals the Company’s net income for all periods presented.

      In March 1998, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed for use in the business. The Company elected to adopt SOP 98-1 in 1998. The impact of its adoption was immaterial to the Company’s results of operations and statement of position.

      In April 1998, the AICPA issued Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities” (“SOP 98-5”). SOP 98-5 specifies that costs of start-up activities and organizational costs be expensed when incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The initial application of SOP 98-5 is reported as a cumulative effect of a change in accounting principle in 1999.

14.  Pending Sale of Company:

      On July 29, 1999, Regent Communications, Inc. and Regent Licensee, Inc. entered into a definitive purchase agreement to acquire the FCC licenses and related assets used in the operations of the Company for approximately $44,000,000 in cash and 100,000 shares of Regent’s Series I Convertible Preferred Stock. The transaction is subject to final FCC approval.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

of Regent Communications, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, partners’ net investment and cash flows present fairly, in all material respects, the combined financial position of New Wave Broadcasting, L.P.’s radio stations, KLAQ(FM), KSII(FM), and KROD(AM) at September 30, 1999 and December 31, 1998, and the results of their operations and their cash flows for the nine months ended September 30, 1999 and the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of New Wave Broadcasting, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

December 17, 1999
Cincinnati, Ohio

NEW WAVE BROADCASTING, L.P.

RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Combined Balance Sheets

	September 30,	December 31,
	1999	1998

ASSETS

Current assets:

Cash and cash equivalents	$173,637	$38,016

Accounts receivable, net of allowance of $163,084 at September 30, 1999 and $210,470 at December 31, 1998	1,010,008	1,080,152

Prepaid expenses and other	19,836	31,846

Total current assets	1,203,481	1,150,014

Property and equipment, net	417,983	432,345

Intangible assets, net	6,899,920	7,331,820

Total assets	$8,521,384	$8,914,179

LIABILITIES AND PARTNERS’ NET INVESTMENT

Current liabilities:

Accounts payable	$144,231	$122,713

Accrued sales commissions	55,923	60,029

Accrued agency fees	79,702	91,999

Accrued medical	68,979	57,187

Accrued other	82,842	86,917

Loan payable, current portion	10,224	10,222

Total current liabilities	441,901	429,067

Loan payable, non-current portion	6,829	14,498

Total liabilities	448,730	443,565
Commitments and contingencies

Partners’ net investment	$8,072,654	$8,470,614

Total liabilities and partners’ net investment	$8,521,384	$8,914,179

The accompanying notes are an integral part of these financial statements.

NEW WAVE BROADCASTING, L.P.

RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Combined Statements of Operations

			For the Year
	For the Nine Months Ended		Ended
	September 30,		December 31,
	1999	1998	1998

		(Unaudited)

Gross broadcast revenues	$4,627,660	$3,883,887	$5,814,329

Less: Agency commissions	(550,044)	(487,497)	(642,421)

Net broadcast revenues	4,077,616	3,396,390	5,171,908

Station operating expenses	2,431,235	2,060,280	3,346,534

Depreciation and amortization	464,474	452,826	620,362

General and administrative expenses	549,885	553,445	661,529

Operating income	632,022	329,839	543,483

Interest expense	(601,047)	(731,028)	(974,704)

Net income (loss)	$30,975	$(401,189)	$(431,221)

The accompanying notes are an integral part of the financial statements.

NEW WAVE BROADCASTING, L.P.

RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Combined Statements of Partners’ Net Investment

	Partners’	Retained
	Investment	Deficit	Total

Balance at December 31, 1997	$9,086,922	$(235,450)	$8,851,472

Net increase in partners’ investment	50,363		50,363

Net loss		(431,221)	(431,221)

Balance at December 31, 1998	$9,137,285	$(666,671)	$8,470,614

Net decrease in partners’ investment	(428,935)		(428,935)

Net income		$30,975	$30,975

Balance at September 30, 1999	$8,708,350	$(635,696)	$8,072,654

The accompanying notes are an integral part of the financial statements.

NEW WAVE BROADCASTING, L.P.

RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Combined Statements of Cash Flows

	Nine Months Ended
	September 30,		Year Ended
			December 31,
	1999	1998	1998

		(Unaudited)

Cash flows from operating activities:

Net loss	$30,975	$(401,189)	$(431,221)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	464,474	452,827	620,362

Allowance for bad debts	(47,386)	95,545	129,131

Barter, net	(53,448)	—	(70,090)

Changes in operating assets and liabilities:

Accounts receivable	170,978	(169,212)	(236,776)

Prepaid expenses and other	12,010	22,670	7,043

Accounts payable	21,518	36,937	(28,026)

Accrued expenses	(8,686)	53,100	31,439

Net cash provided by (used in) operating activities	590,435	90,678	21,862

Cash flows from investing activities:

Capital expenditures	(18,212)	(22,806)	(34,808)

Net cash used in investing activities	(18,212)	(22,806)	(34,808)

Cash flows from financing activities:

(Decrease) increase in partners’ net investment	(436,602)	67,150	43,465

Net cash (used in) provided by financing activities	(436,602)	67,150	43,465

Increase in cash and cash equivalents	135,621	135,022	30,519

Cash and cash equivalents at beginning of year	38,016	7,497	7,497

Cash and cash equivalents at end of year	$173,637	$142,519	$38,016

Supplemental disclosures of cash flow information:

Vehicle acquired with debt	$—	$21,322	$21,322

The accompanying notes are an integral part of the financial statements.

NEW WAVE BROADCASTING, L.P.

RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Notes to Combined Financial Statements

1.  Significant Accounting Policies:

      New Wave Broadcasting, L.P., (the “Company”), is a limited partnership formed under the laws of the State of Delaware on May 9, 1997. The partnership is principally engaged in operating broadcast radio stations in the United States. At December 31, 1998, the partnership operated stations in El Paso, Texas, Monterey, California and Honolulu, Hawaii. The Company owns and operates radio stations KLAQ(FM), KSII(FM), and KROD(AM) (the “Stations”) located in El Paso, Texas. These combined financial statements have been prepared in connection with the proposed sale of the Stations to Regent Communications, Inc. and Regent Licensee, Inc. These combined financial statements present the operations of the Stations on a “carved-out” basis. The combined financial statements have been prepared as if the Stations had operated as a stand-alone entity for all periods presented, and include only those assets, liabilities, revenues and expenses directly attributable to the Stations’ operations. Interest expense has been allocated to the Stations based upon management’s estimate of the total Company debt attributable to the Stations. The financial information included herein does not necessarily reflect the financial position and results of operations of what the Stations would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

      The financial statements for the nine months ended September 30, 1998, are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

      The significant accounting principles followed by the Stations and the methods of applying those principles that materially affect the determination of financial position, results of operations, and cash flows are summarized below.

  Cash and Cash Equivalents:

      All items with an original maturity of three months or less are considered to be cash equivalents.

  Property and Equipment:

      Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives, as follows:

Vehicles	5 years

Furniture	7 years

Leasehold improvements	15 years

Production equipment, including towers	15 years

      Maintenance, repairs, and minor replacement of these items are charged to expense as incurred.

  Intangible Assets:

      Intangible assets are comprised of FCC licenses and an allocation of deferred financing fees associated with the debt of the Company. The allocation of the deferred financing fees is an estimate based upon the amount of debt incurred as part of the initial purchase of the Stations.

      Intangible assets are stated at cost and are being amortized using the straight-line method over 15 years for FCC licenses and over the contractual period of the related debt of the Company for deferred financing

NEW WAVE BROADCASTING, L.P.
RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Notes to Combined Financial Statements (continued)

fees. The carrying value of intangible assets is reviewed by the Company when events or circumstances suggest that their recoverability of an asset may be impaired. If this review indicates that the intangibles will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, the carrying value of the intangibles will be reduced to their respective fair values.

  Partners’ Net Investment:

      Partners’ net investment represents management’s estimate of the Company’s debt and equity, including accrued interest, attributable to the acquisition and operation of the Stations. The statement of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 reflects net interest expense of $601,047 and $974,704, respectively, relating to this debt.

      The Stations’ assets are pledged as collateral for the Company’s debt.

  Income Taxes:

      The Company is organized as a limited partnership. Accordingly, all income is personally taxable to the partners and no provision for income taxes has been recorded in the accompanying financial statements.

  Revenue Recognition:

      Revenue is derived primarily from the sale of commercial airtime to local and national advertisers. Revenue is recognized as commercials are broadcast.

  Barter Agreements:

      The Company enters into barter agreements which give rise to sales of advertising air time in exchange for products and services. Revenues from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. Trade revenues were approximately 8% and 10% of total broadcast revenues for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

  Concentrations of Credit Risk:

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs credit evaluations of new customers and generally does not require collateral for their accounts receivable. The Company reserves for potential credit losses based upon the expected collectibility of all accounts receivable.

  Fair Value of Financial Instruments:

      The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW WAVE BROADCASTING, L.P.
RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Notes to Combined Financial Statements (continued)

2.  Property and Equipment:

      Property and equipment consists primarily of office furniture and production equipment. The balance of property and equipment at September 30, 1999 and December 31, 1998 consisted of the following:

	September 30, 1999	December 31, 1998

Property and equipment	$504,433	$486,221

Less: Accumulated depreciation	(86,450)	(53,876)

Property and equipment, net	$417,983	$432,345

      Depreciation expense was $32,574 and $44,597 for the nine months ended September 30, 1999 and the year ended December 31, 1998.

3.  Intangible Assets:

      Intangible assets at September 30, 1999 and December 31, 1998 consisted of the following:

	September 30, 1999	December 31, 1998

FCC licenses	$7,900,000	$7,900,000

Allocation of deferred financing costs	139,252	139,252

	8,039,252	8,039,252

Less: Accumulated amortization	(1,139,332)	(707,432)

Intangible assets, net	$6,899,920	$7,331,820

      Amortization expense was $431,900 and $575,765 for the nine months ended September 30, 1999 and the year ended December 31, 1998.

4.  Employee Benefit Plan:

      The Company has established a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 10.0% of their salary, subject to the Internal Revenue Service limits. The Company may make a discretionary contribution. The Company did not make any contributions as of the period ended September 30, 1999 or for the year ended December 31, 1998.

5.  Debt:

      During 1998, the Stations acquired a vehicle through a loan with a financing company. The loan bears interest at a fixed rate of 10.99% per annum. In 1997, the Stations acquired a vehicle through a loan with a financing company. This loan bears interest at a rate of 11.25% per annum. Aggregate payments due on these obligations are as follows:

Remaining 1999 payments	$2,556

2000	9,785

2001	4,712

$17,053

NEW WAVE BROADCASTING, L.P.
RADIO STATIONS KLAQ(FM), KSII(FM), AND KROD(AM)
Notes to Combined Financial Statements (continued)

6.  Commitments and Contingencies:

      The Company leases office equipment, studio facilities and tower space under certain non-cancelable operating leases.

      At September 30, 1999, the future minimum rental payments under non-cancelable operating leases, were as follows:

Remaining 1999 payments	$37,863

2000	166,231

2001	169,687

2002	64,292

2003	50,526

Thereafter	129,360

$617,959

      Rent expense was $111,000 for the nine months ended September 30, 1999 and $140,000 for the year ended December 31, 1998.

7.  Recently Issued Accounting Pronouncements:

      In June 1997, the Financial Accounting Standard Board issued SFAS 130, “Reporting Comprehensive Income.” SFAS 130 establishes standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. SFAS 130 became effective in 1998. Company management has determined that comprehensive income equals the Company’s net income for all periods presented.

8.  Pending Sale of Stations:

      On September 13, 1999, Regent Broadcasting of El Paso, Inc. and Regent Licensee of El Paso, Inc., Delaware corporations, (collectively “Regent”), entered into an agreement to purchase from the Company the FCC licenses and certain operating assets of the Stations for approximately $23.5 million in cash. The agreement specifically excludes the Stations cash, accounts receivable, and employee benefit plan and related trust. In addition, Regent will assume liabilities related to binding contracts and property taxes associated with the operation of the Stations. The transaction is subject to FCC consent.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
of Regent Communications, Inc.

In our opinion, the accompanying statement of financial position and the related statements of operations, cash flows, and members’ deficit present fairly, in all material respects, the financial position of Media One Group — Erie, Ltd. (a limited liability company) at December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

August 10, 1999
Cincinnati, Ohio

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)

Statements of Financial Position

	June 30,	December 31,
	1999	1998

	(Unaudited)

Assets
Current assets

Cash	$137,158	$192,764

Accounts receivable, less allowance for doubtful accounts of $12,495 at June 30, 1999 and $8,000 at December 31, 1998	543,445	475,242

Prepaid expenses	19,294	20,456

Other assets	12,021	21,021

Total current assets	711,918	709,483

Note receivable from affiliate	117,264	117,264

Property and equipment, net	881,475	949,058

Intangible assets, net	4,047,680	4,456,380

Total assets	$5,758,337	$6,232,185

Liabilities and Members’ Deficit
Current liabilities

Accounts payable	$53,964	$37,103

Accrued expenses	45,667	40,156

Accrued interest	176	89,683

Barter payable, net	244,114	159,540

Current portion of long-term debt and capital lease	303,029	202,898

Total current liabilities	646,950	529,380

Long-term debt and capital lease	6,165,288	6,417,192

Subordinated notes payable to members	1,180,387	1,180,387

Other liabilities	254,782	173,781

Total liabilities	8,247,407	8,300,740

Commitments and contingencies

Members’ deficit	$(2,489,070)	$(2,068,555)

Total liabilities and members’ deficit	$5,758,337	$6,232,185

The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)

Statements of Operations

	Six Months Ended		Year Ended
	June 30,		December 31,

	1999	1998	1998

	(Unaudited)	(Unaudited)

Gross broadcast revenues	$1,680,847	$1,601,952	$3,262,643

Less agency commissions	(161,146)	(154,985)	(286,252)

Net broadcast revenues	1,519,701	1,446,967	2,976,391

Station operating expenses	829,930	867,667	1,660,465

Depreciation and amortization	457,200	454,800	918,583

General and administration expenses	314,112	288,851	930,784

Operating loss	(81,541)	(164,351)	(533,441)

Interest expense, net	(313,489)	(312,189)	(630,049)

Other income, net	13,015	10,525	16,537

Loss before cumulative effect of change in accounting principle	(382,015)	(466,015)	(1,146,953)

Cumulative effect of change in accounting principle	(38,500)	—	—

Net loss	$(420,515)	$(466,015)	$(1,146,953)

The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)

Statements of Cash Flows

			For the Year
	Six Months Ended		Ended
	June 30,		December 31,

	1999	1998	1998

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(420,515)	$(466,015)	$(1,146,953)

Adjustments to reconcile net loss to cash flows from operating activities:

Depreciation and amortization	457,200	454,800	918,583

Barter expense, net	84,584	92,098	69,395

Loss on disposition of fixed asset	—	683	683

Write-off of failed acquisition costs		—	93,211

Cumulative effect of change in accounting principle	38,500	—	—

Changes in operating assets and liabilities:

Accounts receivable	(68,203)	(102,032)	(22,126)

Prepaid expenses	1,162	(5,212)	(12,412)

Accounts payable	18,355	(36,062)	(121,401)

Accrued expenses	(63,272)	(4,272)	17,347

Accrued interest	57,001	52,500	109,169

Total adjustments	525,327	452,503	1,052,449

Cash flows provided by (used in) operating activities	104,812	(13,512)	(94,504)

Cash flows from investing activities:

Purchase of property and equipment	(10,418)	(27,265)	(55,422)

Loan to related party	—	—	(117,264)

Acquisition costs and earnest deposit	—	(301,055)	(301,055)

Return of earnest deposit			250,075

Cash flows used in investing activities	(10,418)	(328,320)	(223,666)

Cash flows from financing activities:

Net borrowing on revolving credit line	—	180,082	180,082

Borrowing on subordinated notes payable to members	—	150,000	150,000

Principal repayments long-term debt and capital lease	(150,000)	—	—

Cash flows provided by (used in) financing activities	(150,000)	330,082	330,082

Net increase (decrease) in cash	(55,606)	(11,750)	11,912

Cash at beginning of period	192,764	180,852	180,852

Cash at end of period	$137,158	$169,102	$192,764

Supplemental disclosure:

Interest paid	$258,751	$286,668	$552,831

The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)

Statement of Members’ Deficit

Members’
Deficit

Balance, December 31, 1997	$(921,602)

Net loss	(1,146,953)

Balance, December 31, 1998	$(2,068,555)

The accompanying notes are an integral part of these financial statements.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)

Notes to Financial Statements

1.  Accounting Policies and Description of Business:

  a.  Basis of Presentation:

      The financial statements for the six months ended June 30, 1998 and 1999, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1998, and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods (except for the adoption of SOP 98-5, “Reporting on the Costs of Start-up Activities” as noted in footnote 10).

  b.  Organization:

      Media One Group — Erie, Ltd. (a limited liability company), (the “Company”), was organized in May 1996 to acquire and operate radio stations. The radio stations owned by the Company are WXKC(FM), WRIE(AM) and WXTA(FM); all of the radio stations operate in the Erie, Pennsylvania, radio market.

  c.  Broadcast Revenue:

      Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

  d.  Barter Transactions:

      The radio stations engage in the bartering of commercial airtime for various goods and services. The goods and services are capitalized or expensed as appropriate when received or utilized. Revenues are recognized at such time as the commercial spots are aired, and merchandise or services received are charged to expense when received or used.

  e.  Property and Equipment:

      Property and equipment is stated at cost. Routine repairs and maintenance are charged to expense as incurred. When property and equipment is sold or disposed of, the asset and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the statements of operation.

      Depreciation of property and equipment is computed on the straight-line basis over the estimated useful lives of the related assets, as follows:

Building improvements	29 years

Broadcasting equipment	7-15 years

Office furniture and equipment	7-10 years

  f.  Intangible Assets:

      Intangible assets are stated at cost and amortized on the straight-line basis over the following lives:

FCC licenses and goodwill	15 years

Consulting agreement	1 year

Non-compete agreement	3 years

Organization costs and deferred financing costs	5-6 years

      Goodwill and other intangibles are evaluated periodically if events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections. If future expected undiscounted cash flows are insufficient to recover the carrying

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)
Notes to Financial Statements (continued)

amount of the asset, then an impairment loss is recognized based upon the excess of the carrying value of the asset over the anticipated cash flows on a discounted basis.

  g.  Financial Instruments:

      Financial instruments as of December 31, 1998, consist of cash, accounts receivable, note receivable, accounts payable, debt and capital leases, all of which the carrying amounts approximate fair value.

  h.  Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  i.  Allocation of Members Distributions and Income or Loss:

      The members’ agreement provides that the income, loss or distributions to members will be allocated as follows:

James T. Embrescia	51.00%

Thomas J. Embrescia	29.71%

Keybank/ Amanda EmbresciaTrust	6.43%

Keybank/ Matthew EmbresciaTrust	6.43%

Keybank/ Mary Megan EmbresciaTrust	6.43%

100.00%

2.  Property and Equipment:

      Property and equipment at December 31, 1998 consisted of the following:

1998

Building improvements	$23,982

Broadcast equipment	1,037,414

Office furniture and equipment	201,459

1,262,855

Less: Accumulated depreciation	(313,797)

Property and equipment, net	$949,058

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)
Notes to Financial Statements (continued)

3.  Intangible Assets:

      Intangible Assets at December 31, 1998 consisted of the following:

FCC licenses and goodwill	$4,706,121

Consulting agreement	350,000

Non-compete agreement	350,000

Organization costs and deferred financing costs	115,000

5,521,121

Less: Accumulated amortization	(1,064,741)

Intangible assets, net	$4,456,380

4.  Long-term Debt:

      The Company has a loan agreement with a bank whereby available borrowings under its credit facility are $6.6 million. The facility is collateralized by substantially all of the assets owned by the Company and the assets leased from Cuzco, LLC (See Note 7). Borrowings under this facility bear annual interest at a fixed rate of 7.89% for two years, which is payable on a quarterly basis. The remaining principal amount outstanding will bear an interest rate of the two-year treasury yield plus 225 basis points or an adjustable rate which is contingent on the ratio of bank debt to broadcast cash flow as set forth in the agreement. The agreement converted to a term loan in March 1999, with annual principal payments commencing on March 31, 1999 as follows:

1999	$200,000

2000	300,000

2001	400,000

2002	5,700,000

$6,600,000

      Additional prepayments of principal are due if certain cash flow requirements as defined in the agreement are achieved (See Note 11).

      The loan agreement contains certain restrictive covenants that include, among other things, the maintenance of minimum interest and debt coverage ratios, as defined. The Company is in compliance or has obtained waivers of these covenants as of December 31, 1998.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)
Notes to Financial Statements (continued)

5.  Capital Lease Obligations:

      The Company leases a vehicle from Bank One under a noncancelable capital lease which expires in August 2004. The future minimum annual payments under the capital lease at December 31, 1998 are:

1999	$4,601

2000	4,601

2001	4,601

2002	4,601

2003 and thereafter	7,668

26,072

Less: Interest	(5,982)

Present value of lease	20,090

Less: Current portion	(2,898)

$17,192

6.  Related Party Transactions:

      The Company has subordinated notes payable to members of $1,180,387 as of December 31, 1998. The notes bear interest of 9.0% compounded annually. Repayment of the notes and interest are subordinated to the debt outstanding under the credit agreement and accrued interest approximated $142,000 as of December 31, 1998 (See Note 11).

      The Company has entered into a management agreement with a member who provides general management of the stations including supervision and consultation with respect to broadcast policies and practices. The fees and reimbursable expenses paid to an entity owned by the member for these services amounted to $170,645 in 1998.

      The Company loaned an affiliate, Cuzco, LLC, approximately $117,000 and received a note which bears an interest rate of 9.0% per annum (See Note 11).

7.  Lease Agreement with Related Party:

      The Company leases its studio, offices and WXKC/ WRIE transmitter sites from Cuzco LLC, an affiliated company which is owned by Jim and Tom Embrescia and Trusts, members of the Company. Cuzco LLC owns the land and the building of the stations and was formed when ownership of these assets was transferred from the Company to Cuzco LLC. The initial term of the lease is for 29 years beginning on September 1, 1997, with an option to extend the lease for two additional 29-year periods. Annual rent in the amount of $48,000 is due for the first five years, with increases thereafter based on a formula in the lease agreement.

8.  Income Taxes:

      Income taxes on the income of a limited liability company are the responsibility of its members. Therefore, no provision for federal or state corporate income taxes was recorded for the Company.

9.  Commitments:

      The Company leases the site where the WXTA(FM) tower is located under an operating lease which expires in 2003. The Company also has the option to renew for two additional succeeding terms of 15 years.

MEDIA ONE GROUP — ERIE, LTD. (a limited liability company)
Notes to Financial Statements (continued)

Future minimum annual payments under the noncancelable operating lease are $225 per month through 2003. Rent expense for the year ended December 31, 1998 was $2,700.

10.  Recently Issued Accounting Pronouncements (Unaudited):

      In June 1997, the Financial Accounting Standard Board issued SFAS 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 established standards of disclosure and financial statement display for reporting total comprehensive income and its individual components. SFAS 130 became effective in 1998. Company management has determined that comprehensive income equals the Company’s net income for all periods presented.

      In March 1998, the AICPA issued SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed for use in the business. The Company elected to adopt SOP 98-1 in 1998. The impact of its adoption was immaterial to the Company’s results of operations and statement of financial position.

      In April 1998, the AICPA issued SOP 98-5 “Reporting on the costs of Start-Up Activities” (“SOP 98-5”) SOP 98-5 specifies that costs of start-up activities and organizational costs be expensed when incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The initial application of SOP 98-5 is reported as a cumulative effect of a change in accounting principle in the unaudited statement of operations for the six months ended June 30, 1999.

11.  Subsequent Event (Unaudited):

      On May 18, 1999 the owners of Media One Group — Erie, Ltd. (a limited liability company), (the “Company”) entered into an agreement by which Regent Broadcasting of Erie, Inc. and Regent Licensee of Erie, Inc. (“Regent”) would purchase all of the assets, properties, interest and rights of the Company for $13,500,000, except for cash and cash equivalents, accounts receivable, investment securities, and notes receivable. The transaction subsequently closed on September 3, 1999. The note receivable — affiliate, long-term debt, and subordinated notes payable were all repaid from the proceeds at closing.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
The Park Lane Group
Menlo Park, California

      We have audited the accompanying consolidated statements of operations, shareholders’ deficit and cash flows of The Park Lane Group and Subsidiaries (the “Company”) for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of The Park Lane Group and Subsidiaries for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

Menlo Park, California
February 16, 1998

THE PARK LANE GROUP AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended
	March 31,		Year Ended December 31,

	1998	1997	1997	1996

	(Unaudited)	(Unaudited)

Revenues	$—	$1,818,792	$6,602,650	$8,927,500

Less agency commissions	—	(139,551)	(386,611)	(588,833)

Time brokerage agreement fees	260,002	—	—	—

Net revenues	260,002	1,679,241	6,216,039	8,338,667

Operating expenses:

Programming	—	371,695	980,325	1,609,415

Sales and promotion	—	341,874	1,415,164	2,118,918

Engineering	—	98,242	264,246	403,686

General and administrative	—	600,212	1,680,882	2,827,557

Total operating expenses	—	1,412,023	4,340,617	6,959,576

Stations’ operating income, excluding items shown separately below	260,002	267,218	1,875,422	1,379,091

Depreciation and amortization	(299,489)	(349,283)	(1,421,198)	(1,494,636)

Corporate administrative expenses	(92,473)	(202,238)	(746,878)	(670,177)

Operating loss	(131,960)	(284,303)	(292,654)	(785,722)

Interest expense	(148,626)	(166,016)	(678,315)	(695,899)

Other income (expense), net	19,372	1,908	(43,162)	(4,850)

Net loss	$(261,214)	$(448,411)	$(1,014,131)	$(1,486,471)

The accompanying notes are an integral part of these financial statements.

THE PARK LANE GROUP AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Deficit

	Series A		Class A		Class B
	Preferred Stock		Common Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount

Balances, December 31, 1995			758,944	$386,522	2,429,117	$1,109,110

Issuance of Class B common stock special delivery in connection with issuance of Series C stock less $2,177 issuance costs					809,704	54,502

Issuance of Class C common stock

Reclassification of Series A preferred stock to shareholders deficit due to removal of redemption requirement	5,595,875	$5,595,875

Preferred stock accretion

Preferred stock dividend

Net loss

Balances, December 31, 1996	5,595,875	5,595,875	758,944	386,522	3,238,821	1,163,612

Issuance of Class A Common Stock upon exercise of stock options in exchange for shareholder note			38,281	2,680

Preferred stock accretion

Preferred stock dividend

Net loss

Balances, December 31, 1997	5,595,875	$5,595,875	797,225	$389,202	3,238,821	$1,163,612

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class C		Note
	Common Stock		Receivable
			from	Accumulated
	Shares	Amount	Shareholders	Deficit	Total

Balances, December 31, 1995				$(9,130,320)	$(7,634,688)

Issuance of Class B common stock special delivery in connection with issuance of Series C stock less $2,177 issuance costs					54,502

Issuance of Class C common stock	1,202,100	$80,915			80,915

Reclassification of Series A preferred stock to shareholders deficit due to removal of redemption requirement					5,595,875

Preferred stock accretion				1,881,082	1,881,082

Preferred stock dividend				(726,646)	(726,646)

Net loss				(1,486,471)	(1,486,471)

Balances, December 31, 1996	1,202,100	80,915		(9,462,355)	(2,235,431)

Issuance of Class A Common Stock upon exercise of stock options in exchange for shareholder note			$(2,680)		—

Preferred stock accretion				(216,650)	(216,650)

Preferred stock dividend				(988,625)	(988,625)

Net loss				(1,014,131)	(1,014,131)

Balances, December 31, 1997	1,202,100	$80,915	$(2,680)	$(11,681,761)	$(4,454,837)

The accompanying notes are an integral part of these financial statements.

THE PARK LANE GROUP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,		Year Ended December 31,

	1998	1997	1997	1996

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(261,214)	$(448,411)	$(1,014,131)	$(1,486,471)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	146,802	174,370	779,839	794,982

Amortization	152,686	174,913	641,359	700,955

Provision for (recovery of) doubtful accounts	—	—	(16,961)	148,959

Deferred interest on convertible note	—	—	111,027	101,138

Accounts receivable	34,519	122,141	1,256,495	(135,971)

Prepaid expenses and other assets	(25,615)	32,610	16,727	(33,399)

Accounts payable	18,406	11,787	(453,162)	16,266

Accrued expenses	(60,532)	(25,636)	30,957	537

Accrued interest	43,085	(2,100)	(24,048)	(49,829)

Net cash provided by operating activities	48,137	39,674	1,328,102	57,167

Cash flows from investing activities:

Purchases of property and equipment	—	(2,643)	(126,027)	(211,612)

Acquisition of other assets	—	—	(63,655)	—

Net cash used in investing activities	—	(2,643)	(189,682)	(211,612)

Cash flows from financing activities:

Payments on note payable to bank	(70,526)	(92,116)	(580,274)	(16,000)

Proceeds from issuance of Series B stock	—	—	—	5,920

Proceeds from issuance of Series C stock	—	—	—	862,202

Borrowings under long-term debt and capital leases	—	112,131	3,840,721	—

Principal payments on long-term debt and capital leases	(74,430)	(47,919)	(4,190,693)	(825,926)

Net cash provided by (used in) financing activities	(144,956)	(27,904)	(930,246)	26,196

Net increase (decrease) in cash and cash equivalents	(96,819)	9,127	208,174	(128,249)

Cash and cash equivalents, beginning of year	431,466	223,292	223,292	351,541

Cash and cash equivalents, end of year	$334,647	$232,419	$431,466	$223,292

Supplemental disclosure of noncash financing and investing activity:

Conversion of deferred interest to convertible note	—	—	—	$101,138

Conversion of convertible notes to Series B stock	—	$310,000	—	$310,000

Disclosure of equity items:

Property and equipment acquired under capital leases	—	—	—	$112,131

Supplemental schedule of cash flow information:

Interest paid	—	—	$590,451	$646,592

The accompanying notes are an integral part of these financial statements.

THE PARK LANE GROUP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.  Organization and Business

      The Park Lane Group and Subsidiaries (the “Company” or “Park Lane”) own and operate commercial radio stations in California and Arizona. The Company was formed in 1990 and through December 31, 1997, had acquired 16 stations in seven markets. The Company’s subsidiaries include the following wholly owned entities: Park Lane Redding Radio, Inc., Park Lane Regency Radio, Inc., Park Lane Chico, Inc., Park Lane High Desert, Inc., Park Lane Northern Arizona, Inc.

      The Company’s primary customers are local retailers and service providers who purchase advertising time to promote their goods and services. The Company’s stations also receive a portion of their advertising revenues from regional and national advertisers such as fast food franchisers, banks, automotive suppliers and grocery chains who have local outlets in the Company’s markets. No one advertiser at any of the Company’s stations represents a material portion of the station’s total advertising revenue or of accounts receivable in 1997 or 1996.

      In August 1997, the Company entered into an arrangement with Regent Communications, Inc. (“Regent”) for the acquisition of all of the outstanding capital stock of the Company (the “acquisition”). The transaction is subject to certain conditions before closing. There can be no assurance that the transaction will close. Effective August 17, 1997, the Company also entered into an operating agreement with Regent under which most of the operations of the Company’s radio stations are managed by Regent and the Company receives a monthly fee based on their performance, subject to a guaranteed minimum.

2.  Summary of Significant Accounting Policies

  a.  Principles of Consolidation:

      The consolidated financial statements of the Company include the accounts of the corporate office and of the radio stations KPPL, KTPI/ KVOY, KSHA/ KQMS, KAAA/ KZZZ, KRLT/ KOWL, KZGL, KFMF, KALF, KATJ/ KROY and KVNA A/ F. All significant intercompany accounts and transactions have been eliminated.

  b.  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  c.  Cash Equivalents:

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  d.  Property and Equipment:

      Property and equipment are recorded at cost less accumulated depreciation. These assets are depreciated on a straight-line basis over their estimated useful lives of three to 25 years. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts and any gain or loss from disposal is included in the results of operations. Assets under capital leases are amortized over the lesser of their useful lives or the term of the lease.

      Maintenance and repairs are charged to expense as incurred. Major renewals and betterments are charged to the asset accounts.

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

  e.  Intangible Assets:

      Included in intangible assets are goodwill, FCC licenses, noncompete agreements and tower leases. Goodwill, which represents the excess of cost of purchased assets over their fair value at the date of acquisition, is amortized over 15 to 30 years. FCC licenses are amortized over 15 years. Noncompete agreements are amortized over the terms of the related agreements which range from six months to 10 years. Tower leases are amortized over the period of the related lease term, which range from seven to 25 years. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  f.  Revenue:

      Revenue from the sale of air time is recognized at the time the program or advertisement is broadcast.

  g.  Barter Transactions:

      The Company participates in barter transactions in which advertising time is exchanged for goods or services. These exchanges are recorded at the fair market value of the goods or services received for the value of the advertising time provided, whichever is more clearly determinable. Revenues from barter transactions are recognized as income when advertisements are broadcast. Expenses are recognized when goods or services are received. Barter transactions totaled approximately $741,978 and $1,088,884 in 1997 and 1996, respectively.

  h.  Advertising Costs:

      Advertising costs are expensed to operations as incurred. Advertising costs were $519,271 and $751,770 for the years ended December 31, 1997 and 1996, respectively.

  i.  Concentrations of Credit Risk:

      The Company maintains its cash and short-term investments in deposits with one major U.S. bank; these deposits, therefore, bear the credit risk associated with these financial institutions.

      The Company’s radio station customer base consists principally of businesses located in California and Arizona. Collateral, such as letters of credit and bank guarantees, are not generally required from customers. The Company maintains an allowance for potential credit losses associated with its trade accounts receivable.

      Under the operating agreement with Regent, the Company’s sole source of income since August 17, 1997 is from Regent Communications who are responsible for most of the operations of the Company’s radio stations. The Company could be adversely affected by a deterioration in the financial position of Regent.

  j.  Employee Stock Plans:

      The Company accounts for its stock option plan in accordance with provisions of the Accounting Principles Board’s Opinion No. 25 (“APB 25”), “Accounting For Stock Issued to Employees.” In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation’("SFAS 123”). SFAS 123 provides an alternative to APB 25. As allowed under SFAS 123, the Company continues to account for its employee stock plan in accordance with the provisions of APB 25.

  k.  Recent Pronouncements:

      In June 1997, the Financial Accounting Standards Board issued Statement No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards of disclosure and financial statement

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

display for reporting total comprehensive income and its individual components. It is effective for the Company’s fiscal year 1998.

      Also in June 1997, the Financial Accounting Standards Board issued Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires interim reporting of segment information. It is effective for the Company’s fiscal year 1998.

      The Company is studying the implications of these new statements and the impact of their implementation on the financial statements.

3.  Note Payable to Bank

      The Company has a revolving line of credit with a bank to borrow up to $800,000 at an annual rate of prime plus 1.5% (payable monthly) based on a percentage of certain radio stations’ eligible receivables. At December 31, 1997, $70,526 was outstanding under the line of credit. The revolving line of credit is subject to certain affirmative and negative covenants, including minimum broadcast cash flow requirements on a periodic basis.

4.  Long-Term Debt and Notes Payable

  Long-Term Debt:

      Long-term debt consists of the following:

	December 31,

	1997	1996

Long-term notes payable	$4,685,307	$4,862,598

9.875% promissory notes	1,235,190	1,124,163

Capital leases (Note 5)	312,070	423,612

Other	135,596	196,735

	6,368,163	6,607,108

Less current portion	(760,964)	(253,809)

	$5,607,199	$6,353,299

      Long-term notes payable at December 31, 1997, consist of a term loan with Michigan National Bank, and three notes payable of original principal amounts $310,000, $600,000 and $200,000, relating to the acquisition of radio stations KTPI/ KVOY, KALF and KROY/ KATJ.

      In March 1997, the Company entered into a refinancing arrangement with Michigan National Bank which facilitated the consolidation of certain of the Company’s debt obligations. Under the arrangement, the Company borrowed $3,800,000 under a term loan facility. At December 31, 1997, $3,619,048 was outstanding under the term loan. The loan bears interest at LIBOR rate plus 2.75% to 3.75% depending on the leverage of the Company. The term loan is due in 84 monthly installments of $45,238, final payment due September 30, 2004.

      The $310,000 note bears interest at 8.0%, payable monthly. The principal is payable in monthly installments from July 1997 to June 2002 at the rate of 1/120 of the principal balance. The balance is due June 2002. The note is collateralized by substantially all of the assets of KTPI/ KVOY. In connection with the refinancing discussed below, the note was made subordinate to the new term loan and line of credit received. At December 31, 1997, $294,819 was outstanding under the note.

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

      The $600,000 note bears interest at 8.0%, payable quarterly, and is due in quarterly installments from August 2000 to May 2005 at the rate of 1/40 of the principal balance. The balance is due May 2005. The note is collateralized by the assets of KALF, but subordinated to all senior indebtedness (present or future) of the Company.

      The $200,000 note bears interest at 8.50% interest, payable monthly, and is due in quarterly installments from February 1997 to May 2002 at the rate of 1/28 of the principal balance. The balance is due May 2002. The note is collateralized by the assets of KROY/ KATJ, but subordinated to all senior indebtedness (present or future) of the Company. At December 31, 1997, $171,440 was outstanding under the note.

      Repayments of long-term debt, excluding capital leases, (Note 5) required over each of the years following December 31, 1997 consist of:

1998	$651,323

1999	1,892,439

2000	664,012

2001	690,976

2002	633,856

Thereafter	1,523,487

$6,056,093

      The weighted average interest rate on short term borrowing as of December 31, 1997 was 8.5%.

  Shareholder Notes Payable:

      In March 1994, the Company issued a 7.0% subordinated promissory note for $120,000, due to a shareholder, which is payable upon demand. Subject to approval of Series B preferred shareholders and certain performance criteria the noteholder has the option to demand payment of the notes with accrued interest on some future date to be determined by mutual agreement of the parties.

      In connection with a Series A convertible redeemable preferred stock issuance in 1993, the Company issued an $800,000, 9.875% subordinated promissory note. Interest is payable at the maturity date of the note. Total interest payable at December 31, 1997 was $435,190 included in the balance due under the note. The note has been treated as though due in fiscal 1999 since the Company’s current projections do not allow for earlier redemption and as repayment is subject to the mutual agreement of BancBoston, the shareholders and the Company under the terms of the Inter-Investor Agreement dated October 3, 1994.

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

5.  Lease Commitments

      The Company leases various facilities and equipment under noncancelable operating leases expiring through 2015. Certain operating leases are renewable at the end of the lease term. Future minimum lease payments under noncancelable operating leases and capital leases are as follows:

	Capital	Operating
	Leases	Leases

1998	$131,951	$333,837

1999	109,309	237,969

2000	75,124	139,299

2001	34,575	121,963

2002	5,201	108,564

Thereafter		295,652

Total minimum lease payments	356,160	$1,237,284

Less amount representing future interest	(44,090)

Present value of minimum capital lease payments	312,070

Current portion	109,641

	$202,429

      Rent expense was approximately $288,642 and $434,403 for the years ended December 31, 1997 and 1996, respectively. In 1997 the Company entered into an operating agreement with Regent (Note 1) under which the Company receives reimbursement for certain ongoing rental expenses.

6.  Capital Stock

  Series C Financing:

      On January 5, 1996, the Company entered into a Securities Purchase Agreement with Nazem & Company III, L.P. (“Nazem”), BancBoston Ventures, Inc. (“BancBoston”) and certain other investors that provided for up to $1,363,500 in equity capital. The Company amended its Articles of Incorporation effective December 22, 1995 to authorize the issuance of Series C mandatorily redeemable convertible preferred stock and Class C common stock which are the securities that were sold to the investors listed above. A Series C unit is comprised of one share of Series C mandatorily redeemable convertible preferred stock and one hundred shares of Class C common stock at a rate of $101.00 per unit. The Series C financing also resulted in the Series A class of preferred stock being reclassified as no longer redeemable at the option of the holder. Accordingly, amounts previously accreted to the carrying value of the stock of $2,074,163 were reversed to reduce the Series A preferred carrying value to the redemption value of the issue in the year ended December 31, 1996.

      Certain terms and conditions of the Series B Securities Purchase Agreement with BancBoston were also amended. The rights and preferences of the Series B shares discussed below have been updated to reflect the amended terms. In addition, under the terms of the BancBoston agreement 809,704 shares of Class B common stock were issued in conjunction with the first closing of the Series C financing on January 5, 1996 at a price of $0.01 per share.

  Common Stock:

      The Class B common stock has special voting rights which provide that the Company shall not, without first obtaining the approval of a majority of the then outstanding shares of Class B common stock, (i) amend or supplement the Articles of Incorporation, (ii) merge, consolidate, liquidate, or dissolve the Company, (iii) declare a dividend on Series A convertible preferred, or (iv) purchase the shares of capital stock of the

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

Company, except in connection with the Company’s 1992 Stock Option Plan and the Series A convertible preferred agreements.

      The holders of Class B common stock also have the right to elect that the Company purchase their shares of common stock, on or after September 30, 2000 or earlier upon the occurrence of certain events of default, at a price defined as the greater of fair market value or the Formula Value per Share (as defined in the Series B Securities Purchase Agreement). The Company has the right to elect to purchase all the outstanding shares of Class B common stock, at any one time after September 30, 2002, at the same price as specified above. The holders of Class B common stock have the option at any time to convert outstanding shares into Class A common shares on a one-for-one basis. At December 31, 1997, 3,238,821 shares of Class A common stock had been reserved for conversion. The Class B common shareholders also have certain demand registration rights.

      Holders of Class C common stock — (1) have the right to elect that the Company purchase their shares of common stock, on or after September 30, 2000, at a price defined as the greater of fair market value or the Formula Value per Share (as defined in the Series C Securities Purchase Agreement), and (2) have the right to convert outstanding shares of Class C common stock to Class A common stock on a one-for-one basis. At December 31, 1997, 1,202,100 shares of Class A common stock had been reserved for conversion.

      In connection with the closing of the acquisition of the Company by Regent only, common stock holders have agreed to waive certain of these rights.

  Preferred Stock:

      The Company’s preferred stock terms and values at December 31, 1997 are listed below:

			Class A
			Common
	Authorized	Outstanding	Reserved for
	Shares	Shares	Conversion

Series A preferred	6,117,945	5,595,875	5,595,875

Series B preferred	43,000	42,805

Series C preferred	13,500	12,021

	6,174,445	5,650,701	5,595,875

      The holders of the Series A convertible preferred stock have certain demand registration rights commencing six months following the effective date of an underwritten initial public offering. The Company is prohibited from issuing any shares of any class of stock, other than the investor securities to be issued in accordance with the Series C Securities Purchase Agreement and shares in respect of the outstanding warrants and the Company’s 1992 Stock Option Plan, so long as any shares of Series B redeemable preferred, or at least 55.0% of the Class B common remain outstanding. Once this limitation on issuing capital stock has been eliminated, the holders of the Series A convertible preferred stock have rights of first refusal to purchase new securities. As discussed above, the redemption rights of the Series A preferred stock were removed in conjunction with the Series C financing. Other rights are discussed below.

      The Series B mandatorily redeemable preferred stockholders have special voting rights which provide that the Company shall not, without first obtaining the approval of the majority of the shareholders of the then outstanding shares of Series B preferred, (i) create any new class of stock having a preference over Series B preferred, (ii) amend or repeal the Company’s Articles of Incorporation, or (iii) purchase, redeem, or retire any shares of the capital stock ranking junior to the Series B redeemable preferred.

      The holders of the Series B preferred shares are entitled to receive dividends at a rate of $15.00 per share per annum. All dividends are cumulative and accrue, whether or not declared. When and if no shares of

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

Series B or Series C preferred remain outstanding, the holders of the outstanding Series A convertible preferred stock are entitled to receive noncumulative dividends of $0.08 per share per annum, which are in preference to any common stock dividends, whenever funds are legally available and when and if declared by the Board of Directors.

      The holders of Series B preferred shares have a liquidation preference of an amount equal to $100.00 per share plus any accrued but unpaid dividends thereon, before any payment shall be made in respect of the Series C mandatorily redeemable convertible preferred stock, the Series A convertible preferred stock or the common stock. After payment to the holders of Series B and Series C preferred stock, the holders of the Series A preferred stock have liquidation preferences of an amount equal to the original issue price of $1.00 per share plus any declared and unpaid dividends thereon, before any payment shall be made in respect to the common stock. Upon completion of the distribution described above, all remaining assets of the Company shall be distributed to all holders of common stock on a pro rata basis dependent upon the number of shares of common stock held. In certain situations specified in the Amended and Restated Articles of Incorporation, a consolidation or merger of the Company or sale of all or substantially all of its assets may be deemed to be a liquidation for purposes of the liquidation preferences.

      The Company shall redeem all of the Series B mandatorily redeemable preferred stock outstanding on September 30, 2001, in the amount of $100.00 per share plus any accrued but unpaid dividends thereon. Any time after September 30, 1999, the Company may at its option redeem all, but not less than all, of the Series B preferred shares outstanding at the redemption price stated above.

      Holders of Series C mandatorily redeemable convertible preferred stock — (1) have the right to convert their number of shares held into shares (or other units) of any subsequent securities as may be issued by the Company in the first transaction occurring after January 5, 1996, 2) have special voting rights identical to the rights described below for the Series B redeemable preferred shares, 3) are entitled to receive dividends at a rate of $10.00 per share per annum which are cumulative and accrue, whether or not declared, 4) have a liquidation preference of an amount equal to $100.00 per share plus any accrued but unpaid dividends thereon, before any payment shall be made in respect of the Series A convertible preferred stock or the common stock, and 5) have a mandatory redemption feature which requires the Company to purchase all of the shares of the Series C preferred stock outstanding on September 30, 2001, in the amount of $100.00 per share plus any accrued but unpaid dividends thereon.

      The Company is accreting the expected redemption value of Series B and Series C preferred stock over the period ending when redemption is estimated to occur.

      In connection with the closing of the acquisition of the Company by Regent only, preferred stock holders have agreed to waive certain of these rights.

      Under the Company’s 1992 Stock Option Plan (the “Plan”), a total of 1,800,000 shares of Class A common stock have been reserved for issuance to employees, officers, directors and consultants. Incentive stock options to purchase shares of the Company’s common stock under the Plan may be granted at not less than 100.0% of the fair value of the stock as determined by the Board of Directors, on the date granted. The options generally have a term of ten years and are generally exercisable either immediately or over periods of up to four years, as determined by the Board of Directors.

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

      Activity in the Company’s stock option plan consists of the following:

	Options
	Available	Options	Exercise
	for Grant	Outstanding	Price	Amount

Balances, December 31, 1995	267,882	1,520,000	$0.50 - $0.55	$805,000

Options granted	(822,882)	822,882	$0.07	145,250

Options canceled	717,882	(717,882)	$0.07 - $0.55	(836,500)

Balances, December 31, 1996	162,882	1,625,000	$0.07	113,750

Options canceled	121,719	(121,719)	$0.07	(8,520)

Options exercised	—	(38,281)	$0.07	(2,680)

Balances, December 31, 1997	284,601	1,465,000	$0.07	$102,550

      The options outstanding and currently exercisable by exercise price at December 31, 1997 are as follows:

Options Outstanding				Options Currently
Exercisable
Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

$0.07	1,465,000	6.03	$0.07	1,165,417	$0.07

      During 1996 and following the dilution to holders of Series A common stock caused by the Series C financing described above, the Company repriced all of the outstanding stock options to a revised fair value of $0.07. All unexercised options were effectively canceled and regranted. No other terms of the options were altered.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Plans been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS 123, the Company’s net loss would have been reduced to the proforma amounts as follows:

	Year Ended December 31,

	1997	1996

Net loss — as reported	$1,014,131	$1,486,471

Net loss — proforma	$1,018,631	$1,504,018

      The fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions:

Risk-free interest rate	6.28%

Expected life (years)	4

Expected dividends	none

Expected volatility	zero

      The weighted average expected life was calculated based on the vesting period and the exercise behavior. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each subgroup.

THE PARK LANE GROUP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)

  Warrants:

      The Company has issued warrants to purchase Series A preferred stock at $1.00 per share as follows:

Number	Aggregate
of Shares	Price	Exercise Period

63,000	$63,000	Through February 1998
42,000	42,000	Through March 1998
22,500	22,500	Through April 1998
240,000	240,000	Through May 1998
75,195	75,195	Through March 1999
45,000	45,000	Through August 1999
34,375	34,375	Through November 2002

522,070	$522,070

      The holders of these warrants have agreed not to exercise their purchase rights in conjunction with the acquisition of the Company by Regent only.

7.  Income Taxes

      The Company’s effective tax rate in 1997 differs from the statutory federal income tax rate as follows:

	1997	1996

Income tax benefit at statutory rate	(34.0)%	(34.0)%

Net operating loss not benefited	34.0	34.0

Effective tax rate	—%	—%

      The Company has approximately $7,300,000 and $3,000,000 of federal and state net operating loss carryforwards available to reduce future taxable income, respectively. These carryforwards generally expire by 2010 for federal purposes and 1999 for state purposes, if not utilized, and represent the losses incurred subsequent to May 1992, the date the Company began operations as a Subchapter C corporation.

      The Tax Reform Act of 1986 substantially changed the rules relative to net operating loss and tax credit carryforwards in the case of an “ownership change” of a corporation. Any ownership change, as defined, may restrict utilization of carryforwards.

INDEPENDENT AUDITORS’ REPORT

Alta California Broadcasting, Inc.

We have audited the accompanying consolidated statements of operations, stockholder’s deficit and cash flows of Alta California Broadcasting, Inc. (a wholly-owned subsidiary of Redwood Broadcasting, Inc.) and subsidiary for the year ended March 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Alta California Broadcasting, Inc. and subsidiary for the year ended March 31, 1998, in conformity with generally accepted accounting principles.

STOCKMAN KAST RYAN & COMPANY, LLP

Colorado Springs, Colorado
July 10, 1998

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY

(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Consolidated Statement of Operations
For the Year Ended March 31, 1998

REVENUE

Broadcast revenues	$830,724

Less agency commissions	(73,638)

NET REVENUES	757,086

OPERATING EXPENSE

Selling, general and administrative	453,175

Broadcasting	333,110

Depreciation and amortization	133,877

Total	920,162

LOSS FROM OPERATIONS	(163,076)

OTHER INCOME (EXPENSE)

Interest expense (Note 3)	(37,960)

Other income — net (Notes 2 and 6)	154,457

Other income, net	116,497

NET LOSS	$(46,579)

See notes to consolidated financial statements.

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY

(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Consolidated Statement of Stockholder’s Deficit

	Common Stock		Total
			Accumulated	Stockholder’s
	Shares	Amount	Deficit	Deficit

Balances, April 1, 1997	30,000	$225,000	$(387,632)	$(162,632)

Net loss			(46,579)	(46,579)

Balances, March 31, 1998	30,000	$225,000	$(434,211)	$(209,211)

See notes to consolidated financial statements.

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY

(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Consolidated Statement of Cash Flows
For the Year Ended March 31, 1998

OPERATING ACTIVITIES

Net loss	$(46,579)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	133,877

Gain on bid settlement	(36,205)

Changes in operating assets and liabilities:

Accounts receivable	73,536

Other current assets	(252)

Accounts payable and accrued expenses	(182,374)

Other assets	(8,498)

Net cash used in operating activities	(66,495)

INVESTING ACTIVITIES

Purchases of station assets	(66,786)

Collection of receivable from sale of stations	833,000

Net cash provided by investing activities	766,214

FINANCING ACTIVITIES

Proceeds from borrowings under related party notes	155,000

Proceeds from borrowings under notes	82,403

Repayments to Redwood Broadcasting, Inc.	(751,532)

Principal payments on notes to related parties	(45,885)

Principal payments on notes	(195,817)

Increase in net payable to related parties	61,495

Payments on capital lease obligations	(11,994)

Net cash used in financing activities	(706,330)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,611)

CASH AND CASH EQUIVALENTS, Beginning of year	37,754

CASH AND CASH EQUIVALENTS, End of year	$31,143

SUPPLEMENTAL NONCASH INVESTING
AND FINANCING ACTIVITIES

Increase in payable to Redwood Broadcasting, Inc. for deposit on purchase of stations	$973,000

Assumption of note payable to related party by Redwood Broadcasting, Inc.	100,000

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest	80,556

See notes to consolidated financial statements.

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY

(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

      Organization — Alta California Broadcasting, Inc. (Alta) and its subsidiary, Northern California Broadcasting, Inc. (Northern) (collectively, the Company), operate in the radio broadcasting industry. Alta is a wholly-owned subsidiary of Redwood Broadcasting, Inc. (Redwood) which, in turn, is a majority-owned subsidiary of Redwood MicroCap Fund, Inc. (MicroCap). Organized for the purpose of acquiring and/or developing undervalued radio broadcasting properties located in small to medium sized markets, the Company has embarked upon an aggressive acquisition and development program and currently operates radio stations in Northern California.

      The accompanying financial statements for the year ended March 31, 1998 include the operations of radio stations KRDG(FM), KNNN(FM), KNRO(AM) and KRRX(FM) through October 10, 1997, at which time, Alta entered into an agreement to sell such stations and a Local Management Agreement (LMA) with the acquirer. See Notes 2 and 7.

      Principles of Consolidation — The consolidated financial statements include the accounts of Alta and its wholly-owned subsidiary, Northern. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Depreciation — Depreciation of property and equipment is provided on a straight line basis over the estimated useful lives of the assets as follows: buildings and improvements — 10 years; transmitter — 20 years; computer equipment — 3 years; and technical equipment and furniture and fixtures — 5 to 7 years.

      Amortization — License costs are amortized on a straight-line basis over a period of 20 years and the noncompete agreement is amortized on a straight-line basis over the three-year period of the agreement.

      Revenue Recognition — The Company’s primary source of revenue is the sale of airtime to advertisers. Revenue from the sale of air time is recorded when the advertisements are broadcast.

      Barter Transactions — Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized based on the fair value of the goods or services received when the advertisements are broadcast. Goods and services received are recognized when used.

      Income Taxes — The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rate is recognized in the period that includes the enactment date.

      Use of Estimates — The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      Statement of Cash Flows — For purposes of the statement of cash flows, highly liquid investments, maturing within three months of acquisition, are considered to be cash equivalents.

      Concentrations of Risk — Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables. Also, the Company’s radio stations broadcast in Northern California, which results in a risk to the Company due to the concentration in one geographic area.

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY
(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Notes to Consolidated Financial Statements (continued)

2.  Radio Station Acquisitions and Dispositions

      The following radio station acquisitions and sales have been completed by Alta:

      KHSL(AM)/ FM — In 1994, Alta acquired radio stations KHSL(AM)/ (FM) licensed to Chico and Paradise, California, respectively. Subsequent to its acquisition by Alta, KHSL(AM) changed its call letters to
KNSN(AM).

      In March 1996, Alta entered into separate Asset Sale Agreements to sell the assets of both KNSN(AM) and KHSL(FM), excluding a parcel of land, for $1,466,333. Concurrently with signing the Asset Sale Agreements, Alta entered into an LMA with the prospective purchaser until the sale closed on March 31, 1997, at which time the LMA terminated.

      Alta received $633,333 cash and a $200,000 promissory note, bearing interest at a rate of 7%. Alta was also to receive $633,000 in cash no later than April 30, 1997 for KNSN(AM); however, pursuant to the Asset Purchase Agreement, the buyer of KNSN(AM) had the option to defer payment of such amount for monthly option fees of $10,000 or $15,000. Included in other income for the year ended March 31, 1998 is $70,000 resulting from monthly option fees collected. As of March 31, 1998, all amounts receivable from the sale of KHSL(AM)/ (FM) had been collected.

      In April 1996, the parcel of land was sold to an unrelated party for $370,000.

      KRDG(FM) (f/k/a KHZL and KCFM) — In March 1995, Alta entered into an LMA with an option to purchase radio station KCFM(FM) licensed to Shingletown, California, which began commercial broadcasting in August 1995. KCFM(FM) primarily serves the Redding, California market. In September 1995, KCFM(FM) changed its call letters to KHZL(FM). In July 1996, Alta completed the acquisition of KHZL(FM), thereby terminating the LMA. Alta paid $65,000 cash and issued a $155,000 promissory note as consideration for KHZL(FM). The acquisition was recorded using the purchase method and the $220,000 purchase price was recorded as license costs as no other assets of KHZL(FM) were acquired. Effective September 27, 1996, Alta changed KHZL(FM’s) call letters to KRDG(FM).

      KNNN(FM) — In May 1996, Alta entered into an Asset Purchase Agreement to acquire KNNN(FM) licensed to Central Valley, California. The Asset Purchase Agreement was subsequently assigned to Northern. KNNN(FM) primarily serves the Redding, California market. In August 1996, Alta began operating KNNN(FM) under a LMA pending approval of the transfer of ownership by the FCC. The purchase price for KNNN(FM) was $825,000, $325,000 of which was paid in cash at closing, and the balance of which was in the form of a promissory note. Pursuant to the Asset Purchase Agreement, the seller of KNNN(FM) agreed to not compete in the Redding, California market for a period of three years. The acquisition was recorded using the purchase method and the purchase price was allocated to property and equipment, the noncompete agreement and license costs, based on estimated fair values.

      KLXR(FM) — In May 1996, Alta entered into an Asset Purchase Agreement to acquire KLXR, licensed to Redding, California, for a total purchase price of $100,000. In February 1997, Alta entered into a LMA with the seller and, in April 1998, Alta completed the purchase of KLXR for $100,000 cash.

      KNRO(AM) and KRRX(FM) (f/k/a KARZ(FM)) — Effective April 1, 1997, the Company acquired an option to purchase radio stations KNRO(AM) and KARZ(FM) (KNRO/ KARZ) licensed in Redding, California from Power Surge, Inc. (Power Surge), a wholly-owned subsidiary of Power Curve, Inc. (Power Curve). Power Surge and Power Curve are both controlled by the Company’s President. Power Curve acquired KNRO/ KARZ on January 31, 1997 for $480,000 in cash and a $720,000 promissory note. Power Surge operated the stations form February 1, 1997 through March 31, 1997 and received the licenses from Power Curve on March 31, 1997. Under the terms of the option agreement, the Company can either (1) purchase KNRO/ KARZ for $1,200,000 in cash or (2) issue 1,000,000 shares of Redwood’s common stock

ALTA CALIFORNIA BROADCASTING, INC. AND SUBSIDIARY
(A Wholly-Owned Subsidiary of Redwood Broadcasting, Inc.)
Notes to Consolidated Financial Statements (continued)

in exchange for all of the issued and outstanding shares of common stock of Power Surge. Also effective April 1, 1997, Alta entered into a LMA with Power Surge for a period of one year. Alta operated KNRO/ KARZ through October 10, 1997 and was obligated to pay Power Surge a monthly LMA fee of $5,000. Effective May 16, 1997, KARZ(FM) changed its call letters to KRRX(FM). As of March 31, 1998, Redwood made cash payments of $733,000 and issued 200,000 shares of its common stock, with an agreed-upon value of $240,000, to Power Curve on behalf of Alta as deposits on the purchases. Subsequent to year-end the option agreement and LMA were extended, the option price was increased to $1,235,000, and Alta exercised its option on June 15, 1998. Immediately thereafter, the stations, along with KRDG(FM) and KNNN(FM) were sold to Regent Communications, Inc. (Regent), who had operated the stations under an LMA effective on October 10, 1997 (see Note 7).

3.  Related Party Transactions

      The Company recorded interest expense on related party notes of approximately $13,000 and $62,000 for the years ended March 31, 1998 and 1997, respectively.

4.  Lease Agreements

      The Company leases land and equipment under operating lease agreements expiring in various years through 2002. Lease expense under the operating lease agreements totalled $30,263 for the year ended March 31, 1998.

      Pursuant to the LMA between Alta and Regent (see Note 2), the Company was reimbursed for all operating lease payments subsequent to October 10, 1997. The lease agreements were assumed by Regent upon the closing of the sales agreement with Regent on June 15, 1998.

5.  Income Taxes

      The Company’s operations are included in the consolidated federal and state income tax returns of Redwood. Under Redwood’s tax allocation method, a tax provision is allocated to the Company based upon a calculation of income taxes as if the Company filed separate income tax returns.

      As of March 31, 1998, Redwood has approximately $540,000 of consolidated net operating loss carryovers of which approximately $240,000 were attributable to the Company. The carryovers expire in various years through 2013 and result in deferred income tax assets of approximately $80,000. However, because of the uncertainty regarding future realization of the deferred income tax assets, the Company has established a valuation allowance of $80,000 as of March 31, 1998. The valuation allowance increased by $12,000 during the year ended March 31, 1998.

6.  Other Income

      Included in other income for the year ended March 31, 1998 is a $36,205 gain resulting from a FCC license auction and settlement agreement.

7.  Subsequent Event

      On June 15, 1998, Alta exercised its option to acquire KNRO(FM) and KRRX(FM) (see Note 2). Alta was simultaneously sold to Regent with Redwood receiving as consideration approximately $2,635,000 in cash and assumed liabilities and 205,250 shares of Regent’s Series E convertible preferred stock. Regent operated such stations through June 15, 1998 under a LMA which was effective on October 10, 1997.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Continental

Radio Broadcasting, L.L.C.

We have audited the statement of operations, partner’s deficit and cash flows of Continental Radio Broadcasting, L.L.C. (the “Company”) for the year ended December 31, 1997. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

Cincinnati, Ohio
February 10, 1998

CONTINENTAL RADIO BROADCASTING, L.L.C.

Statement of Operations

	Three Months Ended
	March 31,		Year Ended
			December 31,
	1998	1997	1997

	(Unaudited)	(Unaudited)

Broadcast revenues	$253,054	$220,233	$1,095,761

Less agency commissions	(14,407)	(14,048)	(73,905)

Net revenues	238,647	206,185	1,021,856

Broadcasting operating expenses	103,311	81,139	438,482

Corporate general and administrative expenses	70,173	46,917	346,055

Depreciation and amortization	50,999	67,911	241,744

Operating income (loss)	14,164	10,218	(4,425)

Interest expense	(43,196)	(46,424)	(186,127)

Loss on disposal of fixed assets	—	—	(73,219)

Net loss	$(29,032)	$(36,206)	$(263,771)

The accompanying notes are an integral part of the financial statements.

CONTINENTAL RADIO BROADCASTING, L.L.C.

Statement of Partner’s Deficit

	Capital
	Contribution	Deficit	Total

Balances, December 31, 1996	$10,000	$(66,687)	$(56,687)

Net loss	—	(263,771)	(263,771)

Balances, December 31, 1997	$10,000	$(330,458)	$(320,458)

The accompanying notes are an integral part of the financial statements.

CONTINENTAL RADIO BROADCASTING, L.L.C.

Statement of Cash Flows

	Three Months Ended
	March 31,		Year Ended
			December 31,
	1998	1997	1997

	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(29,032)	$(36,206)	$(263,771)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	26,081	40,686	141,855

Amortization	24,918	27,225	99,889

Loss on disposal of fixed assets	—	—	73,219

Changes in operating assets and liabilities:

Accounts receivable	10,115	7,272	(51,477)

Other receivables, prepaid expenses and other assets	(14,860)	(14,398)	(9,302)

Accounts payable	16,688	(20,999)	23,400

Accrued expenses	4,663	729	55,663

Other	(1,199)	—	—

Net cash provided by operating activities	37,374	4,309	69,476

Cash flows from investing activities:

Capital expenditures	(2,747)	(28,405)	(37,480)

Proceeds from sale of equipment	—	—	24,500

Net cash used in financing activities	(2,747)	(28,405)	(12,980)

Cash flows from financing activities:

Borrowings of long term debt	—	10,500	30,000

Payments of long term debt	(35,000)	(35,000)	(170,000)

Book overdraft	—	—	8,950

Net cash used in financing activities	(35,000)	(24,500)	(131,050)

Net decrease in cash	(373)	(48,596)	(74,554)

Cash, beginning of period	373	74,927	74,927

Cash, end of period	$—	$26,331	$373

Cash paid for interest	$—	$—	$142,589

The accompanying notes are an integral part of the financial statements.

CONTINENTAL RADIO BROADCASTING, L.L.C.

Notes to Financial Statements

1.  Accounting Policies and Description of Business

  a. Organization:

      Continental Radio Broadcasting, L.L.C. (the “Company”), an Arizona corporation, owns and operates radio stations KFLG(FM) and KFLG(AM) located in Bullhead City, Arizona.

  b.  Broadcast Revenue:

      Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

  c.  Barter Transactions:

      Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. For the year ended December 31, 1997, barter revenue was approximately $118,708 and barter expense was approximately $114,545.

  d.  Concentrations of Credit Risk:

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The credit risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across several different geographic areas of the country.

  e.  Property and Equipment:

      Property and equipment are recorded at cost. Depreciation is provided using accelerated methods based upon the estimated useful lives of the respective assets, ranging from five to seven years. When assets are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is recognized.

  f.  Intangible Assets:

      Intangible assets are stated at cost and amortized on the straight line basis over fifteen years. The carrying value of intangible assets is reviewed by the Company when events or circumstances indicate that the recoverability of an asset may be impaired. If this review indicates that goodwill and licenses will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, the carrying value of the goodwill and licenses will be reduced accordingly.

  g.  Other Assets:

      Other assets consist primarily of a non-compete agreement, which is being amortized on the straight line method over five years.

  h.  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  i.  Income Taxes:

      Federal and state income taxes are not provided for in the accompanying financial statements, as the partners are taxed at federal and state levels individually on their share of earnings.

CONTINENTAL RADIO BROADCASTING, L.L.C.
Notes to Financial Statements (continued)

  j.  Reclassifications:

      Certain prior year amounts have been reclassified to conform to fiscal year 1997 presentation. These changes had no impact on previously reported results of operations or shareholders’ equity.

2.  Asset Sale Agreement

      On December 9, 1997, the Company entered into an agreement to sell substantially all of the assets of radio stations KFLG(FM) and KFLG(AM) to Regent Communications, Inc. for approximately $3,600,000 in cash, subject to adjustment. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals.

3.  Long-Term Debt

      Long-term debt at December 31, 1997 consisted of the following:

Variable rate term loan (10.5% at December 31, 1997), collateralized by substantially all assets of the Company	$1,260,000

Subordinated notes payable (12.0% at December 31, 1997)	380,000

Non-compete obligation	120,000

1,760,000

Less current maturities	(1,670,000)

Long-term debt	$90,000

      Borrowings under the variable rate term loan bear interest at the bank’s prime rate plus the Floating Rate Spread, as defined in the agreement (ranging from 1.5% to 5.0%), the loan matures on December 31, 2003 and has been personally guaranteed by a partner in the Company. The credit agreement requires mandatory repayment of up to 50.0% of Excess Cash Flow, as defined, within 120 days after the Company’s year end. The Company may prepay the note, in whole or in part, subject to a premium ranging from 1.0% to 3.0% prior to December 31, 2000. Subsequent prepayments may be made without premium or penalty. The Credit Agreement contains certain restrictive covenants which, among other things, requires the Company to meet certain financial tests. During 1997, the Company was not in compliance with certain covenants included in its Credit Agreement. As a result, the outstanding principal balance has been classified as a current liability at December 31, 1997.

      The subordinated promissory notes bear interest at 12.0% and mature on September 30, 2004. Interest is payable annually to the extent of Net Cash Available, as defined. The Company may prepay the notes at any time without premium or penalty. All principal and interest related to the notes becomes due and payable in the event of the sale of the assets of the Company. As discussed in Note 2, the Company entered into an Asset Sale Agreement on December 9, 1997, which is expected to close prior to May 1998. As a result, the outstanding principal and interest due under the subordinated notes has been classified as a current liability at December 31, 1997.

      In connection with the acquisition of radio stations KFLG(FM) and (AM) on December 1, 1996, the Company entered into a non-compete agreement with the former owner of the stations, which requires the Company to pay the former owner $30,000 per year for five years beginning on December 1, 1997.

CONTINENTAL RADIO BROADCASTING, L.L.C.
Notes to Financial Statements (continued)

4.  Leases

      The Company leases certain equipment and facilities used in their operations. Future minimum rentals is under all noncancelable operating leases as of December 31, 1997 are payable as follows:

1998	$36,820

1999	31,774

2000	24,200

2001	24,200

2002	24,200

$141,194

      Rental expense was approximately $34,000 for the year ended December 31, 1997.

5.  Related Party Transactions

      During 1997, the Company issued a $30,000 subordinated promissory note to a partner in the Company.

REPORT OF INDEPENDENT ACCOUNTANTS

To Ruby Broadcasting, Inc.

We have audited the accompanying Statement of Revenues and Direct Expenses of Radio Station KZXY(FM) (“KZXY”) for the years ended December 31, 1997 and 1996. This statement is the responsibility of KZXY’s management. Our responsibility is to express an opinion on the Statement of Revenues and Direct Expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenues and Direct Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenues and Direct Expenses. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement was prepared to present the Revenue and Direct Expenses of KZXY and is not intended to be a complete presentation of KZXY’s results of operations.

In our opinion, the accompanying Statement of Revenues and Direct Expenses present fairly, in all material respects, the revenues and direct expenses of Radio Station KZXY(FM) for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP

Cincinnati, Ohio
January 9, 1998

RADIO STATION KZXY(FM)

Statement of Revenues and Direct Expenses

	Three Months Ended
	March 31,		Year Ended December 31,

	1998	1997	1997	1996

	(Unaudited)	(Unaudited)

Broadcast revenue	$—	$276,321	$1,235,560	$1,278,968

Time brokerage fees	56,500	—	—	—

Less agency commissions	—	(9,379)	(43,974)	(63,662)

Net revenue	56,500	266,942	1,191,586	1,215,306

Broadcast operating expenses	5,078	115,406	500,486	475,917

Depreciation and amortization expense	7,621	6,617	26,467	26,467

General and administrative expenses	—	97,895	345,175	332,019

Total direct expenses	12,699	219,918	872,128	834,403

Excess of revenues over direct expenses	$43,801	$47,024	$319,458	$380,903

The accompanying notes are an integral part of this financial statement.

RADIO STATION KZXY(FM)

Notes to Statement of Revenues and Direct Expenses

1.  Basis of Presentation, Accounting Policies and Description of Business

  a.  Organization and Business:

      KZXY(FM), a radio station located in Apple Valley, California, is owned and operated by Ruby Broadcasting, Inc. (“Ruby”), a Delaware corporation. The Statement of Revenues and Direct Expenses includes certain costs shared with other stations under common ownership. These amounts primarily cover administrative and production support, facility costs, repairs and supplies. These costs have generally been allocated among the affiliated stations based on estimated time spent, space or volume of use. Management believes that these allocation methods are reasonable. As a result of the allocations, however, the financial statements presented may not be indicative of the results achieved had the Company operated as a nonaffiliated entity.

      In December 1997, Ruby entered into an agreement to sell the FCC license and related operating assets of this station and radio station KIXW(AM) to Regent Communications, Inc. (“Regent”) for $6,000,000 in cash, subject to adjustment. The closing is conditioned on, among other things, receipt of FCC and other regulatory approvals. Additionally, on January 1, 1998, Ruby entered into a time brokerage agreement with Regent Communications, Inc. related to radio stations KZXY(FM) and KIXW(AM).

  b.  Broadcast Revenue:

      Broadcast revenue for commercial broadcasting advertisements is recognized when the commercial is broadcast.

  c.  Barter Transactions:

      Barter Transactions (advertising provided in exchange for goods and services are reported at the estimated fair value of the product or services received. Revenue from barter transactions is recognized when advertisements are broadcast and merchandise or services received are charged to expense when received or used. For the years ended December 31, 1997 and 1996, barter revenue was approximately $109,000 and $116,000, respectively, and barter expense was approximately $115,000 and $100,000, respectively.

  d.  Depreciation:

      Depreciation is provided using accelerated methods based upon the estimated useful lives of the respective assets as follows:

Leasehold improvements	7 to 31 years

Furniture and fixtures	5 to 7 years

Broadcast equipment	5 to 15 years

  e.  Amortization:

      Intangible assets are amortized on the straight line method over two to 40 years. Amortization expense for the years ended December 31, 1997 and 1996 was approximately $10,000.

  f.  Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP

Statement of Income

	Six Months	Six Months	Year
	Ended	Ended	Ended
	May 31,	May 31,	November 30,
	1997	1996	1996

	(Unaudited)	(Unaudited)	(Unaudited)

Broadcast revenues, net of agency commissions	$1,160,579	$1,059,546	$2,256,075
Operating expenses

Selling, general and administrative expenses	450,148	398,075	919,038

Programming and technical expenses	263,868	251,212	478,787

Depreciation and amortization	102,449	111,061	231,527

Corporate expenses (note 8)	15,000	15,000	30,000

Total operating expenses	831,465	775,348	1,659,352

Operating income	329,114	284,198	596,723

Interest expense	(98,096)	(135,698)	(261,222)
Other income

Rental (note 6)	—	—	4,968

Miscellaneous	14,477	5,953	10,810

Net income	$245,495	$154,453	$351,279

The accompanying notes are an integral part of these unaudited financial statements.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP

Statement of Cash Flows

	Six Months	Six Months	Year
	Ended	Ended	Ended
	May 31,	May 31,	November 30,
	1997	1996	1996

	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net income	$245,495	$154,453	$351,279

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	102,449	111,061	231,527

Barter transactions	—	—	(595)

Changes in assets and liabilities:

Increase in accounts receivable	(22,382)	(58,501)	(6,849)

Decrease (increase) in prepaid expenses	9,886	(525)	(6,291)

Increase (decrease) in accounts payable	1,843	16,330	(15,831)

(Decrease) increase in accrued payroll and related taxes	(3,086)	3,308	19,984

Decrease in accrued interest	(14,280)	(26,936)	(19,891)

(Decrease) increase in other accrued expenses	(41,389)	(12,534)	15,895

Net cash provided by operations	278,536	186,656	569,228

Cash flows from investing activities:

Payments for purchases of investments	(380,583)	—	(455,308)

Proceeds from redemption of investments	235,362	—	110,000

Payments for purchases of property and equipment	(1,728)	(12,575)	(24,370)

Net cash used in investing activities	(146,949)	(12,575)	(369,678)

Cash flows from financing activities:

Principal payments on long-term liabilities	(164,649)	(99,174)	(243,039)

Payments for loan refinancing	—	(19,095)	(54,858)

Net cash used in financing activities	(164,649)	(118,269)	(297,897)

(Decrease) increase in cash and cash equivalents	(33,062)	55,812	(98,347)

Cash and cash equivalents, beginning	233,827	332,174	332,174

Cash and cash equivalents, ending	$200,765	$387,986	$233,827

Other transactions not affecting cash:

Revenues recognized from barter activities			$90,457

Expenses recognized from barter activities			$89,862

Assets acquired from barter activity			$—

Decrease in barter receivables			$(595)

Assets acquired under capital lease			$10,263

The accompanying notes are an integral part of these unaudited financial statements.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP

Statement of Partners’ Deficit

Year Ended
November 30,
1996

(Unaudited)

Balance, Beginning of Year	$(1,554,092)

Net Income	351,279

Balance, End of Year	$(1,202,813)

The accompanying notes are an integral part of these unaudited financial statements.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP

Notes to Unaudited Financial Statements

1.  Nature of Operations

      Treasure Radio Associates Limited Partnership (the “Partnership”) was organized as an Ohio limited partnership on January 5, 1987, with Treasure Radio, Inc. as its general partner. The Partnership operates both an AM radio station, WMAN, and an FM radio station, WYHT, in Mansfield, Ohio.

      WYHT(FM) and WMAN(AM) are currently operating under licenses from the Federal Communications Commission that must be renewed prior to October 1, 2003.

2.  Significant Accounting Policies

      The significant accounting policies of the Partnership are as follows:

      Cash and Cash Equivalents — Included in cash and cash equivalents in 1996 is a highly liquid money market fund with an original maturity of less than three months.

      Accounts Receivable and Bad Debts — Provisions for bad debts on accounts receivable are made in amounts required to maintain an adequate allowance to cover potential losses. Accounts determined to be uncollectible during the year are charged against this allowance or directly to bad debt expense in a manner to maintain an adequate allowance. Bad debt expense was $23,932 for the year ended November 30, 1996.

      Depreciation — Depreciation of property and equipment is computed on the straight-line method at rates based on the expected useful lives of the assets, as follows:

Office furniture and equipment	5 years

Technical equipment	10 years

Buildings and antenna systems	20 years

Music, records and tapes	5 years

Vehicles	3 years

      Amortization — Amortization of other assets is computed on the straight-line method at appropriate rates, based on the stated or expected lives of the related assets, as follows:

Radio station licenses, call letters and goodwill	20 years

Loan fees	7 years

      Barter Contracts — The Partnership provides commercial air time in exchange for goods and services. All transactions are recorded based on the fair market value of the goods and services received. Revenue is recognized when the advertising is broadcast and the value of the goods and services is recorded when they are received or used.

      Taxes on Income — The individual partners are required to report their share of the Partnership’s taxable income or loss on their respective tax returns. Therefore, no provision for taxes on income is made in the accompanying financial statements (See Note 7).

      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP
Notes to Unaudited Financial Statements (continued)

3.  Assets Acquired by Capital Lease

      The Partnership leases various assets that have been capitalized in accordance with Financial Accounting Standards Board Statement No. 13 (See Note 5). Following is a schedule of the assets acquired under capital leases.

1996

Buildings and antennas	$384,465

Office equipment	19,995

Technical equipment	19,096

423,556

Less: accumulated depreciation	(192,435)

$231,121

4.  Covenants not to Compete

      As part of the purchase agreements for the radio stations, the Partnership agreed to make specified future payments to the sellers in return for their covenants not to compete. These payments were discounted at the Partnership’s incremental borrowing rate to determine the values of the intangible assets and the related liabilities (See Note 5) that were recorded on the balance sheet.

      Both of the covenants were restructured during the year ended November 30, 1993. One of the covenants not to compete had an original term of five years, which expired May 8, 1992. The remaining unpaid obligation under this non-compete agreement has been amended to postpone the quarterly installments for a period of four years. The quarterly payments will resume on July 1, 1997 and continue through July, 2001 (See Note 5). The other covenant not to compete had a term of seven years, which expired June 16, 1994. As discussed in Note 5, modifications have been made to extend installment payments. The monthly payments for the period June 20, 1993 through May 20, 1997 were reduced to $1,667 and the final payment, due June 16, 1994, was replaced by 48 monthly installments of $3,092.

5.  Long-Term Liabilities

      Long-term debt consists of a note payable to Star Bank, capital leases, covenants and management fees (See Note 9). The note payable to Star Bank is the result of a refinancing of the Partnership’s previous loan agreement with Bank of America during the year ended November 30, 1996. Following is a description of the Star Bank note payable, in accordance with the terms of the agreement dated May 13, 1996.

      The Star Bank note payable, initially amounting to $2,350,000, is an eighty-four month term loan with payments commencing July 1, 1996 and ending June 1, 2003. Monthly principal payments are due in the amount of $25,000 from July 1, 1996 through June 1, 1999, $29,167 from July 1, 1999 through June 1, 2002 and $33,333 from July 1, 2002 through May 1, 2003. All remaining principal, along with any accrued interest, is due June 1, 2003.

      Interest is payable monthly on the outstanding loan balance at a rate of 9.05% per annum until May 2000. At that time, the Partnership will be able to select either the bank’s “Prime Based Rate” or “Cost of Funds Based Rate” on which the remaining interest payments will be based.

      The Star Bank loan agreement contains various loan covenants including assurance of the maintenance and continuance of the business, maintenance of various financial ratios, reporting requirements and limitations on loans, investments, partner distributions, capital expenditures, lease obligations and management

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP
Notes to Unaudited Financial Statements (continued)

fees. The loan is collateralized by essentially all assets of the Partnership and each limited partner’s interest in the Partnership and is guaranteed by the general partner of the Partnership (See Note 8).

      If prepaid, this loan is subject to a fee equal to the difference between the net present value of the prepaid amount, including interest, and the principal amount of the prepayment on the date of payment.

      Following is a schedule of long-term debt:

1996

Star Bank	$2,225,000

Richland, Inc. — payments due under covenant not to compete (See See Note 4); effective interest rate, 2.41%; per modified agreement, monthly payments of $1,667 beginning June 20, 1993 through May 20, 1997, and for the period June 20, 1997 through May 20, 2001, monthly payments of $3,092; subordinated to the Star Bank debt	150,936

Capital Lease Obligation — Madison Leasing — incurred in connection with the acquisition of equipment; effective interest rate at November 30, 1996 was 16.33%; payable in monthly payments of $251, including interest through February 2001; collateral, equipment	9,177

Greater Mansfield Broadcasting Company — payments under covenant not to compete (See Note 4); effective interest rate, 3.18%; per modified agreement, payments deferred until July 1, 1997 at which time quarterly payments of $6,250 will be due for a period of four years; secured by property and equipment; subordinated to the Star Bank debt	91,362

Capital Lease Obligation — payments due under a capital lease of transmitter sites; discounted at the Partnership’s incremental borrowing rate at date of acquisition, yielding an effective interest rate of 7.045%; payable in monthly payments of $2,500 through May 1997, monthly payments of $2,782 from June 7, 1997 through May 7, 2001 when a final payment of $265,000 is due	319,948

Capital Lease Obligations — Fuerst & Co. — incurred in connection with the acquisition of equipment; effective interest rate at November 30, 1996 was 14.18%; payable in monthly payments of $141, including interest through June of 1997; collateral, equipment	942

Interstate Management Consultants, Inc. (See Note 8) — payments due under a promissory note; interest rate, 10%; interest is due annually on February 1st beginning in 1989; subordinated to the Star Bank debt	50,000

Capital Lease Obligation — Reserve Management, Inc. — incurred in connection with the acquisition of equipment; effective interest rate at November 30, 1996 was 14.9%; payable in monthly payments of $189, including interest through March 1998; collateral, equipment	2,720

Interest Management Consultants, Inc. (See Note 8) — payments due for unpaid management fees, reclassified to non-current since debt is subordinated to the Star Bank debt; non-interest bearing; unsecured	310,200

Total long-term liabilities	3,160,285

Less: current portion	(343,822)

Long-term liabilities, net of current portion	$2,816,463

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP
Notes to Unaudited Financial Statements (continued)

      The following is a schedule of the maturities of long-term liabilities, including capital lease obligations, as of November 30, 1996:

		Future
	Principal	Minimum
	Payments	Lease	Management
Years Ending November 30,	on Notes	Payments	Fees	Total

1997	$327,000	$37,910	$—	$364,910

1998	356,870	37,154	—	394,024

1999	379,268	36,401	—	415,669

2000	410,044	36,401	—	446,445

2001	389,959	280,018	—	669,977

Thereafter	654,157	—	310,200	964,357

Totals	$2,517,298	427,884	$310,200	3,255,382

Less: amounts representing interest and maintenance fees		(95,097)		(95,097)

Present value of net lease payments		$332,787

Total long-term liabilities				$3,160,285

6.  Commitments and Contingencies

      As part of the original purchase on May 8, 1987, the Partnership also acquired the leases of two houses. As of November 30, 1996, both of these houses are being subleased under month-to-month leases. The net rental income for 1996 under these leases amounted to $4,967. There are no future minimum rents due under these arrangements.

7.  Taxable Income

      The individual partners are required to report their share of the Partnership’s taxable income on their respective tax returns. Following is a reconciliation of the Partnership’s net income for financial reporting purposes to its taxable income for 1996:

1996

Net income for financial reporting	$351,279

Permanent differences:

Non-deductible amortization	30,838

Other	3,777

34,615

Timing differences:

Depreciation differences	84,910

Real estate taxes accrued but not paid	200

Accrued vacation pay	1,704

Accrued interest	5,000

Accrued commissions	1,184

Capital lease differences	(895)

92,103

Taxable income	$477,997

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP
Notes to Unaudited Financial Statements (continued)

8.  Related Party Transactions

      Treasure Radio, Inc. is the sole general partner of the Partnership and has a 60.5% interest in the Partnership. Treasure Radio, Inc. is a wholly-owned subsidiary of Interstate Management Consultants, Inc. (“Interstate”).

      Interstate provides management services to the Partnership. In return, the Partnership has agreed to pay a management fee to Interstate equal to 15.0% of the Partnership’s net income before the management fee, depreciation, amortization, interest expense and income taxes. The parties, in order to comply with stipulations of the bank agreements, agreed to a reduced management fee of $30,000 for 1996, which was paid in 1996.

      Interstate also paid organization and start-up costs amounting to $57,835 on behalf of the Partnership. During 1987, the Partnership repaid $42,165 leaving a balance due to Interstate of $15,670.

      The sole shareholder of Interstate is an attorney who is associated with a law firm that provides legal services to the Partnership. Amounts incurred for services provided by attorneys of this law firm, other than the sole shareholder (for whose services no charge was made), for 1996 totaled $17,688. Of the $17,688 incurred in 1996, $13,182 was capitalized and is being amortized in connection with the refinancing of the Partnership’s loan agreement (See Note 5).

      The sole shareholder of Interstate is also the owner of another company with which the Partnership has a capital lease agreement. This lease agreement has a term of five years, and expires in 1997 (See Note 5).

      During the year ended November 30, 1988, Interstate loaned the Partnership an additional $50,000 (See Note 5).

9.  Disclosures about Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments.

      Cash, Accounts Receivable, Investments and Prepaid Expenses  — The carrying amount approximates fair value because of the short maturity of those instruments.

      Advance Payable, Accounts Payable and Other Accrued Expenses  — The carrying amount approximates fair value because of the short maturity of those instruments.

      Loan Payable, Bank — The carrying amount approximates fair value because the interest rate charged approximates current market rates.

      Note Payable Interstate management Consultants, Inc.  — The carrying amount approximates fair value because the interest rate being charged approximates the Partnership’s incremental borrowing rate.

      Covenants Not to Compete — The carrying amounts of the Richland, Inc. and Greater Mansfield Broadcasting Company covenants not to compete do not approximate fair value because the interest rates implicit in these agreements are 2.41% and 3.18%, respectively (See Note 5). In order to estimate the fair value of these covenants, the expected future cash flows have been discounted at the Partnership’s incremental borrowing rate.

TREASURE RADIO ASSOCIATES LIMITED PARTNERSHIP
Notes to Unaudited Financial Statements (continued)

      The fair values of the covenants not to compete, which do not approximate carrying value, are as follows at November 30, 1996:

	November 30,
	1996

	Carrying	Fair
	Amount	Value

Payments due under covenants not to compete	$150,936	$129,080

Richland, Inc.	91,362	81,722

Greater Mansfield Broadcasting Company	$242,298	$210,802

      It is not practicable to estimate the fair value of a liability representing unpaid management fees in the amount of $310,200. This liability, as discussed in Note 5, is non-interest bearing and unsecured. The liability is also subordinate to any future senior debt. Because of this subordination, it is impracticable to estimate a future repayment schedule and therefore a term over which future cash flows can be discounted.

10.  Sale of Business

      On January 23, 1997, the Partnership entered into an Asset Purchase Agreement (“Agreement”) to sell substantially all of the assets of the radio stations, excluding cash and accounts receivable. The sales price is $7,350,000, subject to customary contingencies and post closing adjustments. An escrow deposit of $400,000 was made by the buyer upon execution of the Agreement. Closing of the sale is contingent upon Federal Communications Commission approval. The balance of the purchase price is due at closing, except for a $200,000 eighteen month holdback.

      Concurrent with the closing, non-compete agreements will be executed by Treasure Radio, Inc. (general partner) and the sole shareholder of Interstate Management Consultants, Inc. (the owner of Treasure Radio, Inc.).

Until                     , all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[REGENT LOGO]

Prudential Securities

Morgan Stanley Dean Witter
Schroder & Co. Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      Estimated expenses, other than underwriting discounts, in connection with the registration and distribution of the shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$36,278

National Association of Securities Dealers, Inc. Filing Fee	36,500

Nasdaq National Market Entry Fee	14,550

Printing and Engraving Expenses	275,000	*

Auditors’ Fees and Expenses	720,000	*

Legal Fees and Expenses	250,000	*

Transfer Agent and Registrar Fees	7,000	*

Blue Sky Fees and Expenses	15,000	*

Miscellaneous	261,922	*

Total	$1,616,250

*	Estimated.

Item 14.  Indemnification of Directors and Officers.

      As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Certificate of Incorporation of the Registrant requires that the liability of a director of the Registrant must be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of this provision of the Certificate of Incorporation of the Registrant by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

      In accordance with Section 145 of the DGCL, the Certificate of Incorporation and the Amended and Restated By-laws (“By-laws”) of the Registrant provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is threatened to be made a party, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is a legal representative, is or was a director, officer, employee or agent of the Registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The indemnification and advancement of expenses pursuant to the Certificate of Incorporation and By-laws are not exclusive of any other rights which the person seeking indemnification may have under any statute, provision of such Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. Pursuant to the terms of the Certificate of Incorporation and the By-laws, the Registrant is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Registrant.

      The Certificate of Incorporation and the By-laws further provide that the Registrant shall pay the expenses of directors and executive officers of the Registrant, and may pay the expenses of all other officers, employees or agents of the Registrant, incurred in defending any proceeding, in advance of its final disposition, upon receipt of an undertaking by the director, officer, employee or agent to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the provisions of the Certificate of Incorporation, the By-laws or otherwise.

      Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

      The Certificate of Incorporation and the By-laws provide that the Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, shall be reduced by any amount such person may collect as indemnification from such other entity.

      If the indemnification provisions of the Certificate of Incorporation or By-laws are repealed or modified, such repeal or modification will not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Item 15.  Recent Sales of Unregistered Securities.

      On November 5, 1996, the Company issued 327 shares of its common stock to Terry S. Jacobs, the Company’s Chairman and Chief Executive Officer and a member of the Company’s Board of Directors, for a cash purchase price of $327.00 ($1.00 per share). These shares were subsequently the subject of a 1,000-for-one stock split.

      On November 5, 1996, the Company issued 265 shares of its common stock to William L. Stakelin, the Company’s President and Chief Operating Officer, for a cash purchase price of $265.00 ($1.00 per share). These shares were subsequently the subject of a 1,000-for-one stock split.

      On May 20, 1997, the Company issued 240,000 shares of its Series A convertible preferred stock to Terry S. Jacobs for a cash purchase price of $1,200,000 ($5.00 per share) and 300,000 shares of its Series A convertible preferred stock to River Cities Capital Fund Limited Partnership for a cash purchase price of $1,500,000 ($5.00 per share).

      On December 1, 1997, the Company issued an additional 60,000 shares of its Series A convertible preferred stock to Terry S. Jacobs for a cash purchase price of $300,000 ($5.00 per share).

      On December 8, 1997, the Company issued 1,000,000 shares of its Series B convertible preferred stock to General Electric Capital Corporation for a cash purchase price of $5,000,000 ($5.00 per share).

      On December 8, 1997, the Company issued 220,000 shares of its Series D convertible preferred stock to BMO Financial, Inc. for a cash purchase price of $1,100,000 ($5.00 per share).

      On June 15, 1998, the Company issued securities in the following transactions:

(a) The Company issued to Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates V (Overseas), L.P., General Electric Capital Corporation, River Cities Capital Fund Limited Partnership and William H. Ingram a total of 2,050,000 shares of its Series F convertible preferred stock at $5.00 per share for an aggregate purchase price of $10,250,000, and in conjunction therewith, issued to such purchasers warrants to purchase a total of 860,000 shares of the Company’s common stock at an exercise price of $5.00 per share.

(b) The Company issued to General Electric Capital Corporation a warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $5.00 per share.

(c) BMO Financial, Inc. paid $3,900,000 cash for 780,000 shares of the Company’s Series D convertible preferred stock.

(d) William L. Stakelin purchased 20,000 shares of the Company’s Series A convertible preferred stock for a cash purchase price of $100,000 ($5.00 per share).

(e) As part of the Company’s acquisition of all of the outstanding stock of Alta California Broadcasting, Inc. (“Alta”) by virtue of a merger of Alta into a wholly-owned subsidiary of the Company, the Company issued 205,250 shares of its Series E convertible preferred stock (stated value $5.00 per share) as follows: 194,750 shares were issued to the seller, Redwood Broadcasting, Inc., and 10,500 shares were issued to Miller Capital Corp., as partial payment of commissions payable to it.

(f) As part of the Company’s acquisition of all of the outstanding stock of Topaz Broadcasting, Inc. (“Topaz”) by virtue of a merger of Topaz into a wholly-owned subsidiary of the Company, the Company issued 242,592 shares of the Company’s Series E convertible preferred stock to the seller, Thomas Gammon.

(g) The Company granted, under its 1998 Management Stock Option Plan, to each of Terry S. Jacobs (a member of the Company’s Board of Directors, as well as its Chairman, Chief Executive Officer and Treasurer) and William L. Stakelin (a member of the Company’s Board of Directors, as well as its President, Chief Operating Officer and Secretary) options to purchase 608,244 shares of the Company’s common stock at an exercise price of $5.00 per share.

(h) The Company issued to River Cities Capital Fund Limited Partnership (“River Cities”) a warrant to purchase 80,000 shares of the company’s common stock at an exercise price of $5.00 per share. The warrant was issued as an inducement to River Cities, as an existing holder of the Company’s Series A convertible preferred stock, to approve the acquisition by the Company of all of the outstanding stock of Faircom Inc. through a merger with the Company’s wholly-owned subsidiary, including the issuance by the Company of shares of its Series C convertible preferred stock in exchange therefor.

      On August 11, 1998, the Company granted to several key employees a total of 75,000 stock options under the Company’s 1998 Management Stock Option Plan.

      On November 6, 1998, the Company issued 25,000 stock options to Anthony Vasconcellos under the Company’s 1998 Management Stock Option Plan.

      On November 30, 1998, the Company issued a total of 400,000 shares of its Series F convertible preferred stock at $5.00 per share for an aggregate purchase price of $2,000,000 to the existing holders of its Series F convertible preferred stock.

      On January 11, 1999, the Company issued 372,406 shares of its Series G convertible preferred stock at $5.00 per share for an aggregate cash purchase price of $1,862,030 to certain executive officers of the Company (Terry S. Jacobs, William L. Stakelin and Joel M. Fairman) and Blue Chip Capital Fund II Limited Partnership, an existing holder of the Company’s Series C convertible preferred stock.

      On February 23, 1999, the Company issued 633,652 shares of its Series F convertible preferred stock at $5.00 per share for an aggregate cash purchase price of $3,168,260 to its existing Series F holders.

      On May 6, 1999, the Company issued 1,016,348 shares of Series F convertible preferred stock to existing Series F holders at $5.00 per share for an aggregate purchase price of $5,081,740.

      On April 29, 1999, the Company granted to certain of its key employees an aggregate of 287,678 stock options under the Company’s 1998 Management Stock Option Plan.

      On June 21 and 23, 1999, the Company issued a total of 636,363 shares of Series H convertible preferred stock at $5.50 per share for an aggregate purchase price of $3,499,996.50 to certain existing preferred stockholders.

      On August 31, 1999, the Company issued a total of 1,545,454 shares of its Series H convertible preferred stock at $5.50 per share for an aggregate purchase price of $8,499,997 to certain existing preferred stockholders and two new investors.

      On December 14, 1999, the Company issued a total of 3,545,453 shares of its Series K convertible preferred stock at $5.50 per share for an aggregate purchase price of $19,499,991 to certain existing preferred stockholders and four new investors.

      The foregoing securities were issued by the Company in privately negotiated transactions based upon exemptions from registration under the Securities Act of 1933, as amended (the “1933 Act”), claimed pursuant to Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

      (a)  Exhibits.  The following exhibits are filed with this registration statement or, where indicated, incorporated herein by reference:

†1	Form of Underwriting Agreement
2(a)*	Asset Purchase Agreement dated as of September 13, 1999 by and among New Wave Broadcasting, L.P., Regent Broadcasting of El Paso, Inc. and Regent Licensee of El Paso, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(b) to the Registrant’s Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by this reference)
2(b)*	Asset Purchase Agreement dated July 29, 1999 by and among Forever of NY, Inc., Forever of NY, LLC, Forever Broadcasting, LLC, Regent Broadcasting of Utica/Rome, Inc., Regent Licensee of Utica/Rome, Inc., Regent Broadcasting of Watertown, Inc., Regent Licensee of Watertown, Inc. and Regent Communications, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(b) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
2(c)*	Asset Purchase Agreement dated March 30, 1999, between The Guyann Corporation, Regent Licensee of Flagstaff, Inc. and Regent Broadcasting of Flagstaff, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(c) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
3(a)*	Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended by a Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series G Preferred Stock of Regent Communications, Inc., filed January 21, 1999 (previously filed as Exhibit 3(a) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
3(b)*	Amended and Restated By-Laws of Regent Communications, Inc. (previously filed as Exhibit 3(b) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
3(c)*	Certificate of Decrease of Shares Designated as Series G Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on June 21, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(c) to the Registrant’s Form 10-Q Fourth Quarter Ended June 30, 1999 and incorporated herein by this reference)

3(d)*	Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series H Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on June 21, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(d) to the Registrant’s Form 10-Q for the Quarter Ended June 30, 1999 and incorporated herein by this reference)
3(e)*	Certificate of Decrease of Shares Designated as Series G Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on August 23, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(e) to the Registrant’s Form 10-Q for the Quarter Ended on September 30, 1999 and incorporated herein by this reference)
3(f)*	Certificate of Increase of Shares Designated as Series H Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on August 23, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(f) to the Registrant’s Form 10-Q for the Quarter Ended on September 30, 1999 and incorporated herein by this reference)
†3(g)	Certificate of Designation, Number, Powers Preferences and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series K Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on December 13, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended
†3(h)	Amendments to By-Laws of Regent Communications, Inc. adopted December 13, 1999
4(a)*	Second Amended and Restated Stockholders’ Agreement dated as of June 15, 1998 among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., William H. Ingram, WGP Corporate Development Associates V, L.L.C., WGP Corporate Development Associates (Overseas) V, L.P., River Cities Capital Fund Limited Partnership, BMO Financial, Inc., General Electric Capital Corporation, Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, and Blue Chip Capital Fund II Limited Partnership (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(c) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(b)*	Stock Purchase Agreement dated June 15, 1998 among Regent Communications, Inc., Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.C.C., WPG Corporate Development Associates (Overseas) V, L.P., General Electric Capital Corporation, River Cites Capital Fund Limited Partnership and William H. Ingram (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(d) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(c)*	Registration Rights Agreement dated June 15, 1998 among Regent Communications, Inc., PNC Bank, N.A., Trustee, Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.C.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cites Capital Fund Limited Partnership, Terry S. Jacobs, William L. Stakelin, William H. Ingram, Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund L.P. and Thomas Gammon (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(e) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(d)*	Warrant for the Purchase of 650,000 Shares of Common Stock issued by Regent Communications, Inc. to Waller-Sutton Media Partners, L.P. dated June 15, 1998 (See Note 1 below) (previously filed as Exhibit 4(f) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)

4(e)*	Warrant for the Purchase of 50,000 Shares of Common Stock issued by Regent Communications, Inc. to General Electric Capital Corporation dated June 15, 1998 (previously filed as Exhibit 4(g) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(f)*	Agreement to Issue Warrant dated as of June 15, 1998 between Regent Communications, Inc. and General Electric Capital Corporation (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(h) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(g)*	Warrant for the Purchase of 80,000 Shares of Common Stock issued by Regent Communications, Inc. to River Cities Capital Fund Limited Partnership dated June 15, 1998 (previously filed as Exhibit 4(k) to the Form 10-Q for the Quarter Ended June 30, 1998, as amended, and incorporated herein by this reference)
4(h)*	Stock Purchase Agreement dated as of May 20, 1997 between Terry S. Jacobs and Regent Communications, Inc. (previously filed as Exhibit 4(b) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(i)*	Stock Purchase Agreement dated as of May 20, 1997 between River Cities Capital Fund Limited Partnership and Regent Communications, Inc. (previously filed as Exhibit 4(c) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(j)*	Stock Purchase Agreement dated as of November 26, 1997 and Terry S. Jacobs and Regent Communications, Inc. (previously filed as Exhibit 4(d) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(k)*	Stock Purchase Agreement dated as of December 1, 1997 between William L. Stakelin and Regent Communications, Inc. (previously filed as Exhibit 4(e) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(l)*	Stock Purchase Agreement dated as of December 8, 1997 between Regent Communications, Inc. and General Electric Capital Corporation (previously filed as Exhibit 4(f) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(m)*	Stock Purchase Agreement dated as of December 8, 1997 between Regent Communications, Inc. and BMO Financial, Inc. (previously filed as Exhibit 4(g) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(n)*	Credit Agreement dated as of November 14, 1997 among Regent Communications, Inc., the lenders listed therein, as Lenders, General Electric Capital Corporation, as Documentation Agent and Bank of Montreal, Chicago Branch, as Agent (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(j) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(o)*	Revolving Note issued by Regent Communications, Inc. to Bank of Montreal, Chicago Branch dated November 14, 1997 in the principal amount of $20,000,000 (See Note 2 below) (previously filed as Exhibit 4(k) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(p)*	Agreement to Issue Warrant dated as of March 25, 1998 between Regent Communications, Inc. and River Cities Capital Fund Limited Partnership (previously filed as Exhibit 4(1) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)

4(q)*	First Amendment to Credit Agreement dated as of February 16, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch as Agent (previously filed as Exhibit 4(w) to the Registrant’s Form 8-K/ A (date of report June 15, 1998) filed September 3, 1998 and incorporated herein by reference)
4(r)*	Second Amendment and Limited Waiver to Credit Agreement dated as of June 10, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(x) to the Registrant’s Form 8-K/ A (date of report June 15, 1998) filed September 3, 1998 and incorporated herein by reference)
4(s)*	Third Amendment to Credit Agreement dated as of August 14, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(y) to the Registrant’s Form 10-Q for the Quarter Ended September 30, 1998, as amended, and incorporated herein by this reference)
4(t)*	Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of January 11, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., William H. Ingram, WGP Corporate Development Associates V, L.L.C., WGP Corporate Development Associates (Overseas) V, L.P., River Cities Capital Fund Limited Partnership, BMO Financial, Inc., General Electric Capital Corporation, Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, and Blue Chip Capital Fund II Limited Partnership (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(t) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(u)*	Stock Purchase Agreement dated January 11, 1999 between Regent Communications, Inc. and Blue Chip Capital II Limited Partnership relating to the purchase of 315,887 shares of Regent Communications, Inc. Series G Convertible Preferred Stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(u) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(v)*	Stock Purchase Agreement dated January 11, 1999 between Regent Communications, Inc. and Terry S. Jacobs relating to the purchase of 50,000 shares of Regent Communications, Inc. Series G Convertible Preferred Stock (See Note 3 below) (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(v) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(w)*	Fourth Amendment, Limited Consent and Limited Waiver to Credit Agreement, First Amendment to Subsidiary Guaranty and First Amendment to Pledge and Security Agreement, dated as of October 16, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent. (previously filed as Exhibit 4(w) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(x)*	Fifth Amendment to Credit Agreement, dated as of November 23, 1998, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent. (previously filed as Exhibit 4(x) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(y)*	Sixth Amendment and Limited Consent to Credit Agreement, dated as of February 24, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(y) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)

4(z)*	Second Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of June 21, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, Blue Chip Capital Fund II Limited Partnership and PNC Bank, N.A., Trustee (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(z) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(aa)*	Stock Purchase Agreement dated June 21, 1999 between Regent Communications, Inc. and Waller-Sutton Media Partners, L.P. relating to the purchase of 90,909 shares of Regent Communications, Inc. Series H convertible preferred stock (See Note 4 below) (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(aa) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(bb)*	Stock Purchase Agreement dated June 21, 1999, among Regent Communications, Inc., WPG Corporate Development Associates V, L.L.C. and WPG Corporate Development Associates V (Overseas), L.P. relating to the purchase of 1,180,909 and 182,727 shares, respectively, of Regent Communications, Inc. Series H convertible preferred stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(bb) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(cc)*	Seventh Amendment to Credit Agreement, dated as of June 30, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(cc) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(dd)*	Eighth Amendment, Limited Consent and Limited Waiver to Credit Agreement, dated as of November 11, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(dd) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
4(ee)*	Stock Purchase Agreement dated as of August 31, 1999 among Regent Communications, Inc., The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. relating to the purchase of 109,091 and 72,727 shares, respectively, of Regent Communications, Inc. Series H convertible preferred stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(ee) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
4(ff)*	Third Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of August 31, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., Joel M. Fairman, Miami Valley Venture Fund L.P., Blue Chip Capital Fund II Limited Partnership, PNC Bank, N.A., as trustee, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cities Capital Fund Limited Partnership, William H. Ingram, The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(ff) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)

4(gg)*	First Amendment to Registration Rights Agreement dated as of August 31, 1999 among Regent Communications, Inc., PNC Bank, N.A., as trustee, Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cities Capital Fund Limited Partnership, Terry S. Jacobs, William L. Stakelin, William H. Ingram, Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund L.P. and Thomas P. Gammon (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(gg) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
†4(hh)	Second Amendment to Registration Rights Agreement dated as of December 13, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Blue Chip Capital Fund II Limited Partnership, Blue Chip Capital Fund III Limited Partnership, Miami Valley Venture Fund, L.P., PNC Bank, N.A., as trustee, PNC Bank, N.A., Custodian, Waller-Sutton Media Partners, L.P., River Cities Capital Fund Limited Partnership, Mesirow Capital Partners VII, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates V (Overseas) L.P., General Electric Capital Corporation, William H. Ingram, The Roman Arch Fund L.P., The Roman Arch Fund II L.P. and The Prudential Insurance Company of America
†4(ii)	Third Amended and Restated Stockholders’ Agreement dated as of December 13, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Blue Chip Capital Fund II Limited Partnership, Blue Chip Capital Fund III Limited Partnership, Miami Valley Venture Fund, L.P., PNC Bank, N.A., as trustee, PNC Bank, N.A., Custodian, Waller-Sutton Media Partners, L.P., River Cities Capital Fund Limited Partnership, Mesirow Capital Partners VII, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates V (Overseas) L.P., General Electric Capital Corporation, William H. Ingram, Joel M. Fairman, The Roman Arch Fund L.P., The Roman Arch Fund II L.P. and the Prudential Insurance Company of America
†4(jj)	Stock Purchase Agreement dated as of November 24, 1999, between Regent Communications, Inc. and Blue Chip Capital Fund III Limited Partnership (see Note 5 below)
†5(a)	Opinion of Strauss & Troy regarding legality of securities being offered
10(a)*	Agreement of Merger dated as of December 17, 1997 among Regent Communications, Inc., Regent Broadcasting of Victorville, Inc. and Topaz Broadcasting, Inc. (previously filed as Exhibit 10(a) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(b)*	Asset Purchase Agreement dated December 17, 1997 between Regent Broadcasting of Victorville, Inc. and Ruby Broadcasting, Inc. (previously filed as Exhibit 10(b) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(c)*	Asset Purchase Agreement dated December 9, 1997 between Regent Broadcasting of Kingman, Inc. and Continental Radio Broadcasting, L.L.C. (previously filed as Exhibit 10(c) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(d)*	Agreement of Merger among Alta California Broadcasting, Inc., Regent Acquisition Corp. and Regent Communications, Inc. dated October 10, 1997 (previously filed as Exhibit 10(d) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(e)*	Asset Purchase Agreement dated September 10, 1997 between Regent Broadcasting of Dayton, Inc. and Great Trails Broadcasting Corporation (previously filed as Exhibit 10(e) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(f)*	Regent Communications, Inc. Faircom Conversion Stock Option Plan (previously filed as Exhibit 10(f) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)

10(g)*	Regent Communications, Inc. 1998 Management Stock Option Plan (previously filed as Exhibit 10(g) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(h)*	Employment Agreement between Regent Communications, Inc. and Terry S. Jacobs (previously filed as Exhibit 10(h) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(i)*	Employment Agreement between Regent Communications, Inc. and William L. Stakelin (previously filed as Exhibit 10(i) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(j)*	Employment Agreement between Regent Communications, Inc. and Joel M. Fairman (previously filed as Exhibit 10(j) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(k)*	Stock Purchase Agreement dated as of June 16, 1997 among Regent Communications, Inc. and the shareholders of The Park Lane Group, as amended (previously filed as Exhibit 10(k) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(l)*	$1,500,000 Promissory Note made by Regent Communications, Inc. in favor of Citicasters Co. dated December 3, 1997 (previously filed as Exhibit 10(l) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(m)*	Security Agreement between Regent Communications, Inc. and Citicasters Co. dated December 3, 1997 (previously filed as Exhibit 10(m) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(n)*	$1,500,000 Limited Recourse Promissory Note made by Southwind Broadcasting, Inc. in favor of Regent Communications, Inc. dated December 3, 1997 (previously filed as Exhibit 10(n) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(o)*	Assignment dated as of December 3, 1997 among Wicks Broadcast Group Limited Partnership, WBG License Co., L.L.C. and Regent Communications, Inc. (previously filed as Exhibit 10(o) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(p)*	Time Brokerage Agreement dated as of October 10, 1997 among Redwood Broadcasting, Inc., Alta California Broadcasting, Inc., Power Surge, Inc., Northern California Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(p) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(q)*	Time Brokerage Agreement dated as of June 16, 1997 between Regent Communications, Inc. and The Park Lane Group, as amended (assigned by the Registrant to its subsidiaries by a certain Assignment and Assumption of Time Brokerage Agreement dated as of August 18, 1997) (previously filed as Exhibit 10(q) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(r)*	Time Brokerage Agreement dated as of December 17, 1997 between Topaz Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(r) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(s)*	Time Brokerage Agreement dated as of December 17, 1997 between Ruby Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(s) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(t)*	Time Brokerage Agreement dated effective as of December 3, 1997 between Southwind Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(t) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)

10(u)*	Deposit Escrow Agreement dated as of December 17, 1997 among Regent Broadcasting of Victorville, Inc., Ruby Broadcasting, Inc., Topaz Broadcasting, Inc., Regent Communications, Inc., Thomas P. Gammon and Security Title & Guaranty, Inc., as escrow agent (previously filed as Exhibit 10(u) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(v)*	Deposit Escrow Agreement dated as of December 9, 1997 among Regent Broadcasting of Kingman, Inc., Continental Radio Broadcasting, L.L.C. and Star Media, as escrow agent (previously filed as Exhibit 10(v) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(w)*	Deposit Escrow Agreement dated as of October 10, 1997 among Regent Communications, Inc., Redwood Broadcasting, Inc. and Security Title & Guaranty Agency, Inc., as escrow agent (previously filed as Exhibit 10(w) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(x)*	Deposit Escrow Agreement dated as of June 16, 1997 among Regent Communications, Inc., Star Media and the stockholders of The Park Lane Group (previously filed as Exhibit 10(x) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(y)*	Deposit Escrow Agreement dated as of September 10, 1997 among Regent Broadcasting of Dayton, Inc., Great Trails Broadcasting Corporation and Bank One Trust Company, NA (previously filed as Exhibit 10(y) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(z)*	Lease Agreement dated January 17, 1994 between CPX — Rivercenter Development Corporation and Regent Communications, Inc. (previously filed as Exhibit 10(z) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(aa)*	Lease dated September 13, 1983 between KCBQ, Inc. as Lessor and The Audio House, Inc. as Lessee, as subsequently assigned and amended (previously filed as Exhibit 10(aa) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(bb)*	Amended and Restated Promissory Note issued by Regent Licensee of San Diego, Inc. and Regent Broadcasting of San Diego, Inc. to Citicasters Co. in the principal amount of $6,000,000 (previously filed as Exhibit 10(bb) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(cc)*	Non-Recourse Guaranty Agreement dated as of June 6, 1997 between Regent Communications, Inc. and Citicasters Co. (previously filed as Exhibit 10(cc) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(dd)*	Amended and Restated Security Agreement dated as of September 10, 1997 among Regent Broadcasting of San Diego, Inc., Regent Licensee of San Diego, Inc. and Citicasters Co. (previously filed as Exhibit 10(dd) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(ee)*	Stock Pledge Agreement dated as of June 6, 1997 between Regent Communications, Inc. and Citicasters Co. (previously filed as Exhibit 10(ee) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(ff)*	Subsidiary Guaranty dated as of November 14, 1997 by each of the subsidiaries of Regent Communications, Inc. in favor of Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(ff) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(gg)*	Pledge and Security Agreement dated as of November 14, 1997 among Regent Communications, Inc. and each of its subsidiaries and Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(gg) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)

10(hh)*	Collateral Account Agreement dated as of November 14, 1997 between Regent Communications, Inc. and Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(hh) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
†21	Subsidiaries of Registrant
†23.0	Consent of PricewaterhouseCoopers LLP
†23.1	Consent of PricewaterhouseCoopers LLP
†23.2	Consent of BDO Seidman LLP
†23.3	Consent of Stockman Kast Ryan & Company, LLP
23.4	Consent of Strauss & Troy (included in opinion of counsel filed as Exhibit 5)
27**	Financial Data Schedule

*	Incorporated by reference.

**	Previously Filed.

†	Filed herewith.

NOTES:

      1.  Six substantially identical warrants for the purchase of shares of Registrant’s common stock were issued as follows:

Waller-Sutton Media Partners, L.P.	650,000

WPG Corporate Development Associates V, L.L.C.	112,580

WPG Corporate Development Associates (Overseas) V, L.P.	17,420

General Electric Capital Corporation	50,000

River Cities Capital Fund Limited Partnership	20,000

William H. Ingram	10,000

      2.  Two substantially identical notes were issued to Bank of Montreal, Chicago Branch, in the principal amounts of $15,000,000 and $20,000,000.

      3.  Two substantially identical stock purchase agreements were entered into for the purchase of Series G convertible preferred stock as follows:

Joel M. Fairman	3,319 shares

William L. Stakelin	3,200 shares

      4.  Two substantially identical stock purchase agreements were entered into for the purchase of Series H convertible preferred stock as follows:

Blue Chip Capital Fund II Limited Partnership	363,636 shares

PNC Bank, N.A., as trustee	181,818 shares

      5.  Four substantially identical stock purchase agreements were entered into for the purchase of Series K convertible preferred stock as follows:

WPG Corporate Development Associates V, L.L.C. and WPG

Corporate Development Associates V (Overseas), L.P.	181,818 shares

PNC Bank, N.A., Custodian	181,818 shares

Mesirow Capital Partners VII	1,818,181 shares

The Prudential Insurance Company of America	1,000,000 shares

      (b)  Financial Statement Schedules

REPORT OF INDEPENDENT ACCOUNTANTS ON

FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of

Regent Communications, Inc.

Our audit of the consolidated financial statements referred to in our report dated March 30, 1999 appearing on page F-3 of this Registration Statement also included the audit of the financial statement schedule listed in Part II Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 30, 1999

Schedule II — Valuation and Qualifying Accounts

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		the End
	of Period	Expenses	Accounts*	Deductions**	of Period

Allowance for doubtful accounts:
Years ended December 31,

1998	$32,000	174,051	173,960	112,011	$268,000

1997	$20,000	46,308		34,308	$32,000

1996	$20,000	42,449		42,449	$20,000

*	Recorded in conjunction with acquisitions consummated on June 15, 1998.

**	Represents accounts written off to the reserve.

Item 17.  Undertakings.

      1.  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      2.  The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

REGENT COMMUNICATIONS, INC.

Date:	December 29, 1999	By:	/s/ TERRY S. JACOBS

Terry S. Jacobs Chairman of the Board, Chief Executive Officer and Treasurer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry S. Jacobs, William L. Stakelin and Anthony A. Vasconcellos, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power an authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERRY S. JACOBS Terry S. Jacobs	Chairman of the Board, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)	December 29, 1999

/s/ WILLIAM L. STAKELIN William L. Stakelin	President, Chief Operating Officer, Secretary and Director	December 29, 1999

/s/ ANTHONY A. VASCONCELLOS Anthony A. Vasconcellos	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	December 29, 1999

/s/ JOEL M. FAIRMAN Joel M. Fairman	Vice-Chairman of the Board and Director	December 29, 1999
R. Glen Mayfield	Director
/s/ JOHN H. WYANT John H. Wyant	Director	December 29, 1999
/s/ WILLIAM H. INGRAM William H. Ingram	Director	December 29, 1999

Signature	Title	Date

/s/ RICHARD H. PATTERSON Richard H. Patterson	Director	December 29, 1999
Kenneth J. Hanau	Director
/s/ WILLIAM P. SUTTER, JR. William P. Sutter, Jr.	Director	December 29, 1999

EXHIBIT INDEX

Exhibit
No.	Description

†1	Form of Underwriting Agreement
2(a)*	Asset Purchase Agreement dated as of September 13, 1999 by and among New Wave Broadcasting, L.P., Regent Broadcasting of El Paso, Inc. and Regent Licensee of El Paso, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(b) to the Registrant’s Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by this reference)
2(b)*	Asset Purchase Agreement dated July 29, 1999 by and among Forever of NY, Inc., Forever of NY, LLC, Forever Broadcasting, LLC, Regent Broadcasting of Utica/Rome, Inc., Regent Licensee of Utica/Rome, Inc., Regent Broadcasting of Watertown, Inc., Regent Licensee of Watertown, Inc. and Regent Communications, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(b) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
2(c)*	Asset Purchase Agreement dated March 30, 1999, between The Guyann Corporation, Regent Licensee of Flagstaff, Inc. and Regent Broadcasting of Flagstaff, Inc. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 2(c) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
3(a)*	Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended by a Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series G Preferred Stock of Regent Communications, Inc., filed January 21, 1999 (previously filed as Exhibit 3(a) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
3(b)*	Amended and Restated By-Laws of Regent Communications, Inc. (previously filed as Exhibit 3(b) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
3(c)*	Certificate of Decrease of Shares Designated as Series G Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on June 21, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(c) to the Registrant’s Form 10-Q Fourth Quarter Ended June 30, 1999 and incorporated herein by this reference)
3(d)*	Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series H Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on June 21, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(d) to the Registrant’s Form 10-Q for the Quarter Ended June 30, 1999 and incorporated herein by this reference)
3(e)*	Certificate of Decrease of Shares Designated as Series G Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on August 23, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(e) to the Registrant’s Form 10-Q for the Quarter Ended on September 30, 1999 and incorporated herein by this reference)
3(f)*	Certificate of Increase of Shares Designated as Series H Convertible Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on August 23, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended (previously filed as Exhibit 3(f) to the Registrant’s Form 10-Q for the Quarter Ended on September 30, 1999 and incorporated herein by this reference)

Exhibit
No.	Description

†3(g)	Certificate of Designation, Number, Powers Preferences and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series K Preferred Stock of Regent Communications, Inc., filed with the Delaware Secretary of State on December 13, 1999 amending the Amended and Restated Certificate of Incorporation of Regent Communications, Inc., as amended
†3(h)	Amendments to By-Laws of Regent Communications, Inc. adopted December 13, 1999
4(a)*	Second Amended and Restated Stockholders’ Agreement dated as of June 15, 1998 among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., William H. Ingram, WGP Corporate Development Associates V, L.L.C., WGP Corporate Development Associates (Overseas) V, L.P., River Cities Capital Fund Limited Partnership, BMO Financial, Inc., General Electric Capital Corporation, Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, and Blue Chip Capital Fund II Limited Partnership (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(c) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(b)*	Stock Purchase Agreement dated June 15, 1998 among Regent Communications, Inc., Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.C.C., WPG Corporate Development Associates (Overseas) V, L.P., General Electric Capital Corporation, River Cites Capital Fund Limited Partnership and William H. Ingram (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(d) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(c)*	Registration Rights Agreement dated June 15, 1998 among Regent Communications, Inc., PNC Bank, N.A., Trustee, Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.C.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cites Capital Fund Limited Partnership, Terry S. Jacobs, William L. Stakelin, William H. Ingram, Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund L.P. and Thomas Gammon (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(e) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(d)*	Warrant for the Purchase of 650,000 Shares of Common Stock issued by Regent Communications, Inc. to Waller-Sutton Media Partners, L.P. dated June 15, 1998 (See Note 1 below) (previously filed as Exhibit 4(f) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(e)*	Warrant for the Purchase of 50,000 Shares of Common Stock issued by Regent Communications, Inc. to General Electric Capital Corporation dated June 15, 1998 (previously filed as Exhibit 4(g) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(f)*	Agreement to Issue Warrant dated as of June 15, 1998 between Regent Communications, Inc. and General Electric Capital Corporation (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(h) to the Registrant’s Form 8-K filed June 30, 1998 and incorporated herein by this reference)
4(g)*	Warrant for the Purchase of 80,000 Shares of Common Stock issued by Regent Communications, Inc. to River Cities Capital Fund Limited Partnership dated June 15, 1998 (previously filed as Exhibit 4(k) to the Form 10-Q for the Quarter Ended June 30, 1998, as amended, and incorporated herein by this reference)
4(h)*	Stock Purchase Agreement dated as of May 20, 1997 between Terry S. Jacobs and Regent Communications, Inc. (previously filed as Exhibit 4(b) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(i)*	Stock Purchase Agreement dated as of May 20, 1997 between River Cities Capital Fund Limited Partnership and Regent Communications, Inc. (previously filed as Exhibit 4(c) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)

Exhibit
No.	Description

4(j)*	Stock Purchase Agreement dated as of November 26, 1997 and Terry S. Jacobs and Regent Communications, Inc. (previously filed as Exhibit 4(d) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(k)*	Stock Purchase Agreement dated as of December 1, 1997 between William L. Stakelin and Regent Communications, Inc. (previously filed as Exhibit 4(e) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(l)*	Stock Purchase Agreement dated as of December 8, 1997 between Regent Communications, Inc. and General Electric Capital Corporation (previously filed as Exhibit 4(f) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(m)*	Stock Purchase Agreement dated as of December 8, 1997 between Regent Communications, Inc. and BMO Financial, Inc. (previously filed as Exhibit 4(g) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(n)*	Credit Agreement dated as of November 14, 1997 among Regent Communications, Inc., the lenders listed therein, as Lenders, General Electric Capital Corporation, as Documentation Agent and Bank of Montreal, Chicago Branch, as Agent (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(j) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(o)*	Revolving Note issued by Regent Communications, Inc. to Bank of Montreal, Chicago Branch dated November 14, 1997 in the principal amount of $20,000,000 (See Note 2 below) (previously filed as Exhibit 4(k) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(p)*	Agreement to Issue Warrant dated as of March 25, 1998 between Regent Communications, Inc. and River Cities Capital Fund Limited Partnership (previously filed as Exhibit 4(1) to the Registrant’s Form S-4 Registration Statement No. 333-46435 effective May 7, 1998 and incorporated herein by this reference)
4(q)*	First Amendment to Credit Agreement dated as of February 16, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch as Agent (previously filed as Exhibit 4(w) to the Registrant’s Form 8-K/ A (date of report June 15, 1998) filed September 3, 1998 and incorporated herein by reference)
4(r)*	Second Amendment and Limited Waiver to Credit Agreement dated as of June 10, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(x) to the Registrant’s Form 8-K/ A (date of report June 15, 1998) filed September 3, 1998 and incorporated herein by reference)
4(s)*	Third Amendment to Credit Agreement dated as of August 14, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(y) to the Registrant’s Form 10-Q for the Quarter Ended September 30, 1998, as amended, and incorporated herein by this reference)

Exhibit
No.	Description

4(t)*	Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of January 11, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., William H. Ingram, WGP Corporate Development Associates V, L.L.C., WGP Corporate Development Associates (Overseas) V, L.P., River Cities Capital Fund Limited Partnership, BMO Financial, Inc., General Electric Capital Corporation, Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, and Blue Chip Capital Fund II Limited Partnership (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(t) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(u)*	Stock Purchase Agreement dated January 11, 1999 between Regent Communications, Inc. and Blue Chip Capital II Limited Partnership relating to the purchase of 315,887 shares of Regent Communications, Inc. Series G Convertible Preferred Stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(u) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(v)*	Stock Purchase Agreement dated January 11, 1999 between Regent Communications, Inc. and Terry S. Jacobs relating to the purchase of 50,000 shares of Regent Communications, Inc. Series G Convertible Preferred Stock (See Note 3 below) (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(v) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(w)*	Fourth Amendment, Limited Consent and Limited Waiver to Credit Agreement, First Amendment to Subsidiary Guaranty and First Amendment to Pledge and Security Agreement, dated as of October 16, 1998 among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent. (previously filed as Exhibit 4(w) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(x)*	Fifth Amendment to Credit Agreement, dated as of November 23, 1998, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent. (previously filed as Exhibit 4(x) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(y)*	Sixth Amendment and Limited Consent to Credit Agreement, dated as of February 24, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(y) to the Registrant’s Form 10-K for the year ended December 31, 1998 and incorporated herein by this reference)
4(z)*	Second Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of June 21, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., Joel M. Fairman, Miami Valley Venture Fund II Limited Partnership, Blue Chip Capital Fund II Limited Partnership and PNC Bank, N.A., Trustee (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(z) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(aa)*	Stock Purchase Agreement dated June 21, 1999 between Regent Communications, Inc. and Waller-Sutton Media Partners, L.P. relating to the purchase of 90,909 shares of Regent Communications, Inc. Series H convertible preferred stock (See Note 4 below) (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(aa) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)

Exhibit
No.	Description

4(bb)*	Stock Purchase Agreement dated June 21, 1999, among Regent Communications, Inc., WPG Corporate Development Associates V, L.L.C. and WPG Corporate Development Associates V (Overseas), L.P. relating to the purchase of 1,180,909 and 182,727 shares, respectively, of Regent Communications, Inc. Series H convertible preferred stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(bb) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(cc)*	Seventh Amendment to Credit Agreement, dated as of June 30, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(cc) to the Registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by this reference)
4(dd)*	Eighth Amendment, Limited Consent and Limited Waiver to Credit Agreement, dated as of November 11, 1999, among Regent Communications, Inc., the financial institutions listed therein, as lenders, General Electric Capital Corporation, as Documentation Agent, and Bank of Montreal, Chicago Branch, as Agent (previously filed as Exhibit 4(dd) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
4(ee)*	Stock Purchase Agreement dated as of August 31, 1999 among Regent Communications, Inc., The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. relating to the purchase of 109,091 and 72,727 shares, respectively, of Regent Communications, Inc. Series H convertible preferred stock (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(ee) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
4(ff)*	Third Amendment to Second Amended and Restated Stockholders’ Agreement, dated as of August 31, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Waller-Sutton Media Partners, L.P., Joel M. Fairman, Miami Valley Venture Fund L.P., Blue Chip Capital Fund II Limited Partnership, PNC Bank, N.A., as trustee, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cities Capital Fund Limited Partnership, William H. Ingram, The Roman Arch Fund L.P. and The Roman Arch Fund II L.P. (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(ff) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
4(gg)*	First Amendment to Registration Rights Agreement dated as of August 31, 1999 among Regent Communications, Inc., PNC Bank, N.A., as trustee, Waller-Sutton Media Partners, L.P., WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates (Overseas) V, L.P., BMO Financial, Inc., General Electric Capital Corporation, River Cities Capital Fund Limited Partnership, Terry S. Jacobs, William L. Stakelin, William H. Ingram, Blue Chip Capital Fund II Limited Partnership, Miami Valley Venture Fund L.P. and Thomas P. Gammon (excluding exhibits not deemed material or filed separately in executed form) (previously filed as Exhibit 4(gg) to the Registrant’s Form 10-Q for the quarter ended on September 30, 1999 and incorporated herein by this reference)
†4(hh)	Second Amendment to Registration Rights Agreement dated as of December 13, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Blue Chip Capital Fund II Limited Partnership, Blue Chip Capital Fund III Limited Partnership, Miami Valley Venture Fund, L.P., PNC Bank, N.A., as trustee, PNC Bank, N.A., Custodian, Waller-Sutton Media Partners, L.P., River Cities Capital Fund Limited Partnership, Mesirow Capital Partners VII, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates V (Overseas) L.P., General Electric Capital Corporation, William H. Ingram, The Roman Arch Fund L.P., The Roman Arch Fund II L.P. and The Prudential Insurance Company of America

Exhibit
No.	Description

†4(ii)	Third Amended and Restated Stockholders’ Agreement dated as of December 13, 1999, among Regent Communications, Inc., Terry S. Jacobs, William L. Stakelin, Blue Chip Capital Fund II Limited Partnership, Blue Chip Capital Fund III Limited Partnership, Miami Valley Venture Fund, L.P., PNC Bank, N.A., as trustee, PNC Bank, N.A., Custodian, Waller-Sutton Media Partners, L.P., River Cities Capital Fund Limited Partnership, Mesirow Capital Partners VII, WPG Corporate Development Associates V, L.L.C., WPG Corporate Development Associates V (Overseas) L.P., General Electric Capital Corporation, William H. Ingram, Joel M. Fairman, The Roman Arch Fund L.P., The Roman Arch Fund II L.P. and the Prudential Insurance Company of America
†4(jj)	Stock Purchase Agreement dated as of November 24, 1999, between Regent Communications, Inc. and Blue Chip Capital Fund III Limited Partnership (see Note 5 below)
†5(a)	Opinion of Strauss & Troy regarding legality of securities being offered
10(a)*	Agreement of Merger dated as of December 17, 1997 among Regent Communications, Inc., Regent Broadcasting of Victorville, Inc. and Topaz Broadcasting, Inc. (previously filed as Exhibit 10(a) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(b)*	Asset Purchase Agreement dated December 17, 1997 between Regent Broadcasting of Victorville, Inc. and Ruby Broadcasting, Inc. (previously filed as Exhibit 10(b) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(c)*	Asset Purchase Agreement dated December 9, 1997 between Regent Broadcasting of Kingman, Inc. and Continental Radio Broadcasting, L.L.C. (previously filed as Exhibit 10(c) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(d)*	Agreement of Merger among Alta California Broadcasting, Inc., Regent Acquisition Corp. and Regent Communications, Inc. dated October 10, 1997 (previously filed as Exhibit 10(d) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(e)*	Asset Purchase Agreement dated September 10, 1997 between Regent Broadcasting of Dayton, Inc. and Great Trails Broadcasting Corporation (previously filed as Exhibit 10(e) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(f)*	Regent Communications, Inc. Faircom Conversion Stock Option Plan (previously filed as Exhibit 10(f) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(g)*	Regent Communications, Inc. 1998 Management Stock Option Plan (previously filed as Exhibit 10(g) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(h)*	Employment Agreement between Regent Communications, Inc. and Terry S. Jacobs (previously filed as Exhibit 10(h) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(i)*	Employment Agreement between Regent Communications, Inc. and William L. Stakelin (previously filed as Exhibit 10(i) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(j)*	Employment Agreement between Regent Communications, Inc. and Joel M. Fairman (previously filed as Exhibit 10(j) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(k)*	Stock Purchase Agreement dated as of June 16, 1997 among Regent Communications, Inc. and the shareholders of The Park Lane Group, as amended (previously filed as Exhibit 10(k) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(l)*	$1,500,000 Promissory Note made by Regent Communications, Inc. in favor of Citicasters Co. dated December 3, 1997 (previously filed as Exhibit 10(l) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)

Exhibit
No.	Description

10(m)*	Security Agreement between Regent Communications, Inc. and Citicasters Co. dated December 3, 1997 (previously filed as Exhibit 10(m) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(n)*	$1,500,000 Limited Recourse Promissory Note made by Southwind Broadcasting, Inc. in favor of Regent Communications, Inc. dated December 3, 1997 (previously filed as Exhibit 10(n) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(o)*	Assignment dated as of December 3, 1997 among Wicks Broadcast Group Limited Partnership, WBG License Co., L.L.C. and Regent Communications, Inc. (previously filed as Exhibit 10(o) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(p)*	Time Brokerage Agreement dated as of October 10, 1997 among Redwood Broadcasting, Inc., Alta California Broadcasting, Inc., Power Surge, Inc., Northern California Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(p) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(q)*	Time Brokerage Agreement dated as of June 16, 1997 between Regent Communications, Inc. and The Park Lane Group, as amended (assigned by the Registrant to its subsidiaries by a certain Assignment and Assumption of Time Brokerage Agreement dated as of August 18, 1997) (previously filed as Exhibit 10(q) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(r)*	Time Brokerage Agreement dated as of December 17, 1997 between Topaz Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(r) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(s)*	Time Brokerage Agreement dated as of December 17, 1997 between Ruby Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(s) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(t)*	Time Brokerage Agreement dated effective as of December 3, 1997 between Southwind Broadcasting, Inc. and Regent Communications, Inc. (previously filed as Exhibit 10(t) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(u)*	Deposit Escrow Agreement dated as of December 17, 1997 among Regent Broadcasting of Victorville, Inc., Ruby Broadcasting, Inc., Topaz Broadcasting, Inc., Regent Communications, Inc., Thomas P. Gammon and Security Title & Guaranty, Inc., as escrow agent (previously filed as Exhibit 10(u) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(v)*	Deposit Escrow Agreement dated as of December 9, 1997 among Regent Broadcasting of Kingman, Inc., Continental Radio Broadcasting, L.L.C. and Star Media, as escrow agent (previously filed as Exhibit 10(v) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(w)*	Deposit Escrow Agreement dated as of October 10, 1997 among Regent Communications, Inc., Redwood Broadcasting, Inc. and Security Title & Guaranty Agency, Inc., as escrow agent (previously filed as Exhibit 10(w) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(x)*	Deposit Escrow Agreement dated as of June 16, 1997 among Regent Communications, Inc., Star Media and the stockholders of The Park Lane Group (previously filed as Exhibit 10(x) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(y)*	Deposit Escrow Agreement dated as of September 10, 1997 among Regent Broadcasting of Dayton, Inc., Great Trails Broadcasting Corporation and Bank One Trust Company, NA (previously filed as Exhibit 10(y) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(z)*	Lease Agreement dated January 17, 1994 between CPX — Rivercenter Development Corporation and Regent Communications, Inc. (previously filed as Exhibit 10(z) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)

Exhibit
No.	Description

10(aa)*	Lease dated September 13, 1983 between KCBQ, Inc. as Lessor and The Audio House, Inc. as Lessee, as subsequently assigned and amended (previously filed as Exhibit 10(aa) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(bb)*	Amended and Restated Promissory Note issued by Regent Licensee of San Diego, Inc. and Regent Broadcasting of San Diego, Inc. to Citicasters Co. in the principal amount of $6,000,000 (previously filed as Exhibit 10(bb) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(cc)*	Non-Recourse Guaranty Agreement dated as of June 6, 1997 between Regent Communications, Inc. and Citicasters Co. (previously filed as Exhibit 10(cc) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(dd)*	Amended and Restated Security Agreement dated as of September 10, 1997 among Regent Broadcasting of San Diego, Inc., Regent Licensee of San Diego, Inc. and Citicasters Co. (previously filed as Exhibit 10(dd) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(ee)*	Stock Pledge Agreement dated as of June 6, 1997 between Regent Communications, Inc. and Citicasters Co. (previously filed as Exhibit 10(ee) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(ff)*	Subsidiary Guaranty dated as of November 14, 1997 by each of the subsidiaries of Regent Communications, Inc. in favor of Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(ff) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(gg)*	Pledge and Security Agreement dated as of November 14, 1997 among Regent Communications, Inc. and each of its subsidiaries and Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(gg) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
10(hh)*	Collateral Account Agreement dated as of November 14, 1997 between Regent Communications, Inc. and Bank of Montreal, Chicago Branch (previously filed as Exhibit 10(hh) to the Registrant’s S-4 filed on February 17, 1998 and incorporated herein by this reference)
†21	Subsidiaries of Registrant
†23.0	Consent of PricewaterhouseCoopers LLP
†23.1	Consent of PricewaterhouseCoopers LLP
†23.2	Consent of BDO Seidman LLP
†23.3	Consent of Stockman Kast Ryan & Company, LLP
23.4	Consent of Strauss & Troy (included in opinion of counsel filed as Exhibit 5)
27**	Financial Data Schedule

*	Incorporated by reference.

**	Previously Filed.

†	Filed herewith.